   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 30, 1998

                                                      REGISTRATION NO. 333-60759
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                AMENDMENT NO. 5

                                       TO
                                    FORM S-4
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                                AQUA-CHEM, INC.
             (Exact name of Registrant as specified in its charter)

           DELAWARE                          3443                         39-1900496
(State or other jurisdiction of  (Primary Standard Industrial   (I.R.S. Employer Identification
incorporation or organization)          Classification                      Number)
                                         Code Number)

                            7800 NORTH 113TH STREET
                                  P.O. BOX 421
                          MILWAUKEE, WISCONSIN, 53201
                                 (414) 359-0600
  (Address, including zip code, and telephone number, including area code, of
                   Registrants' principal executive offices)

                               JEFFREY A. MILLER
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                AQUA-CHEM, INC.
                            7800 NORTH 113TH STREET
                                  P.O. BOX 421
                          MILWAUKEE, WISCONSIN, 53201
                                 (414) 359-0600
  (Address, including zip code, and telephone number, including area code, of agent for service of process)

                Please address a copy of all communications to:

                           ANDREW J. GUZIKOWSKI, ESQ.
                          WHYTE HIRSCHBOECK DUDEK S.C.
                           111 EAST WISCONSIN AVENUE
                                   SUITE 2100
                           MILWAUKEE, WISCONSIN 53202
                                 (414) 273-2100

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.


If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

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

                                   PROSPECTUS

[AQUA-CHEM LOGO]
                                AQUA-CHEM, INC.

  OFFER TO EXCHANGE 11 1/4% SENIOR SUBORDINATED NOTES DUE 2008 FOR ANY AND ALL EXISTING NOTES (AS DEFINED) AS DESCRIBED HEREIN. WITHDRAWAL RIGHTS WITH RESPECT
 TO THE EXCHANGE OFFER (AS DEFINED) ARE EXPECTED TO EXPIRE AT THE EXPIRATION OF
                              THE EXCHANGE OFFER.

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FEBRUARY 5,
                             1999, UNLESS EXTENDED.


     Aqua-Chem, Inc., a Delaware corporation (the "Company"), hereby offers (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this prospectus (the "Prospectus") and the accompanying letter of transmittal (the "Letter of Transmittal"), to exchange up to $125,000,000 aggregate principal amount of its 11 1/4% Senior Subordinated Notes Due 2008 (the "Exchange Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement (as defined) of which this Prospectus is a part, for a like principal amount of its outstanding 11 1/4% Senior Subordinated Notes Due 2008 (the "Existing Notes" and, together with the Exchange Notes, the "Notes"). The Existing Notes were originally issued in a transaction that was exempt from registration under the Securities Act (the "Private Offering") and since such issuance have been resold to (i) qualified institutional buyers ("QIBs") in reliance on, and subject to the restrictions imposed pursuant to, Rule 144A under the Securities Act ("Rule 144A") and (ii) non-U.S. persons outside the United States of America in accordance with Regulation S under the Securities Act ("Regulation S"). The terms of the Exchange Notes are identical in all material respects to the terms of the Existing Notes that are to be exchanged therefor, except that the Exchange Notes have been registered under the Securities Act and will not bear legends restricting the transferability thereof, certain registration rights relating to the Existing Notes will terminate upon completion of the Exchange Offer, and, if the Exchange Offer is not consummated by December 21, 1998, additional interest will accrue at the rate of 0.50% per annum until but not including the date the Exchange Offer is consummated. See "Description of the Notes" and "The Exchange Offer." For federal income tax purposes, an exchange made pursuant to the Exchange Offer should not constitute a taxable exchange. See "The Exchange Offer -- Certain Effects of the Exchange Offer."

     Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission" or "SEC"), as set forth in no-action letters issued to third parties, the Company believes the Exchange Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holders' business, such holders are not engaged in and do not intend to engage in, a distribution of such Exchange Notes and such holders have no arrangement or understanding with any person to participate in the distribution of such Exchange Notes. However, the Commission has not considered the Exchange Offer in the context of a no-action letter and therefore there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances.

     The Existing Notes are, and the Exchange Notes will be, general unsecured senior subordinated obligations of the Company and subordinate in right of payment to all existing and future Senior Indebtedness (as defined) of the Company. The Existing Notes rank, and the Exchange Notes will rank, pari passu in right of payment to all existing and future Senior Subordinated Indebtedness (as defined) of the Company and senior to any future subordinated indebtedness of the Company. As of September 30, 1998, the Company (i) had no outstanding Senior Subordinated Indebtedness, (ii) had no outstanding Senior Indebtedness, and (iii) could have incurred up to $77.3 million of Senior Indebtedness, including $45.0 million of borrowing availability under the Company's credit facility entered into with Comerica Bank as of June 23, 1998 (the "New Credit Facility"). Borrowing under the New Credit Facility, when borrowed, will be Senior Indebtedness, and will be secured by substantially all of the assets of the Company. See "Summary -- Summary of Terms of the Exchange Notes -- Certain Covenants."

     SEE "RISK FACTORS" ON PAGE 16 FOR A DESCRIPTION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH THE EXCHANGE OFFER AND AN INVESTMENT IN THE EXCHANGE NOTES OFFERED HEREBY.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


               The date of this Prospectus is December 31, 1998.

     Each holder of Existing Notes that desires to participate in the Exchange Offer, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of Exchange Notes and has no arrangement or understanding to participate in a distribution of Exchange Notes. Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Existing Notes where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date (as defined herein), it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "The Exchange Offer" and "Plan of Distribution."

     EXCEPT AS DESCRIBED IN THE PRECEDING PARAGRAPH, THIS PROSPECTUS MAY NOT BE USED FOR AN OFFER TO RESELL, A RESALE OR ANY OTHER RETRANSFER OF EXCHANGE NOTES.


     The Exchange Offer is not conditioned upon any minimum number of Existing Notes being tendered. The Exchange Offer will expire at 5:00 p.m., New York City time, on February 5, 1999, unless extended (the "Expiration Date"). Subject to the terms and conditions of the Exchange Offer, including the reservation of certain rights by the Company and the right of holders of Existing Notes to withdraw tenders prior to the acceptance thereof, Existing Notes validly tendered prior to the Expiration Date will be accepted on or promptly after the Expiration Date. Exchange Notes to be issued in exchange for properly tendered Existing Notes will be mailed by the Exchange Agent (as defined) promptly after the acceptance thereof. In the event the Company terminates the Exchange Offer and does not accept for exchange any Existing Notes, the Company will promptly return the Existing Notes to the holders thereof. See "The Exchange Offer."


     The Notes will mature on July 1, 2008. Interest on the Notes will be payable semiannually on January 1 and July 1 of each year, commencing January 1, 1999. The Existing Notes are not, and the Exchange Notes will not be, redeemable at the option of the Company, prior to July 1, 2003, except that, until July 1, 2001, the Company may redeem, at its option, up to an aggregate of 20% of the original principal amount of the Notes with the net cash proceeds of one or more Public Equity Offerings (as defined) at a redemption price equal to 111.25% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption; provided, however, that at least $100.0 million principal amount of the Notes originally issued remains outstanding immediately after any such redemption. On or after July 1, 2003, the Notes may be redeemed at the option of the Company, in whole or in part, at the redemption prices set forth herein, plus accrued and unpaid interest, if any, to the date of redemption. Upon a Change of Control (as defined), each holder of Notes will have the right to require the Company to purchase all or a portion of such holder's Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. See "Description of the Notes -- Optional Redemption" and "-- Change of Control."

     There has not previously been any public market for the Existing Notes or the Exchange Notes. The Company does not intend to list the Exchange Notes on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active market for the Exchange Notes will develop. See "Risk Factors -- Absence of a Public Market for the Notes; Volatility; Restrictions on Resale." Moreover, to the extent that Existing Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for untendered and tendered but unaccepted Existing Notes could be adversely affected.

     The Company will not receive any proceeds from the Exchange Offer, but will bear certain offering expenses pursuant to the Registration Rights Agreement, dated June 18, 1998 (the "Registration Agreement"), among the Company and the Initial Purchasers (as defined) of the Existing Notes. The Exchange Offer is intended to satisfy certain of the Company' obligations under the Registration Agreement, including the obligation to register the Existing Notes under the Securities Act. See "The Exchange Offer -- Registration Agreement." Upon the completion of the Exchange Offer, certain special rights under the Registration Agreement will terminate with respect to Existing Notes, and holders of Exchange Notes will not be entitled to such rights. See "The Exchange Offer -- Termination of Certain Rights." No dealer manager is being utilized in connection with the Exchange Offer.
                            ------------------------

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This Prospectus includes "forward-looking statements. Forward-looking statements include statements regarding the intent, belief of current expectations of the Company, primarily with respect to the future operating performance of the Company or related industry developments. When used in this Prospectus, terms such as "anticipate," "believe," "estimate," "expect," "indicate," "may be," "objective," "plan," "predict," and "will be" are intended to identify such statements. All statements other than statements of historical facts included in this Prospectus, including, without limitation, such statements under "Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations of Aqua-Chem," "Business of the Company," "Management's Discussion and Analysis of Financial Condition and Results of Operations of NDC," and located elsewhere herein, regarding the financial position and capital expenditures of the Company are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from such expectations ("Cautionary Statements") are disclosed in this Prospectus, including, without limitation, in conjunction with the forward-looking statements included in this Prospectus and/or under "Risk Factors." All subsequent written or oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by the Cautionary Statements.
                            ------------------------

     The industry size and growth, market share and competitive position data contained in this Prospectus are based on internal, industry and other sources that are believed to be reliable. Such data are inherently imprecise, but the Company believes that such data are generally indicative of industry size and growth and the Company's relative market share and competitive position.

                                    SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and the historical and pro forma financial statements contained elsewhere in this Prospectus. Unless the context requires otherwise, as used in this Prospectus: (i) "Aqua-Chem" refers to Aqua-Chem, Inc., a Delaware corporation, and its predecessors and subsidiaries on a historical basis prior to the Acquisition; (ii) "NDC" refers to National Dynamics Corporation, a Nebraska corporation, and its predecessors on a historical basis prior to the Acquisition; (iii) "Acquisition" refers to the acquisition of substantially all of the assets of NDC by Aqua-Chem which was consummated on June 23, 1998; (iv) "Company" refers to the combined businesses of Aqua-Chem and NDC following the Acquisition; (v) "Management Buy-Out" refers to the July 31, 1997 acquisition of Aqua-Chem by certain members of its management and Whitney Equity Partners, L.P.; and (vi) "twelve months ended December 31, 1997" refers to Aqua-Chem's seven-month period ended July 31, 1997 and its five-month period ended December 31, 1997 on a combined basis (see "Management's Discussion and Analysis of Financial Condition and Results of Operations of Aqua-Chem").

                                  THE COMPANY

     The Company is the world's leading manufacturer of commercial and industrial boilers, burners, related equipment and aftermarket parts. The Company believes that in the U.S. market for each of its three principal boiler product lines it enjoys the #1 or #2 market position. In addition, management believes that the Company has the largest installed base of boilers in the world (estimated at over 80,000 boilers), which facilitates the Company's sale of higher margin aftermarket parts. Management attributes the Company's leading market positions to its extensive global distribution network, well-recognized Cleaver-Brooks and Nebraska Boiler brand names, and its reputation for providing high-quality, energy-efficient, low-emission boilers with a demonstrated record of safety and durability.

     The Company is also a world leader in the design and production of water purification and treatment products and systems sold under the Aqua-Chem brand name for selected commercial, government, military, and industrial applications. On a pro forma basis for the twelve months ended December 31, 1997, the Company generated net sales and Adjusted EBITDA (as defined) of $249.3 million and $23.7 million, respectively, of which approximately 82% and 89%, respectively, were attributable to the Company's boiler business and related product lines. For the same period pro forma net income from continuing operations was $1.8 million.

                             COMPETITIVE STRENGTHS

     The Company believes it has a strong competitive position attributable to a number of factors, including the following:

     Leading Market Positions and Recognized Brands. The Company believes it has the #1 or #2 market position in North America in each of its three principal boiler product lines and the largest installed base of commercial and industrial boilers in the industry. The Company believes that its Cleaver-Brooks and Nebraska Boiler products (manufactured by the Company's Cleaver-Brooks Division ("Cleaver-Brooks") and National Dynamics Division ("National Dynamics"), respectively) enjoy industry-leading brand recognition, as well as estimated combined market shares of approximately 25% to 70%.

     Extensive Global Boiler Distribution Network. Management believes that the Company has the most extensive global distribution network for commercial and industrial boilers, with 50 sales representatives in North America and 43 independent international sales representatives representing Cleaver-Brooks product lines, and an additional 46 independent sales representatives in North America who represent Nebraska Boiler product lines. The Company enjoys longstanding relationships with its sales representatives, many of whom have sold the Company's products for more than 25 years, and the majority of whom do not sell competing products. The Company has agreements with its Cleaver-Brooks sales representatives to sell Cleaver-Brooks products to the exclusion of competitive products.

     Large Installed Product Base. The Company has an installed base estimated at over 80,000 boilers. The Company believes that this large installed product base provides a significant competitive advantage in obtaining orders to refurbish, repair or replace boilers, principally because customers tend to purchase equipment and parts from the original supplier. The installed product base also provides the Company with a recurring source of demand for aftermarket boiler parts, which generally carry higher margins than new boilers. Aftermarket parts accounted for approximately 20% of Cleaver-Brooks' net sales for the twelve months ended December 31, 1997, as compared with approximately 3% of NDC's net sales for fiscal 1997. Management intends to implement initiatives to increase the sale of aftermarket parts to existing Nebraska Boiler customers.

     Diverse Customer Base. The Company sells its products to over 2,000 customers annually in a wide variety of industries with no significant customer concentration. The Company believes that its broad, diverse customer base mitigates its exposure to economic dislocations in any particular industry or geographic region.

     Commitment to Quality and Service. The Company believes that its strong customer relationships result from its demonstrated commitment to provide high-quality, energy-efficient, low-emission products with a demonstrated record of safety and durability. The Company employs a staff of highly-trained engineers and constantly strives to improve product quality. Although its customers vary from year to year, the Company believes that a substantial portion of annual net sales are generally to repeat customers, such as Ford, Cargill, Coca-Cola, Weyerhaeuser, Anheuser-Busch, Baxter Healthcare, Ralston-Purina, Hewlett-Packard, Georgia Pacific, Chrysler-Jeep, Wrigley, Sheraton, IBM, and NASA.

     Experienced Management Team with Significant Equity Ownership. Led by Chairman and CEO Jeffrey A. Miller, the Company has an experienced senior management team with strong manufacturing, marketing, and general management skills and significant equity ownership. A group consisting primarily of senior management collectively owns 49% of the common equity of the Company, including 34% owned by Mr. Miller.

                               BUSINESS STRATEGY

     The Company intends to enhance its leading market positions and to increase net sales and profitability by pursuing the following business strategies:

     Achieve Integration of NDC. Management is focused on achieving the successful integration of NDC and believes that there are numerous opportunities to achieve annual cost savings and synergies totaling over $3.1 million as a result of the combination of Aqua-Chem and NDC. See "-- Acquisition Rationale" and "Unaudited Pro Forma Financial Data."

     Leverage Leading Market Positions. Management believes it can grow its core boiler business by capitalizing on the Company's leading market positions to increase net sales and profitability by, among other things: (i) leveraging its extensive global distribution network, brand recognition, and longstanding customer relationships to sell new and enhanced products through established channels; and (ii) taking increased advantage of its large installed base of equipment to generate incremental sales of replacement products and higher margin aftermarket parts.

     Continue to Improve Manufacturing Efficiency. Senior management is instilling a culture of continuous improvement intended to make the Company a world-class manufacturer. Due in part to the implementation of a variety of modern manufacturing practices, Aqua-Chem improved its gross profit margin from approximately 19% for fiscal 1995 to approximately 27% for the twelve months ended December 31, 1997. These new manufacturing practices, which have been implemented at certain of the Company's manufacturing facilities, have improved throughput, reduced production cycle times and inventory levels, and improved the Company's ability to respond to customer needs. Management believes that it can further improve manufacturing efficiency and reduce production costs by continuing to implement these processes on a Company-wide basis.

     Enhance and Extend Product Lines. Historically, Aqua-Chem has established its leading market positions by enhancing its principal products and by designing and developing new and complementary products. Management believes that pursuing this strategy will generate continued growth within its core product lines. The Acquisition also expands Aqua-Chem's product offerings and improves its overall market position. The Company will continue to evaluate opportunities to expand product lines, increase market shares, and develop complementary products internally and through selective strategic acquisitions.

     Increase International Penetration. Overseas markets are generally expected to experience greater long-term growth than the U.S. market, and the Company intends to leverage its strong global distribution network and focus on further penetrating international markets, including Central and South America, Europe, the Middle East, Russia, China and other Asian markets. In addition to directly marketing its products to international customers, the Company will market its products to domestic customers that are developing foreign production facilities.

                                THE ACQUISITION

     On June 23, 1998, Aqua-Chem completed the acquisition of substantially all of the assets of National Dynamics Corporation ("NDC") for a purchase price of $47.0 million plus the assumption of certain liabilities and subject to certain post-closing adjustments. The Company used a portion of the proceeds of the Private Offering to finance the Acquisition. See "The Exchange Offer -- Use of Proceeds" and "The Acquisition." Since the consummation of the Acquisition, the former business of NDC has been operated as the Company's National Dynamics Division. There can be no assurance that the expected benefits of the Acquisition will be realized. See "Risk Factors -- Realization of the Benefits of the Acquisition."

                             ACQUISITION RATIONALE

     Cleaver-Brooks sells firetube boilers, commercial and industrial watertube boilers, and related boiler room accessories and aftermarket parts. National Dynamics' principal product line is industrial watertube boilers with larger capacities than those manufactured by Cleaver-Brooks. The Acquisition creates the largest global manufacturer of industrial watertube boilers and will provide the Company with (i) a broader, more diverse product portfolio and an enhanced market position; (ii) significant cost savings and operating efficiencies; (iii) increased aftermarket parts sales opportunities; and (iv) the ability to leverage its extensive sales and distribution channels.

     Enhanced Product Portfolio and Market Position. With the Acquisition, the Company has become the #1 global producer of industrial watertube boilers, with the broadest product line available in the market. In addition to producing boilers with higher capacities than Cleaver-Brooks boilers, National Dynamics manufactures boilers that incorporate certain design features not available from Cleaver-Brooks. For example, National Dynamics offers an "O" design boiler, which is used primarily in the rental boiler industry, a customer base Cleaver-Brooks does not currently focus on.

     Cost Savings and Operating Efficiencies. Management believes that the Company can achieve annual cost savings of more than $3.1 million by (i) closing a redundant manufacturing facility; (ii) rationalizing duplicative corporate, general and administrative functions; (iii) in-sourcing certain components currently procured from third parties that either Cleaver-Brooks or National Dynamics already produces; and (iv) realizing additional advantages resulting from increased scale (e.g., enhanced purchasing power). See "-- Summary Unaudited Pro Forma Financial Data" and "Unaudited Pro Forma Financial Data."

     Penetration of Aftermarket Parts Market. In recent years aftermarket boiler parts and accessories have accounted for approximately 20% of Cleaver-Brooks' net sales as compared to approximately 3% of NDC's net sales. Aqua-Chem attributes its relative success in selling aftermarket parts to management's focus on this higher margin business and its policy of requiring sales representatives to stock and sell Cleaver-Brooks brand parts. By extending these practices to National Dynamics' business, management expects to increase the Company's penetration of aftermarket parts sales among the installed base of Nebraska Boiler customers.

     Sales and Distribution Leverage. Cleaver-Brooks has the most extensive global distribution network in the boiler industry, with international sales accounting for approximately 23% of its total net sales for the twelve months ended December 31, 1997. Although NDC had an effective domestic distribution system, international sales only accounted for approximately 12% of NDC's total fiscal 1997 net sales due, in part, to its lack of an effective international distribution system. Management intends to sell Nebraska Boiler products through Cleaver-Brooks' established international distribution network to increase the Company's overseas sales.

                                 RECENT HISTORY

     The 1994 and 1996 Restructurings. Prior to recruiting Jeffrey A. Miller as Chief Executive Officer in July 1996, Aqua-Chem had undertaken two separate restructurings. In December 1994, Aqua-Chem announced a plan (the "1994 Restructuring") to consolidate its boiler manufacturing operations. Aqua-Chem closed its high-cost facility in Lebanon, Pennsylvania in the first half of 1995 and consolidated its large firetube boiler production in its Thomasville, Georgia plant and its smaller firetube boiler production in its Stratford, Ontario facility. Manufacturing costs were initially higher than anticipated as these facilities absorbed the increased production and due to additional training costs for new employees required to handle the increase in volume; however, in 1996 Aqua-Chem began to resolve these issues, and manufacturing efficiency improved accordingly. In November 1995, Aqua-Chem hired Mr. Miller's predecessor, who initiated a second restructuring program in 1996 (the "1996 Restructuring") that was designed to dramatically reduce Aqua-

Chem's cost structure. The 1996 Restructuring consisted principally of across-the-board reductions in salaried personnel and other selling, general and administrative expenses.

     Recruitment of Jeffrey A. Miller as CEO. The 1996 Restructuring achieved a reduction of selling, general and administrative expenses; however, Aqua-Chem's board of directors determined that its business was being adversely affected and, consequently, the board recruited Mr. Miller as Chief Executive Officer in July 1996. Mr. Miller has over 20 years of experience in a broad range of positions managing manufacturing companies, including 19 years in numerous managerial and executive positions with The General Electric Company. Eschewing short-term approaches to increasing profits, Mr. Miller began implementing a long-term strategy designed to improve competitiveness, productivity and quality, increase manufacturing efficiency, and leverage Aqua-Chem's market positions. Mr. Miller has recruited certain new senior managers and introduced more focused and innovative management, manufacturing and purchasing practices.

     The 1998 Restructuring. The Company has determined that it will close its Greenville, Mississippi manufacturing facility and relocate the manufacturing operations currently located there to other Company facilities, including the Lincoln, Nebraska facility acquired from NDC as part of the Acquisition (the "1998 Restructuring"). In conjunction with this closure, the Company has recorded $4.7 million of restructuring charges to operating income during the second quarter of 1998. A portion of the anticipated $3.1 million of annual cost savings discussed under "-- Acquisition Rationale -- Cost Savings and Operating Efficiencies" are attributable to the 1998 Restructuring. The Company has reached an agreement with the union representing production workers at the Greenville facility with respect to the closure of that facility and severance and other benefits payable to union workers displaced as a result. The Company is currently in the planning stages of transferring production to other facilities. This process is expected to be completed within approximately one year, at which time the Greenville plant will be closed.

                               COMPANY OWNERSHIP

     On July 31, 1997, Aqua-Chem management, led by Chairman and CEO Jeffrey A. Miller, and Whitney Equity Partners, L.P. (a fund managed by J. H. Whitney & Co.) acquired Aqua-Chem (the "Management Buy-Out") from its former owners, a French conglomerate that owned 80% of Aqua-Chem and a privately held company that owned 20%. As of the date of this Prospectus, all of the common equity of the Company is held by Rush Creek LLC ("Rush Creek"), a holding company whose only asset is the capital stock of the Company. Through Rush Creek, Whitney Equity Partners L.P. and Jeffrey A. Miller own approximately 51% and 40%, respectively, of the common equity of the Company, with the remainder owned primarily by certain other members of senior management. See "Capital Stock and Principal Stockholders." J. H. Whitney & Co., founded by Jock Whitney in 1946, is a private equity investment firm headquartered in Stamford, Connecticut. Through Rush Creek, Whitney Equity Partners L.P. has the ability to control the management and affairs of the Company by virtue of its ownership of a majority of the Company's capital stock, its ability to designate two of the Company's six directors and, in certain instances, a majority of the Company's directors. See "Risk Factors -- Control by Principal Shareholder" and "Capital Stock and Principal Stockholders -- Voting Agreement." In addition, an affiliate of Whitney Equity Partners L.P. holds a warrant to acquire 15% of the Company's Common Stock on a fully-diluted basis. See "Capital Stock and Principal Stockholders -- Capital Structure" and "-- Principal Stockholders." The Company is also obligated to pay annual fees to J.H. Whitney & Co., an affiliate of Whitney Equity Partners L.P. See "Certain Relationships and Related Transactions -- Other."

                              RECENT DEVELOPMENTS

     Purchase Price Dispute. Pursuant to the Asset Purchase Agreement, NDC was required to deliver to the Company by August 22, 1998 a closing date balance sheet on which the post-closing purchase price adjustments were to be based. The Asset Purchase Agreement provided that the closing date balance sheet would be audited on behalf of the Company by Arthur Andersen LLP. As a result of such audit, the Company disputed certain items and requested a purchase price reduction of approximately $1.6 million. The disputed items include units on which the manufacturing process was nearly complete, but which had not been shipped to customers, as of June 23, 1998. The Company took the position, as part of its request for a purchase price reduction, that these products were improperly accounted for by NDC as completed sales as of that date, resulting in an overstatement of NDC's net asset value on the closing date balance sheet of approximately $1.4 million. The overstatement is equal to NDC's gross margin on these products.

     The Company and the former owners of NDC (the "Sellers") entered into an agreement on October 27, 1998 resolving the purchase price dispute by reducing the purchase price by one-half of the amount claimed by the Company, or $0.8 million. As part of this settlement, it was agreed that the cost of all future warranty work on, and the risk of uncollectibility of receivables arising from, the units in dispute as of June 23, 1998 would be borne one-half by the Company and one-half by the Sellers.

     The Company does not believe that its assumption of the additional warranty responsibility and bad debt risk will have a material adverse effect on the Company's financial position or results of operations.


     Change in Fiscal Year. The Company currently operates on a December 31 fiscal year, although certain financial covenants under the New Credit Facility are measured on a fiscal year ending March 31. In part to harmonize this inconsistency, management has recommended and the Board of Directors has adopted a change in the Company's fiscal year end to March 31, effective immediately.



     Current Results. Although the Company's financial results for the current quarter ending December 31, 1998 cannot be estimated with precision and actual performance may be better or worse than expected, based upon the Company's operations for the two months ended November 30, 1998 and for December, 1998 to date, the Company anticipates that its results of operations for the quarter ending December 31, 1998 will not compare favorably with its results of operations for the quarter ended December 31, 1997. The Company expects that combined net sales for the three months ending December 31, 1998 (including the net sales of the National Dynamics division, which was acquired in June of 1998) will be approximately 25% less than combined net sales of the Company and National Dynamics for the same period in 1997. Although there can be no assurance that sales will increase in future quarters, it should be noted that the Company's order backlog at November 30, 1998 was $83.5 million, an increase of $33.3 million (66%) over order backlog at November 30, 1997, of which $26.4 million was attributable to the National Dynamics division which the Company did not own in 1997. The Company attributes the anticipated sales decline to an across the board decrease in demand in the major markets the Company serves. As a result, the Company may experience a net loss from operations for the quarter ending December 31, 1998, and expects to record a net loss for the quarter of approximately $2.5 million, although the net loss could be in excess of that amount. Despite these anticipated losses, management believes that the Company will continue to maintain a strong liquidity position.



     Management has responded to this situation by accelerating implementation of a plan that has been under development to reduce expenses while maintaining the Company's competitive position and core business strengths. The Company expects to announce specific elements of this plan as they are implemented over the next several weeks. Although the Company believes that the plan will be successful in reducing expenses and returning the Company's earnings to historical levels, there can be no assurance that this will be the case, nor should this information be viewed as indicative of the Company's expectations as to its financial performance for any periods after the current quarter. The forward-looking statements contained in this and the preceding paragraph are qualified as set forth under "Disclosure Regarding Forward-Looking Statements."


                                  RISK FACTORS

     The Company is subject to significant business, economic, and competitive uncertainties that are beyond its control and may adversely affect the Company's future operations, financial performance or ability to repay the Notes. Generally, these risks involve both financial restrictions on the Company, such as the Company's substantial leverage and restrictive debt covenants, and business-related considerations, such as the cyclical and competitive nature of the industry in which the Company competes, the prices of raw materials and component parts for the Company's products, the Company's success at implementing its business strategy and realizing the benefits of the Acquisition, and the extent of litigation and government regulation to which the Company may be subject. In addition, certain characteristics of the Notes may result in risks to their holders, such as the subordinate ranking of the Notes, the obligation of the Company to repurchase Notes upon a Change of Control, the absence of a public market for the Notes, volatility of the Notes and restrictions on resale of the Notes.

     Although these risks are generally applicable to the Existing Notes as well as the Exchange Notes, holders of Existing Notes should consider carefully the factors described in "Risk Factors," particularly the consequences of failure to exchange their Existing Notes, and all other information set forth in this Prospectus, before tendering their Existing Notes in the Exchange Offer.

                     SUMMARY OF TERMS OF THE EXCHANGE OFFER

Registration Agreement.....  The Existing Notes were sold by the Company on June
                             23, 1998 (the "Issue Date") to Credit Suisse First Boston Corporation and Bear, Stearns & Co. Inc. (the "Initial Purchasers"), which resold the Existing Notes to certain QIBs in reliance on Rule 144A and to certain non-U.S. persons in accordance with Regulation S. In connection therewith, the Company executed and delivered, for the benefit of the holders of the Existing Notes, the Registration Agreement providing for, among other things, the Exchange Offer. See "The Exchange
                             Offer -- Registration Agreement" and "Plan of Distribution."

The Exchange Offer.........  The Company is offering to exchange up to
                             $125,000,000 aggregate principal amount of Exchange Notes for a like principal amount of Existing Notes. The Company will issue the Exchange Notes on the earliest practicable date following the Expiration Date.

                             Based on interpretations by the staff of the Commission, as set forth in several no-action letters issued to third parties, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Existing Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities
                             Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and that such holder is not engaged in, and does not intend to engage in, a distribution of such Exchange Notes and has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes. The Commission, however, has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances.

                             Each broker-dealer that receives Exchange Notes for its own account in exchange for Existing Notes pursuant to the Exchange Offer must acknowledge that such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Existing Notes where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer (which may include the Initial Purchasers) that elects to exchange Existing Notes, acquired for its own account as a result of market-making activities or other trading activities, for Exchange Notes (collectively, "Participating Broker-Dealers") for use in connection with any such resale. See "Plan of Distribution."

                             Each holder of Existing Notes that desires to participate in the Exchange Offer, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of Exchange Notes and has no arrangement or understanding to participate in a distribution of Exchange Notes. See "The Exchange Offer" and "Plan of Distribution."


Expiration Date............  The Exchange Offer will expire at 5:00 p.m. New
                             York City time, on February 5, 1999, unless the Exchange Offer is extended by the Company in its sole discretion, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended.


Accrued Interest on the
Exchange Notes and Existing
Notes......................  Holders of Existing Notes that are accepted for exchange will not receive any accrued interest thereon. However, each Exchange Note will bear interest from the most recent date on which interest has been paid on the corresponding Existing Note, or, if no interest has been paid, from June 23, 1998.

Conditions to the Exchange
Offer......................  The Exchange Offer is subject to certain customary conditions, which may be waived by the Company. See "The Exchange Offer -- Conditions." The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Existing Notes being tendered for exchange.

Withdrawal Rights..........  Subject to the conditions set forth herein, tenders of Existing Notes may be withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. See "The Exchange Offer -- Withdrawal Rights."

Acceptance of Existing
Notes
and Delivery of Exchange
Notes......................  Subject to the terms and conditions of the Exchange
                             Offer, including the reservation of rights by the Company, the Company will accept for exchange any and all Existing Notes that are properly tendered in the Exchange Offer, and not withdrawn, prior to 5:00 p.m., New York City time, on the Expiration Date. Subject to such terms and conditions, the Exchange Notes issued pursuant to the Exchange Offer will be delivered on the earliest practicable date following the Expiration Date. Any Existing Notes not accepted for exchange for any reason will be returned without cost to the tendering holder thereof promptly after the Expiration Date. See "The Exchange Offer -- Acceptance of Tenders."

Certain Federal Income Tax
Consequences...............  For federal income tax purposes, the exchange of an
                             Existing Note for a Exchange Note should not constitute a taxable exchange by its holder. Accordingly, the holders should not recognize any taxable gain or loss upon such exchange. See "The Exchange Offer -- Certain Effects of the Exchange Offer."

Untendered Existing
Notes......................  Holders of Existing Notes who do not tender their
                             Existing Notes in the Exchange Offer or whose Existing Notes are not accepted for exchange will continue to hold such Existing Notes and will be entitled to all the rights and preferences and will be subject to the limitations applicable thereto under the Indenture (as defined), except for any such rights, preferences or limitations which, by their terms, terminate or cease to be effective as a result of this Exchange Offer. All untendered and tendered but unaccepted Existing Notes will continue to be subject to certain restrictions on transfer provided therein. See "Risk Factors -- Consequences of Failure to Exchange." To the extent that Existing Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for untendered and tendered but unaccepted Existing Notes could be adversely affected. See "Risk Factors -- Absence of a Public Market for the Notes; Volatility; Restrictions on Resale" and "The Exchange Offer -- Certain Effects of the Exchange Offer."

Broker-Dealers.............  Each broker-dealer that receives Exchange Notes for its own account in exchange for Existing Notes, where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

Exchange Agent/Trustee.....  United States Trust Company of New York is serving as Exchange Agent (the "Exchange Agent") in connection with the Exchange Offer and as Trustee ("Trustee") under the Indenture (as defined).

                     SUMMARY OF TERMS OF THE EXCHANGE NOTES

     The terms of the Exchange Notes and the Existing Notes are identical in all material respects, except for certain transfer restrictions and registration rights relating to the Existing Notes and except that, if the Exchange Offer is not consummated by December 21, 1998, additional interest will accrue at the rate of 0.50% per annum until but not including the date the Exchange Offer is consummated.

Indenture..................  The Existing Notes were, and the Exchange Notes will be, issued pursuant to an indenture dated as of June 23, 1998 between the Company and the Trustee (the "Indenture").

Exchange Notes.............  $125,000,000 in aggregate principal amount of
                             11 1/4% Senior Subordinated Notes Due 2008 of Aqua-Chem, Inc. which have been registered under the Securities Act.

Maturity Date..............  July 1, 2008.

Interest Payment Dates.....  Each January 1 and July 1, commencing January 1,
                             1999.

Ranking; Guarantees........  The Existing Notes are, and the Exchange Notes will be, general unsecured senior subordinated obligations of the Company and subordinate in right of payment to all existing and future Senior Indebtedness (as defined) of the Company. The Existing Notes rank, and the Exchange Notes will rank, pari passu in right of payment to all existing and future Senior Subordinated Indebtedness (as defined) of the Company and senior to any future subordinated indebtedness of the Company.

Optional Redemption........  The Existing Notes are not, and the Exchange Notes
                             will not be, redeemable at the option of the Company, prior to July 1, 2003, except that, until July 1, 2001, the Company may redeem, at its option, up to an aggregate of 20% of the original principal amount of the Notes with the net cash proceeds of one or more Public Equity Offerings (as defined) at a redemption price equal to 111.25% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption; provided, however, that at least $100.0 million principal amount of the Notes originally issued remains outstanding immediately after any such redemption. On or after July 1, 2003, the Notes may be redeemed at the option of the Company, in whole or in part, at the redemption prices set forth herein, plus accrued and unpaid interest, if any, to the date of redemption. See "Description of the Notes -- Optional Redemption."

Change of Control..........  Upon a Change of Control (as defined), each holder of Notes will have the right to require the Company to purchase all or a portion of such holder's Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. In the event of a Change of Control, there can be no assurance that the Company will have the financial resources or be permitted under the terms of its other indebtedness to purchase the Notes. See "Description of the Notes -- Change of Control."

Certain Covenants..........  The Indenture contains certain covenants that, among other things, limit (i) the incurrence of additional Indebtedness (as defined) by the Company and its Restricted Subsidiaries (as of September 30, 1998, the Company could have incurred additional Indebtedness of approximately $77.3 million under this limitation; see "Risk
                             Factors -- Substantial Leverage; Ability to Service the Notes"); (ii) the payment of dividends and other restricted payments by the Company and its Restricted Subsidiaries; (iii) the creation of restrictions on distributions from Restricted Subsidiaries, (iv) asset sales; (v) transactions with affiliates; (vi) sales or issuances of Restricted Subsidiary capital stock, and (vii) mergers and consolidations; provided, however, that all these limitations and prohibitions are subject to a number of important qualifications and exceptions. See "Risk Factors -- Restrictive Debt Covenants" and "Description of the Notes -- Certain Covenants."

Registration Rights........  The Company has filed a registration statement on
                             Form S-4 (together with any amendments thereto, the "Registration Statement") with respect to the Exchange Offer made hereby, and has agreed to use its best efforts to cause the Registration Statement to become effective on or prior to November 21, 1998. In the event that any changes in law or the applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer made hereby, if the Exchange Offer is not consummated on or prior to December 21, 1998 for any reason attributable to actions or inactions of the Company, or under certain other circumstances, the Company will, as promptly as practicable, file with the Commission a shelf registration statement with respect to the resale of the Existing Notes (the "Shelf Registration Statement"), use its best efforts to cause such Shelf Registration Statement to become effective generally within 30 days after the date on which the Company is required to file the Shelf Registration Statement, and to keep the Shelf Registration Statement effective for a period of two years after the effective date thereof (unless extended by certain events described in the Registration Agreement) or for such shorter period that will terminate when all the Existing Notes have been sold pursuant to the Shelf Registration Statement or are eligible for sale under Rule 144(k) of the Securities Act. Because the Registration Statement was not declared effective by November 21, 1998, the Company may be required to file the Shelf Registration Statement. Upon consummation of the Exchange Offer, the Company generally will have no further obligation to register the Existing Notes. See "The Exchange Offer -- Registration Agreement" and
                             "-- Termination of Certain Rights."

Termination of Certain
Rights.....................  Holders of Exchange Notes will not be entitled to certain rights under the Registration Agreement, including the right to require the Company to file a registration statement with respect to the Exchange Notes, and to file a Shelf Registration Statement, except in certain limited circumstances. See "The Exchange Offer -- Termination of Certain Rights."

Absence of a Public Market
for the Exchange Notes.....  The Exchange Notes will be new securities for which there currently is no market. Although the Initial Purchasers have informed the Company that they currently intend to make a market in the Exchange Notes, they are not obligated to do so, and any such market making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the Exchange Notes. The Company does not intend to apply for listing of the Exchange Notes on any securities exchange or seek the admission thereof to trading on The Nasdaq Stock Market. See "Risk Factors -- Absence of Public Market for the Notes; Volatility; Restrictions on Resale."

Use of Proceeds............  The Company will not receive any proceeds from the
                             Exchange Offer. The net proceeds to the Company from the sale of the Existing Notes were used: (i) to pay the purchase price of the Acquisition; (ii) to repay the Company's Outstanding Indebtedness (as defined); (iii) to retire a portion of the Company's Series A Preferred Stock; (iv) to pay accumulated interest and dividends, fees and expenses associated with the Transactions (as defined) (other than the Management Buy-Out); and
                             (v) for general corporate purposes. See "The
                             Exchange Offer -- Use of Proceeds."

     For further information regarding the Exchange Notes, see "Description of the Notes."

                   SUMMARY UNAUDITED PRO FORMA FINANCIAL DATA

     The following table sets forth the summary unaudited pro forma financial information for the Company. This information is derived from the Unaudited Pro Forma Financial Data appearing elsewhere in this Prospectus that gives effect to the Private Offering, the Acquisition, the Management Buy-Out, the repayment of Aqua-Chem's Outstanding Indebtedness (as defined), the execution of the New Credit Facility, the retirement of a portion of Aqua-Chem's Series A Preferred Stock, and the payment of accrued interest and dividends, fees and expenses in connection with the foregoing (collectively, the "Transactions"). See "The Exchange Offer -- Use of Proceeds."

     The pro forma statement of operations data and other financial data for the twelve months ended December 31, 1997 and the nine months ended September 30, 1998 give effect to the Transactions as if the Transactions had occurred on January 1, 1997. The balance sheet data as of September 30, 1998 represents actual, rather than pro forma, data. The summary unaudited pro forma financial data is presented for comparative and informational purposes only and is not necessarily indicative of future results or of the results that would have been obtained had the Transactions assumed therein actually been completed on the dates indicated. The pro forma data presented below should be read in conjunction with the "Unaudited Pro Forma Financial Data" and the financial statements of Aqua-Chem and of NDC included elsewhere in this Prospectus.

                                                               TWELVE MONTHS           NINE MONTHS
                                                                   ENDED                  ENDED
                                                             DECEMBER 31, 1997      SEPTEMBER 30, 1998
                                                             -----------------      ------------------
                                                               (DOLLARS IN THOUSANDS, EXCEPT RATIOS)
STATEMENT OF OPERATIONS DATA:
Net sales..................................................      $249,265                $164,399
Cost of goods sold.........................................       186,117                 125,152
                                                                 --------                --------
Gross margin...............................................        63,148                  39,247
Selling, general and administrative expenses...............        45,986                  33,027
Restructuring charges......................................            --                   4,720
                                                                 --------                --------
Operating income...........................................        17,162                   1,500
OTHER FINANCIAL DATA:
EBITDA(a)..................................................      $ 23,000                $  5,722
Adjusted EBITDA(b).........................................        23,687                  10,172
Depreciation and amortization..............................         5,838                   4,222
Capital expenditures.......................................         4,811                   2,171
Cash interest expense(c)...................................        14,063                  10,547
Ratio of total debt to Adjusted EBITDA(b)(d)...............           5.3x                     --(e)
Ratio of Adjusted EBITDA to cash interest expense(b)(c)....           1.7x                     --(e)
Ratio of earnings to fixed charges(f)......................           1.2x                     --(g)
BALANCE SHEET DATA (AT END OF PERIOD):
Total assets...............................................                              $181,523
Total debt.................................................                               125,000
Stockholders' deficit......................................                                (2,914)

------------------------------------
(a) EBITDA is defined as operating income before depreciation and amortization. While EBITDA is not intended to represent cash flow from operations as defined by GAAP and should not be considered as an indicator of operating performance or an alternative to cash flow (as measured by GAAP) as a measure of liquidity, management believes it provides additional information with respect to the ability of a company to meet its future debt service, capital expenditures and working capital requirements. EBITDA should be evaluated in conjunction with the Company's cash flows from operating, investing and financing activities. When evaluating EBITDA, investors should also consider the Company's minimum annual principal repayments of long-term debt and other long-term commitments as well as cash flows from operating, investing, and financing activities. See the Consolidated Statements of Cash Flows of

    Aqua-Chem and of NDC and the related notes thereto included in this Prospectus. In addition, investors should consider the Company's discussion of liquidity and capital resources as disclosed within Management's Discussion and Analysis of Financial Condition and Results of Operations of Aqua-Chem and Management's Discussion and Analysis of Financial Condition and Results of Operations of NDC. The measure of EBITDA presented above may not be comparable to similarly titled measures of other companies.

(b) Adjusted EBITDA for the periods presented is EBITDA, excluding for the year ended December 31, 1997 and for the nine months ended September 30, 1998 $687 and $1,429, respectively of non-cash purchase accounting adjustments to cost of goods sold related to writing up inventory to fair market value at the time of Management Buy-Out and the Acquisition, respectively, and for all periods presented, excluding non-cash restructuring charges, as set forth below:

                                                        TWELVE MONTHS         NINE MONTHS
                                                            ENDED                ENDED
                                                      DECEMBER 31, 1997    SEPTEMBER 30, 1998
                                                      -----------------    ------------------
EBITDA.............................................        $23,000              $ 5,722
  Non-cash purchase accounting adjustment..........            687                1,429
  Restructuring charges (i)........................             --                3,021
                                                           -------              -------
Adjusted EBITDA....................................        $23,687              $10,172
                                                           =======              =======

------------------------------------
    (i) For the nine months ended September 30, 1998, the Company recorded a charge of $4,720 related to the 1998 Restructuring which consisted of $3,021 to write down the value of certain fixed assets and inventory, $1,460 of employee termination benefits and $239 of other costs. As the $3,021 to write down the value of certain fixed assets and inventory is a non-cash charge, it is reflected as an adjustment to EBITDA in order to evaluate EBITDA before non-cash 1998 Restructuring Charges. Investors should also consider that the Company anticipates capital expenditures of approximately $1,500 within the year following the closure of the Greenville facility to accommodate increased production levels at other manufacturing facilities. In addition to the 1998 Restructuring actions, the Company will in-source certain boiler components currently procured from third parties that either Cleaver-Brooks or National Dynamics already produces. Management has estimated the annual cash savings from the 1998 Restructuring and the in-sourcing of the certain boiler components to be approximately $2,300, which are not reflected in the computation of Adjusted EBITDA.

(c) Calculated using an interest rate of 11.25% per annum on the Notes excluding non-cash amortization of deferred financing costs.

(d) The ratio of total debt to Adjusted EBITDA is calculated using actual total debt as of September 30, 1998, which management believes would have approximated pro forma total debt as of December 31, 1997 had a pro forma balance sheet been prepared as of such date, and Adjusted EBITDA for the twelve months ended December 31, 1997.

(e) Due to the seasonal nature of the Company's business, the ratios of Adjusted EBITDA to cash interest expense and total debt to Adjusted EBITDA for the nine months ended September 30, 1998 are not accurate representations of full year results.

(f) For purposes of calculating the ratio of earnings to fixed charges, earnings represent income (loss) before taxes, extraordinary item and fixed charges. Fixed charges consist of the total of (i) interest, whether expensed or capitalized, and (ii) amortization of debt expense and discount or premium relating to any indebtedness, whether expensed or capitalized.

(g) Earnings would have been inadequate to cover fixed charges by $8,706 for the nine months ended September 30, 1998.

                 SUMMARY HISTORICAL FINANCIAL DATA OF AQUA-CHEM

     The following summary historical financial data of Aqua-Chem as of and for each of the fiscal years ended December 31, 1995 and 1996, the seven-month period ended July 31, 1997, the five-month period ended December 31, 1997, the two-month period ended September 30 1997 and the nine months ended September 30, 1998, has been derived from the consolidated financial statements of Aqua-Chem. The summary pro forma financial data for the twelve months ended December 31, 1997 has been prepared to reflect the financial results of Aqua-Chem for the seven-month period from January 1, 1997 through July 31, 1997 (while under prior ownership) and the five-month period from August 1, 1997 through December 31, 1997 (following the Management Buy-Out), after giving effect to the purchase accounting adjustments for the Management Buy-Out as if the Management Buy-Out occurred on January 1, 1997 (see Note (a) to the Unaudited Pro Forma Consolidated Statements of Operations for the year ended December 31, 1997 under "Unaudited Pro Forma Financial Data"). The financial data for Aqua-Chem before and after the Management Buy-Out is not comparable in all material respects. This summary historical financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of Aqua-Chem" and the consolidated financial statements of Aqua-Chem included elsewhere in this Prospectus.

                                                                                             PRO FORMA
                                       FISCAL YEARS ENDED    SEVEN MONTHS   FIVE MONTHS    TWELVE MONTHS   SEVEN MONTHS
                                          DECEMBER 31,          ENDED          ENDED           ENDED          ENDED
                                       -------------------     JULY 31,     DECEMBER 31,   DECEMBER 31,      JULY 31,
                                         1995       1996       1997(A)        1997(A)          1997          1997(A)
                                       --------   --------   ------------   ------------   -------------   ------------
                                                            (DOLLARS IN THOUSANDS, EXCEPT RATIOS)
STATEMENT OF OPERATIONS DATA:
Net sales............................  $183,368   $199,552     $99,618        $ 91,541       $191,159        $ 99,618
Cost of goods sold...................   148,650    153,446      73,656          66,333        140,950          73,656
                                       --------   --------     -------        --------       --------        --------
Gross margin.........................    34,718     46,106      25,962          25,208         50,209          25,962
Selling, general and administrative
 expenses............................    37,772     34,446      23,323          17,136         39,376          23,323
Restructuring charges(b).............     4,593      5,038          --              --             --              --
                                       --------   --------     -------        --------       --------        --------
Operating income (loss)..............  $ (7,647)  $  6,622     $ 2,639        $  8,072       $ 10,833        $  2,639
OTHER FINANCIAL DATA:
EBITDA(c)............................  $ (4,494)  $  9,606     $ 4,329        $  9,356       $ 15,078        $  4,329
Adjusted EBITDA(d)...................    (3,286)    10,017       4,329          10,043         15,765           4,329
Depreciation and amortization........     3,153      2,984       1,690           1,284          4,245           1,690
Gross profit margin..................      18.9%      23.1%       26.1%           27.5%          26.3%           26.1%
Capital expenditures.................  $  4,867   $  2,789     $ 2,195        $  1,197       $  3,392        $  2,195
Cash provided by (used for) operating
 activities..........................    (1,551)     8,052       4,857           9,311                          4,857
Cash provided by (used for) investing
 activities..........................      (939)    (1,025)       (881)        (50,699)                          (881)
Cash provided by (used for) financing
 activities..........................       538      1,492           6          40,715                              6
Ratio of earnings to fixed
 charges(e)..........................        --(f)     4.2x        4.0x            3.2x           1.9x            4.0x
BALANCE SHEET DATA (AT END OF
 PERIOD):
Total assets.........................  $101,381   $101,000     $    --        $124,661                       $104,137
Total debt...........................    18,636     20,128          --          59,691                         20,134
Stockholders' equity (deficit).......    36,636     39,960          --           3,638                         41,408


                                        TWO MONTHS      NINE MONTHS
                                           ENDED           ENDED
                                       SEPTEMBER 30,   SEPTEMBER 30,
                                          1997(A)          1998
                                       -------------   -------------
STATEMENT OF OPERATIONS DATA:
Net sales............................    $ 35,875        $142,734
Cost of goods sold...................      26,129         107,820
                                         --------        --------
Gross margin.........................       9,746          34,914
Selling, general and administrative
 expenses............................       6,993          29,178
Restructuring charges(b).............          --           4,720
                                         --------        --------
Operating income (loss)..............    $  2,753        $  1,016
OTHER FINANCIAL DATA:
EBITDA(c)............................    $  3,557        $  4,415
Adjusted EBITDA(d)...................       4,244           5,844
Depreciation and amortization........         804           3,399
Gross profit margin..................        27.2%           24.5%
Capital expenditures.................    $    641        $  1,772
Cash provided by (used for) operating
 activities..........................         415         (12,833)
Cash provided by (used for) investing
 activities..........................     (52,692)        (49,617)
Cash provided by (used for) financing
 activities..........................      41,711          56,628
Ratio of earnings to fixed
 charges(e)..........................         2.8x             --(f)
BALANCE SHEET DATA (AT END OF
 PERIOD):
Total assets.........................    $117,307        $181,523
Total debt...........................      60,687         125,000
Stockholders' equity (deficit).......       1,525          (2,914)

------------------------------------
(a) On July 31, 1997, Aqua-Chem management and its shareholders acquired Aqua-Chem in the Management Buy-Out, which was treated as a purchase. As a result, all periods presented prior to August 1, 1997 were prepared using Aqua-Chem's historical basis of accounting. All periods presented subsequent to July 31, 1997 reflect the fair values of the assets acquired and liabilities assumed in the Management Buy-Out.

(b) For 1995, reflects restructuring charges required to complete the 1994 Restructuring. For 1996, reflects restructuring charges required to complete the 1996 Restructuring. For the nine months ended September 30, 1998, reflects restructuring charges to complete the 1998 Restructuring. For further information on such restructurings, see "Management's Discussion and Analysis of Financial Condition and Results of Operations of Aqua-Chem," Note (3) to the consolidated financial statements of Aqua-Chem and Note (7) to the consolidated condensed interim financial statements of Aqua-Chem, all included elsewhere in this Prospectus.

(c) EBITDA is defined as operating income before depreciation and amortization. While EBITDA is not intended to represent cash flow from operations as defined by GAAP and should not be considered as an indicator of operating performance or an alternative to cash flow (as measured by GAAP) as a measure of liquidity, management believes it provides additional information with respect to the ability of a company to meet its future debt service, capital expenditures and working capital requirements. EBITDA should be evaluated in conjunction with the Company's cash flows from operating, investing and financing activities. When evaluating EBITDA, investors should also consider the Company's minimum annual principal repayments of long-term debt and other long-term commitments as well as cash flows from operating, investing, and financing activities. See the Consolidated Statements of Cash Flows of Aqua-Chem and of NDC and the related notes thereto included in this Prospectus. In addition, investors should consider the Company's discussion of liquidity and capital resources as disclosed within Management's Discussion and Analysis of Financial Condition and Results of Operations of Aqua-Chem and Management's Discussion and Analysis of Financial Condition and Results of Operations of NDC. The measure of EBITDA presented above may not be comparable to similarly titled measures of other companies.

(d) Adjusted EBITDA for the periods presented is defined as EBITDA excluding non-cash restructuring charges and, for the pro forma twelve months ended December 31, 1997, the five months ended December 31, 1997 and for the two months ended September 30, 1997, excludes $687 of non-cash purchase accounting adjustments to cost of goods sold related to writing up inventory to fair market value at the time of the Management Buy-Out. For the nine months ended September 30, 1998, $1,429 of non-cash purchase accounting adjustments are excluded to reflect the non-cash purchase accounting adjustments to cost of goods sold related to writing up inventory to fair market value at the time of the Acquisition.

(e) For purposes of calculating the ratio of earnings to fixed charges, earnings represent income (loss) before taxes, extraordinary item and fixed charges. Fixed charges consist of the total of (i) interest, whether expensed or capitalized; (ii) amortization of debt expense and discount or premium relating to any indebtedness, whether expensed or capitalized.

(f) Earnings were inadequate to cover fixed charges by $6,265 and $5,492 for the year ended December 31, 1995 and the nine months ended September 30, 1998, respectively.

                    SUMMARY HISTORICAL FINANCIAL DATA OF NDC

     The following summary historical financial data of NDC as of and for each of the fiscal years ended October 31, 1995, 1996 and 1997, and for the five months ended March 31, 1997 and 1998 have been derived from the financial statements of NDC. This summary historical financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of NDC" and the financial statements of NDC included elsewhere in this Prospectus.

                                                     FISCAL YEARS ENDED        FIVE MONTHS ENDED
                                                         OCTOBER 31,               MARCH 31,
                                                 ---------------------------   -----------------
                                                  1995      1996      1997      1997      1998
                                                 -------   -------   -------   -------   -------
                                                      (DOLLARS IN THOUSANDS, EXCEPT RATIOS)
STATEMENT OF OPERATIONS DATA:
Net sales......................................  $48,457   $54,845   $58,106   $21,720   $24,970
Cost of goods sold.............................   39,740    43,646    45,066    17,117    19,576
                                                 -------   -------   -------   -------   -------
Gross margin...................................    8,717    11,199    13,040     4,603     5,394
Selling, general and administrative expenses...    6,601     5,515     5,815     1,888     2,472
                                                 -------   -------   -------   -------   -------
Operating income...............................    2,116     5,684     7,225     2,715     2,922
OTHER FINANCIAL DATA:
EBITDA(a)......................................  $ 2,566   $ 6,147   $ 7,722   $ 2,908   $ 3,122
Gross profit margin............................     18.0%     20.4%     22.4%     21.2%     21.6%
Depreciation...................................  $   450   $   463   $   497   $   193   $   200
Capital expenditures...........................    1,758       571     1,419       262       222
Cash provided by (used in) operating
  activities...................................       54     5,427     5,263     3,159     6,822
Cash provided by (used in) investing
  activities...................................   (1,176)     (571)   (1,419)     (262)     (222)
Cash provided by (used in) financing
  activities...................................    1,084    (4,739)   (4,000)   (2,572)   (3,122)
Ratio of earnings to fixed charges(b)..........     16.0x    134.4x     41.1x     39.9x     54.6x
BALANCE SHEET DATA (AT END OF PERIOD):
Total assets...................................  $23,600   $22,144   $25,991   $22,166   $24,076
Total debt.....................................    2,441     1,472     1,422        --        --
Stockholders' equity...........................    8,161    10,609    13,997    13,049    16,055

------------------------------------
(a) EBITDA is defined as operating income before depreciation and amortization. While EBITDA is not intended to represent cash flow from operations as defined by GAAP and should not be considered as an indicator of operating performance or an alternative to cash flow (as measured by GAAP) as a measure of liquidity, management believes it provides additional information with respect to the ability of a company to meet its future debt service, capital expenditures and working capital requirements. EBITDA should be evaluated in conjunction with the Company's cash flows from operating, investing and financing activities. When evaluating EBITDA, investors should also consider the Company's minimum annual principal repayments of long-term debt and other long-term commitments as well as cash flows from operating, investing, and financing activities. See the Consolidated Statements of Cash Flows of Aqua-Chem and of NDC and the related notes thereto included in this Prospectus. In addition, investors should consider the Company's discussion of liquidity and capital resources as disclosed within Management's Discussion and Analysis of Financial Condition and Results of Operations of Aqua-Chem and Management's Discussion and Analysis of Financial Condition and Results of Operations of NDC. The measure of EBITDA presented above may not be comparable to similarly titled measures of other companies.

(b) For purposes of calculating the ratio of earnings to fixed charges, earnings represent income before taxes and fixed charges. Fixed charges consist of the total of (i) interest, whether expensed or capitalized; and (ii) amortization of debt expense and discount or premium relating to any indebtedness, whether expensed or capitalized.

                                  RISK FACTORS

     HOLDERS OF EXISTING NOTES SHOULD CONSIDER CAREFULLY ALL OF THE INFORMATION SET FORTH IN THIS PROSPECTUS AND, IN PARTICULAR, SHOULD EVALUATE THE FOLLOWING RISKS BEFORE TENDERING THEIR EXISTING NOTES IN THE EXCHANGE OFFER, ALTHOUGH THE RISK FACTORS SET FORTH BELOW ARE GENERALLY APPLICABLE TO THE EXISTING NOTES AS WELL AS THE EXCHANGE NOTES.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Holders of Existing Notes who do not exchange them for Exchange Notes pursuant to the Exchange Offer will continue to be subject to certain restrictions on transfer of such Existing Notes. In general, the Existing Notes may not be reoffered or resold by their holders except pursuant to an effective registration statement under the Securities Act or pursuant to an applicable exemption from such registration, and the Existing Notes are legended to so restrict their transfer. Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, the Company believes that each holder (other than any holder who is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) who duly exchanges Existing Notes for Exchange Notes in the Exchange Offer will receive Exchange Notes that are freely transferable under the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and that such holder is not engaged in, and does not intend to engage in, a distribution of such Exchange Notes and has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes. By tendering Existing Notes and executing the Letter of Transmittal, the holder thereof shall represent and agree that (i) it is neither an affiliate of the Company nor a broker-dealer tendering Existing Notes acquired directly from the Company for its own account, (ii) it acquired the Exchange Notes in the ordinary course of its business and (iii) it is not engaged in, and does not intend to engage in, a distribution of the Exchange Notes and it has no arrangement or understanding to participate in a distribution of Exchange Notes. The SEC, however, has not considered the Exchange Offer in the context of a no-action letter, and therefore there can be no assurance that the staff of the SEC would make a similar determination with respect to the Exchange Offer as in such other circumstances. Holders of Existing Notes who participate in such Exchange Offer should be aware, however, that, except in the case of certain broker-dealers as described below, if they accept Exchange Notes in the Exchange Offer for the purpose of engaging in secondary resales, such Exchange Notes may not be publicly reoffered or resold without complying with the registration and prospectus delivery requirements of the Securities Act. The same registration and prospectus delivery requirements would apply to any holder who is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act. Each broker-dealer that receives Exchange Notes for its own account in exchange for Existing Notes, where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "The Exchange Offer" and "Plan of Distribution."

     The Existing Notes may be sold without registration under the Securities Act pursuant to the restrictions set forth in Rule 144A or Regulation S.

SUBSTANTIAL LEVERAGE; ABILITY TO SERVICE THE NOTES

     As a result of the Private Offering, the Company has substantial indebtedness and significant debt service obligations. At September 30, 1998 the Company had total long-term indebtedness, including current maturities, of $125.0 million, as well as undrawn borrowing availability under the New Credit Facility of $45.0 million. The Indenture permits the Company to incur additional indebtedness, including secured indebtedness, subject to certain limitations. See "The Exchange Offer -- Use of Proceeds," "Capitalization," "Description of Certain Indebtedness," and "Description of the Notes -- Certain Covenants."

     The Company's high degree of leverage could have important consequences to holders of the Notes, including, without limitation: (i) a substantial portion of the Company's cash flow from operations will be committed to the payment of principal and interest on its indebtedness, thereby reducing the funds available to the Company for its operations and other purposes; (ii) the Company's ability to obtain additional financing in the future for working capital expenditures, acquisitions or other purposes may be limited; (iii) a substantial decrease in net operating cash flows or an increase in expenses could make it difficult for the Company to meet its debt service requirements and force it to modify its operations; (iv) the Company may be more highly leveraged than its competitors, which may place it at a competitive disadvantage; (v) certain indebtedness under the New Credit Facility is at variable rates of interest, which will cause the Company to be vulnerable to increases in interest rates; and (vi) all of the indebtedness outstanding under the New Credit Facility is secured by substantially all the assets of the Company and becomes due prior to the time the principal on the Notes becomes due. See "Description of Certain Indebtedness" and "Description of the Notes."

     The Indenture prohibits the Company from incurring additional Indebtedness unless, on the date of such incurrence and after giving effect thereto, the Consolidated Coverage Ratio exceeds 2.0 to 1 if such Indebtedness is incurred prior to January 1, 2000, 2.25 to 1 if such Indebtedness is incurred on or after January 1, 2000 and prior to July 1, 2001 or 2.5 to 1 thereafter (the "Coverage Limitation"). As of June 30, 1998, the Company could not have incurred any additional Indebtedness under the Coverage Limitation.

     The Indenture further provides that, in addition to the additional Indebtedness which the Company may incur under the Coverage Limitation, the Company may incur additional Indebtedness of certain types up to certain limitations applicable to each type (the "Basket Limitations"). The basket limitations are described under "Description of the Notes -- Certain Covenants -- Limitation on Indebtedness." The amount of additional Indebtedness which the Company could have incurred as of September 30, 1998 under certain of the Basket Limitations is impossible to quantify as of the date of this Prospectus because those Basket Limitations relate to transactions or other events or conditions that had not occurred or did not exist as of such date, and the applicable dollar limitations thereunder depend upon the nature of such events or the nature and terms of such transactions. Certain of the Basket Limitations relate to intercompany transactions and guarantees, which would not increase the aggregate amount of additional Indebtedness that may be incurred. However, the Company could have incurred approximately $77.3 million of additional Indebtedness under the remaining Basket Limitations on September 30, 1998, including the following: (a) Indebtedness pursuant to the New Credit Facility of up to the greater of (i) $45.0 million or (ii) the sum of 50% of the book value of inventory and 85% of the book value of accounts receivable as of such date (however, the limitation under clause (ii) would have been approximately $54.2 million at September 30, 1998; this limitation would not have affected the maximum amount that could have been borrowed under the New Credit Facility as of September 30, 1998 because the maximum amount of the New Credit Facility on that date was $45.0 million); (b) Indebtedness by foreign subsidiaries not exceeding the sum of (i) 60% of the book value of inventory and (ii) 85% of the book value of accounts receivable; (c) purchase money Indebtedness not exceeding the greater of (i) $20 million or (ii) 5% of the consolidated net worth of the Company; and (d) an additional $10 million without regard to the nature or purpose of such Indebtedness.

     The Company's ability to make scheduled payments of the principal of, or to pay interest on, or to refinance its indebtedness (including the Notes) will depend on the Company's future performance, which to a certain extent will be subject to economic, financial, competitive and other factors beyond its control. There can be no assurance, however, that the Company's business will continue to generate sufficient cash flow from operations in the future to service its indebtedness and make necessary capital expenditures. If it is unable to do so, the Company may be required to refinance all or a portion of its indebtedness, including the Notes, to sell assets or to obtain additional financing. There can be no assurance that any such refinancing would be possible, that any assets could be sold (or, if sold, of the timing of such sales and the amount of proceeds realized therefrom) or that additional financing could be obtained.

IMPLEMENTATION OF BUSINESS STRATEGY

     The Company intends to continue the implementation of its business strategy, elements of which are to improve manufacturing efficiency and make strategic acquisitions. The Company's ability to successfully implement its business strategy is subject to a number of factors, many of which are beyond the control of the Company. There can be no assurance that the Company will be able to continue to successfully implement its business strategy following the Private Offering and a failure to successfully implement its business strategy may have a material adverse effect on the Company's results of operations. See "Summary -- Business Strategy."

     Realizing the full benefits of any acquisition may require the integration of one or more of the acquired company's administrative, finance, manufacturing, engineering, sales, or marketing functions with those of the Company and the implementation of appropriate operations, financial and management systems and controls in order to capture anticipated efficiencies, manufacturing improvements and cost reductions. These efforts would require substantial attention from the Company's management team. The diversion of management attention, as well as any other difficulties which may be encountered in such a transition and integration process, could have a material adverse impact on the revenue and operating results of the Company. There can be no assurance that the Company will be able to realize the potential benefits of any such acquisition. If any such acquisition is completed, the failure to achieve a substantial portion of the anticipated benefits could have a material adverse impact on the Company.

CYCLICAL NATURE OF INDUSTRY; POTENTIAL FLUCTUATIONS IN OPERATING RESULTS

     The Company's business is cyclical in nature and sensitive to changes in general economic conditions, including the rate of expansion and new construction by its customers, and the associated demand for new boilers. The Company's customers are in turn influenced by a variety of factors beyond the Company's control, including interest rates, currency exchange rates, and general economic conditions throughout the world. The Company has experienced, and in the future could experience, reduced net sales and margins, which may affect the Company's ability to satisfy its debt service obligations, including payments on the Notes, on a timely basis. The Company's boiler business is also seasonal in nature and net sales and operating results may fluctuate significantly from quarter to quarter. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Aqua-Chem" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of NDC."

     Given the magnitude of certain of the Company's water purification and treatment projects, one or a limited number of projects may account for a substantial portion of net sales in any particular period. Although the Company recognizes net sales on a percentage-of-completion basis for new projects, the timing of one or a small number of contracts in any particular period may nevertheless affect operating results, and the profitability of these projects can vary from original estimates. In addition, net sales and gross margin may fluctuate depending upon the size and the requirements of the particular contracts entered into in that period. As a result of these and other factors, the Company may experience significant fluctuations in net sales and operating results in future periods. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Aqua-Chem."

REALIZATION OF BENEFITS OF THE ACQUISITION

     On June 23, 1998, Aqua-Chem completed the purchase of substantially all of the assets of NDC. Management has estimated that cost savings and other benefits can be achieved as a result of the Acquisition. The estimates of potential cost savings and other benefits are forward-looking statements that are inherently uncertain, and actual results could differ materially from those anticipated. All of these forward-looking statements are based on estimates and assumptions made by management, which although believed to be reasonable, are inherently uncertain and difficult to predict; therefore, undue reliance should not be placed upon such estimates.

     Full realization of the potential benefits and savings of the Acquisition will be dependent upon a variety of factors, including (i) rationalization of manufacturing facilities; (ii) retention of a substantial portion of NDC's sales; and (iii) successful application of Aqua-Chem's modern manufacturing practices to increase efficiency in the production of NDC products. Full realization of the potential annual benefits and savings is expected to occur within two years of the acquisition date. The Company estimates that the costs associated with the retention of NDC's sales and implementation of modern manufacturing techniques at former NDC facilities will be less than $0.4 million. The Company expects to incur certain costs associated with the rationalization of the manufacturing facilities, such as manufacturing inefficiencies in the production of products transferred from other facilities, which, due to their nature, cannot be practically estimated, but which may have a material adverse effect on the Company's results of operations. The Company does not expect these costs to exceed $0.7 million over a 24-month period and does not believe that they will have a material adverse impact on its results of operations. Any material delays or unexpected costs incurred in connection with the integration of Aqua-Chem and NDC could have a material adverse effect on the Company and its results of operations, liquidity and financial condition.

     The Company has no previous experience acquiring or integrating a business as large as NDC, and the successful integration of Aqua-Chem and NDC will require substantial attention from the Company's management team. The diversion of management's attention, as well as any other difficulties which may be encountered in the transition and integration process, could have a material adverse effect on the revenue and operating results of the Company. There can be no assurance that the Company will be able to integrate the operations of Aqua-Chem and NDC successfully or the extent to which the Company will be able to realize the potential benefits of the Acquisition or the timing of any such benefits. Failure to achieve a substantial portion of these benefits within the time frame expected by the Company could have a material adverse effect on the Company, including its ability to make payments on the Notes. See "Unaudited Pro Forma Financial Data" and "The Acquisition."

RESTRICTIVE DEBT COVENANTS

     The terms of the New Credit Facility and the Indenture contain numerous covenants that limit the discretion of management with respect to certain business matters and place significant restrictions on, among other things, the ability of the Company to incur additional indebtedness, to create liens or other encumbrances, to make certain payments or investments, loans and guarantees and to sell or otherwise dispose of assets and merge or consolidate with another entity. See "Description of Certain Indebtedness" and "Description of the Notes -- Certain Covenants."

     The New Credit Facility also contains a number of financial covenants that require the Company to maintain certain financial ratios (including a fixed charge coverage ratio and a funded debt to EBITDA ratio) and tests (including maintenance of the Company's net worth at a specified level). A breach of any of these covenants or the inability of the Company to comply with the required financial ratios could result in an event of default under the New Credit Facility or under the Indenture. In the event of any such default, depending on the actions taken by the lenders under the New Credit Facility, the Company could be prohibited from making any payments of principal or interest on the Notes. In addition, the lenders under the New Credit Facility could elect to declare all amounts borrowed thereunder, together with accrued interest, to be due and payable. If the Company were unable to repay such borrowings, such lenders could proceed against their collateral. If the indebtedness under the New Credit Facility were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay such indebtedness and the Notes in full. See "-- Substantial Leverage; Ability to Service the Notes," "-- Ranking of the Notes," "Description of Certain Indebtedness" and "Description of the Notes -- Ranking."

RANKING OF THE NOTES

     The indebtedness evidenced by the Existing Notes is, and by the Exchange Notes will be, general unsecured senior subordinated obligations of the Company, subordinated in right of payment to all Senior Indebtedness of the Company, including all indebtedness under the New Credit Facility. As of September 30, 1998, the Company had no outstanding Senior Indebtedness; however, the Company had approximately $45.0 million of borrowing availability under the New Credit Facility, all of which, when borrowed, will be Senior Indebtedness, and will be secured by substantially all the assets of the Company. The Indenture and the New Credit Facility permit the Company to incur additional Senior Indebtedness in the future, subject to certain conditions. Moreover, the Indenture does not limit the Company's ability to secure Senior Indebtedness.

     In the event of the bankruptcy, administration, insolvency, liquidation, reorganization, dissolution or other winding-up of the Company or upon a default in payment with respect to, or the acceleration of, any Senior Indebtedness, the lenders under the New Credit Facility and any other creditors who are holders of Senior Indebtedness must be paid in full before any holder of Notes may be paid. Accordingly, there may be insufficient assets remaining after such payments to pay principal of or interest on the Notes. In addition, the subordination provisions of the Indenture provide that no cash payments may be made with respect to the Notes during the continuance of a payment default under certain Senior Indebtedness of the Company. Furthermore, if certain nonpayment defaults exist with respect to certain Senior Indebtedness, the holders of such Senior Indebtedness would be able to prevent payments on the Notes for certain periods of time. See "Description of the Notes -- Ranking."

INTERNATIONAL EXPANSION

     The Company currently sells its products internationally primarily through export from the United States and through foreign manufacturing operations in Canada and Mexico. During the twelve months ended December 31, 1997, $50 million, or approximately 26%, of Aqua-Chem's net sales were generated outside the United States. The Company typically transacts international sales and exports in U.S. dollars.

     The Company's strategy to increase export sales will depend on numerous factors which are beyond its control, including its ability to develop or acquire additional manufacturing and distribution capabilities outside the United States. In addition, international expansion may increase the Company's exposure to certain risks inherent in doing business outside the United States, such as currency exchange rate fluctuations, restrictions on the repatriation of profits or dividends, export duties and quotas, domestic and foreign customs and tariffs, compliance with foreign codes and standards, labor unrest, political risks and potentially adverse tax consequences. Currently, the Company performs very few exchange rate hedges as the majority of its sales are denominated in U.S. currency. There can be no assurance that these factors would not have a material adverse effect on the Company or its international operations or sales. See "Summary -- Business Strategy -- Increase International Penetration."

CONTROL BY PRINCIPAL SHAREHOLDER

     All of the Common Stock and Series C Preferred Stock of the Company is owned by Rush Creek, of which 51% of the Common Stock and 63% of the Series C Preferred Stock is allocated to the capital account of Whitney Equity Partners, L.P. (a fund managed by J. H. Whitney & Co.). See "Capital Stock and Principal Stockholders" and "Management." Through Rush Creek, Whitney Equity Partners, L.P. will have the ability to control the management and affairs of the Company and there may be circumstances under which its interests as a stockholder may differ from the interests of holders of the Notes. See "Summary -- Company Ownership."

COMPETITION

     The Company operates in a highly competitive environment. It competes directly and indirectly with other manufacturers of industrial and commercial boilers and water desalination and process evaporation systems, as well as with manufacturers of parts and components for all of the foregoing. Some of the Company's competitors are larger, have greater financial resources, and may be less leveraged than the Company. There can be no assurance that the Company will be able to compete successfully with its competitors or that competitive pressures faced by the Company will not materially and adversely affect its business, operating results or financial condition. See "Business of the Company -- Boiler Market," "-- Cleaver-Brooks Division -- Sales, Marketing and Customers," "-- National Dynamics Division -- Sales, Marketing and Customers," and "-- Water Technologies Division -- Sales, Marketing and Customers."

PRICES OF RAW MATERIALS AND COMPONENT PARTS

     The principal raw materials in most of the Company's products are steel, standard alloys and refractory materials, as well as controls, pumps, motors and various other component parts. The prices for such raw materials are influenced by numerous factors beyond the control of the Company, including general economic conditions, competition, labor costs, import duties and other trade restrictions and currency exchange rates. Changing prices for such raw materials may cause the Company's results of operations to fluctuate significantly. Although the Company has never experienced a material shortage of raw materials, a large, rapid increase in the price of raw materials could have a material adverse effect on the Company's operating margins unless and until the increased cost can be passed along to customers. See "Business of the Company -- Cleaver-Brooks Division -- Raw Materials and Suppliers," "-- National Dynamics Division -- Raw Materials and Suppliers," and "-- Water Technologies
Division -- Raw Materials and Suppliers."

DEPENDENCE ON KEY PERSONNEL

     The Company's success will depend largely on the efforts and abilities of its executive officers, in particular Mr. Miller, and certain other key employees, and there can be no assurance that the Company will be able to retain all such officers and employees. The failure of such key personnel to remain active in the Company's management could have a material adverse effect on the Company's operations. See "Management."

ENVIRONMENTAL AND RELATED MATTERS

     The Company's operations and properties are subject to foreign, federal, state and local laws and regulations relating to the use, storage, handling, generation, transportation, treatment, emission, discharge, disposal and remediation of, and exposure to, hazardous and non-hazardous substances, materials and wastes. The Company's operations also are subject to laws and regulations governing employee health and safety. The nature of the Company's current and former operations exposes it to the risk of liabilities or claims with respect to environmental matters, including on-site and off-site releases and emissions of hazardous substances, materials and wastes. There can be no assurance that the Company will not incur material costs in connection with such liabilities or claims. In addition, changes in existing laws or regulations, or the discovery of additional environmental liabilities associated with the Company's current or former operations, could have a material adverse effect on the Company's business, results of operations, or financial condition. See "Business of the Company -- Environmental and Related Matters."

PRODUCT LIABILITY LITIGATION

     The Company has been named as one of a number of defendants in approximately 6,400 lawsuits (of which approximately 4,100 are still pending) alleging personal injury arising from exposure to asbestos-containing materials allegedly contained in certain boilers manufactured by the Company or its subsidiaries in the past. There can be no assurance that the ongoing costs and liabilities associated with current and future asbestos-related litigation will not have a material adverse effect on the Company's business, results of operation, or financial condition. See "Business of the Company -- Legal Proceedings."

LABOR RELATIONS

     As of September 30, 1998, the Company had approximately 1,428 active employees, of whom approximately 28% were represented by various unions. There can be no assurance that additional employees not currently represented by unions will not elect to be so represented in the future. The Company's agreements with its unions expire on January 1, 1999 at its facilities in Mexico; on June 5, 2000 in Stratford, Ontario; on January 19, 2001 in Monroe, Wisconsin and on November 1, 1999 in Lincoln, Nebraska. There can be no assurance that such agreements will be renewed when they expire or that the Company will not experience strikes, work stoppages or other situations. In the last five years, Aqua-Chem has not experienced any strikes or other work stoppages; however, in 1994, NDC employees represented by the International Boilermakers Union went on strike for six weeks in connection with a dispute over employee contributions for health benefits. The Company has reached an agreement with the Union representing production workers at its Greenville, Mississippi facility regarding the transfer of production from, and the closing of, that facility. Although management believes that its relations with its employees are satisfactory, a dispute between the Company and its employees could have a material adverse effect on the Company. See "Business of the Company -- Properties and Employees."

FRAUDULENT CONVEYANCE CONSIDERATIONS

     Various fraudulent conveyance laws have been enacted for the protection of creditors and may be utilized by a court to subordinate or void the Notes (and payments of principal and/or interest in respect thereof could be voided and recovered) in favor of other existing or future creditors of the Company.

     Proceeds of the Private Offering were used, in part, to repay certain senior and subordinated debt of the Company. If a court in a lawsuit brought by an unpaid creditor or representative of creditors, such as a trustee in bankruptcy or the Company, as a debtor-in-possession, were to find under relevant federal or state fraudulent conveyance statutes that the Company did not receive fair consideration or reasonably equivalent value for issuing the Notes, as the case may be, and that, at the time of such incurrence, the Company (i) was insolvent; (ii) was rendered insolvent by reason of such incurrence or grant; (iii) was engaged or about to engage in a business or transaction for which the assets remaining with the Company, as the case may be, constituted unreasonably small capital; or (iv) intended to incur, or believed or reasonably should have believed that it would incur, debts beyond its ability to pay such debts as they become due, then such court, subject to applicable statutes of limitation, could void the Notes, subordinate the Notes to other indebtedness of the Company, or take other action detrimental to the holders of the Notes.

     The measure of insolvency for these purposes will depend upon the governing law of the relevant jurisdiction. Generally, however, a company will be considered insolvent for these purposes if the sum of that company's debts is greater than the fair value of all of that company's property or if the present fair salable value of that company's assets is less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and matured. Moreover, regardless of solvency, a court could void an incurrence of indebtedness, including the Notes, if it determined that such transaction was made with the intent to hinder, delay or defraud creditors. In addition, a court could subordinate the indebtedness, including the Notes, to the claims of all existing and future creditors on similar grounds.

     There can be no assurance as to what standard a court would apply in order to determine whether the Company was "insolvent" upon consummation of the sale of the Notes or that, regardless of the method of valuation, a court would not determine that the Company was insolvent as a result of the foregoing.

     There can be no assurance that a court would conclude (i) that the Notes are being incurred for proper purposes in good faith, or (ii) that the Company
(a) is solvent and will continue to be solvent after issuing the Notes, (b) will have sufficient capital for carrying on the business it intends to conduct after such issuance, and (c) will be able to pay its debts as they become due. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Aqua-Chem -- Liquidity and Capital Resources" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of NDC."

PURCHASE OF NOTES UPON A CHANGE OF CONTROL

     Upon a Change of Control, the Company is required, subject to certain conditions, to offer to purchase all outstanding Notes at 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. The source of funds for any such purchase would be the Company's available cash or cash generated from other sources, including borrowings, sales of assets, sales of equity or funds provided by a new controlling person. A Change of Control likely would constitute an event of default under the New Credit Facility that would permit the lenders to accelerate the debt under the New Credit Facility because the New Credit Facility prohibits repurchase of the Notes without the requisite senior lenders' prior written consent. In such event, the Company likely would attempt to refinance the indebtedness outstanding under the New Credit Facility and the Notes. In addition, the terms governing the outstanding preferred stock require it to be redeemed upon a change in ownership control. The aggregate amount attributable to redemption of this stock would have been $12.3 million as of September 30, 1998. There can be no assurance that sufficient funds will be available at the time of any Change of Control to make any required purchases of Notes tendered, to repay indebtedness under the New Credit Facility or to make the required redemptions of the Company's preferred stock. See "Description of Certain Indebtedness" and "Description of the Notes -- Change of Control."

     The Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations or highly leveraged transactions, that would not constitute a Change of Control under the Indenture but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings or otherwise adversely affect the Holders.

ABSENCE OF A PUBLIC MARKET FOR THE NOTES; VOLATILITY; RESTRICTIONS ON RESALE

     The Exchange Notes are being offered to the holders of Existing Notes. The Existing Notes were originally issued on the Issue Date to the Initial Purchasers pursuant to Section 4(2) of the Securities Act. The Company has been advised that the Existing Notes subsequently have been resold to (i) qualified institutional buyers as defined in Rule 144A ("Qualified Institutional Buyers" or "QIBs") in reliance on, and subject to the restrictions imposed pursuant to, Rule 144A, and (ii) certain non-U.S. persons outside the

United States of America in accordance with Regulation S. The Existing Notes beneficially owned by Qualified Institutional Buyers are eligible for trading in the Private Offering, Resale and Trading through Automated Linkages ("PORTAL") Market, which is the National Association of Securities Dealers' screen-based automated market for trading of securities eligible for resale under Rule 144A.

     To the extent that Existing Notes are tendered and accepted in the Exchange Offer, the trading market for the remaining untendered or tendered but not accepted Existing Notes could be adversely affected. The Exchange Notes will constitute a new issue of securities, have no established trading market and may not be widely distributed. Although the Initial Purchasers have informed the Company that they currently intend to make a market in the Exchange Notes, they are not obligated to do so and may discontinue market making at any time without notice. The Company does not intend to list the Notes on any national securities exchange or to seek the admission thereof to trading in The Nasdaq Stock Market. Accordingly, there can be no assurance as to the development or liquidity of any market for either Exchange Notes or the Existing Notes. If a market does develop, the Notes may trade at a discount from their principal amount, and the price of the Notes may fluctuate depending on many factors including, but not limited to, prevailing interest rates, the Company's operating results and the market for similar securities, and liquidity may therefore be limited. If a market for the Notes does not develop, purchasers may be unable to resell such securities for an extended period of time, if at all.

                               THE EXCHANGE OFFER

GENERAL

     The Existing Notes were originally sold by the Company on June 23, 1998 to the Initial Purchasers pursuant to a purchase agreement dated June 18, 1998 (the "Purchase Agreement"). The Initial Purchasers subsequently resold the Existing Notes to QIBs in reliance on Rule 144A and to non-U.S. persons in accordance with Regulation S.

     The Company hereby offers, upon the terms and conditions set forth herein and in the related Letter of Transmittal, to exchange Exchange Notes for a like principal amount of outstanding Existing Notes. An aggregate of $125 million principal amount of Existing Notes are outstanding. The Exchange Offer is not conditioned upon any minimum principal amount of Existing Notes being tendered.

REGISTRATION AGREEMENT

     As a condition to the Purchase Agreement, the Company agreed pursuant to the Registration Rights Agreement with the Initial Purchasers dated as of June 18, 1998 (the "Registration Agreement"), for the benefit of the holders of the Existing Notes, that the Company will, at its cost, (i) within 45 days after the date of original issue of the Existing Notes, file a registration statement (the "Exchange Offer Registration Statement") with the SEC with respect to a registered offer to exchange the Existing Notes for the Exchange Notes that will be issued under the Indenture in the same aggregate principal amount and having terms substantially identical in all material respects to the Existing Notes (except that the Exchange Notes will not contain terms with respect to transfer restrictions) and (ii) use its best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 150 days after the date of original issue of the Existing Notes. Upon the effectiveness of the Exchange Offer Registration Statement, the Company will offer the Exchange Notes in exchange for surrender of the Existing Notes. The Company will keep the Exchange Offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the Exchange Offer is mailed to the holders of the Existing Notes. For each Existing Note surrendered to the Company pursuant to the Exchange Offer, the holder of such Existing Note will receive an Exchange Note having a principal amount equal to that of the surrendered Existing Note. Interest on each Exchange Note will accrue from the last interest payment date on which interest was paid on the Existing Note surrendered in exchange thereof or, if no interest has been paid on such Existing Note, from the date of its original issue.

     If the Company effects the Exchange Offer, it will be entitled to close the Exchange Offer 30 days after the commencement thereof provided that it has accepted all Existing Notes theretofore validly tendered in accordance with the terms of the Exchange Offer.

     In the event that applicable interpretations of the staff of the SEC do not permit the Company to effect a registered Exchange Offer, or if for any other reason the Exchange Offer is not consummated within 180 days of the date of the Registration Agreement, or if the Initial Purchasers so request with respect to Existing Notes not eligible to be exchanged for Exchange Notes in the Exchange Offer, or if any holder of Existing Notes is not eligible to participate in the Exchange Offer or does not receive freely tradeable Exchange Notes in the Exchange Offer, the Company will, at its cost, (a) as promptly as practicable, file a shelf registration statement (a "Shelf Registration Statement") covering resales of the Existing Notes or the Exchange Notes, as the case may be, (b) use its best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act and (c) keep the Shelf Registration Statement effective until the time when the Existing Notes covered by the Shelf Registration Statement can be sold pursuant to Rule 144 without any limitations under clauses (c), (e), (f) and (h) of Rule 144. The Company will, in the event a Shelf Registration Statement is filed, among other things, provide to each holder for whom such Shelf Registration Statement was filed copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Existing Notes or the Exchange Notes, as the case may be. A holder selling such Existing Notes or Exchange Notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Agreement which are applicable to such holder (including certain indemnification obligations).

     Pursuant to the Registration Agreement, if (i) by August 7, 1998, neither the Exchange Offer Registration Statement nor the Shelf Registration Statement has been filed with the SEC; (ii) by December 21, 1998, the Exchange Offer is not consummated and, if applicable, the Shelf Registration Statement is not declared effective; or (iii) after either the Exchange Offer Registration Statement or the Shelf Registration Statement is declared effective, such Registration Statement thereafter ceases to be effective or usable (subject to certain exceptions) in connection with resales of Existing Notes or Exchange Notes in accordance with and during the periods specified in the Registration Agreement (each such event referred to in clauses (i) through (iii) a "Registration Default"), additional interest will accrue on the applicable Existing Notes and the Exchange Notes at the rate of 0.50% per annum from and including the date on which any such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured. Such interest is payable in addition to any other interest payable from time to time with respect to the Existing Notes and the Exchange Notes.

     Because the Exchange Offer Registration Statement was not declared effective by November 21,1998, the Company will not be able to consummate the Exchange Offer by December 21, 1998 and may be required to file the Shelf Registration Statement. Further, as of December 21,1998, and until either the Exchange Offer is consummated or the Shelf Registration Statement is declared effective, as the case may be, the Company will be required to pay the additional interest described above.

     The Company's purpose in making the Exchange Offer is to comply with the Registration Agreement and to avoid the payment of additional interest which the Company would incur if the Exchange Offer were not duly and timely consummated. The full terms of the Company's obligations with respect to the Exchange Offer are set forth in the Registration Agreement which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The summary herein of certain provisions of the Registration Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Agreement, a copy of which is available from the Company upon request.

CERTAIN EFFECTS OF THE EXCHANGE OFFER

     Based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties, the Company believes that the Exchange Offer will provide holders of Existing Notes with Exchange Notes that will generally be freely transferable by holders thereof (other than any holder who is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act), who may offer for resale, resell or otherwise transfer such Exchange Notes without complying with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of each such holder's business and such holders are not engaged in, and do not intend to engage in, a distribution of such Exchange Notes and have no arrangement or understanding with any person to participate in a distribution of such Exchange Notes, provided, further that broker-dealers ("Participating Broker-Dealers") receiving Exchange Notes in the Exchange Offer will have a prospectus delivery requirement with respect to resales of such Exchange Notes. The SEC has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to Exchange Notes (other than a resale of an unsold allotment from the original sale of the Existing Notes) with the prospectus contained in the Exchange Offer Registration Statement. Each broker-dealer that receives Exchange Notes for its own account in exchange for Existing Notes, where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution." Under the Registration Agreement, the Company is required to allow Participating Broker-Dealers and other persons, if any, with similar prospectus delivery requirements to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such Exchange Notes. The Company has not sought, and does not intend to seek, a no-action letter from the Commission with respect to the effects of the Exchange Offer.

     The Existing Notes that are not exchanged for Exchange Notes pursuant to the Exchange Offer will remain restricted securities under the Securities Act. Accordingly, such Existing Notes may be resold only

(i) to the Company, (ii) pursuant to a registration statement that has been declared effective under the Securities Act, (iii) for so long as the Existing Notes are eligible for resale pursuant to Rule 144A, to a person reasonably believed to be a QIB that purchases for its own account or for the account of a QIB to whom notice is given that the transfer is being made in reliance on Rule 144A, (iv) pursuant to offers and sales to non-U.S. persons that occur outside the United States within the meaning of Regulation S, (v) to an institutional "accredited investor" (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act and referred to in this Prospectus as an "Institutional Accredited Investor") that is acquiring the security for its own account or for the account of such an Institutional Accredited Investor for investment purposes and not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act or (vi) pursuant to any other available exemption from the registration requirements of the Securities Act, subject in each of the foregoing cases (a) to any requirement of law that the disposition of its property or the property of such investor account or accounts be at all times within its or their control and (b) to compliance with any applicable state or other securities laws. After the Exchange Offer is completed, holders of Existing Notes will not have certain registration rights under the Registration Agreement. See "-- Termination of Certain Rights."

     Because the Exchange Offer is for any and all Existing Notes, the number of Existing Notes tendered and exchanged in the Exchange Offer will reduce the principal amount of Existing Notes outstanding. As a result, the liquidity of any remaining Existing Notes may be substantially reduced. The Existing Notes beneficially owned by QIBs are currently eligible for sale pursuant to Rule 144A through PORTAL. Because the Company anticipates that most holders of Existing Notes will elect to exchange such Existing Notes for Exchange Notes due to the absence of restrictions on the resale of Exchange Notes under the Securities Act, the Company anticipates that the liquidity of the market for any Existing Notes remaining after the consummation of the Exchange Offer may be substantially limited.

     The exchange of an Existing Note for an Exchange Note should not constitute a taxable exchange of the Existing Note if the interest rate on the Exchange
Note is equal to the interest rate on the Existing Note. Although there is no definitive guidance on the issue, even if the interest rate on the Exchange Note is not equal to the interest rate on the Existing Note because Additional Interest is payable on the Existing Note but not on the Exchange Note, the exchange should not constitute a taxable exchange of the Existing Note. See "Certain United States Federal Income Tax Considerations."

EXPIRATION AND EXTENSION


     The Exchange Offer will expire at 5:00 p.m., New York City time, on February 5, 1999, unless extended by the Company. The Exchange Offer may be extended by oral or written notice from the Company to the Exchange Agent at any time or from time to time, on or prior to the date then fixed for the expiration of the Exchange Offer. The term "Expiration Date" means 5:00 p.m., New York City time, on February 5, 1999, unless the Company, in its sole discretion, notifies the Exchange Agent that the period of the Exchange Offer has been extended, in which case the term "Expiration Date" means the latest time and date on which the Exchange Offer, as so extended, will expire. Notwithstanding any extension of the Exchange Offer, if the Exchange Offer is not consummated by December 21, 1998, additional interest will accrue. Public announcement of any extension of the Exchange Offer will be timely made by the Company, but, unless otherwise required by law or regulation, the Company will not have any obligation to communicate such public announcement other than by making a release to the Dow Jones News Service.


ACCRUED INTEREST

     Holders of Existing Notes that are accepted for exchange will not receive any accrued interest thereon. However, each Exchange Note will bear interest from the most recent date on which interest has been paid on the corresponding Existing Note, or, if no interest has been paid, from June 23, 1998.

CONDITIONS

     Notwithstanding any other provisions of the Exchange Offer, or any extension of the Exchange Offer, the Company will not be required to cause the issuance of Exchange Notes in respect of any validly tendered Existing Notes not accepted and, prior to the acceptance of tendered Existing Notes, may terminate the

Exchange Offer (by oral or written notice to the Exchange Agent and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service) or, subject to compliance with the applicable rules of the Commission, delay the acceptance of the tendered Existing Notes, if any material change occurs which is likely to affect the Exchange Offer, including, but not limited to, the following:

          (i) there shall occur (a) any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market, (b) any limitation by any governmental agency or authority which may adversely affect the ability of the Company to complete the transactions contemplated by the Exchange Offer, (c) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit or (d) a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof;

          (ii) any statute, rule or regulation shall have been proposed or enacted, or any action shall have been taken or proposed to be taken by any governmental authority which, in the sole judgment of the Company, would or might prohibit, restrict or delay completion of the Exchange Offer;

          (iii) there shall be instituted or threatened any action or proceeding before any court or governmental agency challenging the Exchange Offer or otherwise directly or indirectly relating to the Exchange Offer;

          (iv) there shall occur any development in any pending action or proceeding which, in the sole judgment of the Company, would or might prohibit, restrict or delay consummation of the Exchange Offer;

          (v) there exists, in the sole judgment of the Company, any actual or threatened legal impediment (including a default or prospective default under an agreement, indenture or other instrument or obligation to which the Company is a party or by which it is bound) to the completion of the Exchange Offer; or

          (vi) prior to the completion of the Exchange Offer, the Company determines there has been a change in law or applicable interpretation thereof by the staff of the Commission such that the Exchange Notes that would be received by holders in the Exchange Offer in exchange for Existing Notes would not be transferable, upon receipt, by each such holder (other than a holder that is an affiliate of the Company, a holder who acquires the Exchange Notes outside the ordinary course of such holder's business, a holder who is engaged in or intends to engage in a distribution of such Exchange Notes or a holder who has arrangements or understandings with any person to participate in the Exchange Offer for the purpose of distributing the Exchange Notes) without restriction under the Securities Act.

     Subject to the obligations under the Registration Agreement to use its best efforts to complete the Exchange Offer, the Company expressly reserves the right, at any time prior to the acceptance of tendered Existing Notes, to terminate the Exchange Offer and not accept for exchange any Existing Notes upon the occurrence of any of the foregoing conditions. In addition, the Company may amend the Exchange Offer at any time prior to the acceptance of tendered Existing Notes if any of the conditions set forth above occur. Moreover, regardless of whether any of the foregoing conditions has occurred, the Company reserves the right, in its reasonable discretion, to amend the Exchange Offer in any manner prior to the acceptance of tendered Existing Notes, although it has no current intention to do so.

     The Company reserves the right to waive any condition or otherwise amend the Exchange Offer prior to the acceptance of tendered Existing Notes. If any amendment by the Company of the Exchange Offer or waiver by the Company of any condition thereto constitutes a material change in the information previously disclosed to the holders of Existing Notes, the Company will, in accordance with the applicable rules of the Commission, promptly disseminate disclosure of such change in a manner reasonably calculated to inform such holders of such change. If it is necessary to permit an adequate dissemination of information regarding such material change, the Company will extend the Exchange Offer to permit an adequate time for holders of Existing Notes to consider the additional information.

     The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company, in whole or in part, at any time and from time to time in its sole discretion. Any determination made by the Company concerning an event, development or circumstance described or referred to above will be final and binding on all parties to the Exchange Offer.

     In addition, the Company will not accept for exchange any Existing Notes tendered, and no Exchange Notes will be issued in exchange for any such Existing Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended.

     If the event referred to in clause (vi), above, shall occur, the Company shall be under no continuing obligation under the Registration Agreement to complete the Exchange Offer, but in lieu thereof will be obligated to file and use its best efforts to secure and maintain the effectiveness under the Securities Act of a "shelf" registration statement providing for the resale of Existing Notes.

HOW TO TENDER

     A holder of Existing Notes may tender Existing Notes by (i) properly completing and signing the Letter of Transmittal or a facsimile thereof (all references in this Prospectus to the Letter of Transmittal shall be deemed to include a facsimile thereof), having their signatures guaranteed if required, and delivering the same, together with the Existing Notes being tendered (or a confirmation of an appropriate book-entry transfer), to the Exchange Agent on or prior to the Expiration Date, or (ii) requesting a broker, dealer, bank, trust company or other nominee to effect the transaction for such holder prior to the Expiration Date.

     Exchange Notes will not be issued in the name of a person other than that of a registered holder of the Existing Notes appearing on the Note register.

     The Exchange Agent will establish an account with respect to the Existing Notes at The Depository Trust Company ("DTC" or the "Depository") for purposes of the Exchange Offer promptly after the date of this Prospectus, and any financial institution which is a participant in DTC may make book-entry delivery of the Existing Notes by causing DTC to transfer such Existing Notes into the Exchange Agent's account in accordance with DTC's procedure for such transfer. Although delivery of Existing Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, the Letter of Transmittal, with any required signature guarantees and any other required documents, must in any case be transmitted to and received by the Exchange Agent on or prior to the Expiration Date at the address set forth below under "-- Exchange Agent," or the guaranteed delivery procedure described below must be complied with. Delivery of documents to DTC does not constitute delivery to the Exchange Agent. See
"-- Exchanging Book-Entry Notes."

     THE METHOD OF DELIVERY OF EXISTING NOTES AND ALL OTHER DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE ELECTION AND RISK OF THE HOLDER. IF SENT BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, RETURN RECEIPT REQUESTED, BE USED, AND PROPER INSURANCE BE OBTAINED.

     If a holder desires to tender Existing Notes pursuant to the Exchange Offer and such holder's Existing Notes are not immediately available or time will not permit all of the above documents to reach the Exchange Agent prior to the Expiration Date, or such holder cannot complete the procedure of book-entry transfer on a timely basis, such tender may be effected if the following conditions are satisfied:

          (i) such tenders are made by or through an eligible guarantor institution which is a member of one of the following Signature Guarantee
     Programs: The Securities Transfer Agents Medallion Program (STAMP); The New York Stock Exchange's Medallion Signature Program (MSP) and The Stock Exchanges Medallion Program (SEMP) (each, an "Eligible Institution");

          (ii) a properly completed and duly executed notice of guaranteed delivery ("Notice of Guaranteed Delivery"), in substantially the form provided by the Company, is received by the Exchange Agent as provided below on or prior to the Expiration Date; and

          (iii) the Existing Notes, in proper form for transfer (or confirmation of book-entry transfer of such Existing Notes into the Exchange Agent's account at the Depository as described above), together with a properly completed and duly executed Letter of Transmittal and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within five New York Stock Exchange, Inc. trading days after the date of execution of such Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mail to the Exchange Agent and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     A tender will be deemed to have been received as of the date when the tendering holder's duly signed Letter of Transmittal accompanied by Existing Notes (or a timely confirmation received of a book-entry transfer of Existing Notes into the Exchange Agent's account at DTC) or a Notice of Guaranteed Delivery from an Eligible Institution is received by the Exchange Agent. Issuances of Exchange Notes in exchange for Existing Notes tendered pursuant to a Notice of Guaranteed Delivery by an Eligible Institution will be made only against delivery of the Letter of Transmittal (and any other required documents) and the tendered Existing Notes (or a timely confirmation received of a book-entry transfer of Existing Notes into the Exchange Agent's account at DTC) to the Exchange Agent or confirmation of the Book-Entry Transfer Facility Automated Tender Offer Program ("ATOP") procedures set forth below. See
"-- Exchanging Book-Entry Notes."

     Partial tenders of Existing Notes may be made only if (i) the principal amount tendered is equal to $1,000 or an integral multiple thereof and (ii) the remaining untendered portion of such Existing Notes is in a principal amount of $250,000, or any integral multiple of $1,000 in excess of such amount. Holders tendering less than the entire principal amount of any Existing Note they hold in accordance with the foregoing restrictions must appropriately indicate such fact on the Letter of Transmittal accompanying the tendered Existing Note.

     With respect to tenders of Existing Notes, the Company reserves full discretion to determine whether the documentation is complete and generally to determine all questions as to tenders, including the date of receipt of a tender, the propriety of execution of any document, and any other questions as to the validity, form, eligibility or acceptability of any tender. The Company reserves the right to reject any tender not in proper form or otherwise not valid or the acceptance of exchange of which, in the opinion of the Company's counsel, may be unlawful or to waive any irregularities or conditions, and the Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions on the Letter of Transmittal) will be final. The Company shall not be obligated to give notice of any defects or irregularities in tenders and shall not incur any liability for failure to give any such notice. The Exchange Agent may, but shall not be obligated to, give notice of any irregularities or defects in tenders, and shall not incur any liability for any failure to give any such notice. Existing Notes shall not be deemed to have been duly or validly tendered unless and until all defects and irregularities have been cured or waived. All improperly tendered Existing Notes, as well as Existing Notes in excess of the principal amount tendered for exchange, will be returned (unless irregularities and defects are timely cured or waived), without cost to the tendering holder (or, in the case of Existing Notes delivered by book-entry transfer within DTC, will be credited to the account maintained within DTC by the participant in DTC which delivered such shares), promptly after the Expiration Date.

     If the Letter of Transmittal is signed by a person or persons other than the registered holder or holders of Existing Notes, such Existing Notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders appear on the Existing Notes.

     If the Letter of Transmittal or any Existing Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Company, proper evidence satisfactory to the Company of their authority to so act must be submitted.

EXCHANGING BOOK-ENTRY NOTES

     The Exchange Agent and DTC have confirmed that any financial institution that is a participant in the DTC may utilize ATOP to tender Existing Notes.

     Any DTC participant may make book-entry delivery of Existing Notes by causing DTC to transfer such Existing Notes into the Exchange Agent's account in accordance with DTC's ATOP procedures for transfer. However, the exchange for the Existing Notes so tendered will only be made after timely confirmation (a "Book-Entry Confirmation") of such book-entry transfer of Existing Notes into the Exchange Agent's account, and timely receipt by the Exchange Agent of an Agent's Message (as defined) and any other documents required by the Letter of Transmittal. The term "Agent's Message" means a message, transmitted by the DTC and received by the Exchange Agent and forming part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from a participant tendering Existing Notes that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal, and that the Company may enforce such agreement against such participant.

TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL

     The Letter of Transmittal contains, among other things, certain terms and conditions which are summarized below and are part of the Exchange Offer.

     By tendering Existing Notes and executing the Letter of Transmittal, the holder thereof shall represent and agree that (i) it is neither an affiliate of the Company nor a broker-dealer tendering Existing Notes acquired directly from the Company for its own account, (ii) it acquired the Exchange Notes in the ordinary course of its business and (iii) it is not engaged in, and does not intend to engage in, a distribution of the Exchange Notes and it has no arrangement or understanding to participate in a distribution of Exchange Notes. Holders of Existing Notes who participate in the Exchange Offer should be aware that, except in the case of certain broker-dealers as described below, if they accept the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes, they cannot rely on such interpretations by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act. A holder of Existing Notes (other than certain specified holders) who wishes to exchange such Existing Notes for Exchange Notes in the Exchange Offer will be required to represent that any Exchange Notes to be received by it will be acquired in the ordinary course of its business and that at the time of the commencement of the Exchange Offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes and that it is not an "affiliate" of the Company, as defined in Rule 405 of the Securities Act, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

     Each broker-dealer that receives Exchange Notes for its own account in exchange for Existing Notes, where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus with any resale of such Exchange Notes. See "Plan of Distribution." The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.


     Existing Notes tendered in exchange for Exchange Notes (or a timely confirmation of a book-entry transfer of such Existing Notes into the Exchange Agent's account at DTC) must be received by the Exchange Agent, with the Letter of Transmittal and any other required documents, by 5:00 p.m., New York City time, on or prior to February 5, 1999, unless extended, or within the time periods set forth above in "-- How to Tender" pursuant to a Notice of Guaranteed Delivery from an Eligible Institution. The party tendering the Existing Notes for exchange (the "Tendering Holder") shall be deemed to have sold, assigned and transferred the Existing Notes to the Exchange Agent, as agent of the Company, and irrevocably constituted and appointed the Exchange Agent as the Tendering Holder's agent and attorney-in-fact to cause the Existing Notes to be transferred and exchanged. The Tendering Holder shall also warrant that it has full power and authority to tender, exchange, sell, assign, and transfer the Existing Notes and to acquire the Exchange Notes issuable upon the exchange of such tendered Existing Notes, that the Exchange Agent, as agent of the Company, will acquire good and unencumbered title to the tendered Existing Notes, free and clear of all liens, restrictions, charges and encumbrances, and that the Existing Notes tendered for exchange are not subject to any adverse claims when accepted by the Exchange Agent, as agent of the Company. The Tendering Holder shall also warrant that it will, upon request, execute and deliver any additional documents deemed by the Company or the Exchange Agent to be necessary or desirable to complete the exchange, sale, assignment and transfer of the Existing Notes. All authority conferred or agreed to be conferred in the Letter of Transmittal by the Tendering Holder will survive the death or incapacity of the Tendering Holder and any obligation of the Tendering Holder shall be binding upon the heirs, executors, administrators, personal representatives, trustees in bankruptcy, legal representatives, successors and assigns of such Tendering Holder.

     Signature(s) on the Letter of Transmittal will be required to be guaranteed as set forth above in "-- How to Tender." All questions as to the validity, form, eligibility (including time of receipt) and acceptability of any tender will be determined by the Company, in its sole discretion, and such determination will be final and binding. Unless waived by the Company, irregularities and defects must be cured by the Expiration Date.

WITHDRAWAL RIGHTS

     All tenders of Existing Notes may be withdrawn at any time prior to the Expiration Date. To be effective, a notice of withdrawal must be timely received by the Exchange Agent at the address set forth below under "-- Exchange Agent." Any notice of withdrawal must specify the person named in the Letter of Transmittal as having tendered the Existing Notes to be withdrawn. If the Existing Notes have been physically delivered to the Exchange Agent, the Tendering Holder must also submit the serial number shown on the particular Existing Notes to be withdrawn. If the Existing Notes have been delivered pursuant to the book-entry procedures set forth above under "-- How to Tender," any notice of withdrawal must specify the name and number of the participant's account at the Depository to be credited with the withdrawn Existing Notes. The Exchange Agent will return the properly withdrawn Existing Notes as soon as practicable following receipt of the notice of withdrawal. All questions as to the validity, including time of receipt, of notices and withdrawals will be determined by the Company, and such determination will be final and binding on all parties.

ACCEPTANCE OF TENDERS

     Subject to the terms and conditions of the Exchange Offer, including the reservation of certain rights by the Company, Existing Notes tendered (either physically or through book-entry delivery as described in "-- How to Tender") with a properly executed Letter of Transmittal and all other required documentation, and not withdrawn, will be accepted on or promptly after the Expiration Date. At the option of the holder of an Exchange Note, such Exchange Note may be held in the form of either (i) a certificated Exchange Note or (ii) a beneficial interest in one or more of the Global Notes (as defined). Beneficial interests in the Global Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depository and its participants. Subject to the terms and conditions of the Exchange Offer, certificated Exchange Notes to be issued in exchange for properly tendered Existing Notes will be mailed by the Exchange Agent promptly after the acceptance of such tendered Existing Notes and the Exchange Notes to be issued in the form of Global Notes will be deposited with the Depository promptly after acceptance of the related tendered Existing Notes. Acceptance of tendered Existing Notes will be effected by the delivery of a notice to that effect by the Company to the Exchange Agent. Subject to the applicable rules of the Commission, the Company, however, reserves the right, prior to the acceptance of tendered Existing Notes, to delay acceptance of tendered Existing Notes upon the occurrence of any of the conditions set forth above under the caption
"-- Conditions." The Company confirms that its reservation of the right to delay acceptance of tendered Existing Notes is subject to the provisions of Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer.

     Although the Company does not currently intend to do so, if it modifies the terms of the Exchange Offer, such modified terms will be available to all holders of Existing Notes, whether or not their Existing Notes have been tendered prior to such modification. Any material modification will be disclosed in accordance with the applicable rules of the Commission and, if required, the Exchange Offer will be extended to permit holders of Existing Notes adequate time to consider such modification.

     The tender of Existing Notes pursuant to any one of the procedures set forth in "-- How to Tender" will constitute an agreement between the Tendering Holder and the Company upon the terms and subject to the conditions of the Exchange Offer.

EXCHANGE AGENT

     United States Trust Company of New York has agreed to provide certain services as Exchange Agent for the Exchange Offer. Tendering Holders who require assistance should contact the Exchange Agent. Letters of Transmittal and any inquiries with respect to the Exchange Offer must be addressed to the Exchange Agent as follows:

          By Mail:                Facsimile Transmission        By Hand up to 4:30 p.m.:
                                          Number:
     United States Trust              (212) 780-0592           United States Trust Company
     Company of New York        (For Eligible Institutions             of New York
        P.O. Box 844                       Only)                      111 Broadway
       Cooper Station                                                  Lower Level
     New York, New York            Confirm by Telephone:        New York, New York 10006
         10276-0844                   (800) 548-6565              Attn: Corporate Trust
    Attn: Corporate Trust                                               Services
           Services
(Registered or Certified Mail
         Recommended)

                                                                  By Overnight Courier:
                                                               United States Trust Company
                                                                       of New York
                                                               770 Broadway -- 13th Floor
                                                                New York, New York 10003
                                                                  Attn: Corporate Trust
                                                                        Services

     DELIVERY TO OTHER THAN THE ADDRESS SET FORTH ABOVE OR FACSIMILE TRANSMISSION TO OTHER THAN THE FACSIMILE TRANSMISSION NUMBER SET FORTH ABOVE WILL NOT CONSTITUTE VALID DELIVERY.

SOLICITATION OF TENDERS; EXPENSES

     Except as described above under "-- Exchange Agent," the Company has not retained any agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or other persons for soliciting or recommending acceptances of the Exchange Offer. The Company, will, however, reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith. The Company will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus and related documents to the beneficial owners of the Existing Notes and in handling or forwarding tenders for their customers.

TRANSFER TAXES

     The Company will pay all transfer taxes, if any, applicable to the transfer of Existing Notes to it or its order pursuant to the Exchange Offer. If, however, Exchange Notes and/or substitute Existing Notes not exchanged are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Existing Notes tendered, or if tendered Existing Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the transfer of Existing Notes to the Company or its order pursuant to the Exchange Offer, the amount of any such transfer taxes (whether imposed on the registered holder or any other person) will be payable by the Tendering Holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such Tendering Holder.

ACCOUNTING TREATMENT

     The carrying value of the Existing Notes is expected to become the carrying value of the Exchange Notes at the time of the Exchange Offer. Accordingly, no gain or loss for accounting purposes will be recognized. The expenses of the Exchange Offer will be amortized over the term of the Exchange Notes.

TERMINATION OF CERTAIN RIGHTS

     Holders of the Exchange Notes will not be entitled to certain special rights under the Registration Agreement, which rights will terminate when the Exchange Offer is completed. Pursuant to the Registration Agreement, the Exchange Offer shall be deemed to be "completed" upon the occurrence of (i) the filing and effectiveness under the Securities Act of a registration statement relating to the Exchange Notes to be issued in the Exchange Offer, (ii) the maintenance of such registration statement continuously effective for a period of not less than 30 days after notice has been sent to holders of Existing Notes and (iii) the delivery by the Company in exchange for all Existing Notes that have been duly tendered and not validly withdrawn on or prior to the Expiration Date of Exchange Notes transferable by each holder thereof (other than a holder that is an affiliate of the Company within the meaning of Rule 405 under the Securities Act, a broker-dealer tendering Existing Notes acquired directly from the Company for its own account, a holder who acquires the Exchange Notes outside the ordinary course of such holder's business or a holder who is engaged in or who intends to engage in a distribution of the Exchange Notes or who has arrangements or understandings with any person to participate in the Exchange Offer for the purpose of distributing the Exchange Notes) without restrictions under the Securities Act. The rights that will terminate include the right to require the Company (i) to file with the Commission, and use its best efforts to cause to become effective under the Securities Act, a registration statement with respect to the Exchange Notes and (ii) other than in certain limited circumstances, to file with the Commission, use its best efforts to cause to become effective under the Securities Act and keep continuously effective for a period of up to three years a "shelf" registration statement providing for the registration of, and the sale on a continuous or delayed basis by the holders of, Existing Notes.

USE OF PROCEEDS

     The Exchange Offer is intended to satisfy certain of the Company's obligations under the Registration Agreement. The Company will not receive any cash proceeds from the issuance of the Exchange Notes offered hereby. In consideration for issuing the Exchange Notes as contemplated in this Prospectus, the Company will receive in exchange Existing Notes in like principal amount, the form and terms of which are identical in all material respects to the form and terms of the Exchange Notes, except as otherwise described herein. The Existing Notes surrendered in exchange for the Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any increase in the indebtedness of the Company.

     The proceeds to the Company for the sale of the Existing Notes were approximately $121.3 million, net of Initial Purchasers' discount. The net proceeds to the Company from the sale of the Existing Notes were used as follows: (i) approximately $47.9 million was used to pay the purchase price of the Acquisition and related expenses; (ii) approximately $63.9 million was used to repay the Company's existing revolving credit facility and term loan facility, existing subordinated debt, and an existing note payable (collectively, the "Outstanding Indebtedness"); (iii) approximately $3.3 million was used to retire a portion of the Company's Series A Preferred Stock; (iv) approximately $1.3 million was used to pay fees and expenses of the Private Offering; and (v) approximately $4.9 million was used for general corporate purposes.

                                 CAPITALIZATION

     The following table sets forth, as of September 30, 1998, the consolidated capitalization of the Company. The information set forth below should be read in conjunction with the consolidated financial statements of Aqua-Chem included elsewhere in this Prospectus.

                                                                  SEPTEMBER 30, 1998
                                                                  ------------------
                                                                (DOLLARS IN THOUSANDS)
Cash and cash equivalents...................................           $  6,114
                                                                       ========
Long-term debt:
  New Credit Facility(a)....................................           $     --
  The Notes.................................................            125,000
                                                                       --------
     Total debt.............................................            125,000
Preferred stock.............................................              4,795
Stockholders' deficit.......................................             (2,914)
                                                                       --------
       Total capitalization.................................           $126,881
                                                                       ========

------------------------------------
(a) Consists of a $45,000 revolving facility, none of which was drawn at September 30, 1998. See "Description of Certain Indebtedness."

                       UNAUDITED PRO FORMA FINANCIAL DATA

     The unaudited pro forma financial data include the unaudited pro forma consolidated statements of operations of the Company for the twelve months ended December 31, 1997, and the nine months ended September 30, 1998 (the "Pro Forma Statements of Operations"). The Pro Forma Statements of Operations for the twelve months ended December 31, 1997 have been prepared using NDC's results for the fiscal year ended October 31, 1997. The Pro Forma Statements of Operations for the nine months ended September 30, 1998 have been prepared using NDC's historical results for the period from January 1, 1998 through June 23, 1998, the date the Acquisition was consummated. The results of NDC's operations for the year ended October 31, 1997 are not necessarily indicative of the results of NDC's operations for the twelve months ended December 31, 1997. NDC's net sales and net income for the combined months of November and December 1997 were $12,916 and $1,901, respectively. NDC management has advised the Company that there were no material or unusual events outside of the normal course of business which occurred during this two month period. The pro-forma and actual results of operations for any interim period are not necessarily indicative of the results for an entire year. The Pro Forma Statements of Operations give effect to the Transactions as if they had occurred on January 1, 1997.

     The Company is implementing a business plan designed to achieve certain synergies and costs savings arising from (i) the Company's closure of its Greenville, Mississippi facility; and (ii) the in-sourcing of certain boiler components currently procured from third parties that either Cleaver-Brooks or National Dynamics already produces. See Note (b) to the table under "Summary -- Summary Unaudited Pro Forma Financial Data." The Pro Forma Statements of Operations do not include these cost savings or the cost of achieving these cost savings.

     The Acquisition will be accounted for by the purchase method of accounting. Under purchase accounting, the total purchase price will be allocated to the tangible and intangible assets and liabilities acquired based upon their respective fair values as of the closing of the Acquisition based on valuations and studies which are not yet available. A preliminary allocation of the purchase price has been made to major categories of assets and liabilities in the Pro Forma Financial Statements based on available information. The final allocation of purchase price and resulting effect on income from operations may differ from the pro forma amounts included herein. Management does not expect that differences between the preliminary and final purchase price allocation will have a material impact on the Company's financial position or results of operations. Pursuant to the Asset Purchase Agreement, the purchase price was subject to certain post-closing adjustments based upon a closing date balance sheet and NDC's physical inventory as of that date. These post-closing adjustments have been made and are reflected in the Unaudited Pro Forma Financial Data. Following an audit of the closing date balance sheet, Aqua-Chem disputed the exclusion of certain units from the closing date physical inventory, taking the position that these units were improperly characterized as completed sales, resulting in an overstatement of NDC's net sales by $5.3 million and an overstatement of its gross margin by $1.4 million for the period ended June 23, 1998. The parties subsequently resolved this dispute. See "Summary -- Recent Developments -- Purchase Price Dispute."


     The disputed sales, and the related cost of goods sold have been eliminated from NDC's historical results through June 23, 1998 included in the Pro Forma Statements of Operations for the Nine Months Ended September 30, 1998. Of these sales, $4.1 million was recognized as completed sales by the Company during the quarter ended September 30, 1998 because the units had actually been shipped to customers as of that date; the remaining $1.2 million of units have either been shipped as of the date of this Prospectus or are expected to be shipped prior to December 31, 1998.


     The Pro Forma Financial Statements are based on certain estimates and assumptions made by the management of the Company as to the combined operations of Aqua-Chem and NDC which the Company believes to be reasonable. The Pro Forma Financial Statements do not purport to be indicative of the results of operations or financial position of Aqua-Chem and NDC that actually would have been obtained had the Transactions been completed as of the assumed dates, or to project the results of operations or financial position of the Company for any future date or period.

     The Pro Forma Financial Statements should be read in conjunction with the financial statements of Aqua-Chem and of NDC included elsewhere in this Prospectus. See also "Risk Factors -- Realization of Benefits of the Acquisition," "Management's Discussion and Analysis of Financial Condition and Results of Operations of Aqua-Chem," and "Management's Discussion and Analysis of Financial Condition and Results of Operations of NDC."

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                 FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1997
                             (DOLLARS IN THOUSANDS)

                                                                         ADJUSTMENTS
                                       PRO FORMA     HISTORICAL   --------------------------
                                      AQUA-CHEM(A)      NDC       ACQUISITION       OFFERING       PRO FORMA
                                      ------------   ----------   -----------       --------       ---------
Net sales...........................    $191,159      $58,106      $     --         $     --       $249,265
Cost of goods sold..................     140,950       45,066           101(b)            --        186,117
                                        --------      -------      --------         --------       --------
  Gross margin......................      50,209       13,040          (101)              --         63,148
Selling, general and administrative
  expenses..........................      39,376        5,815           795(b)            --         45,986
                                        --------      -------      --------         --------       --------
Operating income....................      10,833        7,225          (896)              --         17,162
Other income (expenses):
  Interest income...................         459          242            --               --            701
  Interest expense..................      (5,745)        (183)          183(c)        (8,823)(e)    (14,568)
  Other.............................         219           54            --               --            273
                                        --------      -------      --------         --------       --------
                                          (5,067)         113           183           (8,823)       (13,594)
Income before income taxes, minority
  interest and extraordinary item...       5,766        7,338          (713)          (8,823)         3,568
Income tax expense (benefit)........       2,289           --         2,630(d)        (3,502)(f)      1,417
Minority interest in earnings of
  consolidated subsidiary...........         345           --            --               --            345
                                        --------      -------      --------         --------       --------
Net income from continuing
  operations........................       3,132        7,338        (3,343)          (5,321)         1,806
                                        ========      =======      ========         ========       ========

    See Notes to Unaudited Pro Forma Consolidated Statements of Operations.

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998
                             (DOLLARS IN THOUSANDS)

                                           HISTORICAL                ADJUSTMENTS
                                       -------------------   ----------------------------
                                       AQUA-CHEM     NDC     ACQUISITION         OFFERING         PRO FORMA
                                       ---------   -------   -----------         --------         ---------
Net sales............................  $142,734    $21,665      $  --            $    --          $164,399
Cost of goods sold...................   107,820     17,282         50(b)              --           125,152
                                       --------    -------      -----            -------          --------
     Gross margin....................    34,914      4,383        (50)                --            39,247
Selling, general and administrative
  expenses...........................    29,178      3,450        399(b)              --            33,027
Restructuring charges................     4,720         --         --                 --             4,720
                                       --------    -------      -----            -------          --------
Operating income (loss)..............     1,016        933       (449)                --             1,500
Other income (expenses):
     Interest income.................       321        572         --                 --               893
     Interest expense................    (6,662)       (78)        78(c)          (4,264)(e)       (10,926)
     Other...........................        65         (6)        --                 --                59
                                       --------    -------      -----            -------          --------
                                         (6,276)       488         78             (4,264)           (9,974)
Income (loss) before income taxes,
  minority interest and extraordinary
  item...............................    (5,260)     1,421       (371)            (4,264)           (8,474)
Income tax expense (benefit).........    (1,637)        --        417(d)          (2,144)(f)        (3,364)
Minority interest in earnings of
  consolidated subsidiary............       232         --         --                 --               232
                                       --------    -------      -----            -------          --------
Net income (loss) from continuing
  operations.........................    (3,855)     1,421       (788)            (2,120)           (5,342)
                                       ========    =======      =====            =======          ========

    See Notes to Unaudited Pro Forma Consolidated Statements of Operations.

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

(a) Represents Aqua-Chem's Statement of Operations for the period January 1, 1997 to July 31, 1997, prepared using Aqua-Chem's historical basis of accounting and Aqua-Chem's Statement of Operations for the period August 1, 1997 to December 31, 1997, prepared under a new basis of accounting that reflects the fair values of assets acquired and liabilities assumed, the related financing cost and all debt incurred in connection with the Management Buy-Out, on a combined basis, adjusted as follows:

                                                       HISTORICAL
                                       -------------------------------------------                      PRO FORMA
                                       SEVEN MONTHS   FIVE MONTHS    TWELVE MONTHS                    TWELVE MONTHS
                                          ENDED          ENDED           ENDED       MANAGEMENT           ENDED
                                         JULY 31,     DECEMBER 31,   DECEMBER 31,      BUY-OUT        DECEMBER 31,
                                           1997           1997           1997        ADJUSTMENTS          1997
                                       ------------   ------------   -------------   -----------      -------------
                                                                  (DOLLARS IN THOUSANDS)
Net sales.............................   $99,618        $91,541        $191,159        $    --          $191,159
Cost of goods sold....................    73,656         66,333         139,989            961(i)        140,950
                                         -------        -------        --------        -------          --------
  Gross margin........................    25,962         25,208          51,170           (961)           50,209
Selling, general and administrative
  expenses............................    23,323         17,136          40,459         (1,083)(i)        39,376
                                         -------        -------        --------        -------          --------
Operating income......................     2,639          8,072          10,711            122            10,833
Other income (expenses):
  Interest income.....................       450            202             652           (193)(ii)          459
  Interest expense....................      (753)        (2,559)         (3,312)        (2,433)(iii)      (5,745)
  Other...............................       110             57             167             52(iv)           219
                                         -------        -------        --------        -------          --------
                                            (193)        (2,300)         (2,493)        (2,574)           (5,067)
Income before income taxes and
  minority interest...................     2,446          5,772           8,218         (2,452)            5,766
Income tax expense....................       421          2,289           2,710           (421)(v)         2,289
Minority interest in earnings of
  consolidated subsidiary.............       171            174             345             --               345
                                         -------        -------        --------        -------          --------
Net income from continuing
  operations..........................     1,854          3,309           5,163         (2,031)            3,132
                                         =======        =======        ========        =======          ========

       --------------------------------------------------

(i) Reflects the historical results of operations of Aqua-Chem adjusted for the period from January 1, 1997 to the Management Buy-Out date as follows:

                                                         COST OF      SELLING, GENERAL
                                                        GOODS SOLD   AND ADMINISTRATIVE
                                                        ----------   ------------------
         Additional depreciation expense due to the
         recording of fixed assets at fair market
         value........................................     $961           $   290
         Reduction of postretirement benefits expense
         due to the recognition of the full
         accumulated postretirement benefit
         liability....................................       --              (102)
         Amortization of intangible assets resulting
         from the Management Buy-Out (40 year
         amortization)................................       --                20
         Elimination of certain payments to management
         from the Management Buy-Out (See "Management
         -- Executive Compensation" and "Certain
         Relationships and Related Transactions --
         Management Agreements.").....................       --            (1,291)
                                                           ----           -------
                                                           $961           $(1,083)
                                                           ====           =======

(ii)   Reflects a reduction of interest income for $6,600 of cash used in the Management Buy-Out at a rate of 5.0%.
(iii)  Reflects additional interest expense determined as follows:
       Amortization of deferred financing costs....................  $   333
       Annualized interest on existing subordinated debt ($21,000 @
       10.5%)......................................................    2,205
       Annualized interest on existing revolving credit facility
       ($5,000 @ 8.0%).............................................      400
       Annualized interest on existing term loan facility ($40,000
       @ 8.0%).....................................................    3,200
       Less: interest on $6,000 of principal payments against the
       existing debt...............................................     (393)
                                                                     -------
                                                                       5,745
       Less: historical interest expense...........................   (3,312)
                                                                     -------
                                                                     $ 2,433
                                                                     =======

       A one-eighth of 1% (0.125%) change in the interest rate payable on the outstanding amount of the existing revolving credit facility would change annual interest expense by $6 before the effect of income taxes.
(iv) Reflects the elimination of amortization of deferred financing for debt retired in conjunction with the Management Buy-Out.
(v)    Reflects the pro forma tax effects of all adjustments using
       Aqua-Chem's consolidated effective tax rate for the applicable period. See Note 10 to Aqua-Chem's consolidated financial statements for a reconciliation from the statutory tax rate to the effective tax rate.

(b) Reflects the historical results of operations of NDC, adjusted as follows:

                                                 TWELVE MONTHS ENDED               NINE MONTHS ENDED
                                                  DECEMBER 31, 1997                SEPTEMBER 30, 1998
                                            ------------------------------   ------------------------------
                                                               SELLING,                         SELLING,
                                            COST OF GOODS    GENERAL AND     COST OF GOODS    GENERAL AND
                                                SOLD        ADMINISTRATIVE       SOLD        ADMINISTRATIVE
                                            -------------   --------------   -------------   --------------
    Additional depreciation expense due to
      the recording of fixed assets at
      fair market value...................      $ 181            $ 45            $  90            $ 23
    Additional depreciation expense due to
      the recording of fixed assets at the
      Company's lives.....................        120              30               60              16
    Amortization of intangible assets
      resulting from the Acquisition (40
      year amortization)..................         --             720               --             360
    Reduction of insurance premiums.......       (200)             --             (100)             --
                                                -----            ----            -----            ----
                                                $ 101            $795            $  50            $399
                                                =====            ====            =====            ====

    In addition to the adjustments reflected above, Aqua-Chem will eliminate the employment costs of former owners (net of estimated costs of replacing management). The impact of eliminating these employment costs will be to decrease Selling, General and Administrative Expense by approximately $600 and $75 in the twelve months ended December 31, 1997 and the nine months ended September 30, 1998, respectively.

(c) Reflects the elimination of interest expense on NDC's short term borrowings that would not be required.

(d) Reflects the pro forma tax effects of NDC being taxed as a C-Corporation.

(e) Reflects additional interest expense resulting from the Private Offering as follows:

                                                                  TWELVE MONTHS    NINE MONTHS
                                                                      ENDED           ENDED
                                                                  DECEMBER 31,    SEPTEMBER 30,
                                                                      1997            1998
                                                                  -------------   -------------
    The Notes...................................................     $14,063         $10,547
    Amortization of deferred financing fees associated with the
      Private Offering..........................................         505             379
                                                                     -------         -------
                                                                      14,568          10,926
    Less historical interest expense............................      (5,745)         (6,662)
                                                                     -------         -------
                                                                     $ 8,823         $ 4,264
                                                                     =======         =======

(f) Reflects the pro forma tax effects of all adjustments using Aqua-Chem's effective tax rate for the applicable period. See Note 10 to Aqua-Chem's consolidated financial statements for a reconciliation from the statutory tax rate to the effective tax rate.

                      SELECTED FINANCIAL DATA OF AQUA-CHEM

     The following table sets forth selected historical financial data of Aqua-Chem as of and for: (i) each of the two years ended December 31, 1996 and 1995, derived from the consolidated financial statements of Aqua-Chem, which have been audited by KPMG Peat Marwick LLP, Milwaukee, Wisconsin and are included elsewhere in this Prospectus; (ii) each of the years ended December 31, 1994 and 1993, derived from the consolidated financial statements of Aqua-Chem, which have been audited by KPMG Peat Marwick LLP, Milwaukee, Wisconsin but are not included in this Prospectus; (iii) the seven-month period ended July 31, 1997 and the five-month period ended December 31, 1997, derived from the consolidated financial statements of Aqua-Chem, which have been audited by Arthur Andersen LLP, Milwaukee, Wisconsin, and are included elsewhere in this Prospectus; and (iv) the two months ended September 30, 1997, the seven months ended July 31, 1997, and the nine months ended September 30, 1998, derived from the unaudited financial statements of Aqua-Chem included elsewhere in this Prospectus, which include all adjustments that management considers necessary to present fairly the financial results for these interim periods, all of which were of a normal recurring nature. The results of operations for such interim periods are not necessarily indicative of results to be expected for the full year. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of Aqua-Chem" and the consolidated financial statements of Aqua-Chem included elsewhere in this Prospectus.

                                                                               SEVEN                        SEVEN
                                           FISCAL YEAR ENDED                   MONTHS       FIVE MONTHS     MONTHS
                                              DECEMBER 31,                     ENDED           ENDED        ENDED
                              --------------------------------------------    JULY 31,      DECEMBER 31,   JULY 31,
                                1993        1994        1995        1996      1997(A)         1997(A)        1997
                              --------    --------    --------    --------    --------      ------------   --------
                                                             (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS
 DATA:
Net sales...................  $184,254    $187,486    $183,368    $199,552    $ 99,618        $ 91,541     $ 99,618
Cost of goods sold..........   139,980     144,490     148,650     153,446      73,656          66,333       73,656
                              --------    --------    --------    --------    --------        --------     --------
 Gross margin...............    44,274      42,996      34,718      46,106      25,962          25,208       25,962
Selling, general and
 administrative expenses....    39,080      40,981      37,772      34,446      23,323          17,136       23,323
Restructuring charges(b)....        --       9,011       4,593       5,038          --              --           --
                              --------    --------    --------    --------    --------        --------     --------
 Operating income (loss)....     5,194      (6,996)     (7,647)      6,622       2,639           8,072        2,639
Other income (expense):
 Interest income............       301         252         358         464         450             202          450
 Interest expense...........    (1,075)     (1,200)     (1,663)     (1,448)       (753)         (2,559)        (753)
 Other income (expense).....       734         639       2,635        (806)        110              57          110
                              --------    --------    --------    --------    --------        --------     --------
Earnings (loss) before
 income taxes, minority
 interest and extraordinary
 item.......................     5,154      (7,305)     (6,317)      4,832       2,446           5,772        2,446
Income tax expense
 (benefit)..................     2,191      (2,806)        189         507         421           2,289          421
Minority interest in
 earnings (loss) of
 consolidated subsidiary....       211         179         (52)        231         171             174          171
                              --------    --------    --------    --------    --------        --------     --------
Net income (loss) before
 extraordinary item.........     2,752      (4,678)     (6,454)      4,094       1,854           3,309        1,854
Extraordinary item, net of
 tax........................        --          --          --          --          --              --           --
                              --------    --------    --------    --------    --------        --------     --------
 Net income (loss)..........  $  2,752    $ (4,678)   $ (6,454)   $  4,094    $  1,854        $  3,309     $  1,854
                              ========    ========    ========    ========    ========        ========     ========
OTHER FINANCIAL DATA:
EBITDA(c)...................  $  9,310    $ (3,028)   $ (4,494)   $  9,606    $  4,329        $  9,356     $  4,329
Adjusted EBITDA(d)..........     9,310        (417)     (3,286)     10,017       4,329          10,043        4,329
Gross profit margin.........      24.0%       22.9%       18.9%       23.1%       26.1%           27.5%        26.1%
Total depreciation and
 amortization...............  $  4,116    $  3,968    $  3,153    $  2,984    $  1,690        $  1,284     $  1,690
Capital expenditures........     4,832       1,594       4,867       2,789       2,195           1,197        2,195
Cash provided by (used for)
 operating activities.......    (1,373)        891      (1,551)      8,052       4,857           9,311        4,857
Cash provided by (used for)
 investing activities.......    (4,741)      1,973        (939)     (1,025)       (881)        (50,699)        (881)
Cash provided by (used for)
 financing activities.......     1,003      (1,498)        538       1,492           6          40,715            6

BALANCE SHEET DATA (AT END
 OF PERIOD):
Total assets................  $109,744    $104,133    $101,381    $101,000    $     --        $124,661     $     --
Total debt..................    19,296      18,098      18,636      20,128          --          59,691           --
Redeemable preferred
 stock......................        --          --          --          --          --           7,365           --
Stockholders' equity
 (deficit)..................    46,738      42,254      36,636      39,960          --           3,638           --


                               TWO MONTHS      NINE MONTHS
                                  ENDED           ENDED
                              SEPTEMBER 30,   SEPTEMBER 30,
                                  1997            1998
                              -------------   -------------

STATEMENT OF OPERATIONS
 DATA:
Net sales...................    $ 35,875        $142,734
Cost of goods sold..........      26,129         107,820
                                --------        --------
 Gross margin...............       9,746          34,914
Selling, general and
 administrative expenses....       6,993          29,178
Restructuring charges(b)....          --           4,720
                                --------        --------
 Operating income (loss)....       2,753           1,016
Other income (expense):
 Interest income............          63             321
 Interest expense...........      (1,003)         (6,662)
 Other income (expense).....          34              65
                                --------        --------
Earnings (loss) before
 income taxes, minority
 interest and extraordinary
 item.......................       1,847          (5,260)
Income tax expense
 (benefit)..................         739          (1,637)
Minority interest in
 earnings (loss) of
 consolidated subsidiary....          66             232
                                --------        --------
Net income (loss) before
 extraordinary item.........       1,042          (3,855)
Extraordinary item, net of
 tax........................          --           1,260
                                --------        --------
 Net income (loss)..........    $  1,042        $ (5,115)
                                ========        ========
OTHER FINANCIAL DATA:
EBITDA(c)...................    $  3,557        $  4,415
Adjusted EBITDA(d)..........       4,244           5,844
Gross profit margin.........        27.2%          24.5%
Total depreciation and
 amortization...............    $    804        $  3,399
Capital expenditures........         641           1,772
Cash provided by (used for)
 operating activities.......         415         (12,833)
Cash provided by (used for)
 investing activities.......     (52,692)        (49,617)
Cash provided by (used for)
 financing activities.......      41,711          56,628
BALANCE SHEET DATA (AT END
 OF PERIOD):
Total assets................    $     --        $181,523
Total debt..................          --         125,000
Redeemable preferred
 stock......................          --              --
Stockholders' equity
 (deficit)..................          --          (2,914)

------------------------------------
(a) On July 31, 1997, Aqua-Chem management and its shareholders acquired Aqua-Chem in the Management Buy-Out, which was treated as a purchase. As a result, all periods presented prior to August 1, 1997 were prepared using Aqua-Chem's historical basis of accounting. All periods presented subsequent to July 31, 1997 reflect the fair values of the assets acquired and liabilities assumed in the Management Buy-Out.

(b) For 1994 and 1995, reflects restructuring charges required to complete the 1994 Restructuring. For 1996, reflects restructuring charges required to complete the 1996 Restructuring. For the nine months ended September 30, 1998, reflects restructuring charges to complete the 1998 Restructuring. For further information on such restructurings, see "Management's Discussion and Analysis of Financial Condition and Results of Operations of Aqua-Chem," Note (3) to the consolidated financial statements of Aqua-Chem and Note (7) to the consolidated condensed interim financial statements of Aqua-Chem, all included elsewhere in this Prospectus.

(c) EBITDA is defined as operating income before depreciation and amortization. While EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles ("GAAP") and should not be considered as an indicator of operating performance or an alternative to cash flow (as measured by GAAP) as a measure of liquidity, it is included herein because management believes that certain investors find it to be a useful tool for measuring the ability of the Company to meet its future debt service capital expenditures and working capital requirements. When evaluating EBITDA, investors should also consider the Company's minimum annual principal repayments of long-term debt and other long-term commitments as well as cash flows from operating, investing, and financing activities. See the Consolidated Statements of Cash Flows of Aqua-Chem and of NDC and the related notes thereto included in this Prospectus. In addition, investors should consider the Company's discussion of liquidity and capital resources as disclosed within Management's Discussion and Analysis of Financial Condition and Results of Operations of Aqua-Chem and Management's Discussion and Analysis of Financial Condition and Results of Operations of NDC.

(d) Adjusted EBITDA for the periods presented is defined as EBITDA excluding non-cash restructuring charges, and, in the five months ended December 31, 1997 and the two months ended September 30, 1997, excludes $687 of non-cash purchase accounting adjustments to cost of goods sold related to writing up inventory to fair market value at the time of the Management Buy-Out. For the nine months ended September 30, 1998, $1,429 of non-cash purchase accounting adjustments are excluded to reflect the non-cash purchase accounting adjustments to cost of goods sold related to writing up inventory to fair market value at the time of the Acquisition.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                CONDITION AND RESULTS OF OPERATIONS OF AQUA-CHEM

     The following discussion should be read in conjunction with, and is qualified in its entirety by reference to the consolidated financial statements of Aqua-Chem appearing elsewhere in this Prospectus. For information regarding the pro forma financial condition of Aqua-Chem, see "Unaudited Pro Forma Financial Data" and " -- Liquidity and Capital Resources."

     Due to purchase accounting adjustments resulting from the Management Buy-Out on July 31, 1997, the seven-month period ended July 31, 1997 and the five-month period ended December 31, 1997 are not comparable in all material respects. The financial data for the seven-month period ended July 31, 1997 and the five-month period ended December 31, 1997 are presented within "Selected Financial Data of Aqua-Chem." The pro forma financial data for the twelve months ended December 31, 1997 was prepared using Aqua-Chem's historical results for the year then ended, adjusted to reflect the Management Buy-Out as if the Management Buy-Out had occurred on January 1, 1997. See footnote (a) to the Notes to Unaudited Pro Forma Consolidated Statements of Operations under "Unaudited Pro Forma Financial Data." The pro forma financial data for the twelve months ended December 31, 1997 is discussed below in order to make comparisons to the years ended December 31, 1996 and 1995.

RESULTS OF OPERATIONS

     Composition of net sales for Cleaver-Brooks and Water Technologies for the periods indicated is listed below.

                                                                     PRO FORMA
                                                                       TWELVE
                                               FISCAL YEAR ENDED       MONTHS       NINE MONTHS ENDED
                                                 DECEMBER 31,          ENDED          SEPTEMBER 30,
                                              -------------------   DECEMBER 31,   -------------------
                                               1995         1996        1997        1997         1998
                                              ------       ------   ------------   ------       ------
                                                               (DOLLARS IN MILLIONS)
Net sales:
  Cleaver-Brooks............................  $144.7       $155.6      $154.9      $110.6       $ 98.6
  Water Technologies........................    38.7         44.0        36.3        24.9         25.9
  National Dynamics.........................      --           --          --          --         18.2
                                              ------       ------      ------      ------       ------
          Total.............................  $183.4       $199.6      $191.2      $135.5       $142.7
                                              ======       ======      ======      ======       ======

NINE MONTHS ENDED SEPTEMBER 30, 1998 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1997

     Net Sales. Net sales for the nine month period ended September 30, 1998 increased $7.2 million to $142.7 million from $135.5 million. This increase was primarily attributable to the acquisition of National Dynamics Corporation which occurred on June 23, 1998. The National Dynamics Division ("National Dynamics") contributed $18.2 million in net sales since the date of acquisition. Net sales of Cleaver-Brooks declined $12.0 million (10.8%). Approximately 43.3% of the decrease resulted from the sale of the contract machining business in the fourth quarter of 1997 with the remainder attributable to soft orders during the second half of 1997 through the first quarter of 1998. Water Technologies sales increased $1.0 million (4.0%) during the same time period primarily due to a large land-based water desalination project.

     Gross Margin. Gross margin declined $0.8 million (2.2%) to $34.9 million from $35.7 million for the same period in 1997. The gross margin percentage decreased 1.9% to 24.5% primarily due to the inclusion of National Dynamics operations for the first time in 1998. Margins at National Dynamics reflected an inventory write-up of $1.4 million. Additionally, after adjustment for the inventory write-up, National Dynamics' gross margin is 19.2% which is substantially less than Aqua-Chem's normal margins without National Dynamics. Also, depreciation expense was higher in 1998 as a result of the step-up in basis of the fixed assets in connection with the Management Buy-Out on July 31, 1997.

     Selling, General and Administrative Expenses. Selling, general and administrative expense declined $1.1 million (3.8%) to $29.2 million. Commissions to independent representatives and to internal sales personnel were $0.8 million lower in the current period due to the reduced sales volume. The acquisition of National Dynamics in June 1998 increased selling, general and administrative expenses $1.4 million which is offset by $1.3 million of certain non-recurring expenses related to the Management Buy-Out in 1997.

     Restructuring Charges. A restructuring charge of $4.7 million was recorded in the current period as a result of the Board of Directors' approval of the 1998 Restructuring. The provision included $3.0 million to write down the value of certain fixed assets and inventory, $1.5 million for employee severance and additional workers compensation related costs and $0.2 million for other related costs.

     Operating Income. For the reasons set forth above, operating income decreased $4.2 million to $1.0 million. Excluding the $4.7 million restructuring charge, operating income increased $0.5 million to $5.7 million compared to $5.2 million for the nine months ended September 30, 1997. The inclusion of National Dynamic's operations contributed $0.7 million to operating income.

     Other Income (Expense). Other income (expense) for the nine months ended September 30, 1998 was an expense of $6.3 million as compared to an expense of $1.1 million for the same period in 1997, resulting in a difference of $5.2 million (471.1%). $4.9 million of this difference is due to increased debt issued in conjunction with the Management Buy-Out and the Private Offering. Additionally, interest income declined $0.2 million due to the use of cash-on-hand in conjunction with the Management Buy-Out.

TWELVE MONTHS ENDED DECEMBER 31, 1997 (PRO FORMA) COMPARED TO YEAR ENDED DECEMBER 31, 1996

     As previously discussed, the financial data for the year ended December 31, 1997 is presented on a pro forma basis, giving effect to the Management Buy-Out, as if it occurred on January 1, 1997.

     Pro Forma Net Sales. Pro forma net sales declined $8.4 million (4.2%) in 1997 to $191.2 million from $199.6 million in 1996. Net sales attributable to Cleaver-Brooks were relatively flat at $154.9 million in 1997, primarily due to a decline of $5.5 million in sales to the Asia Pacific region and $2.0 million in reduced sales resulting from the sale of two small product lines, offset by continued strong domestic demand for firetube boilers. Net sales attributable to Water Technologies decreased $7.7 million (17.5%) to $36.3 million in 1997, primarily due to the deferral of certain significant orders for water purification and treatment systems during the period, partially offset by increased demand for distillation systems for pharmaceutical and offshore oil applications.

     Pro Forma Gross Margin. Pro forma gross margin increased $4.1 million (8.9%) in 1997 to $50.2 million from $46.1 million in 1996 despite a 4.2% decline in net sales. Gross margin as a percentage of net sales improved to 26.3% in 1997 from 23.1% in 1996 due to (i) improved manufacturing efficiencies at Aqua-Chem's Thomasville boiler plant, (ii) improvements in the product mix,
(iii) the completion of a large, unprofitable water purification and treatment project in 1996 for which the Company accrued $2.0 million in 1996 for additional estimated losses and (iv) the in-sourcing of certain key boiler components.

     Pro Forma Selling, General and Administrative Expenses. Pro forma selling, general and administrative expenses were $39.4 million in 1997, an increase of $5.0 million (14.3%) from $34.4 million in 1996. Selling, general and administrative expenses as a percentage of net sales was 20.6% in 1997 as compared with 17.3% in 1996. This increase was due primarily to a $1.0 million increase in information systems spending and increased travel expenditures related to Aqua-Chem's sales and marketing efforts as such expenditures returned to normalized levels following their curtailment in 1996.

     Restructuring Charges. Aqua-Chem did not record any restructuring charges in 1997 as compared with $5.0 million in 1996 related to the 1996 Restructuring.

     Pro Forma Operating Income. For the reasons set forth above, pro forma operating income increased $4.0 million (60.6%) in 1997 to $10.6 million from $6.6 million in 1996.

     Pro Forma Other Income (Expense). Pro forma other income (expense) for 1997 was an expense of $5.1 million as compared to an expense of $1.8 million in 1996, resulting in a difference of $3.3 million (183.1%).

This difference was due primarily to the increase in interest expense of $4.3 million as a result of increased debt issued in conjunction with the Management Buy-Out. This increase is offset by a $0.3 million loss recorded in 1996 for additional charges related to a disposed product line.


SEVEN MONTHS ENDED JULY 31, 1997 AND FIVE MONTHS ENDED DECEMBER 31, 1997


     In addition to the comparative analysis of the pro forma operating results for the year ended December 31, 1997 presented above, the following paragraphs will specifically address the actual results for the seven months ended July 31, 1997 and the five months ended December 31, 1997. As noted on the accompanying Selected Financial Data table, these periods have a different basis of accounting as a result of the Management Buy-Out effective on July 31, 1997. For a comparative analysis of the 1997 operating results to 1996, see the narrative presented above.

     Net Sales and Gross Margin. Net sales and gross margin for the seven months ended July 31, 1997 were $99.6 million and $26.0 million, respectively. The net sales and gross margin for the five months ended December 31, 1997 were $91.5 million and $25.2 million, respectively. The gross margin as a percentage of net sales for those periods was 26.1% and 27.5%, respectively. The higher gross margin for the five month period of December 31, 1997 results from the mix of products and higher production levels in that period. A comparison to 1996 gross margin levels is described in the aforementioned paragraphs.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses for the seven months ended July 31, 1997 and five months ended December 31, 1997 were $23.3 million and $17.1 million, respectively. This represents 23.4% and 18.7% as a percentage of net sales for the respective periods. The significantly higher costs as a percentage of sales in the seven months ended July 31, 1987, is attributable to higher information systems costs and travel expenses in the first seven months of the year. These amounts also include certain payments to management in conjunction with the Management Buy-Out of $1.3 million.

     Other Income. Other income (expense) for the seven months ended July 31, 1997 and the five months ended December 31, 1997 was ($193) and ($2,300), respectively. The substantially higher expenses in the five months ended December 31, 1997 result primarily from the higher interest expense associated with the increased debt issued in conjunction with the Management Buy-Out.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

     Net Sales. Net sales increased $16.2 million (8.8%) in 1996 to $199.6 million from $183.4 million in 1995. Excluding the impact of product lines or businesses sold during 1995 and 1996, net sales increased $20.2 million (11.8%) in 1996. This increase was primarily attributable to (i) significantly improved throughput at the Thomasville facility, which allowed Aqua-Chem to reduce a backlog of boiler orders that had grown substantially in the second half of 1995; (ii) improved pricing; and (iii) higher sales to the U.S. Navy by Water Technologies. Net sales attributable to Cleaver-Brooks increased $10.9 million (7.5%) in 1996 to $155.6 million. During 1996, significant improvements were made to the Thomasville plant which assumed production of large firetube boilers during 1995. Additional training, opening a component shop and a tube mill, and various improvements in quality allowed Cleaver-Brooks to reduce the backlog of boiler orders which accumulated during late 1995 as a result of the combination of strong order activity and production inefficiencies associated with the transition of production from Lebanon to Thomasville and Stratford. Net sales attributable to Water Technologies increased $5.3 million (13.9%) in 1996 to $44.0 million, primarily due to increased U.S. Navy volume resulting from progress on large percentage of completion contracts and a large land-based water desalination project.

     Gross Margin. Gross margin increased $11.4 million (32.8%) to $46.1 million in 1996 from $34.7 million in 1995. Gross margin as a percentage of net sales improved to 23.1% in 1996 from 18.9% in 1995 primarily due to (i) smaller losses attributed to a certain large water purification and treatment contract ($2.0 million was accrued in 1996 for additional estimated losses while $5.9 million was originally accrued in 1995), (ii) improved pricing, (iii) manufacturing efficiencies at Aqua-Chem's Thomasville facility, and (iv) the in-sourcing of certain components in Thomasville that previously had been purchased from third party vendors.

Additionally, the improvement in the gross margin was impacted by greater operating leverage as Aqua-Chem spread more volume over its fixed cost base.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased $3.4 million (8.8%) to $34.4 million in 1996 from $37.8 million in 1995 primarily due to the impact of the 1996 Restructuring. Selling, general and administrative expense as a percentage of net sales was 17.3% in 1996 as compared with 20.6% in 1995.

     Restructuring Charges. Restructuring charges were $5.0 million in 1996 as compared with $4.6 million in 1995. The restructuring charges incurred in 1995 represented expenditures that resulted from 1995 activity under the 1994 Restructuring that could not be accrued in 1994. The restructuring charges incurred in 1995 included $0.6 million for employee termination expenditures, $1.6 million for expenditures related to closing and selling the Lebanon facility and $2.4 million for expenditures related to manufacturing inefficiencies incurred at the Thomasville and Stratford plants during the transfer and start-up of certain boiler manufacturing operations previously performed at Lebanon.

     Operating Income. For the reasons set forth above, operating income increased $14.2 million in 1996 to $6.6 million from a loss of $7.6 million in 1995.

     Other Income (Expense). In 1996 other expense was $1.8 million as compared to other income of $1.3 million for 1995 resulting, in a decrease of $3.1 million (234.6%). This decrease was due primarily to a gain of $1.9 million on the disposal of a subsidiary during 1995 and a $0.4 million gain on the disposal of the incineration boiler product line. Additionally, in 1995 fixed asset disposals resulted in a gain of $0.5 million as compared to no gain or loss on disposal in 1996. During 1996, a loss of $0.3 million was recorded for additional charges related to a disposed product line.

LIQUIDITY AND CAPITAL RESOURCES

  Comparison of Nine Months Ended September 30, 1998 and 1997

     Cash used in operating activities was $12.8 million for the nine months ended September 30, 1998 compared to cash provided by operating activities of $5.3 million for the same period in 1997. The decrease of $18.1 million is due primarily to $1.7 million of additional interest expense due to the increased debt levels resulting from the issuance of $125 million in notes and the subsequent acquisition of National Dynamics, $3.0 million decrease in accounts payable, and a decrease in accrued expenses of $10.1 million which includes $2.7 million in litigation settlement payments, $2.3 million in increased performance related incentives and $2.0 of income tax payments.

     Cash used in investing activities was $49.6 million for the nine months ended September 30, 1998 compared to a net use of $53.6 million for the same period in 1997. The current period included $47.9 million for the purchase of National Dynamics Corporation and capital expenditures of $1.8 million. The prior year period included $52.1 million for the Management Buy-Out of the Company and $2.8 million of capital expenditures.

     Cash provided by financing activities was $56.6 million for the nine months ended September 30, 1998 compared to $41.7 million for the same period in 1997. The current period included $125.0 million of proceeds from the issuance of notes and advances under the revolving credit agreement and repayments of senior and subordinated debt and preferred stock of $66.3 million in conjunction with the 11 1/4% notes offering. The increase was also offset by deferred financing costs of $5.1 million related to the issuance of the notes in the current period. The prior year period included $68.2 million of proceeds from senior and subordinated debt and the issuance of preferred stock in conjunction with the Management Buy-Out. This increase was partially offset by the repayment of debt of $25.0 million and deferred financing costs of $2.0 million related to the Management Buy-Out.

  Comparison of Years Ended December 31, 1997, 1996 and 1995.

     Cash provided by operating activities was $14.2 million for the twelve months ended December 31, 1997 compared to $8.1 million for the same period in 1996. The increase of $6.1 million was attributable primarily to changes in billings in excess of revenues which increased principally due to progress billings on large contracts. Accrued expenses and other current liabilities also increased over the prior year as a result of performance related incentives. Less cash was generated by reductions in inventory during the twelve months ended December 31, 1997 than in the prior year. For the fiscal year ended December 31, 1995, cash used in operating activities was $1.6 million.

     Cash used in investing activities was $51.6 million in the twelve months ended December 31, 1997 compared to $1.0 million in 1996 and $0.9 million in 1995. The current period included $52.1 million for the Management Buy-Out. Capital expenditures for the current period were $3.4 million as compared to $2.8 million in fiscal 1996 and $4.9 million in fiscal 1995. These expenditures relate to ongoing maintenance and upgrades to Aqua-Chem's manufacturing equipment and facilities and to certain replacement software systems. During the most recent twelve months, Aqua-Chem invested $0.7 million in new mainframe financial systems to replace aging systems. In 1995, Aqua-Chem spent $1.4 million for certain building additions and equipment upgrades at its Thomasville facility, in part to accommodate the transfer of production from its Lebanon facility.

     Cash provided by financing activities was $40.7 million in the twelve months ended December 31, 1997 compared to $1.5 million in 1996 and $0.5 million in 1995. The twelve months ended December 31, 1997 included $65.6 million in proceeds from debt issued in connection with the Management Buy-Out and repayments of $26.1 million, of which $20.0 million related to repayment of debt outstanding at the time of the Management Buy-Out and $6.0 million related to repayment of debt incurred as a result of the Management Buy-Out.


     Borrowing Availability and Limitations.


     The Company intends to fund future working capital, capital expenditures and debt service requirements through cash flows generated from operating activities and from borrowings under the New Credit Facility. The New Credit Facility provides $45.0 million of borrowing availability and is secured by substantially all assets of the Company. See "Description of Certain Indebtedness." The Company expects to make approximately $1.5 million of capital expenditures related to the proposed closure of its Greenville facility and $0.5 million to $1.0 million for certain equipment at National Dynamics. Apart from these items, the Company believes that its manufacturing facilities and computer software and hardware are generally adequate to meet projected needs.

     Under the New Credit Facility the Company is required to maintain an adjusted consolidated tangible net worth (consolidated tangible net worth plus an amount equal to the aggregate outstanding principle amount of subordinated debt) of not less than $70 million plus (on a cumulative basis) for each fiscal quarter ending on or after June 23, 1998, the sum of (a) 50% of consolidated net income if positive and 100% of the cash proceeds of the issuance of any equity interest of the Company during such fiscal quarter. In addition, the New Credit Facility requires the Company to maintain a fixed charge coverage ratio of not less than 1.25 to 1 and a senior funded debt to consolidated EBITDA ratio of not more than 3.5 to 1.

     The Indenture prohibits the Company from incurring additional Indebtedness unless, on the date of such incurrence and after giving effect thereto, the Consolidated Coverage Ratio exceeds 2.0 to 1 if such Indebtedness is incurred prior to January 1, 2000, 2.25 to 1 if such Indebtedness is incurred on or after January 1, 2000 and prior to January 1, 2001 or 2.5 to 1 thereafter (the "Coverage Limitation"). As of September 30, 1998, the Company could not have incurred any additional Indebtedness under the Coverage Limitation.

     The Indenture further provides that, in addition to the additional indebtedness which the Company may incur under the Coverage Limitation, the Company may incur additional Indebtedness of certain types up to certain limitations applicable to each type (the "Basket Limitations"). The Basket Limitations are described under "Description of the Notes -- Certain Covenants -- Limitation on Indebtedness." The amount of additional Indebtedness which the Company could have incurred as of September 30, 1998 under certain of the Basket Limitations is impossible to quantify as of the date of this Prospectus because those Basket Limitations relate to transactions or other events or conditions that had not occurred or did not exist as of such date, and the applicable dollar limitations thereunder depend upon the nature of such events or the nature and terms of such transactions. Certain of the Basket Limitations relate to intercompany transactions and guarantees, which would not increase the aggregate amount of additional Indebtedness that may be incurred.

However, the Company could have incurred approximately $77.3 million of additional Indebtedness under the remaining Basket Limitations on September 30, 1998, including the following: (a) Indebtedness pursuant to the New Credit Facility of up to the greater of (i) $45.0 million or (ii) the sum of 50% of the book value of inventory and 85% of the book value of accounts receivable as of such date (however, the limitation under clause (ii) would have been approximately $54.2 million at September 30, 1998; this limitation would not have affected the maximum amount that could have been borrowed under the New Credit Facility as of September 30, 1998 because the maximum amount of the New Credit Facility on that date was $45.0 million); (b) Indebtedness by foreign subsidiaries not exceeding the sum of (i) 60% of the book value of inventory and
(ii) 85% of the book value of accounts receivable; (c) purchase money Indebtedness not exceeding the greater of (i) $20 million or (ii) 5% of the consolidated net worth of the Company; and (d) an additional $10 million without regard to the nature or purpose of such Indebtedness.

     Management believes that cash generated from operating activities together with borrowing availability under the New Credit Facility will be adequate to cover the Company's working capital, debt service and capital expenditure requirements on a short and long term basis. The Company may, however, consider other options available to it in connection with funding future working capital and capital expenditure needs, including the issuance of additional debt and the issuance of equity securities.

YEAR 2000

     Many computer software applications, hardware and equipment and embedded chip systems identify dates using only the last two digits of the year. These products may be unable to distinguish between dates in the year 2000 and dates in the year 1900. That inability (referred to as the "Year 2000 Issue"), if not addressed, could cause applications, equipment or systems to fail or provide incorrect information after December 31, 1999, or when using dates after December 31, 1999. The Company uses a number of computer software programs, operating systems, and types of equipment with computer chips in its internal operations, including applications used in its financial business systems, order entry and manufacturing systems, manufacturing processes, and administrative functions. The Company also manufactures products that incorporate components purchased from other manufacturers that contain computer chips. To the extent that the above listed items contain source code or computer chips that are unable to interpret appropriately the upcoming calendar year 2000, distinguishing it from the year 1900, some level of modification or possible replacement will be necessary.

     STATE OF READINESS

     The Company has assessed and continues to assess the impact of the Year 2000 Issue on its operations. The Company's assessments have focused on the three major element of the Year 2000 Issue: IT systems; Non-IT systems; and third party relationships.

     IT SYSTEMS. Since 1996 the Company has been executing an IT system upgrade plan, which includes leasing a new mainframe computer at an annual cost of $0.6 million and the expansion of and improvements to its networks and capital spending on hardware totaling $0.2 million. Additionally, the Company has spent $1.5 million on new financial systems software, of which $1.3 million has been capitalized. These systems are replacing software that has been in use since the early 1980s. The IT system upgrade plan was not undertaken in response to the Year 2000 Issue, nor was it accelerated due to the Year 2000 Issue.

     Of these new financial systems, the general ledger and reporting packages have been implemented, while the accounts receivable and accounts payable packages are in the installation phase with a March 1999 targeted completion date. Management believes these projects are currently on schedule to meet this target date. The current human resource/payroll system has been upgraded to address the Year 2000 Issue.

     The Company has received written assurances from the manufacturers that the following hardware and software are Year 2000 compliant as a result of the IT system upgrade plan: mainframe hardware; mainframe systems software; mainframe operating system; LAN/WAN hardware; LAN/WAN operating systems; LAN/WAN system software; personal computers and related software; and financial systems software.

     The Company's order entry and manufacturing systems are in the process of being upgraded to address the Year 2000 Issue. The databases for all of these systems have been expanded and regenerated. Management believes the application programs for these systems are on schedule to be converted by the end of October, 1998, with testing to occur until production turnover in March, 1999. Other non-Year 2000 IT efforts have not been materially delayed or impacted by Year 2000 initiatives.

     NON-IT SYSTEMS. The Company has reviewed all of its communication systems (phone and data transmission systems), fax machines, photocopiers, postage machines, elevators, HVAC systems, security systems and shop floor equipment with the manufacturers or vendors of those systems and equipment and has received verbal assurances that these systems are Year 2000 compliant. Written certifications of Year 2000 compliance for these systems has been requested from the manufacturers or vendors. The Company is currently reviewing the responses it has received to date and has sent a follow up letter to any manufacturers or vendors who have not responded.

     THIRD PARTY RELATIONSHIPS. All of the Company's suppliers of raw materials, components, and other goods and services have been sent a questionnaire regarding their Year 2000 compliance and their plans to be Year 2000 compliant. Over half of the suppliers contacted have responded. A follow up letter has been sent to those suppliers who have yet to respond. For those remaining suppliers who do not respond to this questionnaire, or who do not have a Year 2000 compliance plan in place, the Company has identified alternative suppliers and will use an alternative supplier who has certified that it is Year 2000 compliant. For all suppliers of equipment containing computer chips which are incorporated into the Company's products, the Company has received written assurance that this equipment is Year 2000 compliant.

     COSTS TO ADDRESS THE COMPANY'S YEAR 2000 ISSUE.

     Costs incurred by the Company to date to address the Year 2000 Issue, excluding the IT system upgrade costs, are approximately $0.1 million. The Company estimates total costs remaining to be incurred prior to the year 2000 range from $0.2 million to $0.3 million. Maintenance or modification costs will be expensed as incurred, while the costs of new software will be capitalized and amortized over the software's useful life. These costs will be funded from operating cash flows.

     RISKS AND CONTINGENCY PLANS. Although the Company believes its efforts will adequately address the Year 2000 Issue internally, it is possible that the Company will be adversely affected by problems encountered by its vendors or suppliers. Despite any vendor's or supplier's certification regarding Year 2000 compliance there can be no assurance that the vendor's or supplier's ability to provide goods and services will not be adversely affected by the Year 2000 Issue. The most likely worst case scenario would be that a failure by the Company or one or more of its vendors or suppliers to adequately and timely address the Year 2000 Issue, interrupts manufacturing of the Company's products for a undeterminable period of time. The Company has identified and will continue to identify alternative vendors should a vendor's ability to meet the Company's raw material and supply requirements be impacted by the Year 2000 Issue. While the Company believes it can minimize the impact of such non-compliance through the use of these alternative vendors, a disruption in production could have a material adverse impact on the Company. The Company does not currently expect to develop a formal contingency plan.

     GENERAL

     The costs of the Company's efforts to address the Year 2000 Issue and the dates on which the Company believes it will complete such efforts are based upon management's best estimates, which were derived using numerous assumptions regarding future events. There can be no assurance that these estimates will prove to be accurate, and actual results could differ materially from those currently anticipated. Specific factors that could cause such material differences include, but are not limited to, the Company's ability to identify, assess, remediate and test relevant computer codes and embedded technology, the Company's reliance on third-party assurances and the variability of definitions of "Year 2000 compliance" which may be used by such third parties, and similar uncertainties.

                         SELECTED FINANCIAL DATA OF NDC

     The following table sets forth selected historical financial data of NDC as of and for each of fiscal years ended October 31, 1995, 1996 and 1997 and the five-month periods ended March 31, 1997 and 1998. The historical financial data under the captions Statement of Operations Data, Other Financial Data and Balance Sheet Data for the fiscal years ended October 31, 1995 through 1997 have been derived from the financial statements of NDC, which have been audited by KPMG Peat Marwick LLP, Omaha, Nebraska, and are included elsewhere in this Prospectus. The historical financial data for the five-month periods ended March 31, 1997 and 1998 have been derived from the unaudited condensed financial statements of NDC included in this Prospectus, which include all adjustments that management considers necessary to present fairly the financial results for this interim period, all of which were of a normal recurring nature. The results of operations for the five-month periods are not necessarily indicative of results to be expected for the full year. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of NDC" and the financial statements of NDC included elsewhere in this Prospectus.

                                                         FISCAL YEAR ENDED          FIVE MONTHS ENDED
                                                            OCTOBER 31,                 MARCH 31,
                                                   -----------------------------    ------------------
                                                    1995       1996       1997       1997       1998
                                                   -------    -------    -------    -------    -------
                                                                 (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
  Net sales....................................    $48,457    $54,845    $58,106    $21,720    $24,970
  Cost of goods sold...........................     39,740     43,646     45,066     17,117     19,576
                                                   -------    -------    -------    -------    -------
     Gross margin..............................      8,717     11,199     13,040      4,603      5,394
  Selling, general and administrative
     expenses..................................      6,601      5,515      5,815      1,888      2,472
                                                   -------    -------    -------    -------    -------
     Operating income..........................      2,116      5,684      7,225      2,715      2,922
  Other income (expense):
     Interest income...........................         55         22        242        291        344
     Interest expense..........................       (135)       (43)      (183)       (76)       (61)
     Other income (expense)....................         (3)        41         54         21         53
                                                   -------    -------    -------    -------    -------
     Earnings before income taxes..............      2,033      5,704      7,338      2,951      3,258
     Income tax expense........................         --         --         --         --         --
                                                   -------    -------    -------    -------    -------
          Net earnings.........................    $ 2,033      5,704      7,338      2,951      3,258
                                                   =======    =======    =======    =======    =======
OTHER FINANCIAL DATA:
  EBITDA (a)...................................    $ 2,566    $ 6,147    $ 7,722    $ 2,908    $ 3,122
  Gross profit margin..........................       18.0%      20.4%      22.4%      21.2%      21.6%
  Total depreciation...........................    $   450    $   463    $   497    $   193    $   200
  Capital expenditures.........................      1,758        571      1,419        262        222
BALANCE SHEET DATA (AT END OF PERIOD):
  Total assets.................................    $23,600    $22,144    $25,991    $22,166    $24,076
  Total debt...................................      2,441      1,472      1,422         --         --
  Stockholders' equity.........................      8,161     10,609     13,997     13,049     16,055

------------------------------------
(a) EBITDA is defined as operating income before depreciation and amortization. While EBITDA is not intended to represent cash flow from operations as defined by GAAP and should not be considered as an indicator of operating performance or an alternative to cash flow (as measured by GAAP) as a measure of liquidity, management believes it provides additional information with respect to the ability of a company to meet its future debt service, capital expenditures and working capital requirements. The measure of EBITDA presented above may not be comparable to similarly titled measures of other companies.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                   CONDITION AND RESULTS OF OPERATIONS OF NDC

     The following discussion relates to the historical business, financial condition and results of operations of NDC prior to the consummation of the Acquisition on June 23, 1998.

OVERVIEW

     NDC designed, manufactured and sold industrial watertube boilers, waste heat recovery systems and related components for industrial and commercial applications. In addition, NDC manufactured standard and customized fabricated steel products.

     Net Sales. Industrial watertube boilers, waste heat recovery systems and related components accounted for substantially all of NDC's net sales for the fiscal years ended October 31, 1997, 1996 and 1995, respectively. Less than 10% of net sales were attributable to other products.

     Cost of Goods Sold. The principal elements of NDC's cost of goods sold were raw materials, component parts, engineering and manufacturing overhead, direct labor and related start-up and warranty expenses. NDC's major raw materials varied by plant but included steel, tubes and various manufactured and purchased component parts. Raw materials and component parts represented approximately 62% of NDC's total cost of goods sold for fiscal 1997.

     NDC's gross margin improved from 18.0% in fiscal 1995 to 22.4% in fiscal 1997. This increase in gross margin was primarily attributed to an increase in volume at the Gonzales, Texas manufacturing facility, which was acquired in 1995, as well as improved pricing in the industrial watertube and waste heat recovery product lines.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses declined from 13.6% of net sales in fiscal 1995 to 10.0% in fiscal 1997 primarily due to a 19.9% increase in sales volume during the period and associated operating efficiencies.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, the percentage to net sales of certain items included in NDC's statement of earnings.

                                                                                          FIVE MONTHS
                                                                 FISCAL YEAR ENDED           ENDED
                                                                    OCTOBER 31,            MARCH 31,
                                                              -----------------------    --------------
                                                              1995     1996     1997     1997     1998
                                                              -----    -----    -----    -----    -----
Net sales...................................................  100.0%   100.0%   100.0%   100.0%   100.0%
Gross margin................................................   18.0     20.4     22.4     21.2     21.6
Selling, general and administrative expenses................   13.6     10.1     10.0      8.7      9.9
                                                              -----    -----    -----    -----    -----
Total operating income......................................    4.4%    10.4%    12.4%    12.5%    11.7%
                                                              =====    =====    =====    =====    =====

FIVE MONTHS ENDED MARCH 31, 1998 COMPARED FIVE MONTHS ENDED MARCH 31, 1997

     Net Sales. Net sales increased $3.3 million (15.0%) to $25.0 million in 1998 from $21.7 million in 1997 primarily due to increased volume of waste heat recovery systems.

     Gross Margin. Gross margin increased $0.8 million (17.2%) to $5.4 million in 1998 compared to $4.6 million in 1997 and improved to 21.6% of net sales from 21.2% in the prior year. This improvement was primarily attributable to a more favorable product mix as NDC sold more waste heat recovery systems with higher gross margins.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $0.6 million to $2.5 million in 1998 (9.9% of net sales) compared to $1.9 million (8.7% of net sales) in 1997.

     Operating Income. Operating income increased to $2.9 million in 1998 from $2.7 million in 1997 due to the preceding factors.

YEAR ENDED OCTOBER 31, 1997 COMPARED TO YEAR ENDED OCTOBER 31, 1996

     Net Sales. Net sales increased $3.3 million (5.9%) to $58.1 million from $54.8 million in 1996 primarily due to volume increases in waste heat recovery systems and from increased volume of fabricated boiler and waste heat recovery components, partially offset by a modest decline in industrial watertube boiler net sales from fiscal 1996's historically strong levels.

     Gross Margin. Gross margin increased $1.8 million (16.4%) to $13.0 million in 1997 from $11.2 million in 1996. As a percentage of net sales, gross margins improved to 22.4% in 1997 from 20.4% in 1996 primarily due to an improved mix of product sales, operating leverage associated with NDC's overall increase in net sales and volume, and modest price increases.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased from $5.5 million in 1996 (10.1% of net sales) to $5.8 million in 1997 (10.0% of net sales), primarily due to the increase in net sales.

     Operating Income. As a result of the foregoing factors, operating income increased $1.5 million to $7.2 million in 1997 from $5.7 million in 1996.

YEAR ENDED OCTOBER 31, 1996 COMPARED TO YEAR ENDED OCTOBER 31, 1995

     Net Sales. Net sales increased $6.4 million (13.2%) to $54.8 million in 1996 from $48.5 million in 1995. The increase was primarily due to strong sales of industrial watertube boilers as the overall market improved, partially offset by a decline in waste heat recovery volume due to the completion of two large jobs in 1995. NDC also increased sales of fabricated components to other waste heat recovery manufacturers in 1996.

     Gross Margin. Gross margin increased $2.5 million (28.5%) to $11.2 million in 1996 compared to $8.7 million in 1995. As a percentage of net sales, gross margin improved to 20.4% in 1996 from 18.0% in 1995, primarily due to the increase in net sales and increased utilization of the Gonzales facility.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses declined $1.1 million to $5.5 million in 1996 from $6.6 million in 1995, primarily due to a decline in bad debt expense and salaries, offset by an increase due to the increase in sales.

     Operating Income. As a result of the foregoing factors, operating income increased $3.6 million (168.6%) to $5.7 million in 1996 from $2.1 million in 1995.

YEAR 2000

     NDC has assessed and continues to assess the impact of the year 2000 issue on its operations. Although ultimate costs cannot yet be estimated, management does not expect to incur significant costs in order to become year 2000 compliant.

                            BUSINESS OF THE COMPANY

HISTORY

     Founded in 1929 as the John C. Cleaver Company and later known as Cleaver-Brooks, the Company began as an innovative manufacturer of small, portable boilers that were packaged and fully assembled. Cleaver-Brooks, which continues to operate as a division of the Company, eventually became, and for over 20 years has been, the world's largest manufacturer of commercial and industrial boilers, burners, related boiler-room equipment and aftermarket parts. Cleaver-Brooks began manufacturing steam-powered water purification stills in the early 1940's in response to a military request for a portable system capable of purifying unfit drinking water. This business, which currently operates as the Company's Water Technologies division, has become a leading manufacturer of innovative water treatment products and systems for a variety of commercial, government, military and industrial applications. The Company completed the acquisition of substantially all of the assets of NDC on June 23, 1998 and now conducts NDC's former operations through its National Dynamics Division.

BOILER MARKET

     Boilers burn a variety of fuels to provide: (i) hot water for residential, commercial, institutional and industrial uses; (ii) hot water or low-pressure steam for use in circulatory heating systems; and (iii) process steam for a wide variety of industrial applications and to drive turbines for the generation of electricity. The boiler market can generally be segmented according to boiler capacity and end use. Residential boilers are the smallest, followed by commercial boilers, industrial boilers, and utility boilers, which are the largest. Boiler capacities generally are measured in British Thermal Units ("BTU") or boiler horsepower ("BHP") output for smaller boilers, and in pounds of steam per hour ("PPH") for larger boilers. One BHP equals 33,472 BTU per hour, which in turn produces approximately 28 to 35 PPH, depending on pressure and feedwater temperature.

     Commercial boilers generally range from 15 BHP (or approximately 500,000 BTU per hour) up to 250 BHP and are used in apartment buildings, hotels, office buildings, schools, hospitals, and government buildings primarily to provide hot water or low-pressure steam for circulatory heating systems, and, to a lesser extent, for potable hot water. Commercial boilers range in price between $15,000 and $50,000.

     Industrial boilers, with capacities from approximately 250 BHP to over 250,000 PPH, are larger, more powerful and more expensive than commercial boilers, and are generally used to provide high-pressure process steam for industrial applications, such as driving steam-operated presses, mill equipment or machine tools, sterilizing equipment and products, and processing chemicals, foods, beverages, and other products. Industrial boilers are used in a broad range of industries including paper, chemicals, electronics, pharmaceutical, textiles, automotive, and heavy machinery. Industrial boilers range in price between $50,000 and $1 million.

     Based on industry sources, the annual worldwide market for boilers of all types is estimated to be in excess of $1 billion, of which approximately $400 million is attributable to the North American commercial and industrial boiler market.

CLEAVER-BROOKS DIVISION

     The Company's Cleaver-Brooks Division ("Cleaver-Brooks") is the world's largest manufacturer of commercial and industrial boilers. It has an estimated installed base of approximately 80,000 boilers that remain in use and believes it has the #1 or #2 market position in each of its principal product lines. The division's products include firetube and watertube boilers, burners, and combustion and emission controls, boiler room accessories, and aftermarket parts. Management believes that Cleaver-Brooks' reputation for providing high-quality, energy-efficient, low-emission boilers and ancillary equipment with a demonstrated record of safety and durability often enables it to command a premium price for its products from its diverse customer base. Cleaver-Brooks accounted for approximately 81% ($154.9 million) of Aqua-Chem's net sales, and an even higher percentage of EBITDA, for the twelve months ended December 31, 1997.

     PRODUCTS

     Cleaver-Brooks manufactures two types of boilers, firetube and watertube, for commercial and industrial applications. Most Cleaver-Brooks boilers can operate on multiple fuel options using both natural gas and fuel oil. Cleaver-Brooks primarily manufactures "packaged" boilers, which are shipped fully assembled and require minimum on-site installation, and also manufactures a limited number of boilers that are designed to be "field-erected" at the customer's facility. The high-quality boilers manufactured by Cleaver-Brooks generally have a useful life of 20 years or more, depending upon use and maintenance.

     FIRETUBE BOILERS. Firetube boilers heat water or produce steam by directing hot gas from the combustion process through tubes which are submerged in a chamber of water inside the boiler. Heat is transferred from the hot gas in the tube through the tube walls to the water.

     Cleaver-Brooks offers the industry's broadest line of firetube boilers, which are generally used in low- and high-pressure industrial applications, and to produce heat and hot water for large commercial and institutional buildings. Cleaver-Brooks firetube boilers range in capacity from 15 to 800 BHP. Although each Cleaver-Brooks firetube boiler is manufactured to specific customer requirements, each is based on relatively standardized pressure vessel sizes and other basic components. The prices of Cleaver-Brooks firetube boilers range from approximately $25,000 to $150,000. Firetube boilers represented approximately $68 million, or 44%, of Cleaver-Brooks' net sales for the twelve months ended December 31, 1997.

     Cleaver-Brooks firetube boilers are highly regarded for their quality, efficiency, safety, design simplicity, and ease of operation and maintenance, as well as their long product life and low emission levels. High efficiency is often the primary criterion in selecting a boiler as annual fuel costs can greatly exceed a boiler's purchase price. Because a $50,000 boiler system could consume over $150,000 per year in fuel, a slight increase in boiler efficiency can translate into substantial annual savings. Cleaver-Brooks boilers are designed to operate efficiently to reduce customers' fuel costs. They include what Aqua-Chem believes to be the world's highest efficiency "four-pass" design and maintain high gas velocity which provides maximum heat transfer. They also utilize a single tube sheet design that maintains consistent temperatures for maximum operating life. Aqua-Chem believes that these factors provide it with a competitive advantage in the firetube boiler market.

     WATERTUBE BOILERS. Watertube boilers produce hot water or steam by directing water through tubes installed in a chamber filled with hot gas from the combustion process. This fundamental difference between the firetube and watertube process allows watertube boilers to be designed with greater capacity and makes watertube boilers more suitable for certain large, multi-step industrial applications than firetube boilers. Cleaver-Brooks produces watertube boilers in a range of models and capacities. Like its firetube boilers, Cleaver-Brooks watertube boilers are manufactured for maximum efficiency and ease of maintenance and are purchased by both industrial and commercial end-users.

     Cleaver-Brooks commercial watertube boilers range in capacity from 15 to 250 BHP, which is comparable to its smaller capacity firetube boilers, and include flexible watertube boilers designed to simplify installation, maintenance and tube replacement. The division's flexible watertube boilers minimize potential thermalshock damage due to temperature fluctuation, an especially important consideration with hot water applications.

     Cleaver-Brooks manufactures industrial watertube boilers of only the "D" design (so named because the watertubes inside the boiler are shaped in the configuration of the letter "D"), which is preferred by manufacturers for most industrial applications. Cleaver-Brooks industrial watertube boilers range in capacity from 40,000 to 140,000 PPH (the approximate equivalent of 1,400 to 4,000 BHP).

     Cleaver-Brooks watertube boilers range in price from approximately $25,000 to $500,000. Watertube boilers represented approximately $25 million (16%) of the division's net sales for the twelve months ended December 31, 1997.

     BURNERS. Cleaver-Brooks is a leading supplier of highly-engineered, single and multi-fuel engineered burners. These burners are installed as original equipment on certain Cleaver-Brooks product lines, as a retrofit to existing boilers where an upgraded or new burner is required, or, under the Industrial Combustion brand name, on new boilers manufactured by competitors. Cleaver-Brooks manufactures a broad range of burners that give customers the flexibility to burn most liquid and gaseous fuels in use today. The Industrial Combustion product line has an exceptionally strong market position (approximately 86%) for heavy oil burners and is increasing its share of the gas burner market. It was instrumental in originating the conversion burner business and pioneered air atomizing and fuel metering technologies for using heavy fuel oil.

     BOILER ROOM ACCESSORIES. Cleaver-Brooks also offers a wide range of boiler room accessories, most of which are used to ensure that corrosive gases and impurities found in water do not seriously affect boiler performance. This equipment includes deaerators, water softeners, boiler feed water systems and chemical feed systems. Other boiler room accessories regulate the flow of water to and from the boiler.

     AFTERMARKET PARTS. Taking advantage of its industry-leading installed base of approximately 80,000 boilers, Cleaver-Brooks offers over 15,000 aftermarket parts for its own and other manufacturers' boilers through its computerized immediate access system. The immediate access system electronically links Cleaver-Brooks' sales representatives and provides information regarding parts availability, price lists and lead time. Cleaver-Brooks' sales representatives and distributors stock Cleaver-Brooks parts inventory on a worldwide basis. Aftermarket parts, which generally carry higher gross margins than new boilers, represented approximately $31 million (20%) of Cleaver-Brooks' net sales for the twelve months ended December 31, 1997. As part of several strategic initiatives, management is emphasizing further penetration of the aftermarket parts business through additional training and support of its extensive sales representative network.

     Aftermarket products sold by Cleaver-Brooks include a wide range of combustion and emission controls that generally enhance boiler performance or safety, including low nitrous oxide ("NO(X)") emissions packages, conversion or replacement burners, boiler control management systems, high turndown burners, oxygen trim systems, and flame safeguard controls. For example, Cleaver-Brooks' industry-leading low NO(X) emissions packages are guaranteed to as low as 20 parts per million ("ppm") of NO(X) levels and are extremely effective at maintaining system efficiency levels. The majority of these parts are offered as options to a boiler package.

     Although boilers generally have a useful life of up to 20 years, certain boiler parts are subject to wear and require periodic replacement. These parts consist primarily of combustion-oriented components such as burners, burner-safety components, and emissions controls, but also include certain water-bearing components. The need for aftermarket parts is a function of the level of use to which a boiler is subjected. Boilers that "cycle" (turn on and off) more frequently tend to wear more quickly. In addition, oil-burning components tend to wear more quickly than natural gas-burning components. Water-bearing components of a boiler can wear more quickly if the end-user does not properly treat the water used in the boiler to reduce corrosive gases and impurities that accumulate in untreated water.

     Commercial boiler wear can also be affected by cold weather, when a boiler is more likely to cycle more frequently. Many Cleaver-Brooks boilers are equipped with multi-fuel options and can readily be switched by the end-user from one fuel to the other. In many locations, boilers are required by law to switch from burning natural gas to oil during extended periods of cold weather, when demand for natural gas for residential and commercial forced-air heating is high and available gas pressure is reduced. Industrial applications can also involve high-cycle use, causing boilers to wear more quickly. Inadequate maintenance practices can also affect boiler wear.

     In addition, the demand for aftermarket parts generally increases during periods of economic difficulty when many businesses elect to defer the purchase of new boilers in favor of repairing or retrofitting existing boilers. Aqua-Chem believes that this phenomenon partially offsets the reduced demand for new boilers during such periods.

     COMMITMENT TO QUALITY

     Cleaver-Brooks has received numerous industry and quality awards, including the State of Wisconsin's 1995 Governor's New Product Award. Several of the division's products have been recognized by the

Wisconsin Society of Professional Engineers and the Model CB-LE was among a select group of winners in a statewide competition which singled out new product innovations in large, medium and small business segments. Additionally, with the introduction of its low nitrous oxide (NO(X)) emissions product in the late 1980's, Aqua-Chem was recognized by the South Coast Air Quality Management District as the first boiler manufacturer to meet Southern California's stringent emissions standards, as well as by the New York Bureau of Air Research.

     SALES, MARKETING AND CUSTOMERS

     Cleaver-Brooks maintains strong relationships with its worldwide network of sales and service representatives, which management believes to be the most extensive global distribution network for commercial and industrial boilers. Cleaver-Brooks sells boilers through 50 domestic sales representatives located throughout North America and 43 international sales representatives located in Eastern Europe, Asia, Australia, Central and South America, and the Middle East. These sales representatives have sold Cleaver-Brooks products for an average of more than 25 years, and, pursuant to agreements with the Company, do not sell products that compete directly with Cleaver-Brooks. No sales representative accounted for more than approximately 5% of Cleaver-Brooks' net sales in the twelve months ended December 31, 1997.

     Cleaver-Brooks' sales representatives primarily offer on-demand service and parts support to consulting engineers, contractors and end-users, as well as offering multi-year service contracts for boiler parts and accessories. Additionally, as is customary in the industry, sales representatives provide on-site start-up assistance and personnel training by factory-qualified specialists and preventive maintenance programs as part of the range of services available to keep boiler and pretreatment equipment operating at peak performance.

     Cleaver-Brooks sells boilers to a diverse customer base in a broad range of industries, with no significant customer concentration. Although Cleaver-Brooks' customers vary from year to year, management believes that a substantial portion of annual net sales are generally to repeat customers. Recent customers include Ford, Cargill, Coca-Cola, Weyerhaeuser, Anheuser-Busch, Baxter Healthcare, Ralston-Purina, Hewlett-Packard, Georgia Pacific, Chrysler-Jeep, Wrigley, Sheraton, IBM, and NASA. For a further discussion of sales by geographic area, see Note 15 to the Company's Consolidated Financial Statements contained elsewhere in this Prospectus.

     RAW MATERIALS AND SUPPLIERS

     Cleaver-Brooks' primary raw materials include steel plate and coil steel. The division also purchases finished components for its products, such as burners, tubes, controls, insulation, refractory materials, valves, gauges and pumps. Cleaver-Brooks maintains one-year supply agreements with its steel suppliers. These arrangements generally specify volume and price, but are cancelable at any time by either party. For raw materials not covered by supply agreements, Cleaver-Brooks generally chooses a particular supplier based on market conditions, availability and pricing. Cleaver-Brooks works closely with its major suppliers and is not dependent on any single supplier for any of its raw material or component needs. Cleaver-Brooks is currently implementing new purchasing procedures to reduce material costs, including consolidation of its suppliers.

     MANUFACTURING

     Cleaver-Brooks operates through five manufacturing facilities located in Stratford, Ontario, Canada; Thomasville, Georgia; Monroe, Wisconsin; Mexico City, Mexico and Greenville, Mississippi (however, the Company plans to close its Greenville facility and transfer production to certain other facilities). Additionally, Cleaver-Brooks conducts applied engineering and product development activities at a Milwaukee, Wisconsin location, which is shared with Water Technologies. See "-- Properties and Employees."

     The Company has intensified its efforts to develop world-class manufacturing facilities. Beginning in 1995, Aqua-Chem closed its Lebanon, Pennsylvania facility, and consolidated its large firetube boiler production in its Thomasville facility, and its smaller firetube boiler production in its Stratford facility. These consolidations reduced labor and overhead costs by up to one-third and took advantage of certain economies of scale in each facility. In addition, the Company has been engaged in a program to improve its manufacturing processes by adopting cellular manufacturing techniques, just-in-time inventory controls and demand flow processing. These initiatives have minimized scrap, identified manufacturing inefficiencies, significantly reduced manufacturing cycle times and have already improved manufacturing efficiency and inventory management at the Thomasville facility. Aqua-Chem expects to implement similar cost reduction initiatives and manufacturing improvements at its other facilities. Aqua-Chem has also established an internal manufacturing council to address ongoing process improvements, share best practices and instill a broad base of manufacturing expertise throughout the organization.

NATIONAL DYNAMICS DIVISION

     The Company's National Dynamics Division ("National Dynamics") consists of the former operations of NDC which were acquired by Aqua-Chem on June 23, 1998. All references to historical data of NDC, and the term "NDC," refer to the National Dynamics Division's operations under the ownership of NDC.

     PRODUCTS

     National Dynamics primarily designs and manufactures industrial watertube boilers, waste heat recovery systems, and related accessories, as well as a variety of standard and customized fabricated steel components, such as ductwork and stacks, which are insourced for use in National Dynamics' products and produced on a contract basis for other waste heat recovery systems manufacturers. For the year ended October 31, 1997, NDC's net sales of industrial watertube boilers and waste heat recovery systems, including related accessories and components, represented approximately 90% of NDC's net sales.

     INDUSTRIAL WATERTUBE BOILERS. National Dynamics produces shop-assembled industrial watertube boilers, components and other boiler accessories under the Nebraska Boiler brand-name, chiefly for industrial and institutional applications. The Nebraska Boiler product line consists primarily of industrial watertube boilers with larger capacities than those manufactured by Cleaver-Brooks. Although National Dynamics manufactures industrial watertube boilers with capacities as low as 7,000 PPH, its primary focus is on large industrial watertube boilers that range in capacity from 100,000 to 250,000 PPH. In contrast, Cleaver-Brooks focuses on commercial and industrial watertube boilers with capacities under 100,000 PPH. The Nebraska Boiler product line also includes industrial watertube boilers that are capable of producing steam at much higher temperatures and pressures than those manufactured by Cleaver-Brooks. NDC manufactured approximately 80 to 90 industrial watertube boilers per year, which typically ranged in price from approximately $150,000 to $1 million each.

     National Dynamics' primary unit is the "D" design watertube boiler, which accounted for approximately 72% of NDC's boiler sales in fiscal 1997. Nebraska Boiler industrial watertube boilers generally utilize the "membrane" tube design, in contrast to Cleaver-Brooks boilers, which utilize the "tangent" tube design, each of which is preferred by certain end users for various reasons. National Dynamics is also one of the few boiler manufacturers that produces "O" and "A" design boilers in addition to the "D" design. Although the "D" design is preferred for most industrial applications, the symmetrically designed "O" and "A" boilers are more readily transportable and better suited for certain uses. "O" design boilers in particular are compact, fully assembled, easily transported by truck, and for these reasons are considered ideal for use as "rental" boilers (boilers installed temporarily to provide supplemental, backup or replacement service). "A" design boilers typically are designed to have greater capacity than the "O" or "D" designs and can be designed to burn a variety of alternative fuels (such as coal, wood and saw dust). "O" and "A" design boilers accounted for approximately 8% and 20%, respectively, of NDC's boiler sales in fiscal 1997.

     National Dynamics also manufactures industrial watertube boiler components and accessories, such as ducts, stacks, superheaters (an integral unit in the boiler that heats the steam produced by the boiler to temperatures in excess of 750 degreesF for particular industrial applications) and economizers (an integral or add-on unit that captures the heated air and flue gases vented from the boiler's combustion chamber and uses them to preheat water entering the boiler to conserve energy).

     WASTE HEAT RECOVERY SYSTEMS. National Dynamics designs and produces a variety of packaged, modular and field-erected waste heat recovery systems under the Energy Recovery International or "ERI" brand-name.

The general principle behind these systems is that the waste heat generated by a turbine or industrial process can be recaptured and directed into a pressure vessel (resembling a burnerless boiler) to generate hot water or steam, which can in turn be used to drive a turbine to generate electricity (a process referred to as "co-generation") or for other industrial applications. Co-generated electric power may be used internally; however, if it is generated at levels in excess of internal need, which is often the case, the excess electricity is generally sold to the local power company, which has been made possible through the deregulation of the domestic electrical power industry over the last few years. For certain applications, waste heat recovery systems can also be designed to operate with a supplemental heat source, such as a duct burner, that raises the temperature and pressure to levels comparable with conventional boilers.

     NDC's sales of ERI products grew rapidly in the last few years and the Company expects that such growth will continue due to increased demand for energy efficient and environmentally conscious power projects, as well as increased deregulation. Waste heat recovery systems are increasingly popular because they provide an alternative source of power at significantly reduced fuel cost.

     National Dynamics offers complete system design and service, based on the customer's specific needs and requirements. In particular, waste heat recovery systems are generally custom-designed for integration with the individual customer's facility and equipment at the time of construction. NDC manufactured approximately 15 to 20 waste heat recovery systems per year.

     SALES, MARKETING AND CUSTOMERS

     National Dynamics markets its products primarily on the basis of quality, dependability and custom engineering, which is complemented by the longstanding working relationships NDC developed with customers and premier engineering firms. National Dynamics products are marketed worldwide through its 46 sales representatives and distributors, most of whom sell both Nebraska Boiler and ERI products. No sales representative accounted for more than approximately 11% of NDC's net sales for the year ended October 31, 1997. For the year ended October 31, 1996, one customer, Thai Petrochemical, accounted for more than 10% of NDC's net sales.

     National Dynamics sells its products to a diverse customer base in a broad range of industries, with no significant customer concentration. Recent NDC customers included Anheuser-Busch, Warner-Lambert, Bristol-Myers, General Motors, Westinghouse, and Cargill, as well as engineering firms such as Fluor-Daniels, Bechtel, Black & Veach, and Day and Zimmerman.

     RAW MATERIALS AND SUPPLIERS

     National Dynamics' primary raw material is steel, and it also purchases finished components for its products, such as burners, tubes, controls, insulation, refractory materials, valves, gauges and pumps. National Dynamics is not dependent on any single supplier for any of its raw material or component needs.

     MANUFACTURING

     National Dynamics operates three manufacturing facilities, two of which are located in Lincoln, Nebraska and one of which is located in Gonzales, Texas. See "-- Properties and Employees."

WATER TECHNOLOGIES DIVISION

     With over 50 years of experience, Water Technologies is a world leader in the design and production of water purification and treatment products, systems, aftermarket parts and service for selected commercial, government, military and industrial applications. Water Technologies, which markets and sells its products under the Aqua-Chem brand name, has two product categories: (i) Freshwater and Military Products, which consist of products with relatively standard components and configurations that are generally sold to customers in the military, bottled water and pharmaceutical markets; and (ii) Seawater and Process Systems, which consist primarily of large, highly engineered projects and products that generally are sold to customers in markets for seawater desalination and industrial evaporation processes. Water Technologies accounted for approximately 19% ($36.3 million) of Aqua-Chem's net sales for the twelve months ended December 31, 1997.

     PRODUCTS AND SERVICES

     Water Technologies manufactures products that utilize evaporation and filtration technologies to create purified water for use in a variety of applications. Water Technologies' primary products are thermal distillation units, which convert seawater or contaminated fresh water into clean water for drinking and manufacturing processes by passing feedwater over a heated surface to create steam that is then condensed as distillate. Water Technologies also offers reverse osmosis units, which pressurize contaminated fresh or salt water to force it through a semipermeable membrane to produce drinking water.

     FRESHWATER AND MILITARY PRODUCTS. Freshwater and Military Products are primarily pre-engineered water purification and treatment products and systems for the bottled water and pharmaceutical industries and for the military. Water Technologies also provides services and replacement parts for its Freshwater and Military Products. Most Freshwater and Military Products are various types of thermal distillation units, including an all-electric thermal distillation unit that is installed on all U.S. Navy Trident submarines. Aqua-Chem believes that every U.S. aircraft carrier and nuclear submarine utilizes Water Technologies products to purify water for use by onboard personnel. Water Technologies also manufactures a reverse osmosis unit marketed under the "ROWPU" (Reverse Osmosis Water Purification Unit) name that is sold primarily to the U.S. military. Freshwater and Military Products also include heat exchangers, which are used by food, chemical and other industries to cool liquids. For example, the U.S. Navy uses Water Technologies' heat exchangers for seawater cooling of nuclear reactor waste water and feedwater preheating in steam propulsion plants of nuclear aircraft carriers. Freshwater and Military water purification units and heat exchangers generally sell for between $100,000 and $500,000.

     Although individual units may be adapted to meet unique customer specifications, Water Technologies manufactures all Freshwater and Military Products to basic design parameters at its Knoxville, Tennessee facility. Freshwater and Military Products are shipped from the Knoxville facility to the customer as fully-manufactured systems that require a minimum number of piping and electrical connections for installation. Once installed, the unit is ready for operation.

     SEAWATER AND PROCESS SYSTEMS. Seawater and Process Systems are highly engineered systems for land-based and offshore desalination and manufacturing process plants. Water Technologies utilizes a number of thermal distillation technologies to meet the specific needs of its Seawater and Process Systems customers. Water Technologies offers both single effect systems, which are low-cost and simple to operate, and multi-effect systems, which conserve energy by linking two, three or more evaporators in series and, as a result, are more popular for industrial applications. For example, Water Technologies has installed a 10 million gallon per day seawater desalination system which produces the entire fresh water supply for the Caribbean island of Aruba. Seawater and Process Systems include thermal distillation units used by the pulp and paper industry to concentrate heavy scaling sulfite pulping liquors. Water Technologies also offers reverse osmosis units for industrial applications.

     Many Seawater and Process Systems component parts are fabricated, assembled and hydro-tested at the Knoxville facility prior to shipment to the customer's job site, where they are assembled into a field erected plant. Seawater and Process Systems are highly project oriented, may take from 10 to 14 months to complete, and are contracted on a fixed-price basis, typically ranging between $1 million and $10 million in installed value.

     SALES, MARKETING AND CUSTOMERS

     Water Technologies utilizes a network of over 40 representatives, distributors and licensees worldwide to sell and market its Freshwater and Military Products. Sales representatives are compensated on a commission-only basis, while distributors typically make a profit margin on the purchase and resale of Water Technologies parts. Due to the unique engineering considerations and the magnitude of the projects, most Seawater and Process Systems are sold by Water Technologies directly to end-users.

     For the twelve months ended December 31, 1997, Water Technologies had approximately 325 customers worldwide, with no one customer representing more than 10% of its gross sales. Water Technologies' leading customers generally vary from year to year, due in part to the project-oriented nature of many of its Seawater and Process Systems. Recent customers include Arvind Mills, the Aruba Water and Energy Authority, and Newport News Shipbuilding. International customers represented approximately 50% of Water Technologies' sales over the last three years, with revenues generated from over 35 countries. Payment terms on international sales are typically denominated in U.S. dollars and satisfied via letters of credit.

     Typically, over half of Water Technologies' annual revenue is based upon fixed-priced, long-term contracts. Generally, the term of the contract for Freshwater and Military Products extends from the order date through shipment, which usually ranges from 4 to 12 months. A start-up or test period may follow shipment and last for 1 to 3 months. Customers are generally billed at the time of shipment. Contract terms for Seawater and Process Systems may vary between 10 and 14 months. Seawater and Process Systems are contracted on a fixed-priced basis, and customers are billed for work performed according to a pre-arranged schedule detailed in the sales contract. For a further discussion of sales by geographic area, see Note 15 to the Company's Consolidated Financial Statements contained elsewhere in this Prospectus.

     PRODUCT SERVICE AND SUPPORT

     Water Technologies supports its products with a staff of engineers and service specialists who provide parts, service, technical training, service publications, overhaul and repair for customers around the world. For instance, Water Technologies provides qualified technical training anywhere in the world through a team of training specialists who work closely with customers to develop productive and dependable operators for all equipment.

     When service is needed, Water Technologies dispatches a qualified service representative who assesses the customer's system and its repair requirements. To meet customer needs quickly, Water Technologies distributors maintain authorized parts and service centers across the continental United States, as well as service centers in Alaska, Canada, South America, Northern Europe, Southeast Asia, the Middle East and India.

     RAW MATERIALS AND SUPPLIERS

     Water Technologies utilizes a wide variety of raw materials in the construction of its products, including copper-nickel, alloys, stainless steel, electrical control systems and a number of plastic and metal component parts. Water Technologies maintains relationships with a select group of suppliers to leverage its purchasing power and may enter into purchasing agreements to ensure a reliable source of materials. Water Technologies has never experienced a significant shortage of raw materials.

     MANUFACTURING

     Water Technologies' primary production facility is located in Knoxville, Tennessee. The Knoxville plant, an ISO 9001 certified facility, provides fabrication, machining, welding and assembly work for the production of both Freshwater and Military Products and the component parts of Seawater and Process Systems. Units are tested at the Knoxville plant prior to shipment to the customer's site for installation. The division is currently implementing cellular manufacturing techniques, just-in-time inventory controls and demand-flow processing to improve manufacturing efficiency and reduce production costs.

     The Seawater and Process Systems business also utilizes subcontract manufacturers in connection with international contracts when Aqua-Chem believes that it provides a competitive advantage. To implement this international subcontracting strategy, Water Technologies employs pre-qualified subcontractors and project managers who are responsible for ensuring that quality, schedule and other specifications of its Seawater and Process Systems contracts are met. These project managers are supported by engineers who specialize in the erection, commissioning, performance testing and overall service and troubleshooting of the systems.

     Water Technologies shares an applied engineering and product development facility with Cleaver-Brooks for evaluating the practical application of evaporator technology on a broad range of processing needs. This capability is an important part of Water Technologies' operations, enabling it to test the performance and cost effectiveness of the systems it offers.

PROPERTIES AND EMPLOYEES


     The following table sets forth certain information regarding the Company's properties and employees as of September 30, 1998:


                                                                                                    APPROXIMATE
                                                                        APPROXIMATE                  NUMBER OF
                                                                          SQUARE                    EMPLOYEES AT
       FACILITY LOCATION                         USAGE                    FOOTAGE      OWNERSHIP      FACILITY
-------------------------------    ---------------------------------    -----------    ---------    ------------
Milwaukee, Wisconsin...........    Aqua-Chem, Inc.                         81,000      Leased (a)        238
                                   Corporate Headquarters
Milwaukee, Wisconsin...........    Cleaver-Brooks and Water                27,000       Owned              9
                                   Technologies
                                   Product Development and Design
Greenville, Mississippi........    Cleaver-Brooks                          88,000      Leased (b)        149(b)
                                   Manufacturing (Commercial and
                                   Industrial Watertube Boilers)
Stratford, Ontario, Canada.....    Cleaver-Brooks of Canada, Ltd.          74,000       Owned            104(c)
                                   Manufacturing (Firetube and
                                   Commercial Watertube Boilers)
Mexico City, Mexico............    Cleaver-Brooks de Mexico                40,000       Owned             47(c)
                                   Manufacturing (Miscellaneous
                                   Parts and Components)
Thomasville, Georgia...........    Cleaver-Brooks                         185,000       Owned            242
                                   Manufacturing (Firetube Boilers)
Knoxville, Tennessee...........    Water Technologies                     162,000       Owned            153
                                   Manufacturing
Monroe, Wisconsin..............    Cleaver-Brooks                          81,000       Owned            100(c)
                                   Manufacturing (Burners and
                                   Combustion and Emissions
                                   Controls)
Lincoln, Nebraska..............    National Dynamics                      150,000       Owned            207(c)
                                   Manufacturing (Industrial
                                   Watertube Boilers, Waste Heat
                                   Recovery Systems)
Lincoln, Nebraska..............    National Dynamics                       50,000       Owned             55
                                   Manufacturing (Fabricated Steel
                                   Components)
Gonzales, Texas................    National Dynamics                       75,000       Owned             92
                                   Manufacturing (Industrial
                                   Watertube Boilers, Waste Heat
                                   Recovery Systems and Fabricated
                                   Steel Products)
Elk Grove Village, Illinois....    CB-Kramer Sales & Service, Inc.         46,000      Leased (d)         32
                                   Sales, Service, Warehouse
Lebanon, Pennsylvania..........    (e)                                    164,000       Owned (e)         --(e)
                                                                                                       -----
                                                                                       Total:          1,428

------------------
(a) The Company was formerly a limited partner in a partnership that owned this facility. In July 1998 the partnership sold this facility to a third party and the partnership was liquidated. The Company occupies the facility under a lease which expires in June 2006.

(b) The Company plans to close the Greenville facility and transfer all production currently located there to other Company facilities. The process of transferring production is expected to be completed, and the Greenville facility closed within approximately one year. The Company has entered into an agreement with the union representing production workers at the Greenville facility regarding the transfer of production and closure of that facility. The Company occupies this facility under a year to year lease which automatically renews until 2061 unless terminated by either party upon six months' notice.


(c) As of September 30, 1998, approximately 30% of the Company's employees were represented by various unions. The Company's agreements with its unions expire on January 1, 1999 in Mexico City, Mexico; on June 5, 2000 in Stratford, Ontario; on January 19, 2001 in Monroe, Wisconsin and on November 1, 1999 in Lincoln, Nebraska. The Company has not experienced any strikes or work stoppages in the past five years, except that in 1994, the employees represented by the International Boilermakers Union at NDC's main manufacturing facility in Lincoln went on strike for approximately six weeks in connection with a dispute over employee contributions for health benefits. See "Risk Factors -- Labor Relations."


(d) The Company occupies this facility under a lease which expires in November 1999.

(e) The Company's Lebanon, Pennsylvania facility, a 164,000 square foot manufacturing plant, is currently partially leased to third parties and is held for sale.

ENVIRONMENTAL AND RELATED MATTERS

     The Company is subject to a variety of foreign, federal, state and local laws and regulations relating to the use, storage, handling, generation, transportation, treatment, emission, discharge, disposal and remediation of, and exposure to, hazardous and non-hazardous substances, materials, and wastes ("Environmental Laws"). The Company is also subject to laws and regulations governing employee health and safety.

     Under certain Environmental Laws, the Company could be held strictly, jointly and severally liable for the investigation and remediation of hazardous substances, materials or wastes at currently or formerly owned or operated properties, or at third-party waste disposal sites. In addition, the Company could be held responsible for third-party property or personal injury claims relating to such contamination or for other violations of Environmental Laws. The Company has, in some cases, agreed to indemnify the owners of properties formerly owned by the Company for liabilities under Environmental Laws with respect to such properties and could be held liable for environmental conditions which arose while these properties were owned by the Company regardless of such indemnification. The Company has discovered environmental conditions at a number of on-site locations that may require additional action, investigation and/or remediation for which the Company, alone or with others, is or may be responsible. The Company also has been identified as a responsible party at one off-site disposal location. Although the Company does not believe that the aggregate future costs associated with these matters will have a material adverse effect on its business, results of operations or financial condition, the amount of such costs in any one year could be substantial.

     Certain Environmental Laws impose stringent permitting, operating, reporting, and other compliance obligations on the Company's operations, particularly with respect to air and wastewater emissions and to hazardous substance management and disposal. Failure to comply with such Environmental Laws could result in substantial fines or penalties, costly corrective action requirements or operational changes, stringent monitoring or reporting requirements, and, in certain instances, cessation of operations. The Company is presently evaluating and addressing various environmental conditions at certain of its facilities, including the potential that air permits will be required at certain of its facilities. Although the Company believes that there are no instances of non-compliance with Environmental Laws that would require it to incur material costs, there can be no assurance that additional environmental issues will not arise, either with respect to the Company's existing or formerly owned facilities, which could have a material adverse effect on the Company's business, results of operations, or financial condition.

LEGAL PROCEEDINGS

     The Company has been named as one of a number of defendants in approximately 6,400 lawsuits (of which approximately 4,100 are still pending) alleging personal injury arising from exposure to asbestos-containing materials allegedly contained in certain boilers manufactured by the Company or its subsidiaries in the past. The Company believes that substantially all of these lawsuits are without merit and has not admitted liability or been found liable for the plaintiff's injuries in any of these cases. The Company has disposed of the vast majority of the closed cases without any payment whatsoever by the Company or its insurers to the plaintiffs in those cases, and is vigorously defending the open cases, although many may not be resolved for several years. Because the pleadings generally do not specify the amount of damages sought when they are initially filed, and because the Company is typically only one of numerous defendants initially named and it is impossible to determine the Company's proportionate share of liability, if any, to the plaintiffs, the Company cannot calculate its total potential liability in these cases. However, based on its historical experience, the Company believes that it has adequate indemnity as well as insurance coverage from a number of different insurance carriers for any potential liability it may face as a result of such claims, although it has agreed to bear a portion of the defense costs and indemnity payments with regard to a number of these suits. The Company has established a reserve on its balance sheet to cover any such exposure and believes this reserve to be adequate. It is the view of management that the final resolution of said claims and other similar claims which are likely to arise in the future will not individually or in the aggregate have a material effect on the Company's financial position or results of operations, although no assurance to that effect can be given. See "Risk Factors -- Product Liability Litigation."

     The Company is involved in various other litigation matters arising in the normal course of business. It is the view of management that the Company's recovery or liability, if any, under pending litigation is not expected to have a material effect on the Company's financial position or results of operations, although no assurance to that effect can be given.

PATENTS, TRADEMARKS AND COPYRIGHTS

     The Company has a number of United States and foreign patents, patent applications, patent licensing agreements, trademarks, trademark applications and copyrights. The Company does not consider its business to be materially dependent upon any patent, patent application, patent license agreement, trademark, trademark application or copyright.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF AQUA-CHEM

     The following table sets forth certain information concerning the directors and executive officers of the Company. Each director is elected for a one year term or until such person's successor is duly elected and qualified. The Company's by-laws provide for six directors; the Board is currently comprised of five directors and there is one vacancy on the Board to be designated by Management (as defined).

                NAME                     AGE                            POSITION
-------------------------------------    ---    --------------------------------------------------------
Jeffrey A. Miller....................    48     President, Chief Executive Officer and Director
                                                (Chairman of the Board)
J. Scott Barton......................    49     Vice President, Chief Financial Officer
James A. Feddersen...................    54     Secretary
James H. Fordyce.....................    39     Director
James W. Hook........................    61     Director
Daniel J. Johnson....................    48     President-Water Technologies Division
William P. Killian...................    62     Director
Charles J. Norris....................    51     Vice President, Chief Information Officer
Michael R. Stone.....................    35     Director
Daniel B. Teich......................    51     Division President, National Dynamics
Ronald G. Thimm......................    42     Treasurer

     Jeffrey A. Miller has served as President and Chief Executive Officer of the Company since July 1996 and assumed the role of Chairman of the Board in August, 1997. In addition to these duties, Mr. Miller is currently managing the Cleaver-Brooks Division on an interim basis until the Company selects an individual to fill the newly created position of President of the Cleaver-Brooks Division, which will replace the position held by the Company's former Executive Vice President and General Manager-Cleaver-Brooks, who resigned on November 17, 1998. Prior to joining the Company, Mr. Miller had undertaken permanent and interim Chief Executive Officer and Chief Operating Officer assignments for various major industrial companies, including serving as interim President and Chief Operating Officer of Donnelly Corporation (an automotive supplier) from October, 1995 to May, 1996, performing various independent consulting and interim management positions from June, 1993 to October, 1995, and serving as Group Vice President of the Automotive Products Group of Aeroquip Corporation (an automotive supplier) from August, 1992 to June, 1993. Mr. Miller also spent 19 years in numerous managerial and executive positions within various business groups of The General Electric Company, including transportation systems (locomotives, transit cars, transit equipment), major appliances, mining, oil well drilling, industrial electronics, industrial controls, factory automation and automotive.

     J. Scott Barton has served as Vice President and Chief Financial Officer of the Company since 1994. Mr. Barton served as Vice President and Controller of the Company from 1992 to 1994, Corporate Controller of the Company from 1982 to 1992, and Controller of Water Technologies from 1980 to 1982.

     James A. Feddersen has served as Secretary of the Company since 1990. Mr. Feddersen is a shareholder of the law firm of Whyte Hirschboeck Dudek S.C., which he joined in 1973. See "Certain Relationships and Related Transactions" and "Legal Matters."

     James H. Fordyce has served as a Director of the Company since August, 1997. Mr. Fordyce is a general partner of J. H. Whitney & Co., a private equity and mezzanine capital investment firm, which he joined in 1996. Mr. Fordyce serves on the board of directors of several private companies. Mr. Fordyce was Senior Vice President of Heller Financial, Inc., a commercial finance firm, from 1988 to 1996.

     James W. Hook has served as a Director of the Company since January, 1998. Mr. Hook has been a professor at the Robert J. McCormick School of Engineering at Northwestern University since 1992. Mr. Hook served as consultant to MascoTech, Inc. from 1992 to 1996.

     Daniel J. Johnson has served as the President of Water Technologies since September 1997. Prior to joining the Company, Mr. Johnson served as Vice President and General Manager of MagneTek Corporation -- Power Electronics and Drives Division from 1995 to 1997, as MagneTek's Division Vice President -- Operations from 1994 to 1995, and as Vice president of MagneTek's Engineered Systems Business Unit from 1991 to 1994. MagneTek Corporation designs, manufactures and markets variable speed drive automation products and systems.

     William P. Killian has served as a Director of the Company since 1993. Mr. Killian has served as Vice President -- Corporate Development and Strategy at Johnson Controls, Inc., a global manufacturer of automotive systems and controls, since 1987. Mr. Killian is also a director of Gehl Company and Q.E.P. Company, Inc.

     Charles J. Norris has served as Vice President and Chief Information Officer of the Company since 1996. Prior to joining the Company, Mr. Norris spent 16 years at Norris Systems Group, Inc., a business systems consulting company founded and owned by Mr. Norris.

     Michael R. Stone has served as a Director of the Company since August, 1997. Mr. Stone is a general partner of J. H. Whitney & Co., a private equity and mezzanine capital investment firm, which he joined in 1989. Mr. Stone is an alternate director of Steel Dynamics, Inc., and serves on the board of directors of several private companies.

     Daniel B. Teich has served as the Company's Division President, National Dynamics since he joined the Company in August, 1998. From January, 1997 until he joined the Company, Mr. Teich served as the President of Ransomes America, a manufacturer and distributor of golf course and professional lawn care equipment and products. During 1996 Mr. Teich served as Managing Director of Pitney Bowes Management Services Canada, Inc., and from 1993 to 1995 Mr. Teich served as the President of Monarch Marketing Systems, Inc.

     Ronald G. Thimm has served as Treasurer of the Company since 1990, and prior to that as Assistant Treasurer since 1981.

DIRECTOR COMPENSATION

     Directors of the Company, other than Messrs. Hook and Killian, receive no compensation for their services as directors. The Company has entered into written agreements with Messrs. Hook and Killian with regard to compensation for their services as directors.

     In accordance with the agreement entered into between the Company and Mr. Killian on December 17, 1997, effective August 1, 1997, for so long as Mr. Killian remains a director of the Company, the Company will pay him $2,500 on the first day of February, April, July and November each year, regardless of the number of meetings held or attended. In addition, the Company agreed to grant Mr. Killian an option to purchase 600 shares of Common Stock of the Company at a price of $3.75 per share on August 1 of each year, for so long as Mr. Killian remains a director. Each option granted to Mr. Killian under this agreement vests and becomes fully exercisable on July 31 of the year subsequent to the date of grant and, if not previously exercised, expires and terminates on August 1, 2007; provided, however, that in the event of a Stock Sale, Reorganization or Termination, as those terms are defined in the December 17, 1997 agreement, the option may expire and terminate prior to such date.

     In accordance with the agreement entered into between the Company and Mr. Hook on February 19, 1998, effective January 23, 1998, the Company paid Mr. Hook a one-time fee of $20,000 upon his acceptance of such agreement and, for so long as Mr. Hook remains a director of the Company, the Company will pay him $2,500 on the first day of February, April, July and November each year, regardless of the number of meetings held or attended. In addition, the Company granted Mr. Hook an option to purchase 1,125 shares of Common Stock of the Company at a price of $3.75 per share, which vest and become fully exercisable at the rate of 225 shares per year commencing on December 31, 1998 through and including December 31, 2002, and which, if not previously exercised, expires and terminates on February 11, 2008; provided, however, that in the event of a Stock Sale, Reorganization or Termination, as those terms are defined in the February 19, 1998 agreement, the option may expire and terminate prior to such date.

     The options granted to Messrs. Killian and Hook pursuant to their compensation agreements with the Company are non-statutory options that are not part of Aqua-Chem's employee Stock Option Plan and are non-transferable, except through inheritance. The stock acquired by Messrs. Killian or Hook pursuant to such options is subject to certain put-call provisions in the event of death or disability and to a right of first refusal of the Company in the event of any sale, transfer or other disposition of such stock.

EXECUTIVE COMPENSATION

     The following table sets forth the cash and other compensation paid by the Company in the fiscal years ended December 31, 1995 and 1996 and in the twelve months ended December 31, 1997, to the Company's Chief Executive Officer and to each of the Company's four other most highly compensated executive officers as of December 31, 1997 (collectively, including the Chief Executive Officer, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                 ANNUAL COMPENSATION(A)
                                                  ----------------------------------------------------
                                                                                          ALL OTHER
         NAME AND PRINCIPAL POSITION              YEAR          SALARY     BONUS(B)    COMPENSATION(C)
----------------------------------------------    ----         --------    --------    ---------------
Jeffrey A. Miller.............................    1997(d)(e)   $182,736    $304,712        $   292
Chairman of the Board, Chief                      1996(e)            --          --             --
Executive Officer, President                      1995(e)            --          --             --
J. Scott Barton...............................    1997(d)      $148,086    $ 82,571        $96,420
Vice President, Chief                             1996          124,578      45,351         14,187
Financial Officer                                 1995          118,574          --         15,181
Rand E. McNally(f)............................    1997(d)      $182,226    $ 79,528        $99,350
Former Executive Vice President,                  1996          145,018      61,285         11,588
General Manager-Cleaver-Brooks                    1995          145,018      12,689         11,647
Charles J. Norris.............................    1997(d)      $101,478    $ 34,804        $31,534
Vice President, Chief                             1996           84,320      27,123          3,942
Information Officer                               1995           80,262       2,019          3,779
Ronald G. Thimm...............................    1997(d)      $ 89,606    $ 30,977        $ 7,883
Treasurer                                         1996           86,310      27,123          6,541
                                                  1995           82,805          --          7,400

------------------------------------
(a) Certain personal benefits provided by the Company to the Named Executive Officers are not included in the table as permitted by regulations of the Commission because the aggregate amount of such personal benefits for each Named Executive Officer in each year reflected in the table did not exceed the lesser of $50,000 or 10% of the sum of such officer's salary and bonus in such year.

(b) Bonuses are reported for the year or period in which earned, although the bonuses were paid after the end of the year or period shown.

(c) "All Other Compensation" includes the following:

                                                      MILLER     BARTON     MCNALLY    NORRIS     THIMM
                                                      -------    -------    -------    -------    ------
    Company match under Aqua-Chem's
      401(k) savings plan.................    1997    $    --    $ 4,750    $ 4,750    $    --    $2,870
                                              1996         --      4,069      4,750         --     2,589
                                              1995         --      4,046      4,620         --     2,920
    Life insurance premium payments(i)....    1997    $   292    $10,270    $   700    $   390    $  344
                                              1996         --      5,135        838        488       500
                                              1995         --      5,135      1,027        568       586
    Company Retirement Plan
      contribution........................    1997    $    --    $ 6,400    $ 6,400    $ 6,144    $4,669
                                              1996         --      4,983      6,000      3,454     3,452
                                              1995         --      6,000      6,000      3,211     3,894
    "Change In Control" bonus(ii).........    1997    $    --    $75,000    $87,500    $25,000    $   --

    ----------------------------------------
     (i) The premiums paid for Mr. Barton's policy in calendar 1997 were for two years of coverage.

    (ii) See "Employment Agreements," below.

(d) Represents aggregate compensation for the twelve months ended December 31, 1997 (combining the seven-month fiscal year ended July 31, 1997 and the five months ended December 31, 1997).

(e) Mr. Miller became President and Chief Executive Officer pursuant to an Interim Management Agreement (the "Management Agreement"), dated July 8, 1996, as amended, between the Company and J. Miller Management, Inc. ("JMM"). Amounts paid by the Company under the Management Agreement were paid to JMM and Mr. Miller was separately compensated by JMM. Mr. Miller served as President and Chief Executive Officer pursuant to the Management Agreement until July 31, 1997, when he became employed by the Company. See "Certain Relationships and Related Transactions."

(f) Mr. McNally served as the Company's Executive Vice President and General Manager-Cleaver-Brooks Division from November, 1994, until his resignation on November 17, 1998.

EMPLOYMENT AGREEMENTS

     The Company has employment agreements with all of the Named Executive Officers currently employed by the Company except Mr. Thimm. These agreements govern the compensation, benefits and treatment upon termination under various circumstances, including voluntary termination by either party or termination by reason of retirement, death or disability.

     Compensation under these employment agreements includes a base salary plus a bonus calculated under the Company's management incentive program as a percentage of the executive's base salary. Each Named Executive Officer is entitled to participate in all employee benefit plans made available to the Company's senior executive officers, including, without limitation, medical, disability, life insurance, retirement and management incentive plans. The employment agreements for the Named Executive Officers provide for additional benefits, such as club membership, vacation, use of a Company car and supplemental life insurance. The employment agreements of Messrs. Barton and Norris provide for a bonus calculated as a percentage of base salary (50% in the case of Mr. Norris and 100% in the case of Mr. Barton) in the event of a Change In Control, as that term is defined in the respective employment agreements. In connection with the Management Buy-Out, in July 1997 Messrs. Barton and Norris were awarded bonuses of $150,000 and $50,000, respectively, pursuant to such Change In Control provisions. Mr. Bruce Dickson, the Company's former Vice President of Human Resources, and Mr. McNally, the Company's former Executive Vice President and General Manager-Cleaver-Brooks, also received Change In Control bonuses of $55,000 and $175,000, respectively. Mr. Dickson subsequently passed away in April, 1998, and Mr. McNally resigned on November 17, 1998. One-half of the amount of each Named Executive Officer's Change In Control bonus was paid in August 1997 and is reflected in the Summary Compensation Table under "All Other Compensation." Payment of the remaining one-half was contingent upon continued employment with Aqua-Chem for a period of six months following the Change In Control, was paid to the Named Executive Officers on February 1, 1998. The February 1998 payment is not reflected in the Summary Compensation Table.

     Each employment agreement continues indefinitely until terminated as provided in the agreement, except for Mr. Miller's employment agreement which is for a six year term expiring on July 31, 2003, unless terminated prior to the end of such term as provided in the agreement. Each employment agreement may be terminated by either the Company or the executive at any time by giving notice as required under the agreement; provided, however, that under certain conditions the executive may be entitled to certain severance benefits as described in that executive's individual agreement. Each agreement also imposes certain confidentiality obligations on the executive and places restrictions on the executive's involvement in activities that may compete with the Company and on engaging fellow employees both during employment and following termination. Violation of such provisions, or other termination for cause, as defined in the agreements, may result in forfeiture of severance and other benefits that may otherwise accrue.

RETIREMENT AND SAVINGS PROGRAMS

     The Company maintains a defined contribution retirement plan which includes a 401(k) savings plan. Substantially all employees who are not members of collective bargaining groups are eligible to participate. The Company's retirement contribution equals 4% of eligible compensation while 401(k) contributions equal 50% of employee contributions to a maximum Company contribution of 3% of eligible compensation. Under provisions of the 401(k) savings plan, employees may voluntarily contribute a maximum of 17% of eligible compensation.

     In connection with the Acquisition, the Company assumed the sponsorship of the National Dynamics Corporation 401(k) Plan and the National Dynamics Corporation Union Pension Plan that were previously maintained by NDC, for the benefit of employees of the Company's National Dynamics Division.

     The Company also maintains employee incentive plans covering substantially all employees who are not members of collective bargaining groups. The Company's contribution to these plans is based upon defined levels of profitability.

     The Company maintains unfunded health care plans covering certain eligible retirees and employees. The estimated costs of postretirement benefits, principally health care, are accrued over the period the benefits are earned. The Company's policy is to fund postretirement benefits as incurred.

MANAGEMENT INCENTIVE PLANS

     On November 15, 1996, the Company adopted the Aqua-Chem, Inc. Management Incentive Plan (the "Management Incentive Plan") and the Aqua-Chem, Inc. Executive Management Incentive Plan (the "Executive Management Incentive Plan").

     The Management Incentive Plan was implemented to provide an incentive to motivate and reward key management eligible employees for achievement of short-term results. The incentive payment to participants is calculated through a formula that utilizes Return On Net Assets, or RONA (subject to adjustment in the event of certain extraordinary charges, such as acquisitions, divestitures and/or major new strategic initiatives) as the critical financial performance measure. Participation is limited to selected senior level employees from each of the business units and at the corporate level. An Administrative Committee is responsible for administration of the Management Incentive Plan (including selection of participants, setting individual incentive opportunity ranging from 10% to 100% of the participant's annual salary, setting financial targets, and evaluation of performance), subject to the review and final approval of the Compensation Committee of the Board.

     The purpose of the Executive Management Incentive Plan, which was terminated on December 31, 1997, was to focus the senior management team on implementing and achieving long-term strategic business plans and financial performance goals to enhance shareholder value. The incentive payment to participants was calculated each year through a formula based on three-year Return On Equity, or ROE, goals. Participation was limited to senior level executives and officers and who had typically been with the Company for at least one full three-year period.

STOCK OPTION PLANS

     In connection with the Management Buy-Out, the Company adopted the Aqua-Chem, Inc. 1997 Stock Option Plan (as amended and restated, the "1997 Stock Option Plan"), which provides for the grant to key employees, from time to time of non-statutory stock options to purchase up to an aggregate of 61,919 shares of Common Stock of Aqua-Chem at exercise prices to be determined in accordance with the provisions of the 1997 Stock Option Plan. The 1997 Stock Option Plan provides that between 10% and 20% of the aggregate number of shares of Common Stock underlying each series of options shall vest each year on the anniversary of the date of the grant, provided that in the prior fiscal year (i) the option holder completed at least twelve consecutive Months of Service (as defined in the 1997 Stock Option Plan), and (ii) the Company attained 80% to 100% of a specified target of EBITDA (as defined therein) ($18.3 million in the current year, subject to adjustment in the event of certain extraordinary activities, such as the Acquisition (the "EBITDA Goal")). In the event that an installment does not vest on an anniversary date because the EBITDA Goal is not met, such installment shall vest on the next succeeding anniversary date as to which (i) the option holder has completed at least twelve consecutive Months of Service, and (ii) the Company met the EBITDA Goal by a cumulative amount greater than or equal to the prior cumulative EBITDA shortfalls. Notwithstanding the foregoing, options granted under the 1997 Stock Option Plan shall vest automatically on the seventh anniversary of the date of the grant regardless of performance criteria. As of the date of this Prospectus, the Company has granted an option to purchase 4,000 shares of Common Stock to Mr. Johnson at an exercise price of $3.75 per share under the 1997 Stock Option Plan.

     On August 4, 1998 the Board adopted the Aqua-Chem, Inc. 1998 Stock Option Plan (the "1998 Stock Option Plan") which provides for the grant to key advisors, consultants and employees, from time to time, of non-statutory stock options to purchase up to an aggregate of 61,919 shares of Common Stock at exercise prices to be determined in accordance with the provisions of the 1998 Stock Option Plan. Options granted under the 1998 Stock Option Plan shall vest on seventh anniversary of the date of grant, but may be accelerated subject to the terms of a written agreement entered into between the Company and the optionee at the time of the grant. As of the date of this Prospectus, the Company has granted an option to purchase 15,740.40 shares to Mr. Teich at an exercise price of $5.00 per share, the vesting of which shall be accelerated in the event that certain performance criteria are met at the National Dynamics Division.

PHANTOM STOCK PLAN

     On January 23, 1998, the Board approved the Aqua-Chem, Inc. 1998 Phantom Stock Plan (the "Phantom Stock Plan"), effective April 1, 1998, as a replacement for the Executive Management Incentive Plan, which was terminated as of December 31, 1997.

     The objective of the Phantom Stock Plan is to provide certain senior level executives and officers with the opportunity to share in future increases in the value of the Company's Common Stock. The Board (or a committee appointed by the Board) selects participants and determines the number of shares of phantom stock to be awarded to each participant. Participants who remain employed by the Company as of the scheduled payment dates (with certain exceptions) become entitled to receive the value of their phantom stock awards for that year if a specified percentage of the EBITDA goal (as specified in the Phantom Stock Plan) is attained (90% in the current year, subject to decrease in future years). The value of a participant's phantom stock is determined by multiplying the number of shares of phantom stock initially awarded to the participant that year by the value of a share of Common Stock determined in accordance with a formula set forth the Phantom Stock Plan which is based a multiple of Actual EBITDA with certain balance sheet adjustments. Two-thirds of the value of a participant's phantom stock award is scheduled to be paid in the June following the end of the period to which the award relates, with the remaining third to be paid in the June of the subsequent year. Regardless of the foregoing, in the event that the amount that would have been paid out at the end of the 1998 or 1999 calendar years under the Executive Management Incentive Plan is greater than the amount payable under the Phantom Stock Plan as of June immediately following the end of the twelve-month period to which the award relates (i.e. two-thirds of the total value of the award), then the participant shall be entitled to the amount that would have been payable under the Executive Management Incentive Plan. On April 1, 1998, the following awards were made to Named Executive Officers under the Phantom Stock Plan, portions of which mature in 1999, 2000 and 2001: Mr. Barton received 2,518 shares; Mr. McNally received 3,264 shares; Mr. Norris received 1,479 shares; and Mr. Thimm received 1,506 shares.

                    CAPITAL STOCK AND PRINCIPAL STOCKHOLDERS

CAPITAL STRUCTURE


     The Company has a single class of common stock and three classes of preferred stock (denominated Series A, Series B, and Series C). As of the date of this Prospectus, the Company had 2,006,260 shares of authorized capital stock, itemized by class and series as follows:


     (i) 2,000,000 shares of Common Stock, par value $.01 per share ("Common"), of which 1,000,000 shares are issued and outstanding;

     (ii) 6,260 shares of Preferred Stock, par value $.01 per share, divided into the following series:

        (a) 130 shares of Series A Cumulative Preferred Stock, par value $.01 per share ("Series A Preferred"), of which 52 shares are issued and outstanding.

        (b) 130 shares of Series B Cumulative Preferred Stock, par value $.01 per share ("Series B Preferred"), of which 130 shares are issued and outstanding.

        (c) 6,000 shares of Series C Cumulative Preferred Stock, par value $.01 per share ("Series C Preferred"), of which 2,755 shares are issued and outstanding.

     (iii) The Company has issued a warrant (the "Warrant") to purchase up to 176,471 shares of Common at a price of one cent ($0.01) per share. The Warrant is exercisable at any time by the holder thereof on or prior to July 31, 2007.

     Series A Preferred. The Company formerly had 130 shares of Series A Preferred outstanding, and used approximately $3.1 million of the proceeds of the Private Offering to redeem 78 of such shares (see "The Exchange Offer -- Use of Proceeds"). The remaining 52 shares of Series A Preferred will remain outstanding subject to redemption as follows: one-half (26) of such shares will be redeemed (at a redemption price of $1 million plus accrued dividends, if any) on August 1, 2000 and the remainder will be redeemed (at a redemption price of $1 million plus accrued dividends, if any) on August 1, 2001. Under the Company's Certificate of Incorporation (the "Certificate"), holders of the outstanding nonvoting Series A Preferred are entitled to receive cumulative cash dividends of $577 per share per quarter beginning August 1, 1998. Holders of Series A Preferred have the right to require the Company to redeem Series A Preferred at an aggregate redemption price of $2 million plus accrued dividends
(i) simultaneous with the occurrence of an "overall ownership shift," "employee ownership shift," or "asset shift" (each as defined in the Certificate); or (ii) within the 120-day period following an initial public offering of the Company's equity securities. The Company may call the outstanding shares at any time at the redemption price of $38,462 per share plus accrued dividends.

     Series B Preferred. Holders of the nonvoting Series B Preferred are entitled to receive cumulative cash dividends of approximately $1,538 per share per year beginning August 1, 1997 payable at redemption. The redemption price of Series B Preferred shall be the "Normal Redemption Price," which is generally based upon Water Technologies' cumulative earnings before taxes for the period 1997 through 2001. The redemption price is modified in the event that prior to December 31, 2001, either (i) Water Technologies is sold to an unrelated third party; (ii) there occurs an initial public offering of the Company's equity securities; or (iii) there occurs an "overall ownership shift," "employee ownership shift" or "asset shift" (each as defined in the Certificate). The maximum redemption price, under any circumstance, is $57,692 per share. Holders of Series B Preferred generally have the right to require the Company to redeem the Series B Preferred at the applicable redemption price plus accrued dividends
(i) simultaneous with the occurrence of an "overall ownership shift" (as defined by the Certificate); (ii) within the 120-day period following an initial public offering of the Company's equity securities; (iii) within the 120-day period following a refinancing and retirement of the Existing Subordinated Debt; or
(iv) on July 31, 2004. Under certain circumstances the redemption of the Series B Preferred could result in an event of default under the Indenture. See "Description of the Notes -- Certain Covenants -- Limitation on Restricted Payments." The holders of the Series B

Preferred elected not to require that the Series B Preferred be redeemed in connection with the Private Offering.

     Series C Preferred. Holders of Series C Preferred are entitled to receive quarterly dividends at the rate of 10.17% per year on the original issue price per share ($964) beginning on August 1, 1997. Holders of Series C Preferred generally shall have the right to require the Company to redeem all or any part of Series C Preferred at a price equal to $1,000 per share, plus accrued dividends (i) upon an "overall ownership shift," "employee ownership shift," or "asset shift" (each as defined by the Certificate); (ii) within the 120-day period following an initial public offering of the Company's equity securities; or (iii) on July 31, 2005. Any time after July 31, 2004, the Company may call the outstanding shares at the redemption price of $1,000 per share plus accrued dividends, provided that the Series A Preferred and Series B Preferred have each been redeemed. Each share of Series C Preferred has one vote per share, equivalent to the voting rights of one share of Common.

PRINCIPAL STOCKHOLDERS

     Series A and Series B Preferred. The Company's Series A Preferred and Series B Preferred are owned as follows:

                                                           SERIES A PREFERRED           SERIES B PREFERRED
                                                         -----------------------      -----------------------
                                                          NUMBER        PERCENT        NUMBER        PERCENT
                                                         OF SHARES      OF CLASS      OF SHARES      OF CLASS
                                                         ---------      --------      ---------      --------
Lyonnaise American Holding, Inc.(b)..................      41.6          80.0%           104          80.0%
Gestra Corporation, N.V.(c)..........................      10.4          20.0%            26          20.0%

------------------------------------
(a) See "-- Capital Structure -- Series A Preferred" above.

(b) c/o Patrick Babin, Northumbrian Water Group, 24. St James's Square, SW1 Y6HZ London, England.

(c) c/o Miraj Uddin, Rezayat Trading Co. Ltd., P.O. Box 106, Safat, Kuwait
    13002.


     Common and Series C Preferred. The following table sets forth the beneficial ownership as of the date of this Prospectus of the outstanding Common and Series C Preferred by (i) each person who is known to the Company to be the beneficial owner of five percent or more of the outstanding classes shown; (ii) each director; (iii) each of the Named Executive Officers; and (iv) all directors and executive officers of the Company as a group.

     All (100%) of the outstanding shares of Common and Series C Preferred are held by Rush Creek LLC ("Rush Creek"). Pursuant to the Operating Agreement of Rush Creek, shares of Common and Series C Preferred (and, in the case of the Whitney Subordinated Debt Fund, L.P., the Warrant) are allocated to each member's account as set forth in the table below.

                                                                         SERIES C
                                             COMMON STOCK             PREFERRED STOCK       TOTAL VOTING POWER
                                        -----------------------   -----------------------   -------------------
                                         NUMBER OF                 NUMBER OF
                                           SHARES      PERCENT       SHARES      PERCENT     NUMBER    PERCENT
                                        BENEFICIALLY      OF      BENEFICIALLY      OF         OF         OF
                                          OWNED(A)     CLASS(B)     OWNED(A)     CLASS(B)   VOTES(C)   VOTES(B)
                                        ------------   --------   ------------   --------   --------   --------
Whitney Equity Partners, L.P.(d)......    510,000        51.0%       1,743         63.3%    511,743      51.0%
Whitney Subordinated Debt Fund
  L.P.(e).............................    176,471        15.0           --           --          --        --
Jeffrey A. Miller (f), (g)............    400,202        40.0          827         30.0     401,029      40.0
James H. Fordyce(f)...................         --          --           --           --          --        --
James W. Hook.........................         --          --           --           --          --        --
William Killian(h)....................      8,166        *              17         *          8,183      *
Michael R. Stone(f)...................         --          --           --           --          --        --
J. Scott Barton(i)....................     49,000         4.9          101          3.7      49,101       4.9
Charles Norris(j).....................     16,300         1.6           34          1.2      16,334       1.6
Ronald G. Thimm.......................         --          --           --           --          --        --
All directors and executive officers
  as a group (consisting of 11
  persons)............................    481,834        48.2          996         36.1     482,830      48.2

------------------------------------
(a) "Beneficial ownership" is defined under regulations of the Commission as the power directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise to vote (or direct the voting of) or dispose of (or direct the disposition of) stock, including stock of which an individual has the right to acquire beneficial ownership (as defined) within 60 days. In the above table, beneficial ownership reflects the number of shares of Common or Series C Preferred allocated to the Rush Creek capital account of the entity and individual members shown. Fractional shares are not shown in the table, rather, the numbers of shares are rounded to the nearest whole share.

(b) Asterisk (*) denotes less than 1%.

(c) Voting power is combined because each share of Common and each share of Series C Preferred has one (1) vote per share.

(d) 177 Broad Street, Stamford, Connecticut 06901. Whitney Equity Partners, L.P. ("WEP") has 510,000 shares of Common and 1,743 shares of Series C Preferred allocated to its Rush Creek capital account. WEP is a manager of Rush Creek (see Note (f)).

(e) 177 Broad Street, Stamford, Connecticut 06901. The Whitney Subordinated Debt Fund, L.P., a fund managed by J. H. Whitney & Co. ("WSDF") has the Warrant (see "-- Capital Structure") allocated to its Rush Creek capital account. WSDF is a manager of Rush Creek (see Note (f)). The percentage shown in the table assumes the Warrant is exercised in full. If the Warrant were exercised in full, the voting power (with respect to allocated shares of Series C Preferred and Common) of all other entities, individuals, and the group listed in the above table would be diluted, with the resulting voting percentages as follows:

                                                                       RESULTING
                                                                     VOTING POWER
                                                                       ASSUMING
                          BENEFICIAL OWNER                        EXERCISE OF WARRANT
                          ----------------                        -------------------
    WEP.........................................................         43.4%
    WSDF........................................................         15.0
    Jeffrey A. Miller (see Note (g), below......................         34.0
    J. Scott Barton (see Note (j), below).......................          4.2
    Charles Norris (see Note (k), below)........................          1.4
    All directors and executive officers as a group (consisting
      of 11 persons)............................................         40.9

(f) There are six managers of Rush Creek: WEP, WSDF, and Messrs. Miller, Fordyce, Stone and Barton. As managers of Rush Creek, these entities and individuals may be deemed to share voting and dispositive power with respect to all (100%, or 1,000,000 shares) of Common and all (100%, or 2,755 shares) Series C Preferred held by Rush Creek. Each such individual or entity disclaims beneficial ownership with respect to all 1,000,000 shares of Common and all 2,755 shares of Series C Preferred other than those shares set forth opposite their respective names in the above table; in addition, Messrs. Miller and Barton further disclaim beneficial ownership with respect to certain of the shares set forth opposite their respective names in the above table. See Notes (g) and (j), below.


(g) These shares are beneficially owned by two entities controlled by Mr. Miller. The Jeffrey A. Miller Family LLC ("Miller LLC") is a limited liability company of which Jeffery A. Miller is the manager and sole voting member. The Miller LLC is a member of Rush Creek and has 130,001 shares of Common and 269 shares of Class C Preferred allocated to its Rush Creek capital account. The Jeffrey A. Miller Trust u/a/d/ May 10, 1997 ("Miller Trust") is a revocable trust of which Jeffery A. Miller (the president and chief executive officer of the Company) is the grantor, beneficiary, and trustee. The Miller Trust is a member of Rush Creek and has 270,201 shares of Common and 558 shares of Series C Preferred allocated to its Rush Creek capital account. Mr. Miller is a manager of Rush Creek (see Note (f)).


(h) Mr. Killian is a member of Rush Creek and has 8,166 shares of Common and 17 shares of Series C Preferred allocated to his Rush Creek capital account.

(i) These shares are beneficially owned by an entity controlled by Mr. Barton, the J. Scott Barton Trust u/a/d December 22, 1997 ("Barton Trust"), a revocable trust of which Mr. Barton is the grantor, beneficiary, and trustee. The Barton Trust is a member of Rush Creek and has 49,000 shares of Common and 101 shares of Series C Preferred allocated to its Rush Creek capital account.

(j) These shares are beneficially owned by two entities controlled by Mr. Norris. The Charles J. Norris Family LLC ("Norris LLC") is a limited liability company of which Mr. Norris is the manager and sole voting member. The Norris LLC is a member of Rush Creek and has 3,260 Shares of Common and 7 shares of Series C Preferred allocated to its Rush Creek capital account. The Charles Norris Trust u/a/d/ November 21, 1997 ("Norris Trust") is a revocable trust of which Mr. Norris is the grantor, beneficiary, and trustee. The Norris Trust is a member of Rush Creek and has 13,040 shares of Common and 27 shares of Series C Preferred allocated to its Rush Creek capital account.

VOTING AGREEMENT

     Pursuant to a Stockholders' and Members' Agreement among the stockholders of the Company and the Members of Rush Creek, the parties thereto have agreed to vote to elect a six-member board of directors consisting of (i) two directors designated by J. H. Whitney & Co. (or WEP and WSDF) (currently, Messrs. Fordyce and Stone); (ii) two directors designated by certain senior executive officers of the Company ("Management") (currently, Mr. Miller; the one vacancy on the Board being a director to be designated by Management); and (iii) two independent directors who are agreeable to each of J. H. Whitney & Co. and Management (currently, Messrs. Hook and Killian). The Stockholders' and Members' Agreement further provides that, in the event of a material breach of certain documents entered into by the parties in connection with the Management Buy-Out ("Transaction Documents"), the parties agree to increase the number of directors to nine and to elect three additional directors designated by J. H. Whitney & Co. (or WEP and WSDF). Each Member of Rush Creek has one vote per Membership Unit. However, pursuant to the Rush Creek Operating Agreement, the Membership Units of Rush Creek are designated as either "Institutional Investor Membership Units" (which includes the Membership Units held by WEP and WDSF) or "Management Membership Units" (which includes the Membership Units held by the Miller LLC, the Miller Trust, the Barton Trust, the Norris LLC, and the Norris Trust). The election of the Managers of Rush Creek is subject to a provision of the Operating Agreement which requires that two managers shall be elected by a majority of the Institutional Investor Membership Units and two managers shall be elected by a majority of the Management Membership Units. The Operating Agreement further provides that, in the event of a material breach of a Transaction Document, one additional manager shall be designated by a majority of the Institutional Investor Membership Units.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

MANAGEMENT AGREEMENT

     The Company entered into an Interim Management Agreement ("Management Agreement") with J. Miller Management, Inc. ("JMM") dated July 8, 1996, pursuant to which the Company engaged JMM to provide the services of Mr. Miller as the Company's President and Chief Executive Officer. Mr. Miller is the President and co-owner of JMM. The Management Agreement provided that Mr. Miller would serve as Interim Chief Executive Officer, provide management services and expertise to the Company, and manage the operations of the Company, commencing on July 8, 1996. The Management Agreement was terminable at will by either party; however, if the Company were to have terminated the Management Agreement without cause it would have been liable for all compensation due thereunder. If the Company were to have terminated the Management Agreement with cause (including Mr. Miller's failure to obtain government security clearance) it would have been liable only for accrued obligations through the date of termination.

     Pursuant to the Management Agreement, the Company agreed to pay JMM $10,000 per week, plus the cost of living accommodations for Mr. Miller in the Milwaukee area. The Company also agreed to reimburse JMM for out-of-pocket expenses incurred by JMM on behalf of the Company under the Management Agreement, including the cost of a company car and weekly travel to and from Mr. Miller's home in Michigan.

     The Management Agreement was amended on January 12, 1997 to extend its term through December 31, 1997 and to provide for the payment to JMM of incentive compensation for 1997 in accordance with the Company's Management Incentive Plan. See "Management -- Management Incentive Plans." Under the Management Agreement, the amount of incentive compensation that JMM would be paid was based on base incentive compensation of $356,000 multiplied by a percentage based on a sliding scale of from 50% to 150% tied to the Company's EBIT (as defined therein) for the twelve months ended December 31, 1997. If 1997 EBIT were less than $6.7 million, no incentive compensation would be due under the Management Agreement; if 1997 EBIT were equal to or greater than $6.7 million but less than $11.0 million, the base incentive compensation would have been multiplied by 50%; if 1997 EBIT were equal to or greater than $11.0 million but less than $14.0 million, the base incentive compensation would have been multiplied by 100%; if 1997 EBIT were equal to or greater than $14.0 million but less than $17.0 million, the base incentive compensation would have been multiplied by 125%; and if 1997 EBIT were equal to or greater than $17.0 million, the base incentive compensation would have been multiplied by 150%.

     The Management Agreement, as amended, also provided for additional compensation in the event of a completed sale of the Company by December 31, 1998, based on a formula which provided for a Sale Bonus of $356,000 (the "Sale Bonus") payable if the "net consideration" (as defined in the Management Agreement) received for the Company was less than $40 million and a percentage of the excess over $40 million ("Excess Consideration"). The percentage was 1% of the first $5 million of Excess Consideration, 2% of the second $5 million of Excess Consideration, 3% of the third $5 million of Excess Consideration, 4% of the fourth $5 million of Excess Consideration, and 5% of any additional Excess Consideration (that is, the amount by which the net consideration exceeded $60 million). The Sale Bonus became payable as a result of the Management Buy-Out.

     The Management Agreement was terminated on July 31, 1997 when Mr. Miller became employed by, and entered into an employment agreement with, the Company (see "Management -- Employment Agreements"). The total cost to the Company for Mr. Miller's services under the Management Agreement for 1997 was approximately $1,514,000, including incentive compensation of approximately $267,000 and a Sale Bonus of $861,000. The total cost to the Company for Mr. Miller's services under the Management Agreement for 1996 was approximately $286,000.

OTHER

     Three of the directors of the Company (Messrs. Fordyce, Miller and Stone) are managers of Rush Creek, which holds 100% of the Common and Series A Preferred Stock of the Company. Two of the directors of the Company (Messrs. Fordyce and Stone) are general partners of J. H. Whitney & Co., which manages Whitney Equity Partners, L.P., a principal owner of Rush Creek. See "Capital Stock and Principal

Stockholders -- Principal Stockholders." Contemporaneous with the closing of the Management Buy-Out, the Company paid J.H. Whitney & Co. a debt placement fee of $630,000 as compensation for its services in connection with the placement of $21.0 million in subordinated debt with Whitney Subordinated Debt Fund, L.P. and a transaction fee of $210,000 related thereto, and reimbursed the reasonable out-of-pocket expenses incurred by Whitney Equity Partners, L.P. and Whitney Subordinated Debt Fund, L.P. in connection with the Management Buy-Out and related transactions. In addition, the Company has agreed to pay J. H. Whitney & Co. a monitoring fee of $50,000 annually on the first business day of each year commencing in 1998, and an annual recognition fee of $25,000, also commencing in 1998. In exchange for these fees, J.H. Whitney & Co. performs financial and strategic investment advisory services for the Company. The recognition fee is accrued annually and will become payable upon the occurrence of an initial public offering or an "Organic Transaction" (as defined in the Company Certificate of Incorporation to include a sale of substantially all the assets of the Company or a merger of the Company or other similar transaction) or an initial public offering of the Company's securities.

     James A. Feddersen, Secretary of Aqua-Chem, is a shareholder in the law firm of Whyte Hirschboeck Dudek S.C., which performs legal services for Aqua-Chem. Through Rush Creek, Mr. Feddersen owns approximately 8,166 shares, or approximately 0.8% of the outstanding Common Stock and approximately 17 shares, or approximately 0.6% of the outstanding Series C Preferred Stock. See "Capital Stock and Principal Stockholders -- Common and Series C Preferred" and "Legal Matters."

     The Company has, pursuant to its Certificate of Incorporation and Bylaws, established a policy indemnifying officers and directors, to the fullest extent allowed by the Delaware General Corporation Law, for liabilities and expenses arising out of their actions in their capacities as officers and directors. This provision does not exclude indemnification for liability on the part of officers and directors under the Securities Act arising out of material misrepresentations or omissions contained in a registration statement filed under the Securities Act. However, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons pursuant to the foregoing provisions, the Company have been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                THE ACQUISITION

THE PURCHASE AGREEMENT

     On May 28, 1998, Aqua-Chem entered into a definitive agreement (the "Asset Purchase Agreement") with National Dynamics Corporation ("NDC"), a Nebraska corporation, and three of NDC's individual shareholders who collectively held 83.3% of the issued and outstanding shares of NDC (the "Shareholders"), to acquire substantially all of the assets of NDC for a purchase price of $47.0 million plus the assumption of certain liabilities. Pursuant to the Asset Purchase Agreement, the purchase price is subject to certain post-closing adjustments based upon a closing balance sheet and NDC's physical inventory as of the closing date. See "Summary -- Recent Developments -- Purchase Price Dispute."

     The Asset Purchase Agreement provided for the assumption of certain of NDC's liabilities by Aqua-Chem, including without limitation, contractual obligations to furnish goods and services or to pay for goods and services that were acquired; provided, however, that Aqua-Chem did not assume any liabilities for personal or property damage related to Products Sold (as defined therein). The Asset Purchase Agreement included customary representations and warranties by Aqua-Chem, NDC and the Shareholders regarding business and legal issues and customary indemnification provisions. In the Asset Purchase Agreement, NDC and the Shareholders covenanted not to compete with Aqua-Chem, as described therein, for a period of 48 months following the closing date and not to disclose Confidential Information (as defined therein) except as provided therein.

FINANCING

     Aqua-Chem used a portion of the proceeds of the Private Offering to finance the Acquisition, which was closed on June 23, 1998, concurrently with the Private Offering. See "The Exchange Offer -- Use of Proceeds." Since the Acquisition, the former business of NDC has been operated as the National Dynamics Division of the Company. There can be no assurance that the expected benefits of the Acquisition will be realized. See "Risk Factors -- Realization of the Benefits of the Acquisition."

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

NEW CREDIT FACILITY

     In connection with the Private Offering, the Company amended and restated its existing revolving credit facility (as amended and restated, the "New Credit Facility"). Borrowings under the New Credit Facility bear interest at variable rates and permit borrowings and letters of credit totaling $45.0 million.

     The obligations of the Company under the New Credit Facility are guaranteed by all existing and future domestic subsidiaries and by Rush Creek, and borrowings under the New Credit Facility are secured by substantially all of the assets of the Company, other than assets (including real property) of foreign subsidiaries. Pricing on the New Credit Facility is, at the option of the Company, (i) a base rate equal to the higher of Comerica's prime rate or the Federal funds rate plus 1.00%, or (ii) a Eurodollar-based rate plus an applicable margin ranging from 1.00% to 1.75% dependent on the ratio of total debt to EBITDA. Letters of credit are priced at 1.00% to 1.75% dependent on the ratio of total debt to EBITDA plus a facing fee. The Company also pays a revolving credit facility fee of 0.25% to 0.50% dependent on the ratio of total debt to EBITDA.

     The New Credit Facility contains certain restrictive covenants that impose limitations upon, among other things, the ability of the Company and the guarantors (other than Rush Creek) to incur liens; merge, consolidate or dispose of assets; make loans and investments; incur indebtedness; engage in certain transactions with affiliates; incur contingent obligations; enter into joint ventures; enter into lease agreements; pay dividends and make other distributions; change its business; and make capital expenditures.

     The New Credit Facility also contains covenants requiring the Company (a) to maintain certain financial ratios as follows: (i) a fixed charge coverage ratio; and (ii) a funded debt to EBITDA ratio; and (b) to maintain a minimum base tangible net worth.

     Under the New Credit Facility the Company is required to maintain an adjusted consolidated tangible net worth (consolidated tangible net worth plus an amount equal to the aggregate outstanding principal amount of subordinated debt) of not less than $70 million plus (on a cumulative basis) for each fiscal quarter ending on or after June 23, 1998, the sum of (a) 50% of consolidated net income if positive and 100% of the cash proceeds of the issuance of any equity interest of the Company during such fiscal quarter. In addition, the New Credit Facility requires the Company to maintain a fixed charge coverage ratio of not less than 1.25 to 1 and a senior funded debt to consolidated EBITDA ratio of not more than 3.5 to 1.

     All extensions of credit under the New Credit Facility are subject to customary documentation and on the continued accuracy of all representations and warranties as well as the absence of any Default or Event of Default (as defined in the New Credit Facility).

     The New Credit Facility may be refinanced (as defined in the Indenture) from time to time in accordance with the limits of the Indenture. See "Description of the Notes -- Certain Covenants -- Limitation on Indebtedness" and "-- Certain Definitions."

FOREIGN CREDIT FACILITIES

     Cleaver-Brooks of Canada, LTD has in place a Cdn$0.5 million revolving credit facility established with a Canadian bank for convenience purposes and for funding its working capital and other financing needs. This facility is unsecured and payable on demand, and as of September 30, 1998, had no outstanding balance.

                            DESCRIPTION OF THE NOTES

GENERAL

     The Existing Notes were, and the Exchange Notes are to be, issued under an Indenture, dated as of June 23, 1998 (the "Indenture"), between the Company and United States Trust Company of New York, as Trustee (the "Trustee").

     The following is a summary of certain provisions of the Indenture and the Notes, a copy of which Indenture and the form of Notes is available upon request to the Company at the address set forth under "Available Information." The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended. For purposes of this summary, the term "Company" refers only to Aqua-Chem, Inc. and not to any of its subsidiaries.

     The Existing Notes were, and the Exchange Notes will be, issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. No service charge shall be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

TERMS OF THE NOTES

     The Existing Notes were, and the Exchange Notes will be, unsecured senior subordinated obligations of the Company, initially in an aggregate principal amount of $125.0 million aggregate principal amount, and will mature on July 1, 2008. The Notes bear interest at 11.25% per annum from June 23, 1998, or from the most recent date to which interest has been paid or provided for, payable semiannually to Holders of record at the close of business on the December 15 or June 15 immediately preceding the interest payment date on January 1 and July 1 of each year, commencing January 1, 1999. The Company will pay interest on overdue principal at 1% per annum in excess of such rate, and it will pay interest on overdue installments of interest at such higher rate to the extent lawful. Interest on the Existing Notes is, and the Exchange Notes will be, computed on the basis of a 360-day year of twelve 30-day months.

     The interest rate on the Notes is subject to increase in certain circumstances if the Company does not file a registration statement relating to the Exchange Offer or if the registration statement is not declared effective on a timely basis or if certain other conditions are not satisfied, all as further described under "The Exchange Offer -- Registration Agreement."

     Subject to the covenants described below under "-- Certain Covenants" and applicable law, the Company may issue additional Notes under the Indenture in an unlimited aggregate principal amount. The Notes offered hereby and any additional Notes subsequently issued would be treated as a single class for all purposes under the Indenture.

OPTIONAL REDEMPTION

     Except as set forth in the following paragraph, the Notes will not be redeemable at the option of the Company prior to July 1, 2003. Thereafter, the Notes will be redeemable, at the Company's option, in whole or in part, at any time or from time to time, upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each Holder's registered address, at the following redemption prices (expressed in percentages of principal amount), plus accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on July 1 of the years set forth below:

                           PERIOD                             REDEMPTION PRICE
                           ------                             ----------------
2003........................................................      105.625%
2004........................................................      104.219
2005........................................................      102.813
2006........................................................      101.406
2007 and thereafter.........................................      100.000

     In addition, at any time and from time to time prior to July 1, 2001, the Company may redeem in the aggregate up to 20% of the original principal amount of the Notes with the proceeds of one or more Public Equity Offerings following which there is a Public Market, at a redemption price (expressed as a percentage of principal amount) of 111.25% plus accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least $100.0 million aggregate principal amount of the Notes remains outstanding after each such redemption.

     In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no Note of $1,000 in original principal amount or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

RANKING

     The indebtedness evidenced by the Notes is a senior subordinated, unsecured obligation of the Company. The payment of the principal of, premium (if any) and interest on the Notes is subordinate in right of payment, as set forth in the Indenture, to the prior payment in full of all Senior Indebtedness, whether outstanding on the Issue Date or thereafter incurred, including the Company's obligations under the Credit Agreement.

     As of June 30, 1998 the Company had no Senior Indebtedness outstanding. Although the Indenture contains limitations on the amount of additional Indebtedness that the Company may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See "-- Certain Covenants -- Limitation on Indebtedness."


     A portion of the operations of the Company are conducted through its subsidiaries. Claims of creditors of such subsidiaries, including trade creditors, secured creditors and creditors holding indebtedness and guarantees issued by such subsidiaries, and claims of preferred stockholders (if any) of such subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of the Company, including holders of the Notes, even though such obligations will not constitute Senior Indebtedness. The Notes, therefore, will be effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of subsidiaries of the Company. At September 30, 1998, the total liabilities of the Company's subsidiaries were approximately $3.2 million, including trade payables. Although the Indenture limits the incurrence of Indebtedness and preferred stock of certain of the Company's subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the incurrence by such subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See "-- Certain Covenants -- Limitation on Indebtedness."


     Only Indebtedness of the Company that is Senior Indebtedness will rank senior to the Notes in accordance with the provisions of the Indenture. The Notes will in all respects rank pari passu with all other Senior Subordinated Indebtedness of the Company. The Company has agreed in the Indenture that it will not Incur, directly or indirectly, any Indebtedness that is subordinate or junior in ranking in right of payment to its Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness. Unsecured Indebtedness is not deemed to be subordinated or junior to Secured Indebtedness merely because it is unsecured.

     The Company may not pay principal of, premium (if any) or interest on, the Notes or make any deposit pursuant to the provisions described under "Defeasance" below and may not repurchase, redeem or otherwise retire any Notes (collectively, "pay the Notes") if (i) any Designated Senior Indebtedness is not paid when due or (ii) any other default on Designated Senior Indebtedness occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full. However, the Company may pay the Notes without regard to the foregoing if the Company and the Trustee receive written notice approving such payment from the Representative of the Designated Senior Indebtedness with respect to which either of the events set forth in clause (i) or (ii) of the immediately preceding sentence has occurred and is continuing. During the continuance of any default (other than a default described in clause
(i) or (ii) of the second preceding sentence) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Company may not pay the Notes for a period (a "Payment Blockage Period") commencing upon the receipt by the Trustee (with a copy to the Company) of written notice (a "Blockage Notice") of such default from the Representative of the holders of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (i) by written notice to the Trustee and the Company from the Person or Persons who gave such Blockage Notice, (ii) because the default giving rise to such Blockage Notice is no longer continuing or (iii) because such Designated Senior Indebtedness has been repaid in full). Notwithstanding the provisions described in the immediately preceding sentence (but subject to the provisions described in the first sentence of this paragraph), unless the holders of such Designated Senior Indebtedness or the Representative of such holders have accelerated the maturity of such Designated Senior Indebtedness, the Company may resume payments on the Notes after the end of such Payment Blockage Period. The Notes shall not be subject to more than one Payment Blockage Period in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period.

     Upon any payment or distribution of the assets of the Company upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Company or its property, the holders of Senior Indebtedness will be entitled to receive payment in full of such Senior Indebtedness before the Noteholders are entitled to receive any payment, and until the Senior Indebtedness is paid in full, any payment or distribution to which Noteholders would be entitled but for the subordination provisions of the Indenture will be made to holders of such Senior Indebtedness as their interests may appear. If a distribution is made to Noteholders that, due to the subordination provisions, should not have been made to them, such Noteholders are required to hold it in trust for the holders of Senior Indebtedness and pay it over to them as their interests may appear.

     If payment of the Notes is accelerated because of an Event of Default, the Company or the Trustee shall promptly notify the holders of Designated Senior Indebtedness or the Representative of such holders of the acceleration.

     By reason of the subordination provisions contained in the Indenture, in the event of insolvency, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the Noteholders, and creditors of the Company who are not holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the Noteholders.

     The terms of the subordination provisions described above will not apply to payments from money or the proceeds of U.S. Government Obligations held in trust by the Trustee for the payment of principal of and interest on the Notes pursuant to the provisions described under "-- Defeasance."

BOOK-ENTRY, DELIVERY AND FORM

     The Existing Notes were, and the Exchange Notes will be, issued in the form of a Global Note. The Global Note is deposited with, or on behalf of, the Depositary and registered in the name of the Depositary or its nominee. Except as set forth below, the Global Note may be transferred, in whole and not in part, only to the Depositary or another nominee of the Depositary. Investors may hold their beneficial interests in the Global Note directly through the Depositary if they have an account with the Depositary or indirectly through organizations which have accounts with the Depositary.

     Upon the transfer of a Note in definitive form, such Note will, unless the Global Note has previously been exchanged for Notes in definitive form, be exchanged for an interest in the Global Note representing the principal amount of Notes being transferred.

     The Depositary has advised the Company as follows: The Depositary is a limited-purpose trust company and organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and "a clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities of institutions that have accounts with the Depositary ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers (which may include the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to the Depositary's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

     Upon the issuance of the Global Note, the Depositary will credit, on its book-entry registration and transfer system, the principal amount of the Notes represented by such Global Note to the accounts of participants. The accounts to be credited shall be designated by the Initial Purchasers of such Notes. Ownership of beneficial interests in the Global Note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the Global Note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to participants' interest) and such participants (with respect to the owners of beneficial interests in the Global Note other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the Global Note.

     So long as the Depositary, or its nominee, is the registered holder and owner of the Global Note, the Depositary or such nominee, as the case may be, will be considered the sole legal owner and holder of the related Notes for all purposes of such Notes and the Indenture. Except as set forth below, owners of beneficial interests in the Global Note will not be entitled to have the Notes represented by the Global Note registered in their names, will not receive or be entitled to receive physical delivery of certificated Notes in definitive form and will not be considered to be the owners or holders of any Notes under the Global Note. The Company understands that under existing industry practice, in the event an owner of a beneficial interest in the Global Note desires to take any action that the Depositary, as the holder of the Global Note, is entitled to take, the Depositary would authorize the participants to take such action, and that the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     Payment of principal of and interest on Notes represented by the Global Note registered in the name of and held by the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner and holder of the Global Note.

     The Company expects that the Depositary or its nominee, upon receipt of any payment of principal of or interest on the Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Note as shown on the records of the

Depositary or its nominee. The Company also expects that payments by participants to owners of beneficial interests in the Global Note held through such participants will be governed by standing instructions and customary practices and will be the responsibility of such participants. The Company will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Note for any Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the Depositary and its participants or the relationship between such participants and the owners of beneficial interests in the Global Note owning through such participants.

     Unless and until it is exchanged in whole or in part for certificated Notes in definitive form, the Global Note may not be transferred except as a whole by the Depositary to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary.

     Although the Depositary has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of the Depositary, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Trustee nor the Company will have any responsibility for the performance by the Depositary or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED NOTES

     The Notes represented by the Global Note are exchangeable for certificated Notes in definitive form of like tenor as such Notes in denominations of U.S. $1,000 and integral multiples thereof if (i) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for the Global Note or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act and a successor Depositary is not appointed by the Company within 90 days, (ii) the Company in its discretion at any time determines not to have all of the Notes represented by the Global Note or (iii) an Event of Default has occurred and is continuing. Any Note that is exchangeable pursuant to the preceding sentence is exchangeable for certificated Notes issuable in authorized denominations and registered in such names as the Depositary shall direct. Subject to the foregoing, the Global Note is not exchangeable, except for a Global Note of the same aggregate denomination to be registered in the name of the Depositary or its nominee. In addition, such certificates will bear the legend referred to under "Transfer Restrictions" (unless the Company determines otherwise in accordance with applicable law) subject, with respect to such Notes, to the provisions of such legend.

SAME-DAY PAYMENT

     The Indenture requires that payments in respect of Notes (including principal, premium and interest) be made by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address.

CHANGE OF CONTROL

     Upon the occurrence of any of the following events (each a "Change of Control"), each Holder shall have the right to require that the Company repurchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

          (i) prior to the first public offering of common stock of the Company, the Permitted Holders cease to be the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a majority in the aggregate of the total voting power of the Voting Stock of the Company, whether as a result of issuance of securities of the Company, any merger, consolidation, liquidation or dissolution of the Company, any direct or indirect transfer of securities or otherwise (for purposes of this clause (i) and clause (ii) below, the Permitted Holders shall be deemed to beneficially own any Voting Stock of any Person (the "specified entity") held by any other Person (the "parent entity") so long as the

     Permitted Holders beneficially own (as so defined), directly or indirectly, in the aggregate a majority of the voting power of the Voting Stock of the parent entity);

          (ii) following the first public offering of common stock of the Company, any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in clause (i) above, except that for purposes of this clause (ii) such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 40% of the total voting power of the Voting Stock of the Company; provided, however, that the Permitted Holders beneficially own (as defined in clause (i) above), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Company than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors (for the purposes of this clause (ii), such other person shall be deemed to beneficially own any Voting Stock of a specified entity held by a parent entity, if such other person is the beneficial owner (as defined in this clause (ii)), directly or indirectly, of more than 40% of the voting power of the Voting Stock of such parent entity and the Permitted Holders beneficially own (as defined in clause (i) above), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent entity and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent entity);

          (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office;

          (iv) the adoption of a plan relating to the liquidation or dissolution of the Company; or

          (v) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company to another Person (other than a Person that is controlled by the Permitted Holders), and, in the case of any such merger or consolidation, the securities of the Company that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of the Company are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving corporation that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving corporation. The phrase "all or substantially all," as used with respect to a sale of assets of the Company has no clearly established meaning under New York law (the law governing the Indenture) and is subject to judicial interpretation, and accordingly, in certain circumstances, there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of the Company and therefore it may be unclear whether a Change of Control has occurred.

     Within 30 days following any Change of Control, the Company shall mail a notice to each Holder with a copy to the Trustee (the "Change of Control Offer") stating: (1) that a Change of Control has occurred and that such Holder has the right to require the Company to purchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest on the relevant interest payment date); (2) the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control); (3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and (4) the instructions determined by the Company, consistent with the covenant described hereunder, that a Holder must follow in order to have its Notes purchased.

     The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

     The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

     The Change of Control purchase feature is a result of negotiations between the Company and the Initial Purchasers. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings. Restrictions on the ability of the Company to incur additional Indebtedness are contained in the covenant described under "-- Certain Covenants -- Limitation on Indebtedness". Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction.

     The Credit Agreement will prohibit the Company from purchasing any Notes and will also provide that the occurrence of certain change of control events with respect to the Company would constitute a default thereunder. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the Credit Agreement. In such circumstances, the subordination provisions in the Indenture would likely restrict payment to the Holders of Notes.

     Future indebtedness of the Company may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require such indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Company to repurchase the Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the holders of Notes following the occurrence of a Change of Control may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. The provisions under the Indenture relative to the Company's obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes.

CERTAIN COVENANTS

     The Indenture contains covenants including, among others, the following:

     Limitation on Indebtedness. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company may Incur Indebtedness if, on the date of such Incurrence and after giving effect thereto, the Consolidated Coverage Ratio exceeds 2.00 to 1 if such Indebtedness is Incurred prior to January 1, 2000,
2.25 to 1 if such
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

Indebtedness is Incurred on or after January 1, 2000 and prior to July 1, 2001 or 2.50 to 1 if such Indebtedness is incurred thereafter.

     (b) Notwithstanding the foregoing paragraph (a), the Company and the Restricted Subsidiaries may Incur any or all of the following Indebtedness:

          (1) Indebtedness Incurred pursuant to the Credit Agreement; provided, however, that, after giving effect to any such Incurrence, the aggregate principal amount of such Indebtedness then outstanding does not exceed the greater of (i) $45.0 million less the sum of all principal payments with respect to such Indebtedness pursuant to paragraph (a)(ii)(A) of the covenant described under "-- Limitation on Sales of Assets and Subsidiary Stock" and (ii) the sum of (x) 50% of the book value of the inventory of the Company and its Restricted Subsidiaries (other than any Foreign Subsidiary that has Indebtedness then outstanding Incurred pursuant to clause (3) below) and (y) 85% of the book value of the accounts receivable of the Company and its Restricted Subsidiaries (other than any Foreign Subsidiary that has Indebtedness then outstanding Incurred pursuant to clause (3) below);

          (2) Indebtedness owed to and held by the Company or a Wholly Owned Subsidiary; provided, however, that (i) any subsequent issuance or transfer of any Capital Stock which results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or a Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon and (ii) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes;

          (3) Indebtedness of Foreign Subsidiaries in an aggregate principal amount that, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (3) (and any Indebtedness Incurred by Foreign Subsidiaries prior to the Issue Date solely to finance its working capital) and then outstanding does not exceed the sum of (i) 60% of the book value of the inventory of Foreign Subsidiaries that have Indebtedness Incurred pursuant to this clause (3) then outstanding and (ii) 85% of the book value of the accounts receivable of Foreign Subsidiaries that have Indebtedness Incurred pursuant to this clause (3) then outstanding;

          (4) the Notes and the Exchange Notes;

          (5) Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (1), (2), (3) or (4) of this covenant);

          (6) Indebtedness of a Subsidiary Incurred and outstanding on or prior to the date on which such Subsidiary was acquired by the Company (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Company); provided, however, that on the date of such acquisition and after giving effect thereto, the Company would have been able to Incur at least $1.00 of additional Indebtedness pursuant to clause (a);

          (7) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (4), (5) or (6) or this clause (7); provided, however, that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness of a Subsidiary Incurred pursuant to clause (6), such Refinancing Indebtedness shall be Incurred only by such Subsidiary;

          (8) Hedging Obligations consisting of Interest Rate Agreements directly related to Indebtedness permitted to be Incurred by the Company pursuant to the Indenture;

          (9) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that the maximum assumable liability in

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

     respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

          (10) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two business days of incurrence;

          (11) Incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or any such Restricted Subsidiaries in an aggregate principal amount not to exceed the greater of (a) $20 million or (b) 5% of the Consolidated Net Worth of the Company at any one time outstanding;

          (12) Indebtedness of the Company consisting of Guarantees of Indebtedness of a Foreign Subsidiary Incurred pursuant to clause (3) above;

          (13) Indebtedness in respect of performance bonds and surety or appeal bonds entered into by the Company and its Restricted Subsidiaries in the ordinary course of their business and letters of credit entered into in the ordinary course of business by the Company and its Restricted Subsidiaries to secure such performance bonds or surety or appeal bonds to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the 30th Business Day following payment on such letter of credit; and

          (14) Indebtedness in an aggregate principal amount which, together with all other Indebtedness of the Company outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (13) above or paragraph (a)) does not exceed $10 million.

     (c) Notwithstanding the foregoing, the Company shall not Incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations unless such Indebtedness shall be subordinated to the Notes to at least the same extent as such Subordinated Obligations.

     (d) For purposes of determining compliance with the foregoing covenant,
(i) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, the Company, in its sole discretion, will classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of the above clauses and
(ii) an item of Indebtedness may be divided and classified in more than one of the types of Indebtedness described above.

     (e) Notwithstanding paragraphs (a) and (b) above, the Company shall not Incur (i) any Indebtedness if such Indebtedness is subordinate or junior in ranking in any respect to any Senior Indebtedness, unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness or (ii) any Secured Indebtedness that is not Senior Indebtedness unless contemporaneously therewith effective provision is made to secure the Notes equally and ratably with such Secured Indebtedness for so long as such Secured Indebtedness is secured by a Lien.

     Limitation on Restricted Payments. (a) The Company shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment: (1) a Default shall have occurred and be continuing (or would result therefrom); (2) the Company is not able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "-- Limitation on Indebtedness;" or (3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of:

          (A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the Notes are originally issued to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit);

          (B) the aggregate Net Cash Proceeds received by the Company from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees);

          (C) the amount by which Indebtedness of the Company is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date of any Indebtedness of the Company convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange); and

          (D) an amount equal to the sum of (i) the net reduction in Investments in Unrestricted Subsidiaries resulting from dividends, repayments of loans or advances or other transfers of assets, in each case to the Company or any Restricted Subsidiary from Unrestricted Subsidiaries, and (ii) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however,that the foregoing sum shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary.

          (b) The provisions of the foregoing paragraph (a) shall not prohibit:

             (i) any Restricted Payments made out of the proceeds of the substantially concurrent sale of, or made by exchange for, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees); provided, however, that (A) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale shall be excluded from the calculation of amounts under clause
        (3)(B) of paragraph (a) above;

             (ii) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness of the Company which is permitted to be Incurred pursuant to the covenant described under "-- Limitation on Indebtedness;" provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

             (iii) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that at the time of payment of such dividend, no other Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments;

             (iv) the repurchase or other acquisition of shares of, or options to purchase shares of, common stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such common stock; provided, however, that the aggregate amount of such repurchases and other acquisitions shall not exceed $1 million in any calendar year; provided further, however, that such repurchases and other acquisitions shall be excluded in the calculation of the amount of Restricted Payments;

             (v) the repurchase of shares of Series A Preferred Stock (and the payment of accrued dividends thereon); provided, however, that any such repurchase shall be excluded in the calculation of the amount of Restricted Payments; or

             (vi) the repurchase of shares of Series B Preferred Stock (and the payment of accumulated dividends thereon) if on the date of any such repurchase and after giving effect thereto, the Consolidated Coverage Ratio exceeds 2.00 to 1; provided, however, that any such repurchase shall be included in the calculation of the amount of Restricted Payments.

     Limitation on Restrictions on Distributions from Restricted Subsidiaries. The Company shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary or pay any Indebtedness owed to the Company,
(b) make any loans or advances to the Company or (c) transfer any of its property or assets to the Company, except:

          (i) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date;

          (ii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date;

          (iii) any encumbrance or restriction pursuant to an agreement evidencing Indebtedness Incurred without violation of the Indenture or effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (i) or (ii) of this covenant or this clause (iii) or contained in any amendment to an agreement referred to in clause (i) or
     (ii) of this covenant or this clause (iii); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement, refinancing agreement or amendment are no less favorable to the Noteholders than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such predecessor agreements;

          (iv) any such encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder;

          (v) in the case of clause (c) above, restrictions contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages; and

          (vi) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition.

     Limitation on Sales of Assets and Subsidiary Stock. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless (i) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by the Board of Directors, of the shares and assets subject to such Asset Disposition and at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents and (ii) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be) (A) first, to the extent the Company elects (or is required by the terms of any Indebtedness), to prepay, repay, redeem or purchase Senior Indebtedness or Indebtedness (other than any Disqualified Stock) of a Wholly Owned Subsidiary (in each case other than Indebtedness owed to the Company or an Affiliate of the Company) within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; (B) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), to the extent the Company elects, to acquire Additional Assets within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; (C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an offer to the holders of the Notes (and to holders of other Senior Subordinated Indebtedness designated by the Company) to purchase Notes (and such other Senior Subordinated Indebtedness) pursuant to and subject to the conditions contained in the Indenture; and (D) fourth, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B) and (C) to
(x) the acquisition by the Company or any Wholly Owned Subsidiary of Additional Assets or (y) the prepayment, repayment or purchase of Indebtedness (other than any Disqualified Stock) of the Company (other than Indebtedness owed to an Affiliate of the Company) or Indebtedness of any Subsidiary (other than Indebtedness owed to the Company or an Affiliate of the Company), in each case within one year from the later of the receipt of such Net Available Cash and the date the offer described in clause (b) below is consummated; provided, however,that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A), (C) or (D) above, the Company or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased. Notwithstanding the foregoing provisions of this paragraph, the Company and the Restricted Subsidiaries shall not be required to apply any Net Available Cash in accordance with this paragraph except to the extent that the aggregate Net Available Cash from all Asset Dispositions which are not applied in accordance with this paragraph exceeds $5 million. Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash shall be invested in Permitted Investments.

     For the purposes of this covenant, the following are deemed to be cash or cash equivalents: (x) the assumption of Indebtedness of the Company or any Restricted Subsidiary and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition and (y) securities received by the Company or any Restricted Subsidiary from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash.

     (b) In the event of an Asset Disposition that requires the purchase of the Notes (and other Senior Subordinated Indebtedness) pursuant to clause (a)(ii)(C) above, the Company will be required to purchase Notes tendered pursuant to an offer by the Company for the Notes (and other Senior Subordinated Indebtedness) at a purchase price of 100% of their principal amount (without premium) plus accrued but unpaid interest (or, in respect of such other Senior Subordinated Indebtedness, such lesser price, if any, as may be provided for by the terms of such Senior Subordinated Indebtedness) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of Notes (and any other Senior Subordinated Indebtedness) tendered pursuant to such offer is less than the Net Available Cash allotted to the purchase thereof, the Company will be required to apply the remaining Net Available Cash in accordance with clause (a)(ii)(D) above. The Company shall not be required to make such an offer to purchase Notes (and other Senior Subordinated Indebtedness) pursuant to this covenant if the Net Available Cash available therefor is less than $5 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).

     (c) The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this clause by virtue thereof.

     Limitation on Affiliate Transactions. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with any Affiliate of the Company (an "Affiliate Transaction") unless the terms thereof
(1) are no less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate,
(2) if such Affiliate Transaction involves an amount in excess of $2 million,
(i) are set forth in writing and (ii) have been approved by a majority of the members of the Board of Directors having no personal stake in such Affiliate Transaction and (3) if such Affiliate Transaction involves an amount in excess of $10 million, have been determined by a nationally recognized investment banking firm to be fair, from a financial standpoint, to the Company and its Restricted Subsidiaries.

     (b) The provisions of the foregoing paragraph (a) shall not prohibit
(i) any Restricted Payment permitted to be paid pursuant to the covenant described under "-- Limitation on Restricted Payments," (ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors, (iii) the grant of stock options or similar rights to employees and directors of the Company pursuant to plans approved by the Board of Directors, (iv) loans or advances to employees in the ordinary course of business in accordance with the past practices of the Company or its Restricted Subsidiaries, but in any event not to exceed $1 million in the aggregate outstanding at any one time, (v) the payment of reasonable fees to directors of the Company and its Restricted Subsidiaries who are not employees of the Company or its Restricted Subsidiaries, (vi) any Affiliate Transaction between the Company and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries, (vii) the payment by the Company (A) of customary annual management fees and related expenses to WEP and (B) of fees paid to WEP, J. H. Whitney & Co., or an affiliate of J. H. Whitney & Co. pursuant to any financing, underwriting or placement agreement, or in respect of other investment banking activities, in each case as determined by the Board of Directors in good faith and (viii) the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Company.

     Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries. The Company shall not sell or otherwise dispose of any Capital Stock of a Restricted Subsidiary, and shall not permit any Restricted Subsidiary, directly or indirectly, to issue or sell or otherwise dispose of any of its Capital Stock except (i) to the Company or a Wholly Owned Subsidiary,
(ii) if, immediately after giving effect to such issuance, sale or other disposition, neither the Company nor any of its Subsidiaries owns any Capital Stock of such Restricted Subsidiary or (iii) if, immediately after giving effect to such issuance, sale or other disposition, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect thereto would have been permitted to be made under the covenant described under "-- Limitation on Restricted Payments" if made on the date of such issuance, sale or other disposition.

     Merger and Consolidation. The Company shall not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all its assets to, any Person, unless: (i) the resulting, surviving or transferee Person (the "Successor Company") shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture; (ii) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "-- Limitation on Indebtedness;" (iv) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture and (v) the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such transaction and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such transaction had not occurred.

     The Successor Company shall be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, but the predecessor Company in the case of a conveyance, transfer or lease shall not be released from the obligation to pay the principal of and interest on the Notes.

     SEC Reports. Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the SEC and provide the Trustee and Noteholders with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections.

DEFAULTS

     An Event of Default is defined in the Indenture as (i) a default in the payment of interest on the Notes when due, continued for 30 days, (ii) a default in the payment of principal of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise,
(iii) the failure by the Company to comply with its obligations under "-- Certain Covenants -- Merger and Consolidation" above, (iv) the failure by the Company to comply for 30 days after notice with any of its obligations in the covenants described above under "Change of Control" (other than a failure to purchase Notes) or under "-- Certain Covenants" under "-- Limitation on Indebtedness," "-- Limitation on Restricted Payments," "-- Limitation on Restrictions on Distributions from Restricted Subsidiaries" or "-- Limitation on Sales of Assets and Subsidiary Stock" (other than a failure to purchase Notes), "-- Limitation on Affiliate Transactions," "-- Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries" or "-- SEC Reports," (v) the failure by the Company to comply for 60 days after notice with its other agreements contained in the Indenture, (vi) Indebtedness of the Company or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $7.5 million (the "cross acceleration provision"), (vii) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (the "bankruptcy provisions") or (viii) any judgment or decree for the payment of money in excess of $7.5 million is entered against the Company or a Significant Subsidiary, remains outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed within 10 days after notice (the "judgment default provision"). However, a default under clauses (iv), (v) and
(viii) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice.

     If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and interest on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences. Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the Notes unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless (i) such holder has previously given the Trustee notice that an Event of Default is continuing, (ii) holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy, (iii) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity and (v) the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of a Note or that would involve the Trustee in personal liability.

     The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder of the Notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the holders of the Notes. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

AMENDMENTS AND WAIVERS

     Subject to certain exceptions, the Indenture may be amended with the consent of the holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes) and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each holder of an outstanding Note affected thereby, no amendment may, among other things, (i) reduce the amount of Notes whose holders must consent to an amendment, (ii) reduce the rate of or extend the time for payment of interest on any Note, (iii) reduce the principal of or extend the Stated Maturity of any Note, (iv) reduce the amount payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under "-- Optional Redemption," (v) make any Note payable in money other than that stated in the Note, (vi) impair the right of any holder of the Notes to receive payment of principal of and interest on such holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Notes or (vii) make any change in the amendment provisions which require each holder's consent or in the waiver provisions or
(viii) make any change to the subordination provisions of the Indenture that would adversely affect the Noteholders.

     Without the consent of any holder of the Notes, the Company and Trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Company under the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code), to add guarantees with respect to the Notes, to secure the Notes, to add to the covenants of the Company for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Company, to make any change that does not adversely affect the rights of any holder of the Notes or to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act. However, no amendment may be made to the subordination provisions of the Indenture that adversely affect the rights of any holders of Senior Indebtedness then outstanding unless the holders of such Senior Indebtedness (or their representative) consent to such change.

     The consent of the holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

     After an amendment under the Indenture becomes effective, the Company is required to mail to holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

DEFEASANCE

     The Company at any time may terminate all its obligations under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Company at any time may terminate its obligations under "Change of Control" and under the covenants described under "-- Certain Covenants" (other than the covenant described under "-- Merger and Consolidation"), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under "-- Defaults" above and the limitations contained in clauses (iii) and (iv) under "-- Certain Covenants -- Merger and Consolidation" above ("covenant defeasance").

     The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (iv), (vi), (vii) (with respect only to Significant Subsidiaries) or (viii) under "-- Defaults" above or because of the failure of the Company to comply with clause (iii) or (iv) under "-- Certain Covenants -- Merger and Consolidation" above.

     In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

CONCERNING THE TRUSTEE

     United States Trust Company of New York is the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes.

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

     The Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that if an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

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

GOVERNING LAW

     The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS

     "Additional Assets" means (i) any property or assets (other than Indebtedness and Capital Stock) in a Related Business; (ii) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary or (iii) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; provided, however, that any such Restricted Subsidiary described in clauses (ii) or (iii) above is primarily engaged in a Related Business.

     "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person; provided, however, that the owners of the Series A Preferred Stock and Series B Preferred Stock on the Issue Date and their respective Affiliates shall not be considered Affiliates of the Company or any Restricted Subsidiary solely by virtue of such ownership. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the provisions described under "-- Certain Covenants -- Limitation on Restricted Payments," "-- Certain Covenants -- Limitation on Affiliate Transactions" and "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock" only, "Affiliate" shall also mean any beneficial owner of Capital Stock representing 5% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

     "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of (i) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary), (ii) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary or (iii) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary (other than, in the case of (i), (ii) and (iii) above, (w) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly Owned Subsidiary, (x) for purposes of the covenant described under "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock" only, a disposition that constitutes a Restricted Payment permitted by the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments," (y) a disposition of obsolete or worn out equipment or equipment that is no longer useful in the conduct of the business of the Company and its Restricted Subsidiaries and that is disposed of, in each case, in the ordinary course of business and (z) disposition of assets with a fair market value of less than $500,000).

     "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

     "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or

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

redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

     "Bank Indebtedness" means all Indebtedness outstanding under the Credit Agreement.

     "Board of Directors" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

     "Business Day" means each day which is not a Legal Holiday.

     "Capital Lease Obligations" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

     "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Consolidated Coverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 45 days prior to the date of such determination to (ii) Consolidated Interest Expense for such four fiscal quarters; provided, however, that (1) if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (provided that if such Indebtedness is Incurred under a revolving credit facility (or similar arrangement or under any predecessor revolving credit or similar arrangement) only that portion of such Indebtedness that constitutes the one year projected average balance of such Indebtedness (as determined in good faith by senior management of the Company and assuming a constant level of sales) shall be deemed outstanding for purposes of this calculation) and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period, (2) if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Company or such Restricted Subsidiary has not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness, (3) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to the EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such

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

Indebtedness after such sale), (4) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period and (5) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith, without duplication, by a responsible financial or accounting Officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest of such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).

     "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent incurred by the Company or its Restricted Subsidiaries, without duplication, (i) interest expense attributable to capital leases and the interest expense attributable to leases constituting part of a Sale/Leaseback Transaction, (ii) amortization of debt discount and debt issuance cost, (iii) capitalized interest, (iv) non-cash interest expenses, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (vi) net costs associated with Hedging Obligations (including amortization of fees), (vii) Preferred Stock dividends in respect of all Preferred Stock held by Persons other than the Company or a Wholly Owned Subsidiary, (viii) interest incurred in connection with Investments in discontinued operations, (ix) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by the assets of) the Company or any Restricted Subsidiary and (x) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust.

     "Consolidated Net Income" means, for any period, the net income of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in the calculation of such Consolidated Net Income:

          (i) any net income of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that (A) subject to the exclusion contained in clause (iv) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (iii) below) and (B) the Company's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;

          (ii) any net income (or loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

          (iii) any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such

     Restricted Subsidiary, directly or indirectly, to the Company, except that
     (A) subject to the exclusion contained in clause (iv) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause) and (B) the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

          (iv) any gain or loss realized upon the sale or other disposition of any assets of the Company, its consolidated Subsidiaries or any other Person (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person;

          (v) extraordinary gains or losses;

          (vi) the cumulative effect of a change in accounting principles; and

          (vii) any restructuring charges related to the closing of the Company's Greenville, Mississippi manufacturing facility.

Notwithstanding the foregoing, for the purposes of the covenant described under "Certain Covenants-Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof.

     "Consolidated Net Worth" means the total of the amounts shown on the balance sheet of the Company and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of the Company ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as (i) the par or stated value of all outstanding Capital Stock of the Company plus (ii) paid-in capital or capital surplus relating to such Capital Stock plus (iii) any retained earnings or earned surplus less (A) any accumulated deficit and (B) any amounts attributable to Disqualified Stock.

     "Credit Agreement" means (i) the Second Amended and Restated Credit Agreement dated as of June 23, 1998, between the Company, the lenders party thereto in their capacities as lenders thereunder and Comerica Bank, as agent, together with all exhibits, schedules and appendices thereto, as the same may be amended, supplemented or otherwise modified from time to time and (ii) any renewal, extension, refunding, restructuring, replacement or refinancing thereof (whether under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders).

     "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement designed to protect such Person against fluctuations in currency values.

     "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

     "Designated Senior Indebtedness" means (i) the Bank Indebtedness and (ii) any other Senior Indebtedness of the Company which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $25 million and is specifically designated by the Company in the instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the Indenture.

     "Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,
(ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or
(iii) is redeemable or must be
purchased, upon the occurrence of certain events or otherwise, by such Person at the option of the holder thereof, in whole or in part, in each case on or prior to the first anniversary of the Stated Maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the first anniversary of the Stated Maturity of the Notes shall not constitute Disqualified Stock if (x) the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Notes and described under "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock" and "-- Certain Covenants -- Change of Control" and
(y) any such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto.

     "EBITDA" for any period means the sum of Consolidated Net Income, plus Consolidated Interest Expense plus the following to the extent deducted in calculating such Consolidated Net Income: (a) all income tax expense of the Company and its consolidated Restricted Subsidiaries, (b) depreciation expense of the Company and its consolidated Restricted Subsidiaries, (c) amortization expense of the Company and its consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid cash item that was paid in a prior period) and (d) all other non-cash charges of the Company and its consolidated Restricted Subsidiaries (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period), in each case for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Foreign Subsidiary" means a Restricted Subsidiary that is incorporated in a jurisdiction other than the United States or a State thereof or the District of Columbia and with respect to which more than 80% of any of its sales, earnings or assets (determined on a consolidated basis in accordance with GAAP) are located in, generated from or derived from operations located in territories outside of the United States of America and jurisdictions outside the United States of America.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in (i) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (ii) statements and pronouncements of the Financial Accounting Standards Board, (iii) such other statements by such other entity as approved by a significant segment of the accounting profession and (iv) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

     "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

     "Holder" or "Noteholder" means the Person in whose name a Note is registered on the Registrar's books.

     "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security shall be deemed the Incurrence of Indebtedness.

     "Indebtedness" means, with respect to any Person on any date of determination (without duplication):

          (i) the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

          (ii) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;

          (iii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

          (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the 30th Business Day following payment on the letter of credit);

          (v) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, the liquidation preference with respect to, any Preferred Stock (but excluding, in each case, any accrued dividends);

          (vi) all obligations of the type referred to in clauses (i) through
     (v) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

          (vii) all obligations of the type referred to in clauses (i) through
     (vi) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured; and

          (viii) to the extent not otherwise included in this definition, Hedging Obligations of such Person.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

     "Interest Rate Agreement" means in respect of a Person any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect such Person against fluctuations in interest rates.

     "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the definition of "Unrestricted Subsidiary," the definition of "Restricted Payment" and the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments," (i) "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to (x) the Company's "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

     "Issue Date" means the date on which the Notes are originally issued.

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

     "Net Available Cash" from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other noncash form), in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition, (ii) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition, (iii) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Disposition and
(iv) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

     "Net Cash Proceeds", with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "Permitted Holders" means (i) J. H. Whitney & Co. and any Person who on the Issue Date is an Affiliate of J. H. Whitney & Co. and (ii) any Person who, on the Issue Date, is a member of the senior management and a beneficial shareholder of the Company.

     "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in (i) the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business; (ii) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person's primary business is a Related Business;
(iii) Temporary Cash Investments; (iv) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances; (v) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business; (vi) loans or advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary; (vii) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments; (viii) Permitted Joint Ventures not in excess of $7.5 million at any time outstanding; and (ix) any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted pursuant to the covenant described under "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock."

     "Permitted Joint Ventures" means joint ventures conducting a Related Business primarily outside of the United States.

     "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Preferred Stock", as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

     "Principal" of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

     "Public Equity Offering" means an underwritten primary public offering of common stock of the Company pursuant to an effective registration statement under the Securities Act.

     "Public Market" means any time after (x) a Public Equity Offering has been consummated and (y) at least 15% of the total issued and outstanding common stock of the Company has been distributed by means of an effective registration statement under the Securities Act or sales pursuant to Rule 144 under the Securities Act.

     "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

     "Refinancing Indebtedness" means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that (i) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced, (ii) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced and (iii) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; provided further, however, that Refinancing Indebtedness shall not include (x) Indebtedness of a Subsidiary that Refinances Indebtedness of the Company or (y) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

     "Related Business" means any business related, ancillary or complementary to the businesses of the Company and the Restricted Subsidiaries on the Issue Date.

     "Representative" means any trustee, agent or representative (if any) for an issue of Senior Indebtedness of the Company.

     "Restricted Payment" with respect to any Person means (i) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and dividends or distributions payable solely to the Company or a Restricted Subsidiary, and other than pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation)), (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company held by any Person or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than a Restricted Subsidiary), including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock), (iii) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition) or (iv) the making of any Investment in any Person (other than a Permitted Investment).

     "Restricted Subsidiary" means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

     "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

     "SEC" means the Securities and Exchange Commission.

     "Secured Indebtedness" means any Indebtedness of the Company secured by a Lien.

     "Senior Indebtedness" means (i) Indebtedness of the Company, whether outstanding on the Issue Date or thereafter Incurred, and (ii) accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company to the extent post-filing interest is allowed in such proceeding) in respect of (A) Indebtedness of the Company for money borrowed and (B) Indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which the Company is responsible or liable (in the case of each of (A) and (B), whether outstanding on the Issue Date or thereafter Incurred) unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are subordinate in right of payment to the Notes; provided, however, that Senior Indebtedness shall not include (1) any obligation of the Company to any Subsidiary, (2) any liability for Federal, state, local or other taxes owed or owing by the Company, (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities), (4) any Indebtedness of the Company (and any accrued and unpaid interest in respect thereof) which is subordinate or junior in any respect to any other Indebtedness or other obligation of the Company or (5) that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the Indenture.

     "Senior Subordinated Indebtedness" means the Notes and any other Indebtedness of the Company that specifically provides that such Indebtedness is to rank pari passu with the Notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of the Company which is not Senior Indebtedness.

     "Series A Preferred Stock" means the Series A Cumulative Preferred Stock, par value $.01 per share, of the Company.

     "Series B Preferred Stock" means the Series B Cumulative Preferred Stock, par value $.01 per share, of the Company.

     "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

     "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

     "Subordinated Obligation" means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes pursuant to a written agreement to that effect.

     "Subsidiary" means, in respect of any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

     "Temporary Cash Investments" means any of the following:

          (i) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof,

          (ii) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50,000,000 (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor,

          (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above,

          (iv) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard & Poor's Ratings Group, and

          (v) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Ratings Group or "A" by Moody's Investors Service, Inc.

     "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments." The

Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (x) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "-- Certain Covenants -- Limitation on Indebtedness" and (y) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

     "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

     "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

     "WEP" means Whitney Equity Partners, L.P. and its successors.

     "Wholly Owned Subsidiary" means a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares and similar ownership required or made necessary to conduct business by the laws or regulations of the jurisdiction under which it is incorporated) is owned by the Company or one or more Wholly Owned Subsidiaries.

            MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     Following is a general discussion of all material United States federal income tax consequences of the purchase, ownership and disposition of the Notes to initial holders thereof. Except as provided below under "Foreign Holders," this discussion is limited to investors that are United States Holders (that is, a holder that is, for United States federal income tax purposes, (i) a citizen or resident of the United States; (ii) a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or any political subdivision thereof; (iii) an estate the income of which is subject to United States federal income taxation regardless of its source; or
(iv) a trust if (X) a U.S. court is able to exercise primary supervision over the administration of the trust, and (Y) one or more U.S. persons have the authority to control all substantial decisions of the trust.

     This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed U.S. Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect or proposed on the date hereof and all of which are subject to change, possibly with retroactive effect, or different interpretations. This discussion does not address the tax consequences to subsequent purchasers of Notes, and is limited to investors who hold the Notes as capital assets as defined in section 1221 of the Code. Moreover, the discussion is for general information only, and does not address all of the tax consequences that may be relevant to particular investors in light of their personal circumstances, or to certain types of investors (such as certain financial institutions, insurance companies, tax exempt entities, dealers in securities or foreign currencies or persons who hold the Notes as a position in a straddle or as part of a "conversion transaction" or who have hedged the interest rate on the Notes).

UNITED STATES HOLDERS

     Interest on the Notes

     In general, interest paid or payable on a Note will be taxable to a United States Holder as ordinary interest income at the time it is received or accrued, in accordance with such holder's method of accounting for federal income tax purposes.

     Disposition of the Notes

     Upon the sale, exchange, redemption, retirement at maturity or other disposition of a Note, a United States Holder will generally recognize taxable gain or loss equal to the difference between the sum of the cash plus the fair market value of all other property received on such disposition and such holder's adjusted tax basis in the Note (except to the extent such cash or property is attributable to accrued interest, which will be taxable as ordinary income).

     Gain or loss recognized on the disposition of a Note generally will be capital gain or loss and will be long-term capital gain or loss if the Notes were held for more than one year at the time of disposition. In the case of individuals, capital gain will be subject to a maximum rate of (i) 20% if, at the time of such disposition, the United States Holder's holding period for the
Note is more than 18 months, and (ii) 28% if, at the time of such disposition, the United States Holder's holding period for the Notes is 18 months or less but more than one year.

     Exchange Offer and Registration

     The exchange of an Existing Note for an Exchange Note pursuant to the Exchange Offer should not constitute a taxable exchange for United States federal income tax purposes. As a result, holders who exchange Existing Notes for Exchange Notes pursuant to the Exchange Offer will not recognize any taxable gain or loss for United States federal income tax purposes at the time of the exchange and any such holder should have the same adjusted tax basis and holding period in the Exchange Notes as it had in the Existing Notes immediately before the exchange.

     Upon failure to comply with certain of its obligations under the Registration Agreement, the Company would be required to pay additional interest on the Existing Notes. Although the matter is not free from doubt, if additional interest becomes payable on the Existing Notes, such additional interest should be treated in the same manner as stated interest on the Existing Notes. It is also possible, however, that if additional interest becomes payable on the Existing Notes, all or a portion of any interest or additional interest earned on the Existing Note may constitute original issue discount for Unites States federal income tax purposes and, to that extent, a holder would be required to report such original issue discount over the remaining term of the Notes on a constant yield basis. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSIDERATIONS RELATING TO THE PAYMENT OF ADDITIONAL INTEREST.

FOREIGN HOLDERS

     For purposes of this discussion, a Foreign Holder means any holder of a Note that is not a United States Holder. Subject to the discussion of backup withholding below, a Foreign Holder generally will not be subject to United States federal income or withholding tax on payments of interest on a Note, provided that (i) the holder is not (A) a direct or indirect owner of 10 percent or more of the total voting power of all voting stock of the Company or (B) a controlled foreign corporation related to the Company through stock ownership (actually or constructively), (ii) such interest payments are not effectively connected with the conduct by the Foreign Holder of a trade or business within the United States and (iii) the Company or its paying agent receives certain information from the holder (or a financial institution that holds the Notes in the ordinary course of its trade or business) certifying that such holder is a Foreign Holder. See " -- Information Reporting and Backup Withholding" for recent changes to the requirements described in (iii) above. Subject to the discussion of backup withholding below, a Foreign Holder generally will not be subject to United States federal income or withholding tax on gains from the sale or other disposition of a Note, provided that (i) such gains are not effectively connected with the conduct by the Foreign Holder of a trade or business within the United States and (ii) such Foreign Holder is not an individual who (A) is present in the United States for 183 days or more in the taxable year of disposition and (B) meets certain other requirements.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     On October 6, 1997, the Treasury Department issued final regulations relating to withholding, information reporting and backup withholding that unify current certification procedures and forms and clarify reliance standards (the "Final Regulations"). The Final Regulations generally will be effective with respect to payments made after December 31, 1999. Except as provided below, this section describes rules applicable to payments made on or before December 31, 1999.

     A holder of a Note may be subject to backup withholding at a rate of 31% with respect to interest paid on the Note and proceeds from the sale, exchange, redemption or retirement of the Note, unless such holder (a) is a corporation or comes within with certain other exempt categories and, when required, demonstrates that fact or (b) provides a correct taxpayer identification number (social security number or employer identification number), certifies as to its exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Certain penalties may be imposed by the Internal Revenue Service on a holder that is required to supply information but does not do so in the proper manner.

     A Foreign Holder generally will be exempt from backup withholding and information reporting requirements, but may be required to comply with certification and identification procedures in order to obtain an exemption from backup withholding and information reporting.

     Any amount withheld under the backup withholding rules from a payment to a holder is allowable as a credit against such holder's United States federal income tax (which might entitle such holder to a refund), provided that such holder furnishes the required information to the Internal Revenue Service.

     The Final Regulations impose certain certification and documentation requirements on Foreign Holders claiming an exemption from withholding, information reporting and backup withholding on interest paid on the Notes and proceeds of a sale of the Notes. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE EFFECT, IF ANY, OF THE FINAL REGULATIONS ON THEIR PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES.

     The exchange of an Existing Note for an Exchange Note should not constitute a taxable exchange of the Existing Note if the interest rate on the Exchange
Note is equal to the interest rate on the Existing Note. Although there is no definitive guidance on the issue, even if the interest rate on the Exchange Note is not equal to the interest rate on the Existing Note because Additional Interest is payable on the Existing Note but not on the Exchange Note, the exchange should not constitute a taxable exchange of the Existing Note.

     PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE APPLICABILITY OF ANY FEDERAL ESTATE OR GIFT TAX LAWS OR ANY STATE, LOCAL OR FOREIGN TAX LAWS, ANY CHANGES IN APPLICABLE TAX LAWS AND ANY PENDING OR PROPOSED LEGISLATION OR REGULATIONS. IN ADDITION, INDIVIDUAL NOTEHOLDERS WHO ARE NOT CITIZENS OF THE UNITED STATES SHOULD CONSULT THEIR TAX ADVISORS AS TO WHETHER THEY WILL OR WILL NOT BE DEEMED TO BE "RESIDENTS" OF THE UNITED STATES FOR PURPOSES OF THE UNITED STATES INTERNAL REVENUE CODE OF 1986, AS AMENDED.

                              PLAN OF DISTRIBUTION


     Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer in exchange for Existing Notes must acknowledge and agree that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Existing Notes where such Existing Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until April 6, 1999, all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.


     The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through broker-dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any person that participates in the distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging and agreeing that it will deliver and by delivering this Prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

     By acceptance of this Exchange Offer, each broker-dealer agrees that, upon receipt of notice from the Company of the happening of any event which makes any statement in the Prospectus untrue in any material respect or which requires the making of any changes in the Prospectus in order to make the statements therein not misleading, such broker-dealer will suspend use of the Prospectus until (i) the Company has amended or supplemented the Prospectus to correct such misstatement or omission and (ii) either the Company has furnished copies of the amended or supplemented Prospectus to such broker-dealer or, if the Company has not otherwise agreed to furnish such copies and declines to do so after such broker-dealer so requests, such broker-dealer has obtained a copy of such amended or supplemented Prospectus as filed with the Commission. The Company has agreed to deliver such notice and such amended or supplemented Prospectus promptly to any Participating Broker-Dealer that has so notified the Company.

     Pursuant to the Registration Agreement, the Company and the Guarantors have jointly and severally agreed to indemnify the Initial Purchasers against certain liabilities, including certain liabilities incurred in connection with the offering of the Existing Notes, and contribute to payments the Initial Purchasers may be required to make in respect thereof.

                                 LEGAL MATTERS

     Certain legal matters with respect to the legality of the issuance and sale of the Exchange Notes offered hereby will be passed upon for the Company by Whyte Hirschboeck Dudek S.C., Milwaukee, Wisconsin, of which James A. Feddersen, Secretary of the Company, is a shareholder (see "Management" and "Certain Relationships and Related Transactions").

                              INDEPENDENT AUDITORS

     The consolidated financial statements of Aqua-Chem, Inc. for the periods from January 1, 1997 to July 31, 1997, and August 1, 1997 to December 31, 1997, included in this Prospectus, have been audited by Arthur Andersen LLP, Milwaukee, Wisconsin, independent public accountants, as stated in their report appearing herein.

     The consolidated financial statements of Aqua-Chem, Inc. for the period from January 1, 1995 to December 31, 1996, included in this Prospectus, have been audited by KPMG Peat Marwick LLP, independent certified public accountants, Milwaukee, Wisconsin, as stated in their report appearing herein.

     KPMG Peat Marwick LLP was previously the principal accountants for Aqua-Chem, Inc. On January 23, 1998, that firm's appointment as principal accountants was terminated and Arthur Andersen LLP was engaged as principal accountants. The decision to change accountants was approved by the board of directors.

     In connection with the audits of the two fiscal years ended December 31, 1996 and the subsequent interim period through January 23, 1998 there were no disagreements with KPMG Peat Marwick LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement.

     The financial statements of National Dynamics Corporation for the period from November 1, 1995 to October 31, 1997, included in this Prospectus, have been audited by KPMG Peat Marwick LLP, independent certified public accountants, Omaha, Nebraska, as stated in their report appearing herein.

                             AVAILABLE INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-4 under the Securities Act for the registration of the Exchange Notes offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, and certain information contained in the Registration Statement has been omitted, as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Exchange Notes offered hereby, reference is made to the Registration Statement, including the exhibits and financial statements, notes and schedules thereto filed as a part thereof or incorporated by reference therein. This Prospectus contains summaries of material terms and provisions of certain documents, including the Registration Agreement and the Indenture. With respect to each such document filed with the Commission as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved. The Registration Statement and the exhibits and schedules thereto may be inspected without charge and copied at prescribed rates at the Public Reference Section maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street (Suite 1400), Chicago, Illinois 60661-2511. The Commission maintains a Web Site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov.

     The principal executive offices of the Company are located at 7800 North 113th Street, P.O. Box 421, Milwaukee, Wisconsin, 53201, and the telephone number is (414) 359-0600.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO EXCHANGE, OR A SOLICITATION OF AN OFFER TO EXCHANGE, ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO EXCHANGE OR A SOLICITATION OF AN OFFER TO EXCHANGE SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY EXCHANGE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

     The Indenture provides that the Company shall file with the Trustee and provide holders of Notes, within 15 days after it files them with the Commission, copies of its annual reports and the information, documents and other reports that they are required to file with the Commission pursuant to
Section 13 or 15(d) of the Exchange Act. To the extent permitted by the Exchange Act, the Company shall continue to file with the Commission and provide the Trustee and holders with the annual reports and the information, documents and other reports that are specified in Sections 13 and 15(d) of the Exchange Act. In the event that the Company is not permitted to file such reports, documents and information with the Commission or the Company has subsidiaries that individually or in the aggregate would be deemed to be "substantial subsidiaries" (as defined in Rule 1-02 of Regulation S-X, as in effect on June 23, 1998), the Company will provide substantially similar information with respect to itself and its subsidiaries to the Trustee, holders and prospective holders (upon written request) as if the Company were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act. The Company shall also comply with the other provisions of Trust Indenture Act Section 314(a).

                         INDEX TO FINANCIAL STATEMENTS

AQUA-CHEM, INC. AND SUBSIDIARIES AUDITED AND UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

     The following audited and unaudited consolidated financial statements of Aqua-Chem, Inc. and Subsidiaries are presented herein on the pages indicated below:

  AUDITED FINANCIAL STATEMENTS
Report of Independent Public Accountants....................     F-2
Independent Auditors' Report................................     F-3
Consolidated Balance Sheets as of December 31, 1997 and
  1996......................................................     F-4
Consolidated Statements of Operations for the period August
  1, 1997 to December 31, 1997, the period January 1 to July
  31, 1997, and the years ended December 31, 1996 and
  1995......................................................     F-5
Consolidated Statements of Stockholders' Equity for the
  period August 1, 1997 to December 31, 1997, the period
  January 1 to July 31, 1997, and the years ended December
  31, 1996 and 1995.........................................     F-6
Consolidated Statements of Cash Flows for the period August
  1, 1997 to December 31, 1997, the period January 1 to July
  31, 1997, and the years ended December 31, 1996 and
  1995......................................................     F-7
Notes to Consolidated Financial Statements..................     F-8
  UNAUDITED FINANCIAL STATEMENTS
Consolidated Condensed Balance Sheets as of September 30,
  1998 and 1997.............................................    F-26
Consolidated Condensed Statements of Operations for the nine months ended September 30, 1998 and the period January 1
  to July 31, 1997 and the period August 1 to September 30,
  1997......................................................    F-27
Consolidated Condensed Statements of Cash Flows for the nine months ended September 30, 1998 and the period January 1
  to July 31, 1997 and the period August 1 to September 30,
  1997......................................................    F-28
Notes to Consolidated Condensed Financial Statements........    F-29
Schedule II -- Valuation and Qualifying Accounts............    F-32
Computation of Ratio of Earnings to Fixed Charges...........    F-33

NATIONAL DYNAMICS CORPORATION AUDITED AND UNAUDITED FINANCIAL STATEMENTS

     The following audited and unaudited financial statements of National Dynamics Corporation are presented herein on the pages indicated below:

  AUDITED FINANCIAL STATEMENTS
Independent Auditors' Report................................    F-34
Balance Sheets as of October 31, 1997 and 1996..............    F-35
Statements of Earnings and Retained Earnings for the years
  ended October 31, 1997, 1996 and 1995.....................    F-36
Statements of Cash Flows for the years ended October 31,
  1997, 1996 and 1995.......................................    F-37
Notes to Financial Statements...............................    F-38
  UNAUDITED FINANCIAL STATEMENTS
Condensed Balance Sheets as of March 31, 1998 and 1997......    F-43
Condensed Statements of Earnings for the five months ended
  March 31, 1998 and 1997...................................    F-44
Condensed Statements of Cash Flows for the five months ended
  March 31, 1998 and 1997...................................    F-45
Note to Condensed Financial Statements (Unaudited)..........    F-46

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and
Shareholders of Aqua-Chem, Inc.:

We have audited the accompanying balance sheet of Aqua-Chem, Inc. and subsidiaries as of December 31, 1997 and the related statements of operations, stockholders' equity and cash flows for the period from August 1, 1997 to December 31, 1997 and the period from January 1, 1997 to July 31, 1997. These financial statements and the supplemental schedule referred to below are the responsibility of Aqua-Chem's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Aqua-Chem, Inc. and subsidiaries as of December 31, 1997, and the results of their operations and their cash flows for the period August 1, 1997 to December 31, 1997 and the period from January 1, 1997 to July 31, 1997, in conformity with generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the consolidated financial statements taken as a whole. The supplemental schedule, Schedule II -- Valuation and Qualifying Accounts, is presented for purposes of complying with the Securities and Exchange Commission's rules and is not a required part of the basic financial statements. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          ARTHUR ANDERSEN LLP

Milwaukee, Wisconsin
March 4, 1998 (except with respect to
the matters discussed in Notes 16 and
18, as to which the date is May 28,
1998).

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Aqua-Chem, Inc.:

We have audited the accompanying consolidated balance sheet of Aqua-Chem, Inc. and subsidiaries (80% owned subsidiary of Lyonnaise American Holding, Inc.) as of December 31, 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1996, as listed in the accompanying index to financial statements. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule, Schedule II -- Valuation and Qualifying Accounts, for each of the years in the two-year period ended December 31, 1996, as listed in the accompanying index to financial statements. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Aqua-Chem, Inc. and subsidiaries as of December 31, 1996, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 1996, in conformity with generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein for each of the years in the two-year period ended December 31, 1996.

                                   KPMG Peat Marwick LLP

Milwaukee, Wisconsin
January 24, 1997

                                AQUA-CHEM, INC.
                          CONSOLIDATED BALANCE SHEETS
                 (DOLLARS IN THOUSANDS; EXCEPT PER SHARE DATA)

                                                              POST-ACQUISITION   PRE-ACQUISITION
                                                                  BASIS OF           BASIS OF
                                                                 ACCOUNTING         ACCOUNTING
                                                              ----------------   ----------------
                                                                DECEMBER 31,       DECEMBER 31,
                                                                    1997               1996
                                                                ------------       ------------
ASSETS
------------------------------------------------------------
Current assets:
    Cash and cash equivalents                                     $ 11,936           $  8,627
    Accounts receivable, less allowances of $638 and $659 at
       December 31, 1997 and 1996                                   33,332             33,646
    Revenues in excess of billings                                   5,068              5,283
    Inventories                                                     20,814             21,652
    Deferred income taxes                                            4,237              4,884
    Prepaid expenses and other current assets                        1,093              2,180
                                                                  --------           --------
         Total current assets                                       76,480             76,272
Property, plant and equipment - net                                 31,555             21,866
Intangible assets, less accumulated amortization of $273 and
  $236 at December 31, 1997 and 1996                                10,174                647
Deferred income taxes                                                2,086                 --
Other assets                                                         4,366              2,215
                                                                  --------           --------
    TOTAL ASSETS                                                  $124,661           $101,000
                                                                  ========           ========
LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------------------------------
Current liabilities:
    Current maturities on long-term debt                          $  1,055           $    440
    Accounts payable
       Trade                                                        10,685              9,647
       Other                                                         5,324              6,393
    Billings in excess of revenues                                   5,654              1,780
    Compensation and profit sharing                                  5,318              4,169
    Accrued litigation settlements                                   3,200                 --
    Accrued expenses                                                17,624             14,922
                                                                  --------           --------
         Total current liabilities                                  48,860             37,351
Long-term debt                                                      58,636             19,688
Deferred income taxes                                                   --              1,130
Other long-term liabilities                                          6,006              2,282
                                                                  --------           --------
                                                                    64,642             23,100
Minority interest                                                      589                589
Preferred stock with mandatory redemption provisions,
  maximum redemption value in aggregate of $15,255                   7,365                 --
Stockholders' equity:
    Common stock, $.01 par value. Authorized 2,000,000
       shares; issued and outstanding 1,000,000 shares at
       December 31, 1997                                                10                 --
    Common stock, $1.00 par value. Authorized 5,000 shares;
       issued and outstanding 1,300 shares at December 31,
       1996                                                             --                  1
    Additional paid-in capital                                          90             36,924
    Retained earnings                                                3,049              4,445
    Accumulated other comprehensive income                              56             (1,410)
                                                                  --------           --------
         Total stockholders' equity                                  3,205             39,960
                                                                  --------           --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                        $124,661           $101,000
                                                                  ========           ========

The accompanying notes to consolidated financial statements are an integral part of these statements.

                                AQUA-CHEM, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 (DOLLARS IN THOUSANDS; EXCEPT PER SHARE DATA)

                                                   POST-
                                                ACQUISITION
                                                  BASIS OF
                                                 ACCOUNTING       PRE-ACQUISITION BASIS OF ACCOUNTING
                                                ------------   -----------------------------------------
                                                AUGUST 1 TO                    YEARS ENDED DECEMBER 31,
                                                DECEMBER 31,   JANUARY 1 TO    -------------------------
                                                    1997       JULY 31, 1997     1996            1995
                                                ------------   -------------     ----            ----
Net sales                                         $91,541         $99,618      $199,552        $183,368
Cost of goods sold                                 66,333          73,656       153,446         148,650
                                                  -------         -------      --------        --------
     Gross margin                                  25,208          25,962        46,106          34,718
Costs and expenses:
     Selling, general and administrative           17,136          23,323        34,446          37,772
     Restructuring charges                             --              --         5,038           4,593
                                                  -------         -------      --------        --------
                                                   17,136          23,323        39,484          42,365
Operating income (loss)                             8,072           2,639         6,622          (7,647)
Other income (expense):
     Interest income                                  202             450           464             358
     Interest expense                              (2,559)           (753)       (1,448)         (1,663)
     Other, net                                        57             110          (806)          2,635
                                                  -------         -------      --------        --------
                                                   (2,300)           (193)       (1,790)          1,330
Income (loss) before income taxes and minority
  interest                                          5,772           2,446         4,832          (6,317)
Income tax expense                                  2,289             421           507             189
Minority interest in earnings (loss) of
  consolidated subsidiary                             174             171           231             (52)
                                                  -------         -------      --------        --------
     Net income (loss)                            $ 3,309         $ 1,854      $  4,094        $ (6,454)
                                                  =======         =======      ========        ========
Preferred stock dividends                             260              --            --              --
     Net income (loss) applicable to common       $ 3,049         $ 1,854      $  4,094        $ (6,454)
                                                  =======         =======      ========        ========
Other comprehensive income (loss), net of tax
     Foreign currency translation adjustment           56            (404)         (770)            836
                                                  -------         -------      --------        --------
Comprehensive income (loss)                       $ 3,105         $ 1,450      $  3,324        $ (5,618)
                                                  =======         =======      ========        ========
PER SHARE DATA:
Basic net income per share of common stock        $  3.05            N.A.          N.A.            N.A.
                                                  =======
Diluted net income per share of common stock      $  2.59            N.A.          N.A.            N.A.
                                                  =======

The accompanying notes to consolidated financial statements are an integral part of these statements.

                                AQUA-CHEM, INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                             (DOLLARS IN THOUSANDS)

                                                                   COMMON STOCK        ADDITIONAL
                                                                -------------------     PAID-IN      RETAINED
                                                                 SHARES      AMOUNT     CAPITAL      EARNINGS
                                                                ---------    ------    ----------    --------
Pre-acquisition basis of accounting
Balance at December 31, 1994                                        1,300     $ 1       $ 36,924     $ 6,805
  Net loss                                                             --      --             --      (6,454)
                                                                ---------     ---       --------     -------
Balance at December 31, 1995                                        1,300       1         36,924         351
  Net income                                                           --      --             --       4,094
                                                                ---------     ---       --------     -------
Balance at December 31, 1996                                        1,300       1         36,924       4,445
  Net income                                                           --      --             --       1,854
                                                                ---------     ---       --------     -------
Balance at July 31, 1997                                            1,300     $ 1       $ 36,924     $ 6,299
                                                                =========     ===       ========     =======
Post-acquisition basis of accounting
Balance at July 31, 1997                                            1,300       1         36,924       6,299
  Cancellation of former equity and elimination of retained
    earnings and cumulative translation adjustment                 (1,300)     (1)       (36,924)     (6,299)
  Issuance of new common stock                                  1,000,000      10             90          --
  Preferred stock dividends accrued                                    --      --             --        (260)
  Net income                                                           --      --             --       3,309
                                                                ---------     ---       --------     -------
Balance at December 31, 1997                                    1,000,000     $10       $     90     $ 3,049
                                                                =========     ===       ========     =======

The accompanying notes to consolidated financial statements are an integral part of these statements.

                                AQUA-CHEM, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                 POST-
                                                              ACQUISITION
                                                                BASIS OF
                                                               ACCOUNTING    PRE-ACQUISITION BASIS OF ACCOUNTING
                                                              ------------   -----------------------------------
                                                                                                 YEARS ENDED
                                                              AUGUST 1 TO    JANUARY 1 TO       DECEMBER 31,
                                                              DECEMBER 31,     JULY 31,      -------------------
                                                                  1997           1997          1996       1995
                                                              ------------   -------------   --------   --------
Cash flows from operating activities:
  Net income (loss)                                             $  3,309        $ 1,854      $ 4,094    $(6,454)
  Adjustments to reconcile net income (loss) to net cash
    provided by (used in) operating activities:
      Depreciation and amortization                                1,284          1,690        2,984      3,153
      Deferred tax (benefit) expense                              (1,784)            --           --        234
      Minority interest in earnings (loss) of consolidated
         subsidiary                                                  174            171          231        (52)
      Increase (decrease) in cash due to changes in:
         Accounts receivable                                      (4,852)         5,166           54      4,437
         Revenues in excess of billings                            3,096         (2,881)        (273)    (1,113)
         Inventories                                               3,473         (1,948)       8,463     (1,976)
         Prepaid expenses and other current assets                  (332)          (623)         (57)       737
         Accounts payable -- trade                                  (931)         1,969          212      1,954
         Accounts payable -- other                                   674         (1,743)      (3,415)     3,183
         Billings in excess of revenues                            1,624          2,250       (4,489)     3,784
         Accrued expenses and other current liabilities            3,800           (999)         880     (6,165)
         Other, net                                                 (224)           (49)        (632)    (3,273)
                                                                --------        -------      -------    -------
      Total adjustments                                            6,002          3,003        3,958      4,903
                                                                --------        -------      -------    -------
Net cash provided by (used in) operating activities                9,311          4,857        8,052     (1,551)
Cash flows from investing activities:
  Management Buy-Out of Aqua-Chem, Inc.                          (52,102)            --           --         --
  Proceeds from sales of property, plant and equipment and
    other assets                                                   2,000             73          203      3,639
  Additions to property, plant and equipment                      (1,197)        (2,195)      (2,789)    (4,867)
  Additions to intangibles                                           (50)          (270)          --         --
  Proceeds from notes receivable                                     650          1,511        1,561        289
                                                                --------        -------      -------    -------
Net cash used in investing activities                            (50,699)          (881)      (1,025)      (939)
Cash flows from financing activities:
  Proceeds from debt                                              65,573            118        2,232        538
  Principal payments on debt                                     (26,016)          (112)        (740)        --
  Issuance of common stock                                           100             --           --         --
  Issuance of warrants                                               433             --           --         --
  Issuance of preferred stock                                      2,655             --           --         --
  Deferred financing costs                                        (2,030)            --           --         --
                                                                --------        -------      -------    -------
Net cash provided by financing activities                         40,715              6        1,492        538
Net increase (decrease) in cash and cash equivalents                (673)         3,982        8,519     (1,952)
Cash and cash equivalents at beginning of period                  12,609          8,627          108      2,060
                                                                --------        -------      -------    -------
Cash and cash equivalents at end of period                      $ 11,936        $12,609      $ 8,627    $   108
                                                                ========        =======      =======    =======
Cash paid (received) during the period for:
  Interest                                                      $  2,513        $   658      $ 1,521    $ 1,601
                                                                ========        =======      =======    =======
  Taxes                                                         $  1,214        $    11      $  (123)   $(1,404)
                                                                ========        =======      =======    =======
Details of Management Buy-Out
  Fair value of assets acquired                                 $116,058
  Goodwill                                                         9,689
  Liabilities assumed                                            (69,196)
  Issuance of Series A Cumulative Preferred Stock                 (4,449)
                                                                --------
  Cash paid for assets                                          $ 52,102
                                                                ========

The accompanying notes to consolidated financial statements are an integral part of these statements.

                                AQUA-CHEM, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (DOLLARS IN THOUSANDS; EXCEPT PER SHARE DATA)

NOTE 1: MANAGEMENT BUY-OUT

     On July 31, 1997, Aqua-Chem, Inc. ("OLDCO") entered into a definitive merger agreement with A-C Acquisition Corp. ("A-C Acquisition"), a 100% owned subsidiary of Rush Creek LLC ("Rush Creek"). Rush Creek is a Limited Liability Company owned by certain management of OLDCO and Whitney Equity Partners L.P. Also on July 31, 1997, A-C Acquisition Corp. acquired the assets of OLDCO (the "Management Buy-Out") for $125,747, which includes $69,196 of liabilities assumed and $5,000 of Series A Cumulative Preferred Stock issued to the sellers. The amount paid or assumed does not include contingent consideration to be paid to the sellers based on cumulative earnings of certain operations of OLDCO subsequent to the Management Buy-Out. Maximum additional consideration is $7,500 and will be settled as part of the Series B Cumulative Preferred Stock as discussed in Note 11.

     Concurrently with the Management Buy-Out, A-C Acquisition amended its certificate of incorporation to change its name to Aqua-Chem, Inc., (hereinafter referred to as Aqua-Chem). The Management Buy-Out was accounted for by Aqua-Chem using the purchase method of accounting. The total purchase cost was allocated first to the identified tangible and intangible assets and liabilities of OLDCO based upon their respective fair values, with the remainder of $9,689 being allocated to goodwill, which will be amortized on a straight-line basis over 40 years. The financial statements reflect the preliminary estimates of allocating purchase price and may be revised at a later date. Other than to reflect the impact of the contingent consideration noted above, Aqua-Chem would not expect the finalization of the purchase price allocation to be materially different from preliminary estimates. The following information presents pro forma condensed consolidated statements of operations assuming OLDCO had been acquired by Aqua-Chem as of January 1, 1996. Such information includes adjustments to reflect additional interest expense and depreciation expense, amortization of goodwill and other intangibles and a reduction of other expenses due to Management Buy-Out-related compensation payments being made by OLDCO.

                                                                 YEAR ENDED      YEAR ENDED
                                                                DECEMBER 31,    DECEMBER 31,
                                                                    1997            1996
                                                                ------------    ------------
Net sales                                                         $191,159        $199,552
Net income (loss) applicable to common shares                        2,980          (1,371)
Earnings (loss) per common share (basic)                              2.98            N.A.
Earnings (loss) per common share (diluted)                            2.53            N.A.

     The above pro forma financial information is not necessarily indicative of either the results of operations that would have occurred had the Management Buy-Out been effective at the beginning of the periods presented or of future operations of Aqua-Chem.

     Prior to the Management Buy-Out, OLDCO was an 80% owned subsidiary of Lyonnaise American Holding, Inc.

NOTE 2: NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

     (a) Nature of Business

     Aqua-Chem primarily operates in two industry segments, (1) packaged firetube and commercial and industrial watertube boilers ("Cleaver-Brooks") and
(2) water purification and desalination systems ("Water Technologies"). Aqua-Chem markets its products through a network of sales representatives, distributors and an international direct sales force while maintaining manufacturing facilities in the United States, Canada and Mexico.

                                AQUA-CHEM, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                 (DOLLARS IN THOUSANDS; EXCEPT PER SHARE DATA)

     (b) Basis of Presentation

     The consolidated financial statements for the period from January 1, 1997 to July 31, 1997 and for each of the years in the two-year period ended December 31, 1996, were prepared using OLDCO's historical basis of accounting (the "pre-acquisition basis of accounting"). The consolidated financial statements for the period from August 1, 1997 to December 31, 1997 were prepared under a new basis of accounting that reflects the fair values of assets acquired and liabilities assumed, the related financing costs and all debt incurred in connection with the acquisition of OLDCO by Aqua-Chem (the "post-acquisition basis of accounting"). Accordingly, the accompanying financial statements are not comparable in all material respects since those financial statements report financial position, results of operations, and cash flows of two separate entities.

     (c) Consolidation Policy and Use of Estimates

     The consolidated financial statements include the accounts of Aqua-Chem and all of its majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and the disclosure of commitments and contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     (d) Inventories

     Inventories are stated at cost determined on the first-in, first-out (FIFO) basis. The resulting inventory values are not in excess of market. Inventory cost includes material, labor, burden, and engineering.

     Inventories consist of the following:

                                                             POST-            PRE-
                                                          ACQUISITION     ACQUISITION
                                                            BASIS OF        BASIS OF
                                                           ACCOUNTING      ACCOUNTING
                                                          ------------    ------------
                                                          DECEMBER 31,    DECEMBER 31,
                                                              1997            1996
                                                          ------------    ------------
Raw materials and work-in-process                           $16,963         $17,834
Finished goods                                                3,851           3,818
                                                            -------         -------
     Total Inventories                                      $20,814         $21,652
                                                            =======         =======

     (e) Property, Plant and Equipment

     Prior to August 1, 1997, property, plant and equipment was carried at cost, less allowances for depreciation and adjustments to net realizable value, and included expenditures which substantially increased the existing useful lives of plant and equipment. Depreciation of plant and equipment was provided over the estimated useful lives of the respective assets using accelerated methods for both financial statement and income tax purposes.

     Effective with the Management Buy-Out, property, plant, and equipment was adjusted to estimated fair values and is being depreciated on a straight-line basis. Useful lives are 20 years for buildings and building improvements, 3 to 15 years for machinery and equipment, and 3 to 10 years for furniture and fixtures. Leasehold improvements are depreciated over the term of the related lease. Depreciation expense totaled $984, $1,622, $2,865, and $2,966 for the period August 1 to December 31, 1997, the period January 1 to July 31, 1997, and the years ended December 31, 1996 and 1995, respectively.

                                AQUA-CHEM, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                 (DOLLARS IN THOUSANDS; EXCEPT PER SHARE DATA)

     (f) Goodwill and Intangible Assets

     Goodwill is being amortized on a straight-line basis over 40 years. At December 31, 1997, goodwill totaled $9,467, net of accumulated amortization of $222. Amortization expense totaled $222 for the period August 1 to December 31, 1997.

     Prior to August 1, 1997, intangible assets, principally licenses and technology, were carried at cost, less allowances for amortization. Amortization of intangible assets was provided on the straight-line basis over the estimated useful lives of the respective asset.

     Effective with the Management Buy-Out, intangible assets were adjusted to estimated fair values and are being amortized on a straight-line basis over estimated useful lives ranging from 5 to 17 years. At December 31, 1997 and 1996, intangibles totaled $707 and $647, respectively, net of accumulated amortization of $51 and $236, respectively. Amortization expense totaled $51, $68, $119, and $187 for the period August 1 to December 31, 1997, the period January 1 to July 31, 1997, and the years ended December 31, 1996 and 1995, respectively.

     (g) Income Taxes

     Aqua-Chem accounts for income taxes under Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes". Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. In assessing the realizability of deferred tax assets, Aqua-Chem considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the years in which those temporary differences become deductible. Aqua-Chem considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.

     Prior to the Management Buy-Out, Aqua-Chem filed a consolidated United States corporate income tax return with Lyonnaise American Holding, Inc. (Parent). The tax liability was calculated consistent with the provisions of the 1984 tax allocation agreement with the Parent which provided for the allocation of income tax expense (benefit) based principally on a consolidated return basis.

     (h) Revenue Recognition

     Aqua-Chem recognizes revenue utilizing the completed contract method of accounting, except for large, long-term contracts, for which the percentage of completion method of revenue recognition is used. The completed contract method is generally used for contracts which take less than one year to complete. Revenue is recognized upon shipment of the finished product to the customer. Under the percentage of completion method, earned revenue is based on the percentage that incurred costs to date bear to estimates of total costs. The cumulative impact of revisions in total cost estimates during the progress of work is reflected in the year in which these changes become known. Earned revenue reflects the original contract price adjusted for agreed upon change order revenue, if any. Losses expected to be incurred on jobs in process, after consideration of estimated recoveries on change orders, are charged to operations as soon as such losses are known. Progress billings in accounts receivable are currently due. Estimated revenues in excess of progress billings and billings in excess of estimated revenues are disclosed in Note 5.

     Aqua-Chem has numerous contracts that are in various stages of completion. Such contracts require estimates to determine the appropriate cost and revenue recognition. Aqua-Chem has a substantial history of

                                AQUA-CHEM, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                 (DOLLARS IN THOUSANDS; EXCEPT PER SHARE DATA)

making reasonably dependable estimates of the extent of progress towards completion, contract revenues and contract costs. However, current estimates may be revised as additional information becomes available.

     (i) Retainages

     Retainages are unpaid amounts due in accordance with the specific terms of boiler contracts. Certain contracts provide for a percentage of the total billing price to be retained by the customer until final acceptance of the product. The amount of retainages included in Aqua-Chem's accounts receivable balance was $1,485 and $1,034 at December 31, 1997 and 1996, respectively.

     (j) Foreign Currency Translation

     Substantially all assets and liabilities of foreign subsidiaries are translated at the exchange rate prevailing at the balance sheet date and substantially all income and expense accounts are translated at the average exchange rate in effect during the year. Translation adjustments are accumulated as a component of stockholders' equity or directly to the consolidated statements of operations for those countries whose currency has been classified as highly inflationary. Foreign exchange transaction gains(losses) were not material for all periods presented in the consolidated statements of operations.

     (k) Commissions Payable

     Aqua-Chem's domestic and international sales representatives sell products on a commission basis. The related commissions payable were $2,580 and $3,297 at December 31, 1997 and 1996, respectively, and are included in accounts payable -- other.

     (l) Start-Up Accrual

     Included in the sales price of Aqua-Chem's products is an estimated future cost to prepare the product for use. These future costs, referred to as start-up costs, are accrued by Aqua-Chem at the time of sale. When the customer is ready for start-up, the service is requested through the sales representative who performs the necessary work to prepare the product for use. The sales representative then bills Aqua-Chem for the cost of the work performed. At December 31, 1997 and 1996, Aqua-Chem had accrued $3,751 and $3,583, respectively, for future start-up costs, which are included in accrued expenses.

     (m) Warranty Costs

     Aqua-Chem accrues estimated warranty costs at the time of the sale. Reserves for warranty costs were $3,646 and $4,257 at December 31, 1997 and 1996, respectively, and are included in accrued expenses.

     (n) Research and Development

     Research and development costs are expensed as incurred and are included in selling, general, and administrative expenses. Research and development expense totaled $872, $1,305, $2,244, and $1,992, for the period August 1 to December 31, 1997, the period January 1 to July 31, 1997, and the years ended December 31, 1996 and 1995, respectively.

     (o) Advertising

     Advertising costs are expensed as incurred and are included in selling, general and administrative expenses. Advertising expense totaled $392, $625, $856, and $1,538 for period August 1 to December 31, 1997, the period January 1 to July 31, 1997, and each of the years ended December 31, 1996 and 1995, respectively.

     (p) Cash Equivalents

     For purposes of the consolidated statements of cash flows, Aqua-Chem considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

                                AQUA-CHEM, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                 (DOLLARS IN THOUSANDS; EXCEPT PER SHARE DATA)

     (q) Impairment of Long-lived Assets.

     Effective January 1, 1996, Aqua-Chem adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS No. 121 requires that long-lived assets and certain identifiable intangibles held and used by a company be reviewed for possible impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. SFAS No. 121 also requires that long-lived assets and certain identifiable intangibles be reported at the lower of carrying amount or fair value less costs to sell. Aqua-Chem evaluates its long-lived assets when changes in circumstances may indicate that the carrying amount of an asset may not be recoverable. Adoption of this standard did not have a material impact on Aqua-Chem's financial position or results of operations.

     (r) Fair Value of Financial Instruments

     The carrying amounts of financial instruments approximate fair value due to the short maturity of these instruments unless otherwise stated. The carrying amounts of the long-term debt and short-term borrowings approximate fair value because their stated interest rates approximate current rates for similar instruments with similar maturities as of December 31, 1997 and 1996.

     (s) New Accounting Pronouncements

     Effective December 31, 1997, Aqua-Chem adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). This statement establishes standards for reporting and display of comprehensive income which includes foreign currency translation adjustments accounted for under SFAS No. 52. SFAS No. 130 requires that an enterprise classify items of other comprehensive income by their nature in a financial statement for the period in which they are recognized. Aqua-Chem has chosen to disclose comprehensive income in the Consolidated Statements of Operations. Accumulated other comprehensive income at December 31, 1997 and 1996 is comprised of only foreign currency translation adjustments. Prior years have been restated to conform to the SFAS No. 130 requirements.

     (t) Legal Defense Costs

     The Company expenses legal defense costs in connection with legal proceedings, claims, and litigation arising in the ordinary course of business as incurred.

     (u) Reclassifications

     Certain 1996 and 1995 amounts as originally reported have been reclassified to conform with the 1997 presentation.

NOTE 3: RESTRUCTURING CHARGES

     During 1994, Aqua-Chem adopted a restructuring plan ("1994 Plan") to reduce its manufacturing costs and excess capacity within Cleaver-Brooks resulting in charges of $4,593 and $9,011 in 1995 and 1994,

                                AQUA-CHEM, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                 (DOLLARS IN THOUSANDS; EXCEPT PER SHARE DATA)

respectively. The 1994 Plan resulted in the elimination of 180 positions and the closure of the Lebanon facility in June of 1995. A summary of restructuring activity for the 1994 Plan is as follows:

                                                  1995 ACTIVITY                                     1996 ACTIVITY
                       -------------------------------------------------------------------   ---------------------------
                        BALANCE AT                                             BALANCE AT                    BALANCE AT
                       DECEMBER 31,   CHANGE IN   ADDITIONAL                  DECEMBER 31,                  DECEMBER 31,
                           1994       ESTIMATE     CHARGES     EXPENDITURES       1995       EXPENDITURES       1996
                       ------------   ---------   ----------   ------------   ------------   ------------   ------------
Employee termination
  benefits                $4,736        $(891)      $  606       $(3,686)        $  765         $(231)         $  534
Costs related to
  closing/selling the
  facility                 1,381           --        1,565        (2,220)           726          (256)            470
Other restructuring
  costs                      251          891        2,422        (3,564)            --            --              --
                          ------        -----       ------       -------         ------         -----          ------
Total restructuring
  reserve                 $6,368        $  --       $4,593       $(9,470)        $1,491         $(487)         $1,004
                          ======        =====       ======       =======         ======         =====          ======

                                   1997 ACTIVITY
                       -------------------------------------
                                                  BALANCE AT
                       CHANGE IN                   JULY 31,
                       ESTIMATE    EXPENDITURES      1997
                       ---------   ------------   ----------
Employee termination
  benefits               $119            --         $  653
Costs related to
  closing/selling the
  facility                 --           (97)           373
Other restructuring
  costs                    --            --             --
                         ----          ----         ------
Total restructuring
  reserve                $119          $(97)        $1,026
                         ====          ====         ======

     During 1996, Aqua-Chem adopted a separate restructuring plan ("1996 Plan") focused on improving overall performance and profitability. The 1996 Plan included an early retirement program for 47 salaried individuals and certain organizational changes within its operating units. As a result, restructuring charges of $5,038 were incurred in 1996. A summary of restructuring activity for the 1996 Plan is as follows:

                                                    1996 ACTIVITY                      1997 ACTIVITY
                                        -------------------------------------   ----------------------------
                                                                  BALANCE AT
                                        INITIAL                  DECEMBER 31,                   BALANCE AT
                                        CHARGES   EXPENDITURES       1996       EXPENDITURES   JULY 31, 1997
                                        -------   ------------   ------------   ------------   -------------
Employee termination benefits           $3,045      $(1,915)        $1,130         $(588)          $542
Professional services                    1,993       (1,993)            --            --             --
                                        ------      -------         ------         -----           ----
Total restructuring reserve             $5,038      $(3,908)        $1,130         $(588)          $542
                                        ======      =======         ======         =====           ====

     The balances in the reserves for the 1994 and 1996 Plans are included in accrued expenses at December 31, 1996.

     As a result of the Management Buy-Out, liabilities were established for the balance in the reserves for the 1994 and 1996 Plans which are included in accrued expenses at December 31, 1997.

NOTE 4: DIVESTITURES

     During 1995, Aqua-Chem sold a product line and several sales territories and recognized gains totaling $2,240. These gains, which included the disposal of $572 of intangible assets, are included in other income in the consolidated statements of operations. Notes receivable related to these sales were $325 and $2,573 as of December 31, 1997 and 1996, respectively. Of these notes, $156 and $1,309 are current and are included in prepaid expenses and other current assets at December 31, 1997 and 1996, respectively.

                                AQUA-CHEM, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                 (DOLLARS IN THOUSANDS; EXCEPT PER SHARE DATA)

NOTE 5: CONTRACTS IN PROGRESS

     Components of contracts in progress, the majority of which are accounted for under the percentage of completion method of revenue recognition, are as follows:

                                                   POST-ACQUISITION       PRE-ACQUISITION
                                                       BASIS OF              BASIS OF
                                                      ACCOUNTING            ACCOUNTING
                                                   ----------------       ---------------
                                                     DECEMBER 31,          DECEMBER 31,
                                                         1997                  1996
                                                   ----------------       ---------------
Revenues in Excess of Billings
  Costs and estimated earnings                         $76,996                $65,396
  Billings                                              71,928                 60,113
                                                       -------                -------
                                                       $ 5,068                $ 5,283
                                                       =======                =======
Billings in Excess of Revenues
  Billings                                             $29,139                $33,478
  Costs and estimated earnings                          23,485                 31,698
                                                       -------                -------
                                                       $ 5,654                $ 1,780
                                                       =======                =======

     All receivables on contracts in progress are considered to be collectible within twelve months. At December 31, 1997 and 1996, Aqua-Chem has accrued estimated cumulative losses on contracts of $0 and $7,900, respectively, which are primarily included within billings in excess of revenues and as a write-down to inventory.

NOTE 6: PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consists of the following:

                                                   POST-ACQUISITION       PRE-ACQUISITION
                                                       BASIS OF              BASIS OF
                                                      ACCOUNTING            ACCOUNTING
                                                   ----------------       ---------------
                                                     DECEMBER 31,          DECEMBER 31,
                                                         1997                  1996
                                                   ----------------       ---------------
Land and land improvements                             $ 1,872                $ 1,643
Buildings and building improvements                      9,715                 14,090
Leasehold improvements                                   1,120                    170
Machinery and equipment                                 15,700                 29,263
Furniture and fixtures                                   4,058                  7,159
                                                       -------                -------
                                                        32,465                 52,325
Less accumulated depreciation                             (910)               (30,459)
                                                       -------                -------
                                                       $31,555                $21,866
                                                       =======                =======

NOTE 7: LEASES

     Aqua-Chem leases its corporate offices under a fifteen year operating lease with two five-year renewal options. This building is owned by a partnership in which Aqua-Chem has a limited interest.

                                AQUA-CHEM, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                 (DOLLARS IN THOUSANDS; EXCEPT PER SHARE DATA)

     The future minimum payments under noncancellable operating leases with initial or remaining terms in excess of one year are as follows:

1998                                                          $1,468
1999                                                           1,382
2000                                                           1,026
2001                                                             961
2002                                                             839
Thereafter                                                     2,095
                                                              ------
Total minimum rental commitments                              $7,771
                                                              ======

     Total rent expense for all operating leases was $632 and $891 for the period from August 1, 1997 to December 31, 1997, and for the period from January 1, 1997 to July 31, 1997, respectively. Total rent expense for all operating leases for the years ended December 31, 1996 and 1995 was $1,292 and $1,421, respectively.

NOTE 8: SHORT TERM BORROWINGS

     In 1996 and 1995, and in the period January 1 through July 31, 1997, Aqua-Chem had an unsecured revolving credit agreement for up to $15,000 which was terminated in conjunction with the Management Buy-Out. No amounts were outstanding under this revolving credit agreement at December 31, 1996. Interest under this revolving credit agreement was based on the prime rate, LIBOR or an adjusted certificate of deposit rate plus a defined interest premium factor.

     Aqua-Chem also had available in 1996 and 1995, and in the period January 1 through July 31, 1997 an additional unsecured bank line of credit of $6,500. No amounts were outstanding under this line of credit at December 31, 1996. This agreement also was terminated in conjunction with the Management Buy-Out.

NOTE 9: LONG-TERM DEBT

     Long-term debt consists of the following:

                                                   POST-ACQUISITION       PRE-ACQUISITION
                                                       BASIS OF              BASIS OF
                                                      ACCOUNTING            ACCOUNTING
                                                   ----------------       ---------------
                                                     DECEMBER 31,          DECEMBER 31,
                                                         1997                  1996
                                                   ----------------       ---------------
Secured term loan                                      $39,000                     --
Unsecured term loan                                         --                $16,000
Revolving Credit Agreement                                  --                     --
Subordinated debt                                       21,000                     --
Less: Unamortized portion of original issue
  discount                                                (427)                    --
Industrial revenue bonds                                    --                  4,128
Note payable                                               118                     --
                                                       -------                -------
Total long-term debt                                    59,691                 20,128
Less: Current maturities                                (1,055)                  (440)
                                                       -------                -------
     Long-term debt                                    $58,636                $19,688
                                                       =======                =======

     As part of the Management Buy-Out, Aqua-Chem entered into a revolving credit agreement and a $40,000 secured term loan. The secured term loan is payable in quarterly principal installments commencing on October 1, 1998, through June 30, 2003. The term loan bears interest at the eurocurrency rate (6.425% at December 31, 1997) plus 1.825%, payable in quarterly installments, commencing on October 1, 1997.

                                AQUA-CHEM, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                 (DOLLARS IN THOUSANDS; EXCEPT PER SHARE DATA)

Mandatory prepayments are required if Aqua-Chem has excess cash flow from operations or receives cash from certain asset dispositions, as defined by the agreement. The term loan is secured by the assets of Aqua-Chem. At December 31, 1997, $39,000 was outstanding under the term loan. Among other restrictions, the credit agreements contain covenants relating to financial ratios and other limitations, as defined by the agreement. As of December 31, 1997, Aqua-Chem was in compliance with these covenants.

     The revolving credit agreement allows maximum advances of $20,000, subject to certain restrictions, to be made in the form of revolving credit notes. These notes bear interest at a rate of either eurocurrency plus a factor as defined in the agreement, prime plus a factor as defined in the agreement or the lender's going rate. The revolving credit agreement will terminate on July 31, 2002. As of December 31, 1997, there were no borrowings outstanding under the revolving credit agreement.

     Concurrent with the Management Buy-Out, Aqua-Chem issued seven year, unsecured, subordinated notes payable bearing interest at 10.5%, payable quarterly. A principal payment of $21,000 is due July 30, 2004, or upon the consummation of an initial public offering or a change in ownership control. Certain covenant requirements include the limitation of senior indebtedness as defined in the note. As of December 31, 1997, Aqua-Chem was in compliance with the covenant requirements.

     The unsecured term loan, which bore interest at 6.25% at December 31, 1996, was repaid in a single payment of $16,000 as part of the Management Buy-Out.

     The industrial revenue bonds (IRBs), which bore interest at 5.31% at December 31, 1996, were issued on October 18, 1995 in the amount of $3,000 and on September 21, 1995 in the amount of $1,900, for expansions and improvements at Aqua-Chem's Thomasville, GA and Monroe, WI manufacturing facilities, respectively. The IRBs required combined annual principal payments of $440. The IRBs were fully collateralized by certain buildings and equipment. As of the Management Buy-Out date, the outstanding balances were fully escrowed and subsequently paid on September 4, 1997.

     A summary of the minimum annual principal repayments of long-term debt at December 31, 1997, is as follows:

1998                   $ 1,055
1999                     4,781
2000                     7,282
2001                     8,500
2002                    10,250
Thereafter              27,823
                       -------
                       $59,691
                       =======

                                AQUA-CHEM, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                 (DOLLARS IN THOUSANDS; EXCEPT PER SHARE DATA)

NOTE 10: INCOME TAXES

     The sources of income (loss) before income taxes and minority interest were as follows:

                                                      POST-
                                                   ACQUISITION
                                                     BASIS OF     PRE-ACQUISITION BASIS OF ACCOUNTING
                                                    ACCOUNTING    ------------------------------------
                                                   ------------                   YEARS ENDED DECEMBER
                                                   AUGUST 1 TO                            31,
                                                   DECEMBER 31,   JANUARY 1 TO    --------------------
                                                       1997       JULY 31, 1997    1996         1995
                                                   ------------   -------------   ------       -------
U.S. sources                                          $5,058         $1,661       $3,535       $(6,417)
Foreign sources                                          714            785        1,297           100
                                                      ------         ------       ------       -------
Income (loss) before income taxes and minority
  interest                                            $5,772         $2,446       $4,832       $(6,317)
                                                      ======         ======       ======       =======

     The provision (benefit) for income taxes consisted of the following:

                                           POST-
                                        ACQUISITION
                                          BASIS OF     PRE-ACQUISITION BASIS OF ACCOUNTING
                                         ACCOUNTING    -----------------------------------
                                        ------------                       YEARS ENDED
                                        AUGUST 1 TO                        DECEMBER 31,
                                        DECEMBER 31,    JANUARY 1 TO    ------------------
                                            1997       JULY 31, 1997    1996         1995
                                        ------------   --------------   -----       ------
Current:
  United States                           $ 3,258             --        $109        $(234)
  Foreign                                     215           $271         310          142
  State                                       600            150          88           47
                                          -------           ----        ----        -----
     Total current                          4,073            421         507          (45)
                                          -------           ----        ----        -----
Deferred:
  United States                            (1,507)            --          --          234
  Foreign                                      --             --          --           --
  State                                      (277)            --          --           --
                                          -------           ----        ----        -----
     Total deferred                        (1,784)            --          --          234
                                          -------           ----        ----        -----
Total income tax provision                $ 2,289           $421        $507        $ 189
                                          =======           ====        ====        =====

     Total income tax expense differs from amounts expected by applying the Federal statutory income tax rate to income (loss) before income taxes and minority interest, as set forth in the following table.

                                    POST-ACQUISITION
                                   BASIS OF ACCOUNTING                   PRE-ACQUISITION BASIS OF ACCOUNTING
                                  ---------------------    ---------------------------------------------------------------
                                                                                         YEARS ENDED DECEMBER 31,
                                       AUGUST 1 TO            JANUARY 1 TO       -----------------------------------------
                                    DECEMBER 31, 1997         JULY 31, 1997             1996                  1995
                                  ---------------------    -------------------   -------------------   -------------------
                                     TAX                      TAX                   TAX                   TAX
                                   EXPENSE                  EXPENSE               EXPENSE               EXPENSE
                                  (BENEFIT)    PERCENT     (BENEFIT)   PERCENT   (BENEFIT)   PERCENT   (BENEFIT)   PERCENT
                                  ---------    --------    ---------   -------   ---------   -------   ---------   -------
Tax expense (benefit) at
  Federal statutory rate           $1,962       34.0%        $ 832       34.0%    $ 1,643      34.0%    $(2,148)    (34.0)%
Alternative minimum tax                --          --           --         --          96       2.0          --        --

                                AQUA-CHEM, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                 (DOLLARS IN THOUSANDS; EXCEPT PER SHARE DATA)

                                    POST-ACQUISITION
                                   BASIS OF ACCOUNTING                   PRE-ACQUISITION BASIS OF ACCOUNTING
                                  ---------------------    ---------------------------------------------------------------
                                                                                         YEARS ENDED DECEMBER 31,
                                       AUGUST 1 TO            JANUARY 1 TO       -----------------------------------------
                                    DECEMBER 31, 1997         JULY 31, 1997             1996                  1995
                                  ---------------------    -------------------   -------------------   -------------------
                                     TAX                      TAX                   TAX                   TAX
                                   EXPENSE                  EXPENSE               EXPENSE               EXPENSE
                                  (BENEFIT)    PERCENT     (BENEFIT)   PERCENT   (BENEFIT)   PERCENT   (BENEFIT)   PERCENT
                                  ---------    --------    ---------   -------   ---------   -------   ---------   -------
Impact of foreign subsidiary
  income and tax rates                (27)       (0.5)           4        0.2        (131)     (2.7)        109       1.7
Change in estimate of prior
  year taxes                           --          --           --         --          --        --        (279)     (4.4)
Change in valuation allowance          --          --         (604)     (24.7)     (1,196)    (24.7)      2,323      36.8
State income taxes, net of
  Federal income tax benefit          215         3.7          150        6.1          88       1.8          47       0.7
Management Buy-Out goodwill
  amortization                         78         1.4           --         --          --        --          --        --
Other items                            61         1.1           39        1.6           7       0.1         137       2.2
                                   ------        ----        -----      -----     -------     -----     -------     -----
Total income tax expense           $2,289       39.7%        $ 421       17.2%    $   507      10.5%    $   189       3.0%
                                   ======        ====        =====      =====     =======     =====     =======     =====

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities are presented below:

                                                 POST-ACQUISITION       PRE-ACQUISITION
                                                BASIS OF ACCOUNTING   BASIS OF ACCOUNTING
                                                -------------------   -------------------
                                                   DECEMBER 31,          DECEMBER 31,
                                                       1997                  1996
                                                   ------------          ------------
Deferred tax assets
  Inventory                                           $  289                $   526
  Employee benefits                                    3,029                  1,291
  Litigation settlements                               1,558                     --
  Start-up and warranty expenses                         743                  1,526
  Restructuring charges                                  481                    633
  Net operating loss carryforward                         --                  3,023
  Other                                                  970                    435
                                                      ------                -------
Total deferred tax assets                              7,070                  7,434
Less -- valuation allowance                               --                 (1,224)
                                                      ------                -------
     Total deferred tax assets                         7,070                  6,210
Deferred tax liabilities
  Contract related transactions                         (112)                  (500)
  Property, plant and equipment                         (494)                (1,875)
  Other                                                 (141)                   (81)
                                                      ------                -------
     Total deferred tax liabilities                     (747)                (2,456)
                                                      ------                -------
Net deferred tax asset                                $6,323                $ 3,754
                                                      ======                =======

                                AQUA-CHEM, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                 (DOLLARS IN THOUSANDS; EXCEPT PER SHARE DATA)

     The classification of the net deferred tax asset is as follows:

                                                 POST-ACQUISITION       PRE-ACQUISITION
                                               BASIS OF ACCOUNTING    BASIS OF ACCOUNTING
                                               --------------------   --------------------
                                                   DECEMBER 31,           DECEMBER 31,
                                                       1997                   1996
                                               --------------------   --------------------
Current deferred tax asset                            $4,237                $ 4,884
Long-term deferred tax asset                           2,086                     --
Long-term deferred tax liability                          --                 (1,130)
                                                      ------                -------
     Net deferred tax asset                           $6,323                $ 3,754
                                                      ======                =======

     During 1995, Aqua-Chem incurred a tax net operating loss. Due to a January 1996 modification to the existing tax allocation agreement between Aqua-Chem and the Parent, a carryback of the loss would not have resulted in a refund of cash to Aqua-Chem. Accordingly, Aqua-Chem elected to carry the tax loss forward and a valuation allowance was established.

     During the period January 1, 1997 through July 31, 1997 and the year ended December 31, 1996, Aqua-Chem had sufficient income to realize the value of a portion of the net operating loss. Accordingly, the valuation reserve was reduced in both periods by the amount of the benefit realized.

NOTE 11: STOCKHOLDERS' EQUITY AND PREFERRED STOCK WITH MANDATORY REDEMPTION PROVISIONS

     As of December 31, 1997, Aqua-Chem has 2,006,260 shares of authorized capital stock, itemized by class and series as follows:

     (i) 2,000,000 shares of Common Stock, par value $.01 per share, with 1,000,000 shares issued and outstanding;

     (ii) 6,260 shares of Preferred Stock, par value $.01 per share, divided into the following series:

        (a) 130 shares of Series A Cumulative Preferred Stock, par value $0.01 per share, with 130 shares issued and outstanding.

        (b) 130 shares of Series B Cumulative Preferred Stock, par value $0.01 per share, with 130 shares issued and outstanding.

        (c) 6,000 shares of Series C Cumulative Preferred Stock, par value $.01 per share, with 2,755 shares issued and outstanding.

     Holders of the nonvoting Series A Cumulative Preferred Stock ("Preferred A") are entitled to receive cumulative cash dividends of $2,307.70 per share per year beginning August 1, 1997 payable at redemption. Holders of Preferred A generally have the right to require Aqua-Chem to redeem the Preferred A at the $5,000 Redemption Price plus accrued dividends (i) simultaneous with the occurrence of an "overall ownership shift," "employee ownership shift" or "asset shift" (each as defined by Aqua-Chem's Certificate of Incorporation); (ii) within the 120 day period following an initial public offering of Aqua-Chem's equity securities; (iii) within the 120 day period following a refinancing and retirement of the subordinated notes payable (see Note 9); or (iv) July 31, 2004. Aqua-Chem may call the outstanding shares at any time at the redemption price of $5,000 plus accrued dividends. As the Preferred A carries a below market dividend rate of 6%, Aqua-Chem recorded the Preferred A at a discount. Aqua-Chem is accreting the discount over the term of the Preferred A with the accretion charged to retained earnings. The carrying value, including accretion and dividends, of the Preferred A at December 31, 1997 is $4,594.

                                AQUA-CHEM, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                 (DOLLARS IN THOUSANDS; EXCEPT PER SHARE DATA)

     Holders of the nonvoting Series B Cumulative Preferred Stock ("Preferred B") are entitled to receive cumulative cash dividends of $1,538.47 per share per year beginning August 1, 1997 payable at redemption. The redemption price of the Preferred B shall be the "Normal Redemption Price," which shall generally be based upon Aqua-Chem's Water Technologies division's cumulative earnings before income taxes ("EBIT") for the period 1997 through 2001. The redemption price is modified in the event that prior to December 31, 2001, either (i) the business of Aqua-Chem's Water Technologies division is sold to an unrelated third party; or (ii) there occurs an "overall ownership shift," "employee ownership shift" or "asset shift" (each as defined by Aqua-Chem's Certificate of Incorporation). The maximum redemption price, under any circumstance, shall be $7,500. The Holders of Preferred B generally shall have the right to require Aqua-Chem to redeem the Preferred B at the applicable Redemption Price plus accrued dividends (i) simultaneous with the occurrence of an "overall ownership shift" (as defined by Aqua-Chem's Certificate of Incorporation); (ii) within the 120 day period following an initial public offering of Aqua-Chem's equity securities; (iii) within the 120 day period following a refinancing and retirement of the subordinated notes payable (see Note 9); or (iv) July 31, 2004. The carrying value of the Preferred B is zero at December 31, 1997, as the redemption value is contingent upon future events.

     Holders of Series C Cumulative Preferred Stock ("Preferred C") are entitled to receive quarterly cash dividends payable at redemption at the rate of 10.17% per year on the original issue price per share ($964) beginning on August 1, 1997. The holders of the Preferred C generally shall have the right to require Aqua-Chem to redeem all or any part of the Preferred C at a price equal to $1,000 per share, plus accrued dividends upon (i) an "overall ownership shift," "employee ownership shift," or "asset shift" (each as defined by Aqua-Chem's Certificate of Incorporation); (ii) within the 120-day period following an initial public offering; or (iii) July 31, 2005. Any time after July 31, 2004, Aqua-Chem may call the outstanding shares at the redemption price of $1,000 per share plus accrued dividends. Holders of the Preferred C are entitled to voting rights equivalent to the rights of one share of common stock. As the redemption price of $1,000 per share exceeds the original issue price of $964, Aqua-Chem recorded the Preferred C at a discount. Similar to the Preferred A, Aqua-Chem is accreting the discount over the term of the Preferred C with the accretion charged to retained earnings. The carrying value, including dividends, of the Preferred C at December 31, 1997 is $2,771.

NOTE 12: STOCK OPTIONS

     In connection with the Management Buy-Out, Aqua-Chem adopted the Aqua-Chem, Inc. 1997 Stock Option Plan (the "Plan"), which provides for the granting to key employees, directors, and other individuals of options to purchase an aggregate of 61,919 shares of Aqua-Chem common stock at a purchase price not less than the greater of (i) $3.75, or (ii) fair market value as determined by the Plan. Options vest primarily based upon Aqua-Chem achieving certain operating results or within 7 years from the date of grant. As of December 31, 1997, there were no options granted or outstanding under the Plan.

     Under a separate agreement from the Plan, the option to purchase 600 shares of common stock was granted to a director of Aqua-Chem. These options, which vest one year after the effective date of the grant, allow the holder to purchase common stock of Aqua-Chem at $3.75 per share, which does not differ significantly from fair market value. As of December 31, 1997, no options were exercised.

NOTE 13: COMMON STOCK PURCHASE WARRANTS

     The holders of the subordinated notes payable (see Note 9) also received warrants, whereby they can acquire, at any time through July 31, 2007, in total, 176,471 shares of Aqua-Chem's common stock. The exercise price issuable upon exercise of the warrants is $.01 per share of stock, with adjustments made to prevent dilution in the event of any changes in capitalization of Aqua-Chem.

                                AQUA-CHEM, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                 (DOLLARS IN THOUSANDS; EXCEPT PER SHARE DATA)

     After July 31, 2002, there are put and call features that may require Aqua-Chem to purchase all or any part of warrants or the common stock obtained by the exercise of such warrants at the higher of a price determined in the agreement or the fair market value of the Company's stock. During the period August 1, 1997 to December 31, 1997, no warrants were exercised.

     The warrants were recorded as an increase to other long-term liabilities at their approximate fair value at the date of issuance.

NOTE 14: EMPLOYEE BENEFIT PLANS

     (a) Pension Plans

     Aqua-Chem is required to make payments to certain pension and employee benefit funds, some of which are not controlled or administered by Aqua-Chem and certain foreign subsidiary maintained government-mandated pension plans. Pension expense of these plans for the period August 1 to December 31, 1997 and the period January 1 to July 31, 1997, and for the years ended December 31, 1996 and 1995 was $189, $140, $266 and $233, respectively.

     (b) Retirement and Savings Plans

     Aqua-Chem maintains a defined contribution retirement plan which includes a 401(k) savings plan. Substantially all employees who are not members of collective bargaining groups are eligible to participate. Aqua-Chem's retirement contribution equals 4% of eligible compensation while 401(k) contributions equal 50% of employee contributions to a maximum Aqua-Chem contribution of 3%. Under provisions of the 401(k) savings plan, employees may voluntarily contribute a maximum of 13% of eligible compensation. From the period August 1, 1997 to December 31, 1997, and the period January 1, 1997 to July 31, 1997, Aqua-Chem contributed $675 and $910, respectively, to this plan. Aqua-Chem contributed $1,462 and $1,534 for each of the years ended December 31, 1996 and 1995, respectively.

     (c) Postretirement Health Care Plans

     Aqua-Chem maintains unfunded health care plans covering certain eligible retirees and employees. The estimated costs of postretirement benefits, principally health care, are accrued over the period the benefits are earned. Aqua-Chem's policy is to fund postretirement benefits as incurred.

     The net periodic postretirement benefit cost included the following components:

                                                         POST-
                                                      ACQUISITION
                                                        BASIS OF     PRE-ACQUISITION BASIS OF ACCOUNTING
                                                       ACCOUNTING    -----------------------------------
                                                      ------------                       YEARS ENDED
                                                      AUGUST 1 TO                        DECEMBER 31,
                                                      DECEMBER 31,    JANUARY 1 TO    ------------------
                                                          1997       JULY 31, 1997    1996         1995
                                                      ------------   -------------    ----         ----
  Service cost benefits attributed to service during
     the year                                             $  6            $  9        $ 24        $  19
  Interest cost on accumulated postretirement
     benefit obligation                                    139             203         500          520
  Amortization of transition obligation                     --             248         426          426
  Amortization of unrecognized gain                         --            (140)        (75)        (123)
                                                          ----            ----        ----        -----
Net periodic postretirement benefit cost                  $145            $320        $875        $ 842
                                                          ====            ====        ====        =====

                                AQUA-CHEM, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                 (DOLLARS IN THOUSANDS; EXCEPT PER SHARE DATA)

     As a result of the plans being unfunded, the liability of the plans was as follows:

                                                  POST-ACQUISITION       PRE-ACQUISITION
                                                BASIS OF ACCOUNTING    BASIS OF ACCOUNTING
                                                --------------------   -------------------
                                                    DECEMBER 31,          DECEMBER 31,
                                                        1997                  1996
                                                    ------------          ------------
Accumulated postretirement benefit obligation:
  Retirees                                             $4,261                $ 4,359
  Fully eligible active plan participants                 106                     99
  Other active plan participants                          340                    302
Unrecognized transition obligation                         --                 (6,695)
Unrecognized net gain (loss)                              (49)                 4,217
                                                       ------                -------
Accumulated postretirement benefit obligation
  included in other long-term liabilities              $4,658                $ 2,282
                                                       ======                =======

     The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 7.5% for December 31, 1997 and 1996. The average inflation rates of medical costs over the life of the benefits were assumed to be 9% in 1998, decreasing 1% per year to 5.5% in 2002 and thereafter. An increase of 1% in the assumed medical costs trend rates would result in an increase in the accumulated postretirement benefit obligation of $282 at December 31, 1997 and an increase in 1997 net periodic postretirement benefit cost of $9 and $12 for the period August 1 to December 31, 1997 and the period January 1 to July 31, 1997, respectively.

     As a result of the 1996 restructuring plan and the related early retirement program, Aqua-Chem incurred a curtailment charge of $387, which is included in the restructuring charges in the year ended December 31, 1996 consolidated statement of operations.

                                AQUA-CHEM, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                 (DOLLARS IN THOUSANDS; EXCEPT PER SHARE DATA)

NOTE 15: SEGMENT INFORMATION

     Industry Segments

                                                   POST-
                                                ACQUISITION
                                                  BASIS OF
                                                 ACCOUNTING           PRE-ACQUISITION BASIS OF ACCOUNTING
                                                ------------      -------------------------------------------
                                                AUGUST 1 TO                          YEARS ENDED DECEMBER 31,
                                                DECEMBER 31,      JANUARY 1 TO       ------------------------
                  SEGMENT                           1997          JULY 31, 1997        1996           1995
--------------------------------------------    ------------      -------------      ---------      ---------
Net sales:
  Cleaver-Brooks                                  $ 73,974          $ 80,868         $155,527       $144,711
  Water Technologies                                17,567            18,750           44,025         38,657
                                                  --------          --------         --------       --------
     Total                                        $ 91,541          $ 99,618         $199,552       $183,368
                                                  ========          ========         ========       ========
Operating income (loss):
  Cleaver-Brooks                                  $  7,588          $  4,086         $  8,146       $ (3,988)
  Water Technologies                                 1,428                28              750         (2,656)
  All others                                          (944)             (410)          (2,274)        (1,003)
                                                  --------          --------         --------       --------
     Total                                        $  8,072          $  3,704         $  6,622       $ (7,647)
                                                  ========          ========         ========       ========
Identifiable assets:
  Cleaver-Brooks                                  $ 33,707          $ 48,976         $ 65,577       $ 65,247
  Water Technologies                                13,077            22,734           20,708         19,283
  All others                                        77,877            32,429           14,715         16,851
                                                  --------          --------         --------       --------
     Total                                        $124,661          $104,139         $101,000       $101,381
                                                  ========          ========         ========       ========
Capital expenditures:
  Cleaver-Brooks                                  $    337          $    567         $  2,339       $  4,575
  Water Technologies                                   188             1,240              265            187
  All others                                           672               388              185            105
                                                  --------          --------         --------       --------
     Total                                        $  1,197          $  2,195         $  2,789       $  4,867
                                                  ========          ========         ========       ========
Depreciation:
  Cleaver-Brooks                                  $    686          $  1,160         $  2,083       $  2,097
  Water Technologies                                   198               285              462            495
  All others                                           100               177              320            374
                                                  --------          --------         --------       --------
     Total                                        $    984          $  1,622         $  2,865       $  2,966
                                                  ========          ========         ========       ========

     Aqua-Chem does not have any customers who represent 10% of consolidated sales.

     Geographic Segments

     Aqua-Chem operates primarily in the United States, with manufacturing facilities also located in Canada and Mexico. Canadian and Mexican operations individually represent less than 10% of Aqua-Chem's consolidated net sales and total assets.

     Aqua-Chem's export sales, defined as sales of existing divisions' products made in the U.S. and sold by Aqua-Chem to foreign customers were approximately 19% of net sales for the period August 1, 1997 through December 31, 1997 and 22% for the period January 1, 1997 through July 31, 1997. Aqua-Chem's export sales

                                AQUA-CHEM, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                 (DOLLARS IN THOUSANDS; EXCEPT PER SHARE DATA)

for the years ended December 31, 1996 and 1995 were approximately 24% of net sales. Aqua-Chem's export sales are included in the respective segments' sales presented above.

NOTE 16: COMMITMENTS AND CONTINGENCIES

     Aqua-Chem and its subsidiaries are involved in legal proceedings, claims and litigation arising in the ordinary course of business. These claims arise from a variety of factors, including suits alleging personal injury related to the use and exposure to certain of Aqua-Chem's products (see the "Risk
Factors -- Product Liability Litigation" and "Business of Aqua-Chem -- Legal Proceedings" sections of this Offering Circular for further information). The Company has successfully resolved most closed claims and cases without payment and is vigorously defending open claims, and believes that it has strong defenses to all claims brought to date. Although Aqua-Chem believes the costs and liabilities associated with these matters will not have a material adverse effect on their results of operations or financial condition, there can be no assurances to this effect.

     In the ordinary course of business, Aqua-Chem is contingently liable for performance under letters of credit totaling approximately $3,900 at December 31, 1997 and 1996, respectively. Additionally, at December 31, 1996, Aqua-Chem had letters of credit outstanding of $5,000 which collateralized the IRB's. Management does not expect any material losses to result from these off-balance sheet instruments, and, therefore, is of the opinion that the fair value of these instruments is zero.

NOTE 17: EARNINGS PER SHARE

     In 1997, Aqua-Chem adopted SFAS No. 128, "Earnings per Share" for all periods presented. The new standard simplified the computation of earnings per share (EPS) and provides improved comparability with international standards. SFAS No. 128 replaces primary EPS with "Basic" EPS, which excludes dilution and is computed by dividing net earnings or (loss) by the weighted-average number of common shares outstanding for the period. "Diluted" EPS is computed similarly to primary EPS by reflecting the potential dilution that occurs if securities or other contracts to issue common stock were exercised or converted to common stock or resulted in the issuance of common stock that then shared in the earnings. The following reconciles the numerators and denominators of the basic and diluted earnings per share computations.

                                                                POST-ACQUISITION
                                                                    BASIS OF
                                                                   ACCOUNTING
                                                                ----------------
                                                                  AUGUST 1 TO
                                                                  DECEMBER 31,
                                                                      1997
                                                                ----------------
Basic Earnings Per Share:
  Net Income                                                       $   3,309
  Less: Preferred Stock Dividends                                        260
                                                                   ---------
  Net Income                                                       $   3,049
                                                                   =========
Weighted Average Number of Shares                                  1,000,000
                                                                   =========
Basic Earnings Per Share                                           $    3.05
                                                                   =========

                                AQUA-CHEM, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                 (DOLLARS IN THOUSANDS; EXCEPT PER SHARE DATA)

                                                                POST-ACQUISITION
                                                                    BASIS OF
                                                                   ACCOUNTING
                                                                ----------------
                                                                  AUGUST 1 TO
                                                                  DECEMBER 31,
                                                                      1997
                                                                ----------------
Diluted Earnings Per Share:
  Net Income applicable to common                                  $   3,049
                                                                   =========
Weighted Average Number of Shares-Basic                            1,000,000
Effect of Dilutive Securities:
  Warrants                                                           176,471
                                                                   ---------
Weighted Average Number of Shares-Diluted                          1,176,471
                                                                   =========
Diluted Earnings Per Share                                         $    2.59
                                                                   =========

NOTE 18: SUBSEQUENT EVENTS

     Subsequent to December 31, 1997, Aqua-Chem entered into two separate product performance settlements relating to products sold in 1993. Aqua-Chem paid $2,150 subsequent to year end and agreed to pay an additional $1,050 in 1998 and $900 in 1999. These amounts have been recorded at December 31, 1997 as accrued litigation settlements for amounts paid or payable in 1998 and within other long-term liabilities for amounts due in 1999.

     On May 28, 1998, Aqua-Chem entered into a definitive agreement to purchase substantially all of the assets of National Dynamics Corporation ("NDC"), located principally in Nebraska, for approximately $47,000 in cash plus the assumption of certain liabilities. The transaction is subject to the completion of due diligence.

     Aqua-Chem has reached a tentative decision to close its Greenville, Mississippi facility and has taken steps to initiate discussions concerning this decision with the Union representing its production workers. Under the proposed plan, work currently performed at the Greenville facility will be transferred to other Aqua-Chem facilities and/or outsourced. Aqua-Chem estimates that closing the Greenville facility will cost approximately $5,500, to be expended in 1998 and 1999.

                                AQUA-CHEM, INC.
                     CONSOLIDATED CONDENSED BALANCE SHEETS
                                  (UNAUDITED)
                (DOLLARS IN THOUSANDS; EXCEPT PER SHARE AMOUNTS)

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  1998            1997
                                                              -------------   ------------
ASSETS
Current assets:
  Cash and cash equivalents                                     $  6,114        $ 11,936
  Accounts receivable, less allowances of $2,370 at
     September 30, 1998
     and $638 at December 31, 1997                                47,609          33,332
  Revenues in excess of billings                                   4,691           5,068
  Inventories                                                     27,406          20,814
  Deferred income taxes                                            3,672           4,237
  Prepaid expenses and other current assets                        6,592           1,093
                                                                --------        --------
          Total current assets                                    96,084          76,480
Property, plant and equipment -- net                              37,778          31,555
Intangible assets, less accumulated amortization of $653 at
  September 30, 1998 and $273 at December 31, 1997                38,859          10,174
Deferred income taxes                                              1,640           2,086
Other assets                                                       7,162           4,366
                                                                --------        --------
  TOTAL ASSETS                                                  $181,523        $124,661
                                                                ========        ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current maturities on long-term debt                          $     --        $  1,055
  Accounts payable
     Trade                                                        10,652          10,685
     Other                                                         3,263           5,324
  Billings in excess of revenues                                   5,361           5,654
  Compensation and profit sharing                                  3,214           5,318
  Accrued litigation settlements                                   1,425           3,200
  Accrued expenses                                                25,042          17,624
                                                                --------        --------
          Total current liabilities                               48,957          48,860
Long-term debt                                                   125,000          58,636
Other long-term liabilities                                        5,088           6,006
                                                                --------        --------
  Total other liabilities                                        130,088          64,642
Minority interest                                                    597             589
Preferred stock with mandatory redemption provisions               4,795           7,365
Stockholders' equity:
  Common stock, $.01 par value. Authorized 2,000,000 shares;
     issued and outstanding 1,000,000 shares at September
     30, 1998 and December 31, 1997                                   10              10
  Additional paid-in capital                                          90              90
  Retained earnings                                               (2,778)          3,049
  Accumulated other comprehensive income                            (236)             56
                                                                --------        --------
          Total stockholders' equity (deficit)                    (2,914)          3,205
                                                                --------        --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                      $181,523        $124,661
                                                                ========        ========

The accompanying notes to consolidated financial statements are an integral part of these statements.

                                AQUA-CHEM, INC.
                CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                 (DOLLARS IN THOUSANDS; EXCEPT PER SHARE DATA)

                                                         POST-ACQUISITION                 PRE-ACQUISITION
                                                        BASIS OF ACCOUNTING             BASIS OF ACCOUNTING
                                              ---------------------------------------   -------------------
                                                 NINE MONTHS           TWO MONTHS          SEVEN MONTHS
                                                    ENDED                ENDED                 ENDED
                                              SEPTEMBER 30, 1998   SEPTEMBER 30, 1997      JULY 31, 1997
                                              ------------------   ------------------      -------------
Net sales                                          $142,734             $35,875               $99,618
Cost of goods sold                                  107,820              26,129                73,656
                                                   --------             -------               -------
  Gross margin                                       34,914               9,746                25,962
Costs and expenses:
  Selling, general and administrative                29,178               6,993                23,323
  Restructuring charges                               4,720                  --                    --
                                                   --------             -------               -------
                                                     33,898               6,993                23,323
                                                   --------             -------               -------
Operating income (loss)                               1,016               2,753                 2,639
Other income (expense):
  Interest income                                       321                  63                   450
  Interest expense                                   (6,662)             (1,003)                 (753)
  Other, net                                             65                  34                   110
                                                   --------             -------               -------
                                                     (6,276)               (906)                 (193)
Income (loss) before income taxes, minority
  interest and extraordinary item                    (5,260)              1,847                 2,446
Income tax expense (benefit)                         (1,637)                739                   421
Minority interest in earnings of
  consolidated subsidiary                               232                  66                   171
                                                   --------             -------               -------
Net income (loss) before extraordinary item          (3,855)              1,042                 1,854
Extraordinary item, net of tax benefit of
  $840                                                1,260                  --                    --
                                                   --------             -------               -------
Net income (loss)                                  $ (5,115)            $ 1,042                 1,854
Preferred stock dividends                              (413)                (89)                   --
                                                   --------             -------               -------
Net income (loss) applicable to common             $ (5,528)            $   953               $ 1,854
                                                   ========             =======               =======
Other comprehensive income (loss)
  Foreign currency translation adjustment              (292)                472                  (404)
                                                   --------             -------               -------
  Comprehensive income (loss)                      $ (5,407)            $ 1,514               $ 1,611
PER SHARE DATA:
Basic net income (loss) per share of common
  stock                                            $  (5.53)            $   .95                  N.A.
Diluted net income (loss) per share of
  common stock                                     $  (5.53)            $   .81                  N.A.

The accompanying notes to consolidated financial statements are an integral part of these statements.

                                AQUA-CHEM, INC.
                CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                                 POST-ACQUISITION            PRE-ACQUISITION
                                                                BASIS OF ACCOUNTING        BASIS OF ACCOUNTING
                                                           -----------------------------   -------------------
                                                            NINE MONTHS     TWO MONTHS        SEVEN MONTHS
                                                               ENDED           ENDED              ENDED
                                                           SEPTEMBER 30,   SEPTEMBER 30,        JULY 31,
                                                               1998            1997               1997
                                                           -------------   -------------      ------------
Cash flows from operating activities:
  Net income (loss)                                          $ (5,115)       $  1,044              1,854
  Adjustments to reconcile net income (loss) to net cash
    provided by (used in) operating activities:
    Depreciation and amortization                               3,399             804              1,690
    Deferred tax expense                                        1,239              --                 --
    Minority interest in earnings of consolidated
      subsidiary                                                  232              97                171
    Extraordinary item, net of tax benefit                      1,260              --                 --
    Restructuring charges                                       4,720              --                 --
    Increase (decrease) in cash due to changes in:
      Accounts receivable                                      (1,907)         (6,219)             5,166
      Revenues in excess of billings                              377           2,666             (2,881)
      Inventories                                               3,649           2,106             (1,948)
      Prepaid expenses and other current assets                (1,282)            (66)              (623)
      Accounts payable -- trade                                (3,816)         (2,614)             1,969
      Accounts payable -- other                                (2,662)            228             (1,743)
      Billings in excess of revenues                           (4,711)            157              2,250
      Accrued expenses and other current liabilities           (6,229)          3,900               (999)
      Other, net                                               (1,987)         (1,688)               (49)
                                                             --------        --------            -------
    Total adjustments                                          (7,718)           (629)             3,003
                                                             --------        --------            -------
Net cash provided by (used in) operating activities           (12,833)            415              4,857
Cash flows from investing activities:
  Management Buy-Out of Aqua-Chem, Inc.                            --         (52,102)                --
  Purchase of National Dynamics Corporation                   (47,900)             --                 --
  Proceeds from sales of property, plant and equipment
    and other assets                                               55              --                 73
  Additions to property, plant and equipment                   (1,772)           (641)            (2,195)
  Additions to intangibles                                         --              --               (270)
  Proceeds from notes receivable                                   --              51              1,511
                                                             --------        --------            -------
Net cash used in investing activities                         (49,617)        (52,692)              (881)
Cash flows from financing activities:
  Issuance of Notes                                           125,000              --                 --
  Proceeds from revolving credit agreement                      3,000              --                 --
  Proceeds from debt                                               --          65,573                118
  Principal payments on debt                                  (63,063)        (25,020)              (112)
  Issuance of common stock                                         --             100                 --
  Issuance of warrants                                             --             433                 --
  Redemption of preferred stock and payment of dividends       (3,282)             --                 --
  Issuance of preferred stock                                      --           2,655                 --
  Deferred financing costs                                     (5,027)         (2,030)                --
                                                             --------        --------            -------
  Net cash provided by financing activities                    56,628          41,711                  6
Net increase (decrease) in cash and cash equivalents           (5,822)        (10,566)             3,982
Cash and cash equivalents at beginning of period               11,936          12,609              8,627
                                                             --------        --------            -------
Cash and cash equivalents at end of period                   $  6,114        $  2,043            $12,609
                                                             ========        ========            =======
Cash paid during the period for:
  Interest                                                   $  2,909        $    548            $   658
  Taxes                                                      $  2,039        $     55            $    11
Details of Acquisition of National Dynamics Corporation
  in 1998 and Management Buy-Out in 1997:
  Fair value of assets acquired                              $ 34,659        $116,058
  Goodwill                                                     27,932           9,689
  Liabilities assumed                                         (14,691)        (69,196)
                                                             --------        --------
  Issuance of Series A Cumulative Preferred Stock                              (4,449)
                                                                             --------
  Cash paid for assets                                       $ 47,900        $ 52,102
                                                             ========        ========

The accompanying notes to consolidated financial statements are an integral part of these statements.

                                AQUA-CHEM, INC.
              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

 (1) In the opinion of Management, the accompanying unaudited financial statements of Aqua-Chem, Inc. contain all adjustments which are of a normal recurring nature necessary to present fairly the financial position as of September 30, 1998, and the results of operations and cash flows for the periods indicated. Interim financial results are not necessarily indicative of operating results for an entire year.

 (2) Certain notes and other information have been condensed or omitted from these interim consolidated condensed financial statements. Therefore, these statements should be read in conjunction with the Aqua-Chem, Inc. Consolidated Financial Statements as of December 31, 1997 and 1996.

 (3) On July 31, 1997, Aqua-Chem, Inc. ("OLDCO") entered into a definitive merger agreement with A-C Acquisition Corp. ("A-C Acquisition"), a 100% owned subsidiary of Rush Creek LLC ("Rush Creek"). Rush Creek is a Limited Liability Company owned by certain management of OLDCO and Whitney Equity Partners L.P. Also on July 31, 1997, A-C Acquisition acquired the assets of OLDCO (the "Management Buy-Out") for $125,747, which includes $69,196 of liabilities assumed and $5,000 of Series A Cumulative Preferred Stock issued to the sellers. The amount paid does not include contingent consideration to be paid to the sellers based on cumulative earnings of certain operations of Aqua-Chem subsequent to the Management Buy-Out. The Management Buy-Out was accounted for by Aqua-Chem using the purchase method of accounting.

 (4) The consolidated condensed financial statements for the seven months ended July 31, 1997 were prepared using OLDCO's historical basis of accounting (the "pre-acquisition basis of accounting"). The consolidated condensed financial statements for the two months ended September 30, 1997 and for the nine months ended September 30, 1998 were prepared under a new basis of accounting that reflects the fair values of assets acquired and liabilities assumed, the related financing costs and all debt incurred in connection with the Management Buy-Out (the "post-acquisition basis of accounting"). Accordingly, the accompanying financial statements are not comparable in all material respects since those financial statements report financial position, results of operations, and cash flows of two separate entities.

 (5) Inventories consist of the following:

                                                            SEPTEMBER 30,   DECEMBER 31,
                                                                1998            1997
                                                            -------------   ------------
Raw materials and work-in-process                              $21,934        $16,963
Finished goods                                                   5,472          3,851
                                                               -------        -------
  Total inventories                                            $27,406        $20,814
                                                               =======        =======

 (6) On June 23, 1998 Aqua-Chem issued $125,000 in unsecured senior subordinated notes. The notes carry an interest rate of 11 1/4% and are due July 1, 2008. Interest is payable semi-annually beginning January 1, 1999. Proceeds from the notes were used to repay Aqua-Chem's existing debt, to redeem $3,269 of Aqua-Chem's Series A Preferred Stock, to acquire substantially all of the assets of National Dynamics Corporation ("NDC") (see note (9)), to pay the accrued interest and dividends, fees and expenses associated with the foregoing, and for general corporate purposes. The holders of the Series B Preferred elected not to require that the Series B Preferred be redeemed in connection with the above described senior subordinated notes.

     In conjunction with the issuance of the notes and the acquisition of NDC, Aqua-Chem entered into a revised $45,000 secured revolving credit facility. Borrowings under this facility are made in the form of revolving credit notes. These notes bear interest at a rate of either eurocurrency plus a factor as defined in the agreement, prime, or federal funds rate plus 100 basis points. The revolving credit agreement will terminate June 23, 2003. The facility is secured by substantially all of the assets of the Company. At September 30, 1998 there were no borrowings outstanding. Among other restrictions, the credit agreement contains covenants relating to financial ratios and other limitations, as defined by the agreement. As of September 30, 1998, the Company was in compliance with these covenants.

 (7) On June 25, 1998 the Board of Directors approved a plan of closure for the Greenville, Mississippi facility and the agreement reached with the Union representing the facility's production workers. As a result, the Company recorded a restructuring charge of $4,720 to operations in the six months ended June 30, 1998. Work currently performed at the facility is in the process of being transferred to other Company facilities and/or outsourced. The plan will result in the elimination of 149 positions and closure of the facility within approximately one year from the date of approval. The Greenville facility has fixed assets with a net book value of $3,800, which includes $1,828 of machinery and equipment, $1,846 in lease and leasehold improvements and $126 in furniture and fixtures. The Company intends to transfer some of the fixed assets to other facilities and will sell or dispose of the remaining assets by the closure date. The write down associated with the assets to be sold or disposed of results in a restructuring charge of $2,921. The remaining change includes $100 to write down the value of inventory, $1,460 of employee termination benefits and $239 of other costs related to post closure upkeep and maintenance of the facility.

 (8) On June 23, 1998, Aqua-Chem acquired substantially all the assets of National Dynamics Corporation for $62,591, which includes $14,691 of liabilities assumed. The acquisition was accounted for using the purchase method of accounting. The total purchase cost was allocated first to identified tangible and intangible assets and liabilities based upon their respective fair values, with the remainder of $27,932 being allocated to goodwill, which will be amortized on a straight-line basis over 40 years. The financial statements reflect the preliminary estimates of allocating purchase price and may be revised at a later date. The Company does not expect the final purchase price allocation to be materially different from preliminary estimates.

 (9) The following information presents pro forma condensed consolidated statements of operations assuming OLDCO and National Dynamics Corporation had been acquired by Aqua-Chem as of January 1, 1997. Such information includes adjustments to reflect additional interest expense and depreciation expense, amortization of goodwill and other intangibles, a reduction of other expenses to Management Buy-Out-related payments being made by OLDCO and the net elimination of employment costs of the former owners of National Dynamics Corporation.

                                                         NINE MONTHS           NINE MONTHS
                                                            ENDED                 ENDED
                                                      SEPTEMBER 30, 1998    SEPTEMBER 30, 1997
                                                      ------------------    ------------------
Net sales                                                  $164,199              $182,493
Net income (loss) applicable to common shares                (5,717)                2,129
Earnings (loss) per common share (basic)                   $  (5.72)             $   2.13
Earnings (loss) per common share (diluted)                 $  (5.72)             $   1.81

(10) Effective December 31, 1997, Aqua-Chem adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). This statement establishes standards for reporting and display of comprehensive income which includes foreign currency translation adjustments accounted for under SFAS No. 52. SFAS No. 130 requires that an enterprise classify items of other comprehensive income by their nature in a financial statement for the period in which they are recognized. Aqua-Chem has chosen to disclose comprehensive income in the Consolidated Statements of Operations. Prior years have been restated to conform to the SFAS No. 130 requirements. Accumulated other comprehensive income at September 30, 1998 and December 31, 1997 is comprised of only foreign currency translation adjustments. Prior years have been restated to conform to the SFAS No. 130 requirements.

     Statement of Position ("SOP") No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" was issued by The American Institute of Certified Public Accountants in March of 1998 and is effective for fiscal years beginning after December 15, 1998. Aqua-Chem's accounting for costs of computer software developed or obtained for internal use is consistent with the guidelines established in the SOP and, as a result, Aqua-Chem does not anticipate that the adoption of this statement will have a material impact on Aqua-Chem's financial position or results of operations.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities. The statement establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as an asset or liability measured at its fair value. Statement 133 is effective for fiscal years beginning after June 15, 1999. The Company has not determined the timing of or method of adoption, but does not anticipate that the adoption of this standard will have a material impact on its financial statements.

(11) In connection with the Management Buy-Out, Aqua-Chem adopted the Aqua-Chem 1997 Stock Option Plan (the "1997 Plan"), which provides for the granting to key employees, directors, and other individuals of options to purchase an aggregate of 61,919 shares of Aqua-Chem common stock at a purchase price not less than the greater of (i) $3.75, or (ii) fair market value as determined by the Plan. Options vest primarily based upon Aqua-Chem achieving certain operating results or within 7 years from the date of grant. As of September 30, 1998, 4,000 options have been granted and are outstanding under the 1997 Plan.

     On August 1, 1998, Aqua-Chem adopted the Aqua-Chem, Inc. 1998 Stock Option Plan (the "1998 Plan"), which provides for the granting to key advisers, consultants and employees options to purchase an aggregate of 61,919 shares of Aqua-Chem common stock at a purchase price of not less than $3.75 nor greater than the market price as determined by the Board of Directors. Options vest primarily in accordance with vesting provisions contained in written agreement with the optionee. As of September 30, 1998, 15,740.40 options have been granted and are outstanding under the 1998 Plan.

     Under separate agreements from the 1997 Plan and the 1998 Plan, the option to purchase 1,725 shares of common stock have been granted to two directors of Aqua-Chem. Under the terms of the agreements, the option to purchase 600 shares vests one year from the effective date of the grant, with the remaining 1,125 options vesting at a rate of 225 per year commencing on December 31, 1998 and continuing through December 31, 2002. These options allow the holder to purchase common stock of Aqua-Chem at $3.75 per share, which does not differ significantly from fair market value. As of September 30, 1998, no options were exercised.

                                AQUA-CHEM, INC.

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

                                                                   ADDITIONS
                                                               ------------------
                                                    BALANCE    CHARGED    CHARGED
                                                      AT       TO COSTS     TO                    BALANCE
                                                   BEGINNING     AND       OTHER                  AT END
                                                   OF PERIOD   EXPENSES   ACCOUNT   DEDUCTIONS   OF PERIOD
                                                   ---------   --------   -------   ----------   ---------
Allowance for doubtful accounts receivable:
  January 1 to September 30, 1998................    $638        $190     $1,750(a)    $208       $2,370
                                                     ====        ====     ======       ====       ======
  August 1 to December 31, 1997..................    $684        $ 28     $   --       $ 74       $  638
                                                     ====        ====     ======       ====       ======
  January 1 to July 31, 1997.....................    $659        $136     $   --       $111       $  684
                                                     ====        ====     ======       ====       ======
  Year ended December 31, 1996...................    $596        $205     $   --       $142       $  659
                                                     ====        ====     ======       ====       ======
  Year ended December 31, 1995...................    $746        $ 97     $   --       $247       $  596
                                                     ====        ====     ======       ====       ======

------------------------------------
(a) Reflects the balance acquired as a result of the acquisition of National Dynamics Corporation.

                                AQUA-CHEM, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                               POST-ACQUISITION
                                              BASIS OF ACCOUNTING
                          -----------------------------------------------------------

                             JANUARY 1 TO         AUGUST 1 TO         AUGUST 1 TO
                          SEPTEMBER 30, 1998   DECEMBER 31, 1997   SEPTEMBER 30, 1997
                          ------------------   -----------------   ------------------
Net income (loss).......       $(5,115)             $3,309               $1,042
Add:
  Interest..............         6,274               2,414                  945
  Amortization of
    capitalized debt
    expense.............           388                 145                   58
  Income tax expense
    (benefit)...........        (1,637)              2,289                  739
  Extraordinary item
    (net of tax)........         1,260                  --                   --
                               -------              ------               ------
        Earnings (loss)
          as defined....       $ 1,170              $8,157               $2,784
                               =======              ======               ======
Interest................         6,274               2,414                  945
Amortization of
  capitalized debt
  expense...............           388                 145                   58
                               -------              ------               ------
        Fixed charges as
          defined.......       $ 6,662              $2,559               $1,003
Ratio of earnings to
  fixed charges.........            --(a)              3.2x                 2.8x
                               =======              ======               ======

                                            PRE-ACQUISITION
                                          BASIS OF ACCOUNTING
                          ---------------------------------------------------
                                               YEARS ENDED DECEMBER 31,
                          JANUARY 1 TO    -----------------------------------
                          JULY 31, 1997    1996     1995      1994      1993
                          -------------   ------   -------   -------   ------
Net income (loss).......     $1,854       $4,094   $(6,454)  $(4,678)  $2,752
Add:
  Interest..............        753        1,448     1,663     1,200    1,075
  Amortization of
    capitalized debt
    expense.............         --           --        --        --       --
  Income tax expense
    (benefit)...........        421          507       189    (2,806)   2,191
  Extraordinary item
    (net of tax)........         --           --        --        --       --
                             ------       ------   -------   -------   ------
        Earnings (loss)
          as defined....     $3,028       $6,049   $(4,602)  $(6,284)  $6,018
                             ======       ======   =======   =======   ======
Interest................        753        1,448     1,663     1,200    1,075
Amortization of
  capitalized debt
  expense...............         --           --        --        --       --
                             ------       ------   -------   -------   ------
        Fixed charges as
          defined.......     $  753       $1,448   $ 1,663   $ 1,200   $1,075
Ratio of earnings to
  fixed charges.........        4.0x         4.2x       --(b)      --(c)    5.6x
                             ======       ======   =======   =======   ======

---------------
(a) Earnings were inadequate to cover fixed charges by $5,492 for the nine months ended September 30, 1998.

(b) Earnings were inadequate to cover fixed charges by $6,265 for the year ended December 31, 1995.

(c) Earnings were inadequate to cover fixed charges by $7,484 for the year ended December 31, 1994.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
National Dynamics Corporation:

     We have audited the accompanying balance sheets of National Dynamics Corporation as of October 31, 1997 and 1996 and the related statements of earnings and retained earnings and cash flows for each of the years in the three-year period ended October 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of National Dynamics Corporation as of October 31, 1997 and 1996 and the results of its operations and its cash flows for each of the years in the three-year period ended October 31, 1997, in conformity with generally accepted accounting principles.

                                            KPMG PEAT MARWICK LLP

Omaha, Nebraska
December 23, 1997

                         NATIONAL DYNAMICS CORPORATION
                                 BALANCE SHEETS
                           OCTOBER 31, 1997 AND 1996

                                                                   1997           1996
                                                                -----------    ----------
ASSETS
------------------------------------------------------------
Current assets:
  Cash                                                          $    66,883       222,415
  Trade accounts receivable (including retainage of
     $1,822,957 and $1,003,154 in 1997 and 1996,
     respectively, net of allowance for doubtful accounts of
     $750,000 and $1,534,000 in 1997 and 1996, respectively)     13,398,380    11,279,456
  Inventories                                                     2,589,595     1,807,447
  Costs in excess of billings on uncompleted contracts            2,711,606     2,661,098
  Prepaid expenses                                                  134,807       181,937
                                                                -----------    ----------
Total current assets                                             18,901,271    16,152,353
                                                                -----------    ----------
Property, plant and equipment, at cost                           11,251,137     9,835,805
Less accumulated depreciation                                     4,871,991     4,377,549
                                                                -----------    ----------
Net property, plant and equipment                                 6,379,146     5,458,256
                                                                -----------    ----------
Other assets                                                        710,920       533,505
                                                                -----------    ----------
                                                                $25,991,337    22,144,114
                                                                ===========    ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------------------------------
Current liabilities:
  Note payable to bank                                          $ 1,422,000     1,472,000
  Accounts payable                                                4,247,628     4,017,391
  Accrued expenses                                                3,545,127     3,744,727
  Billings in excess of cost on uncompleted contracts             2,139,508     1,671,087
  Stockholders' dividends payable                                   500,000       500,000
                                                                -----------    ----------
Total current liabilities                                        11,854,263    11,405,205
Deferred compensation                                               140,000       130,000
                                                                -----------    ----------
Total liabilities                                                11,994,263    11,535,205
                                                                -----------    ----------
Stockholders' equity:
  Common stock of $1 par value per share.
  Authorized 20,000 shares; issued and outstanding 8,000
     shares                                                           8,000         8,000
  Additional paid-in capital                                         81,186        81,186
  Retained earnings                                              13,907,888    10,519,723
                                                                -----------    ----------
Total stockholders' equity                                       13,997,074    10,608,909
                                                                -----------    ----------
Commitments and contingencies
                                                                $25,991,337    22,144,114
                                                                ===========    ==========

                See accompanying notes to financial statements.

                         NATIONAL DYNAMICS CORPORATION
                  STATEMENTS OF EARNINGS AND RETAINED EARNINGS
                  YEARS ENDED OCTOBER 31, 1997, 1996 AND 1995

                                                             1997          1996         1995
                                                          -----------   ----------   ----------
Net sales                                                 $58,105,823   54,844,788   48,457,316
Cost of sales                                              45,065,922   43,645,588   39,740,679
                                                          -----------   ----------   ----------
Gross profit                                               13,039,901   11,199,200    8,716,637
Selling, general and administrative expenses                5,814,695    5,515,591    6,600,609
                                                          -----------   ----------   ----------
Operating income                                            7,225,206    5,683,609    2,116,028
Other income                                                  298,186      153,884      170,924
Other deductions, including interest expense of
  $182,770, $42,765 and $135,442 in 1997, 1996 and 1995,
  respectively                                               (185,227)    (133,494)    (254,029)
                                                          -----------   ----------   ----------
Net earnings                                                7,338,165    5,703,999    2,032,923
Retained earnings at beginning of year                     10,519,723    8,160,885    8,020,962
Dividends declared ($493.75, $418.15 and $236.63 per
  share in 1997, 1996 and 1995, respectively)              (3,950,000)  (3,345,161)  (1,893,000)
                                                          -----------   ----------   ----------
Retained earnings at end of year                          $13,907,888   10,519,723    8,160,885
                                                          ===========   ==========   ==========

                See accompanying notes to financial statements.

                         NATIONAL DYNAMICS CORPORATION
                            STATEMENTS OF CASH FLOWS
                  YEARS ENDED OCTOBER 31, 1997, 1996 AND 1995

                                                           1997          1996          1995
                                                        -----------   -----------   -----------
Cash flows from operating activities:
  Net earnings                                          $ 7,338,165     5,703,999     2,032,923
  Adjustments to reconcile net earnings to net cash
     provided by operating activities:
       Depreciation                                         496,938       462,719       449,909
       Loss on sale and disposal of assets                      843         2,581            --
       Change in assets and liabilities:
          Accounts receivable                            (2,118,924)    1,005,589    (4,077,443)
          Inventories                                      (782,148)     (210,511)     (146,864)
          Costs in excess of billings on uncompleted
            contracts                                       (50,508)      (37,063)      127,112
          Prepaid expenses                                   47,130       (84,946)      (31,297)
          Other assets                                     (177,415)       (8,341)     (117,749)
          Accounts payable                                  230,237      (125,914)    1,209,740
          Accrued expenses                                 (199,600)   (1,011,590)    1,371,415
          Billings in excess of costs on uncompleted
            contracts                                       468,421      (279,186)     (773,711)
          Deferred compensation                              10,000        10,000        10,000
                                                        -----------   -----------   -----------
Net cash provided by operating activities                 5,263,139     5,427,337        54,035
                                                        -----------   -----------   -----------
Cash flows from investing activities:
  Capital expenditures                                   (1,419,271)     (570,767)   (1,758,158)
  Proceeds from sale of property, plant and equipment           600            --            --
  Net payments on note receivable                                --            --       582,611
                                                        -----------   -----------   -----------
Net cash used by investing activities                    (1,418,671)     (570,767)   (1,175,547)
                                                        -----------   -----------   -----------
Cash flows from financing activities:
  Dividends paid                                         (3,950,000)   (2,845,161)   (1,893,000)
  Net (payments) advances on note payable to bank           (50,000)     (662,000)    2,028,000
  Proceeds on issuance of long-term debt                         --       200,000     1,300,000
Principal payments on long-term debt                             --    (1,432,136)     (351,500)
                                                        -----------   -----------   -----------
Net cash provided by (used in) financing activities      (4,000,000)   (4,739,297)    1,083,500
                                                        -----------   -----------   -----------
Net increase (decrease) in cash                            (155,532)      117,273       (38,012)
Cash at beginning of year                                   222,415       105,142       143,154
                                                        -----------   -----------   -----------
Cash at end of year                                     $    66,883       222,415       105,142
                                                        ===========   ===========   ===========
Supplemental cash flow information:
  Cash paid for interest                                $     7,129       102,881       210,562
                                                        ===========   ===========   ===========

                See accompanying notes to financial statements.

                         NATIONAL DYNAMICS CORPORATION
                         NOTES TO FINANCIAL STATEMENTS
                        OCTOBER 31, 1997, 1996 AND 1995

(1) ORGANIZATION

     National Dynamics Corporation (the Company) has the following operating divisions: Lincoln Manufacturing Company (LMC), Nebraska Boiler Company (Boiler), Energy Recovery International (ERI) and Gonzales Manufacturing Company
(GMC).

     Boiler, the largest of the operating divisions, contracts to manufacture, markets and sells large industrial-use boilers. The boilers are used for purposes of heat and energy generation in large buildings and at construction sites. ERI's operations consist of the manufacture and installation of systems used to operate the boilers at the most efficient rate. LMC is involved in the manufacture of roadside structure equipment and specialty products. GMC's operations consist mainly of steel fabrication work for use in the manufacture of boilers. All significant transactions between divisions have been eliminated in the financial statements.

     The Company's customers are located in the United States and foreign countries. Sales to foreign customers are transacted in US dollars. Foreign customers represent 6.8%, 16.2% and 3.5% of net sales for 1997, 1996 and 1995, respectively. Foreign sales in 1996 included a $6,500,000 sale to a customer in Thailand.

     The Company is an S Corporation and, as such, the income tax liabilities of an S Corporation are the responsibility of the shareholders, therefore, no provisions for federal and state income tax expense at the corporate level is necessary.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     INVENTORIES

     Inventories, primarily raw materials, are stated as cost under the last-in, first-out (LIFO) method, which is less than net realizable value.

     PROPERTY, PLANT AND EQUIPMENT AND DEPRECIATION

     Property, plant and equipment is carried at cost less accumulated depreciation. Expenditures for maintenance, repairs and renewals of relatively minor items are generally charged to expense as incurred. Major renewals and improvements are capitalized. Depreciation is computed on the straight-line method over the following estimated useful lives:

Land improvements...........................................         10 years
Buildings...................................................         40 years
Cranes and building improvements............................    10 - 40 years
Machinery and equipment.....................................     5 - 10 years
Transportation equipment....................................          5 years

     Upon retirement or other disposition of property, plant and equipment, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is reflected in income for the period.

     REVENUE RECOGNITION

     Revenue is recognized on boiler sales utilizing the completed contract method of accounting. Revenue is recognized in accordance with the contract terms when title passes. Occasionally, the Company records revenue prior to shipment ("bill and hold sales"). Bill and hold sales are typical within the industry as the customer often requests a delay in shipment to accommodate the customer's business purpose. Essentially, the Company provides a storage function for the customer that is insured in the event of a loss.

     The Company records bill and hold sales in accordance with AAER 108 which requires the following: the product is complete and ready for shipment, the risk of ownership has passed to the customer, the customer

                         NATIONAL DYNAMICS CORPORATION
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

requests that the transaction be on a bill and hold basis and has made a fixed commitment in writing to purchase the product at a determined price, there is a fixed delivery schedule based on the customer's business purpose, the Company has no further performance obligations, and the product is segregated from the Company's other inventory and is not used to fill any other customer orders. The Company's historical experience supports that the earnings process is complete provided that the above criteria are met. Bill and hold sales are subject to payment terms consistent with the Company's normal credit policies.

     Shipping, inspection and other costs required to install the boilers are provided for in the appropriate accounts at the time revenue are recognized. Any losses on contracts are recognized in the period in which they become estimable and accruable.

     For nonboiler, noncontract sales, revenues and cost of sales are recognized at the time of shipment.

     WARRANTY

     The Company offers its customers a limited warranty for approximately eighteen months after installation of the boilers or other manufactured items. The estimated costs of warranty are accrued and expensed at the time revenue is recognized. Expense for the years ended October 31, 1997, 1996 and 1995 was $300,000, $198,000 and $407,000, respectively.

     ADVERTISING AND RESEARCH AND DEVELOPMENT

     All advertising and promotion as well as research and development costs are expensed as incurred and are not material to the Company's operations.

     OTHER ASSETS

     Other assets are primarily comprised of cash surrender value of life insurance policies and tax deposits required of S Corporations.

     LONG-LIVED ASSETS

     Long-lived to be held and used are reviewed for impairment whenever events or change in circumstance dictate that the related carrying amount may not be recoverable. Recoverability of assets to be held and used is measured by comparison of the carrying amount of an asset to future cash flows expected to be generated by the asset. There have been no write-downs for impairment in the financial statements.

     SELF-INSURANCE

     The Company is self-insured for payment of health claims for its employees. The Company has established a voluntary benefit trust account (VEBA) and funds the VEBA from time to time, as necessary, from operations. The Company has stop-loss insurance coverage for individual claims in excess of $50,000 per person.

     USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                         NATIONAL DYNAMICS CORPORATION
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(3) INVENTORIES

     Shown below is selected financial information reported under the LIFO method of inventory valuation for the Company. These amounts are compared to results had the FIFO method, which approximates replacement cost, been used for all divisions.

                                           1997                        1996                        1995
                                 -------------------------   -------------------------   -------------------------
                                 AS REPORTED   IF REPORTED   AS REPORTED   IF REPORTED   AS REPORTED   IF REPORTED
                                 UNDER LIFO    UNDER FIFO    UNDER LIFO    UNDER FIFO    UNDER LIFO    UNDER FIFO
                                 -----------   -----------   -----------   -----------   -----------   -----------
Inventories, including costs
  incurred on uncompleted
  contracts...................   $ 8,325,041   $ 8,874,171   $ 6,461,728   $ 6,981,538   $ 6,409,676   $ 6,951,477
Cost of sales.................   $45,065,922   $44,986,602   $43,645,588   $43,667,579   $39,740,679   $39,681,192
Net earnings..................   $ 7,338,165   $ 7,417,485   $ 5,703,999   $ 5,682,008   $ 2,032,923   $ 2,092,410

(4) COSTS AND BILLINGS ON UNCOMPLETED CONTRACTS

                                                                   1997          1996
                                                                ----------    ----------
Costs incurred on uncompleted contracts.....................    $5,735,446    $4,654,281
Billings on uncompleted contracts...........................     5,163,348     3,664,270
                                                                ----------    ----------
                                                                $  572,098    $  990,011
                                                                ==========    ==========

     Included in the accompanying balance sheets under the following captions:

                                                                   1997          1996
                                                                ----------    ----------
Costs in excess of billings on uncompleted contracts........    $2,711,606    $2,661,098
Billings in excess of costs on uncompleted contracts........     2,139,508     1,671,087
                                                                ----------    ----------
                                                                $  572,098    $  990,011
                                                                ==========    ==========

(5) PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment at October 31, 1997 and 1996, at cost, are shown below:

                                                          1997          1996
                                                       -----------   ----------
Land.................................................  $   306,211   $  306,211
Land improvements....................................      398,012      327,781
Building.............................................    5,316,118    4,387,037
Cranes and building fixtures.........................    1,194,695    1,136,888
Machinery and equipment..............................    3,694,322    3,380,120
Transportation equipment.............................      341,779      297,768
                                                       -----------   ----------
                                                       $11,251,137   $9,835,805
                                                       ===========   ==========

(6) NOTE PAYABLE TO BANK

     The Company has a revolving loan agreement with a bank with a $6,000,000 maximum credit line available which expires April 1, 1999. The note accrues interest at the rate of one percentage point under the prime rate (7.5% at October 31, 1997). There was $1,422,000 and $1,472,000 outstanding under this agreement at October 31, 1997 and 1996, respectively.

     Substantially all assets are pledged as collateral on the revolving loan agreement. The revolving loan agreement contains certain limitations on additional borrowing and fixed asset additions, as well as minimum

                         NATIONAL DYNAMICS CORPORATION
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

net worth, working capital, current ratio, cash flow and debt to tangible net worth levels. The Company was in compliance with all the loan covenants at October 31, 1997 and 1996.

(7) BENEFIT PLANS

     The Company has a defined benefit pension plan covering substantially all union employees. The benefits are based on years of service and the employee's compensation during the last five years of employment. The Company's funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date, but also for those expected to be earned in the future.

     Net pension cost for 1997, 1996 and 1995 included the following components:

                                                    1997         1996         1995
                                                  --------      -------      -------
Service cost-benefits earned during the
  period........................................  $ 67,762       72,786      127,406
Interest cost on projected benefit obligation...    60,266       56,709       73,870
Actual return on plan assets....................   (70,143)     (30,046)     (97,392)
Net amortization and deferral...................    11,856      (19,181)       9,016
                                                  --------      -------      -------
Net periodic pension cost.......................  $ 69,741       80,268      112,900
                                                  ========      =======      =======

     The funded status of the pension plan as of August 1, 1997, 1996 and 1995, the most recent actuarial valuation dates, is shown below:

                                                              1997            1996           1995
                                                           -----------      --------      ----------
Actuarial present value of benefit obligations:
  Vested -- current employees............................  $   716,313       510,090         820,983
  Nonvested..............................................       18,355         3,932          94,590
                                                           -----------      --------      ----------
          Accumulated benefit obligation.................      734,668       514,022         915,573
                                                           -----------      --------      ----------
Projected benefit obligation for service rendered to
  date...................................................  $(1,266,479)     (841,301)     (1,502,344)
Fair market value of plan assets.........................      875,521       681,002       1,100,627
                                                           -----------      --------      ----------
Projected benefit obligation in excess of plan assets....     (390,958)     (160,299)       (401,717)
Unrecognized net gain (loss) from past experience
  different from that assumed and effects of changes in
  assumptions............................................      143,303      (146,829)         16,763
Prior service costs......................................       99,675       105,344         156,192
Unrecognized net asset at August 1, 1997, 1996 and 1995
  being recognized ratably over approximately 13 years...      (33,509)      (38,049)        (41,086)
                                                           -----------      --------      ----------
Accrued pension cost included in accrued expenses........  $  (181,489)     (239,833)       (269,848)
                                                           -----------      --------      ----------

     The assumptions used as of August 1, 1997, 1996 and 1995 in determining the funded status information and pension expense were:

                                                         1997       1996       1995
                                                         ----       ----       ----
Discount rate..........................................  6.50%      7.25       6.50
Expected long-term inflation rate......................  4.86       4.86       4.00
Expected long-term rate of return on assets............  7.50       7.50       7.50

     Effective January 1, 1996, the Company adopted the National Dynamics Corporation 401(k) Plan (the Plan). This qualified Plan is a defined contribution plan covering all nonunion employees of the Company who have one year of service and have attained the age of twenty-one. Participants may contribute up to 15% of their pay in pretax dollars. Participants' contributions are 100% vested at all times. The Company made a

                         NATIONAL DYNAMICS CORPORATION
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

matching contribution of 50% of each participant's contributions, up to 5% of pay for 1997 and 1996. This discretionary matching contribution by the Company may vary from year to year. Additional amounts may be contributed at the option of the Company's Board of Directors. Vesting in Company contributions is 100% after five years in the Plan. Plan expenses were $112,727 and $102,709 for the years ended October 31, 1997 and 1996, respectively.

(8) ACCRUED EXPENSES

     Accrued expenses at October 31, 1997 and 1996 are shown below:

                                                            1997        1996
                                                         ----------   ---------
Accrued wages and bonuses and commissions..............  $  938,989   1,217,315
Accrued compensated absences...........................     360,000     241,000
Accrued warranty and costs to install..................   1,735,728   1,810,793
Accrued pension benefits...............................     181,489     239,833
Other..................................................     328,921     235,786
                                                         ----------   ---------
                                                         $3,545,127   3,744,727
                                                         ==========   =========

(9) DEFERRED COMPENSATION

     The Company has entered into nonqualified deferred compensation agreements with four key employees. Each employee, upon meeting certain requirements, would receive annual payments ranging from $10,000 to $30,000 for ten years subsequent to retirement.

     Benefits will be funded with life insurance contracts purchased by the Company. The cost of these benefits is being charged to expense and accrued using a present value method over the expected term of employment. Expense for the years ended 1997, 1996 and 1995 was $10,000 annually.

(10) FAIR VALUE OF FINANCIAL INSTRUMENTS

     Cash, trade accounts receivable, note payable to bank, accounts payable and accrued expenses -- The carrying amount approximates the fair market value due to the short maturity, less than one year, of these instruments.

(11) LETTERS OF CREDIT

     The Company is a party to six letters of credit totaling $3,651,549 at October 31, 1997. These letters of credit are issued on behalf of the Company by banks for certain customers as the beneficiaries. The letters of credit are for specific jobs that are in process and expire on various dates through February 11, 1999. Management does not expect any material losses to result from these off-balance sheet instruments because performance is not expected to be required.

(12) LITIGATION

     In the normal course of business, the Company is involved in various claims and suits, the majority of which are covered by insurance. Management does not believe any of these claims or suits will result in settlements which would materially affect the financial statements of the Company.

     During 1997, a dissident minority shareholder filed suit seeking a variety of actions. Subsequent to year-end, a conditional settlement was reached with no cost other than insignificant legal fees to the Company.

(13) LEASE

     The Company leases a vehicle under a noncancelable operating lease that expires in August 1998. The monthly lease expense is $1,330 and the future minimum lease payments as of October 31, 1997 are $13,300.

                         NATIONAL DYNAMICS CORPORATION
                            CONDENSED BALANCE SHEETS
                      MARCH 31, 1998 AND OCTOBER 31, 1997

                                                               MARCH 31,    OCTOBER 31,
                                                                 1998          1997
                                                              -----------   -----------
                                                              (unaudited)
                           ASSETS
Current assets:
  Cash and cash equivalents of $3,292,000 and $-0- in 1998
     and 1997, respectively                                   $ 3,544,149       66,883
  Trade accounts receivable (including retainage of
     $1,270,445 and $1,822,957 in 1998 and 1997,
     respectively, net of allowance for doubtful accounts of
     $750,000 in 1998 and 1997)                                11,837,261   13,398,380
Inventories                                                     1,552,911    2,589,595
  Costs in excess of billings on uncompleted contracts                 --    2,711,606
  Prepaid expenses                                                     --      134,807
                                                              -----------   ----------
Total current assets                                           16,934,321   18,901,271
                                                              -----------   ----------
Property, plant and equipment, at cost                         11,473,539   11,251,137
Less accumulated depreciation                                   5,071,615    4,871,991
                                                              -----------   ----------
Net property, plant and equipment                               6,401,924    6,379,146
                                                              -----------   ----------
Other assets                                                      739,565      710,920
                                                              -----------   ----------
                                                              $24,075,810   25,991,337
                                                              ===========   ==========
            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Note payable to bank                                        $        --    1,422,000
  Accounts payable                                              3,348,533    4,247,628
  Accrued expenses                                              3,040,248    3,545,127
  Billings in excess of cost on uncompleted contracts           1,488,031    2,139,508
  Stockholders' dividends payable                                      --      500,000
                                                              -----------   ----------
Total current liabilities                                       7,876,812   11,854,263
Deferred compensation                                             144,200      140,000
                                                              -----------   ----------
Total liabilities                                               8,021,012   11,994,263
                                                              -----------   ----------
Stockholders' equity:
  Common stock of $1 par value per share. Authorized 20,000
     shares; issued and outstanding 8,000 shares                    8,000        8,000
  Additional paid-in capital                                       81,186       81,186
  Retained earnings                                            15,965,612   13,907,888
                                                              -----------   ----------
Total stockholders' equity                                     16,054,798   13,997,074
                                                              -----------   ----------
Commitments and contingencies
                                                              $24,075,810   25,991,337
                                                              ===========   ==========

                 See accompanying note to financial statements.

                         NATIONAL DYNAMICS CORPORATION
                        CONDENSED STATEMENTS OF EARNINGS
             FIVE-MONTHS ENDED MARCH 31, 1998 AND 1997 (UNAUDITED)

                                                                 1998          1997
                                                                 ----          ----
Net sales                                                     $24,970,357   21,719,660
Cost of sales                                                  19,576,782   17,117,005
                                                              -----------   ----------
Gross profit                                                    5,393,575    4,602,655
Selling, general and administrative expenses                    2,471,501    1,887,790
                                                              -----------   ----------
Operating income                                                2,922,074    2,714,865
Other income                                                      397,661      312,024
Other deductions, including interest expense of $60,772 and
  $75,933 in 1998 and 1997, respectively                          (62,011)     (76,214)
                                                              -----------   ----------
Net earnings                                                  $ 3,257,724    2,950,675
                                                              ===========   ==========

                 See accompanying note to financial statements.

                         NATIONAL DYNAMICS CORPORATION
                       CONDENSED STATEMENTS OF CASH FLOWS
             FIVE-MONTHS ENDED MARCH 31, 1998 AND 1997 (UNAUDITED)

                                                                 1998          1997
                                                                 ----          ----
Cash Flows from operating activities:
  Net earnings                                                $ 3,257,724    2,950,675
  Adjustments to reconcile net earnings to net cash provided by operating activities:
     Depreciation                                                 199,625      192,999
     Change in assets and liabilities:
       Accounts receivable                                      1,561,119   (2,994,452)
       Inventories                                              1,036,684      730,968
       Costs in excess of billings on uncompleted contracts     2,711,606    2,661,098
       Prepaid expenses                                           134,807     (168,897)
       Other assets                                               (28,645)     (26,175)
       Accounts payable                                          (899,095)    (444,702)
       Accrued expenses                                          (504,879)    (834,268)
       Billings in excess of costs on uncompleted contracts      (651,477)   1,087,689
       Deferred compensation                                        4,200        4,200
                                                              -----------   ----------
Net cash provided by operating activities                       6,821,669    3,159,135
                                                              -----------   ----------
Cash flows from investing activities:
  Capital expenditures                                           (222,403)    (262,493)
                                                              -----------   ----------
Cash flows from financing activities:
  Dividends paid                                               (1,700,000)  (1,100,000)
  Net payments on note payable to bank                         (1,422,000)  (1,472,000)
                                                              -----------   ----------
Net cash used in financing activities                          (3,122,000)  (2,572,000)
                                                              -----------   ----------
Net increase in cash and cash equivalents                       3,477,266      324,642
Cash and cash equivalents at beginning of year                     66,883      222,415
                                                              -----------   ----------
Cash and cash equivalents at end of year                      $ 3,544,149      547,057
                                                              ===========   ==========
Supplemental cash flow information:
  Cash paid for interest                                      $    60,772       75,993
                                                              ===========   ==========

                 See accompanying note to financial statements.

                         NATIONAL DYNAMICS CORPORATION
               NOTE TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)
                                 MARCH 31, 1998

BASIS OF PRESENTATION

     The accompanying unaudited condensed financial statements of National Dynamics Corporation (the Company), include all adjustments necessary for a fair statement of earnings for each period shown, in the opinion of management. All such adjustments made are of a normal recurring nature. The balance sheet at October 31, 1997 is derived from the audited balance sheet as of that date. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. Management believes that the disclosures made are adequate and that the information is fairly presented; costs and billings on uncompleted contracts are presented net in the interim financial statement. The results for the interim periods are not necessarily indicative of the results for the full year. These financial statements should be read in conjunction with the audited financial statements and notes thereto for the years ended October 31, 1997, 1996 and 1995.

             ------------------------------------------------------

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY INITIAL PURCHASER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE. UNTIL APRIL 6, 1999 ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               ------------------

                               TABLE OF CONTENTS

                                         PAGE
                                       ---------
Summary..............................       1
Risk Factors.........................      16
The Exchange Offer...................      24
Capitalization.......................      34
Unaudited Pro Forma Financial Data...      35
Selected Financial Data of
  Aqua-Chem..........................      41
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations of Aqua-Chem.........      43
Selected Financial Data of NDC.......      51
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations of NDC...............      52
Business of the Company..............      54
Management...........................      65
Capital Stock and Principal
  Stockholders.......................      72
Certain Relationships and Related
  Transactions.......................      77
The Acquisition......................      79
Description of Certain
  Indebtedness.......................      80
Description of the Notes.............      81
Material United States Federal Income
  Tax Considerations.................     108
Plan of Distribution.................     110
Legal Matters........................     111
Independent Auditors.................     111
Available Information................     111
Index to Financial Statements........     F-1

             ------------------------------------------------------
             ------------------------------------------------------

                                [AQUA-CHEM LOGO]
                                  $125,000,000
                                 11 1/4% Senior
                               Subordinated Notes
                                    Due 2008

                                   PROSPECTUS

             ------------------------------------------------------

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law, as amended, provides in regards to indemnification of directors and officers as follows:

         145. Indemnification of Officers, Directors, Employees and Agents; Insurance.

                (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

                (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

                (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections
         (a) and (b)of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

                (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination,
         (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

                (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors or officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

                (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

                (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnity him against such liability under this section.

                (h) For purposes of this Section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

                (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

                (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

                (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys fees).

                Section 102(b)(7) of the Delaware General Corporation Law, as amended, provides in regard to the limitation of liability of directors and officers as follows --

                (b) In addition to the matters required to be set forth in the certificate of incorporation by subsection (a) of this section, the certificate of incorporation may also contain any or all of the following matters:

                                             * * * *

                (7) A provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of this title; or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective. All references to this paragraph to a director shall also be deemed to refer (x) to a member of the governing body of a corporation which is not authorized to issue capital stock, and (y) to such other person or persons, if any, who, pursuant to a provision of the certificate of incorporation in accordance with ss.141(a) of this title, exercise or perform any of the powers or duties otherwise conferred or imposed upon the board of directors by this title.

         Article 7 of the Registrant's Certificate of Incorporation, as amended, provides in regard to the limitation of liability of directors and officers as follows:

                No director shall be liable to the Company or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except with respect to (1) a breach of director's duty of loyalty to the Company or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (3) liability under Section 174 of the Delaware General Corporation Law or (4) a transaction from which the director derived an improper personal benefit, it being the intention of the foregoing provision to eliminate the liability of the Company's directors to the Company or its stockholders to the fullest extent permitted by Section 102(b)(7) of the Delaware General Corporation Law, as amended from time to time. The Company shall indemnify to the fullest extent permitted by Sections 102(b)(7) and 145 of the Delaware General Corporation Law, as amended from time to time, each person that such Sections grant the Company the power to indemnify.

         Article 8 of Registrant's By-Laws provide, in summary, that the corporation will indemnify present or former directors, officers employees or agents (including those acting at the request of the Corporation in such role for another entity) against amounts owed in connection with any proceeding regarding action taken while serving in such role. The indemnification is to the fullest extent as permitted by applicable law. With regard to directors and officers, repeal or modification of that section of the by-laws or other applicable laws will not change the obligations of the corporation in effect at the time of the act giving rise to the proceeding. The right to indemnification is not exclusive of any other rights to which the parties may be entitled. The Corporation shall also have the power to purchase and maintain insurance on behalf of any such person, without regard to whether the Corporation has the power to indemnify that person under the by-laws or applicable law.

         The Registrant has entered into indemnification agreements with Jeffrey A. Miller, the Registrant's Chairman, President and Chief Executive Officer and William B. Killian and James W. Hook, each a Director of the Registrant, pursuant to which the Registrant has agreed to indemnify them against Expenses (as defined therein) and Liability (as defined therein) arising out of their employment by or position as a director of the Registrant. Rights to indemnification under these indemnification agreements are generally consistent with, and are specifically defined to include, the fullest extent of the rights under the Delaware General Corporation Law, and the Registrant's Certificate of Incorporation and Bylaws set forth as described above.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         The Exhibit Index attached hereto following the Signature Pages is incorporated herein by reference.


ITEM 22. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

         (a) (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

             (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

             (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

         (b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and persons controlling the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or person controlling the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


         (d) To respond to requests for information that is incorporated by reference into the Prospectus pursuant to Item 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date responding to the request.

         (e) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, Aqua- Chem, Inc. has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on this 30th day of December, 1998.


                                     By:  /s/  Jeffrey A. Miller
                                          ------------------------------------
                                   Name:  Jeffrey A. Miller
                                  Title:  Chairman of the Board, President and
                                          Chief Executive Officer



         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and as of the date indicated below.



----------------------------     ---------------------------
       Signature                           Title



Principal Executive Officer:

/s/  Jeffrey A. Miller
-------------------------------   President and Chief
Jeffrey A. Miller                 Executive Officer


Principal Financial and Accounting Officer:

J. Scott Barton *
-------------------------------   Vice President, Chief
J. Scott Barton                   Financial Officer

Board of Directors:


/s/  Jeffrey A. Miller
-------------------------------   Director (Chairman of
Jeffrey A. Miller                 the Board)


James H. Fordyce *                Director
-------------------------------
James H. Fordyce

--------------------------  --------------------------------
    Signature                            Title


    James W. Hook      *
-------------------------
James W. Hook               Director

    William P. Killian *
-------------------------   Director
William P. Killian

    Michael R. Stone   *
-------------------------   Director
Michael R. Stone


* Jeffrey A. Miller, by signing his name hereto does sign this document on behalf of the persons indicated above as of this 30th day of December, 1998, pursuant to the powers of attorney duly executed by such persons and filed as Exhibit 24.1 to this Amendment No. 5 to Form S-4 Registration Statement.


                                               By: /s/ Jeffrey A. Miller
                                                  ----------------------------
                                                  Jeffrey A. Miller
                                                  Attorney-in-Fact

                                  EXHIBIT INDEX
                                      TO

                                AMENDMENT NO. 5



                                      TO
                      REGISTRATION STATEMENT ON FORM S-4
                                       OF
                                 AQUA-CHEM, INC.
--------------------------------------------------------------------------------


EXHIBIT                        DESCRIPTION                              FILED
Number                                                                HEREWITH



    2.1   Asset Purchase Agreement dated May                             (1)
          28, 1998 among Aqua-Chem, Inc.,
          National Dynamics Corporation, and
          certain shareholders of National
          Dynamics Corporation


    3.1   Aqua-Chem, Inc. Certificate of                                 (1)
          Incorporation (incorporating amendments)

    3.2   Aqua-Chem, Inc. Bylaws                                         (1)

    4.1   Indenture of Trust dated June 23,                              (1)
          1998 between Aqua-Chem, Inc. and
          United States Trust Company of New
          York, as Trustee

    4.2   Form of Aqua-Chem, Inc. 11-1/4%                                (2)
          Senior Subordinated Note Due 2008,
          to be issued in the Exchange Offer
          subject to this Registration
          Statement

    4.3   Form of Aqua-Chem, Inc. 11-1/4%                                (3)
          Senior Subordinated Note Due 2008
          issued on June 23, 1998


    ----------------

    (1)   Previously filed.

    (2)   Included as Exhibit A to the Indenture of
          Trust included as Exhibit 4.1 to this
          Registration Statement.

    (3)   Included as Exhibit 1 to the Rule 144A/
          Regulation S Appendix to the Indenture
          of Trust included as Exhibit 4.1 to this Registration Statement.

--------------------------------------------------------------------------------


EXHIBIT                         DESCRIPTION                              FILED
NUMBER                                                                 HEREWITH




   4.4   Common Stock Purchase Warrant dated July 31, 1997               (1)


   5.1   Opinion as to legality of securities                             X
         subject to this Registration
         Statement


   9.1   Stockholders' and Members' Agreement                            (1)
         dated July 31, 1997 among the
         Stockholders of Aqua-Chem, Inc. and
         the Members of Rush Creek, LLC.

   10.1  Credit Agreement dated June 23, 1998                            (1)
         among Aqua-Chem, Inc. and Comerica
         Bank

   10.2  Registration Rights Agreement dated                             (1)
         June 18, 1998 among Aqua-Chem,
         Inc., Credit Suisse First Boston
         Corporation, and Bear, Stearns &
         Co. Inc.

   10.3  Employment Agreement dated July 31,                             (1)
         1997 between Aqua-Chem, Inc. and
         Jeffrey A. Miller, as amended

   10.4  Employment Agreement dated February                             (1)
         5, 1997 between Aqua-Chem, Inc.
         and Rand E. McNally, as amended

   10.5  Employment Agreement dated January                              (1)
         20, 1997 between Aqua-Chem, Inc.
         and J. Scott Barton, as amended

   10.6  Employment Agreement dated January 7, 1997                      (1)
         between Aqua-Chem, Inc. and
         Charles J. Norris, as amended

   10.7  Employment Agreement dated September 1, 1997                    (1)
         between Aqua-Chem, Inc. and
         Daniel L. Johnson, as amended


   ------------------
   (1) Previously filed.

--------------------------------------------------------------------------------


EXHIBIT                         DESCRIPTION                              FILED
NUMBER                                                                 HEREWITH




   10.8   Interim Management Agreement dated July 8,                     (1)
          1996 between Aqua-Chem, Inc.,
          J. Miller Management, Inc. and Jeffery A.
          Miller

   10.9   Aqua-Chem, Inc. 1997 Stock Option                              (1)
          Plan Amended and Restated

   10.10  Aqua-Chem, Inc. Management Incentive                           (1)
          Plan approved November 15, 1996

   10.11  Aqua-Chem, Inc. Executive Management                           (1)
          Incentive  Plan approved November
          15, 1996

   10.12  Aqua-Chem, Inc. 1998 Phantom Stock Plan                        (1)

   10.13  Amendment to Interim Management Agreement                      (1)
          between Aqua-Chem, Inc., J. Miller Management,
          Inc. and Jeffrey A. Miller

   10.14  Aqua-Chem, Inc. 11 1/4% Senior Subordinated                    (1)
          Notes Due 2008, Purchase Agreement dated
          June 18, 1998

   10.15  Consulting Agreement with Verlyn Westra dated                  (1)
          June 19, 1998

   10.16  Consulting Agreement with Roger Swanson dated                  (1)
          June 19, 1998


   10.17  Amended and Restated Securities Purchase                       (1)
          Agreement dated December 5, 1997 by and among Rush Creek, LLC, A-C Acquisition Corp., CB-Kramer
          Sales and Service, Inc., Whitney Subordinated Debt
          Fund, LP, and Whitney Equity Partners, LP


   10.18  First Amendment and Consent Agreement dated June               (1)
          23, 1998, by and among Rush Creek, LLC,
          A-C Acquisition Corp., CB-Kramer Sales and
          Service, Inc., Whitney Subordinated Debt Fund, LP, and Whitney Equity Partners, LP

   10.19  Letter Agreement with William P. Killian                       (1)
          dated December 17, 1997

   10.20  Letter Agreement with James W. Hook dated                      (1)
          February 11, 1998

------------------
(1) Previously filed.

--------------------------------------------------------------------------------


EXHIBIT                         DESCRIPTION                              FILED
NUMBER                                                                 HEREWITH

   10.21  Agreement and Plan of Reorganization                           X
          dated July 31, 1997 among Lyonnaise
          American Holding, Inc., Gestra
          Corporation N.V., Rush Creek LLC,
          Aqua-Chem, Inc., A-C Acquisition
          Corp. and Jeffrey A. Miller


          [OMITTED PROVISIONS SUBJECT TO CONFIDENTIAL
          TREATMENT BY ORDER OF THE SECURITIES AND
          EXCHANGE COMMISSION]


   10.22  Amendment dated June 22, 1998 to Agreement                     X
          and Plan of Reorganization among
          Lyonnaise American Holding, Inc.,
          Gestra Corporation N.V., Rush Creek
          LLC, Aqua-Chem, Inc., A-C
          Acquisition Corp. and Jeffrey A.
          Miller


          [OMITTED PROVISIONS SUBJECT TO CONFIDENTIAL
          TREATMENT BY ORDER OF THE SECURITIES
          AND EXCHANGE COMMISSION]


   10.23  Employment Agreement dated August 13, 1998
          between Aqua-Chem, Inc. and Daniel B. Teich                   (1)

   10.24  Aqua-Chem, Inc. 1998 Stock Option Plan                        (1)


   12.1  Statements Regarding Computation of Ratios                     (4)


   16.1  Letter regarding change in Certifying Accountant               (1)

   21.1  Subsidiaries of the Registrant                                 (1)

   23.1  Consent of Arthur Andersen LLP                                  X

   23.2  Consent of KPMG Peat Marwick LLP, Milwaukee,
         Wisconsin                                                       X

   23.3  Consent of KPMG Peat Marwick LLP, Omaha, Nebraska               X

   23.4  Consent of Whyte Hirschboeck Dudek S.C.                        (1)

   24.1  Powers of Attorney of Directors and Officers of
         Aqua-Chem, Inc.                                                (1)

   25.1  Statement of Eligibility of United States Trust                (1)
         Company of New York as Trustee under the Indenture on Form T-1 under the Trust Indenture Act of 1939, as amended


   27.1  Financial Data Schedule (12 months ended 12/31/95)             (1)

   27.2  Financial Data Schedule (12 months ended 12/31/96)             (1)

   27.3  Financial Data Schedule (7 months ended 7/31/97)               (1)

   27.4  Financial Data Schedule (5 months ended 12/31/97)              (1)

   27.5  Financial Data Schedule (6 months ended 6/30/98)               (1)


   99.1  Letter of Transmittal                                           X

-------------------------
         (1)  Previously filed.


         (4) Included in the Prospectus which forms a part of this Registration Statement immediately following the consolidated condensed financial statements of Aqua-Chem, Inc.

--------------------------------------------------------------------------------


EXHIBIT                         DESCRIPTION                              FILED
NUMBER                                                                 HEREWITH






   99.2     Instructions to Holders of Aqua-Chem, Inc.                    X
            11-1/4% Senior Subordinated Notes Due 2008



   99.3     Notice of Guaranteed Delivery                                 X